Exhibit (a)-(1)

PROXY STATEMENT OF THE COMPANY

February 8, 2017

Shareholders of KongZhong Corporation
Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of KongZhong Corporation (the “Company”) to be held on March 20, 2017 at 10:00 a.m. (Beijing time). The meeting will be held at 35th Floor, Tengda Plaza, No. 168, Xizhimenwai Street, Beijing, 100044, the People’s Republic of China. The attached notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be considered and voted on at the extraordinary general meeting, including at any adjournment thereof.

On December 1, 2016, the Company entered into an agreement and plan of merger (the “merger agreement”) with Linkedsee Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”) and Wiseman International Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “merger”) and cease to exist, with the Company continuing as the surviving company (the “Surviving Company”) and be beneficially owned by Mr. Leilei Wang (“Mr. Wang”), Right Advance Management Ltd. and Chiming Bells International Limited (collectively, the “Rollover Shareholders”) and the Sponsors (as defined below). At the extraordinary general meeting you will be asked to consider and vote upon a proposal to authorize and approve the merger agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands in connection with the merger (the “plan of merger”), and the transactions contemplated by the merger agreement, including the merger. Copies of the merger agreement and the plan of merger are attached as Annex A and Annex B, respectively, to the accompanying proxy statement.

Each of Parent and Merger Sub are formed solely for purposes of the merger. Parent is beneficially owned by Gongqingcheng Wujiang Xingyao Investment Management Partnership (Limited Partnership) (共青城五疆星耀投资管理合伙企业(有限合伙)) (“Gongqingcheng”) and Mr. Wang, the chairman of the board of directors of the Company (the “Board”) and chief executive officer of the Company, and at the time of the consummation of the merger will be beneficially owned by Mr. Wang, Hexie Chengzhang Phase II (Yiwu) Investment Center (Limited Partnership)(和谐成长二期(义乌)投资中心 (有限合伙)), Gongqingcheng (collectively, the “Sponsors”) and the Rollover Shareholders. Parent, Merger Sub, Linkedsee Group Limited, Shanghai Changhui Internet Technology Co., Ltd.(上海常汇互联网科技有限公司), Beijing Wuxing Rongcheng Technology Ltd.(北京五星融诚科技有限责任公司), the Rollover Shareholders, IDG-Accel China Growth Fund II L.P., IDG-Accel China Investors II L.P. (collectively the “Voting Shareholders”) and the Sponsors are collectively referred to as the “Buyer Group.” As of the date of this proxy statement, the Voting Shareholder beneficially own 465,329,742 ordinary shares of the Company, which represent approximately 24.7% of the Company’s issued and outstanding ordinary shares, par value US$0.0000005 per share (each, a “Share”). If the merger is completed, the Company will continue its operations as a privately held company and will be beneficially owned by the Rollover Shareholders and the Sponsors and, as a result of the merger, the American depositary shares, each representing forty (40) Shares (the “ADSs”), will no longer be listed on the NASDAQ Global Select Market and the American depositary shares program for the ADSs will terminate.

If the merger is completed, at the effective time of the merger (the “Effective Time”), (i) each Share issued and outstanding immediately prior to the Effective Time, other than (a) Shares (and the Shares

i

represented by ADSs) beneficially owned by the Rollover Shareholders (the “Rollover Shares”), (b) Shares (including Shares represented by ADSs) owned by Parent, the Company or any of their subsidiaries, (c) Shares held by Citibank N.A., (the “ADS depositary”) (whether or not represented by ADSs) and reserved for issuance and allocation pursuant to the Share Incentive Plans (as defined below) (Shares described under (a) through (c) above are collectively referred to herein as the “Excluded Shares”) and (d) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenters’ rights under the Companies Law, Cap. 22 (Law 3 of 1961 as consolidated and revised) of the Cayman Islands (“Cayman Islands Companies Law”) (the “Dissenting Shares”) will be cancelled in exchange for the right to receive $0.18875 in cash without interest; (ii) each ADS representing 40 Shares issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) will immediately after the Effective Time represent the right to receive US$7.55 in cash per ADS without interest (less US$0.05 per ADS cancellation fees pursuant to the terms and conditions of the deposit agreement, dated as of July 14, 2004 and as amended by amendment no. 1 to deposit agreement, dated as of July 6, 2015 by and among the Company, the ADS depositary and the holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”), in each case, net of any applicable withholding taxes. The Excluded Shares will be cancelled for no consideration. The Dissenting Shares will be cancelled for their fair value as determined in accordance with the Cayman Islands Companies Law. The Rollover Shares will be contributed to Parent in exchange for newly issued ordinary shares of Parent.

In addition, at or immediately prior to the Effective Time, the Company will terminate the share incentive plans adopted by the Company in 2002, 2006 and 2013, respectively, and all amendments and modifications thereto (the “Share Incentive Plans”), terminate all relevant award agreements applicable to the Share Incentive Plans, cancel all options to purchase Shares or ADSs (the “Company Options”) under the Share Incentive Plans that are then outstanding and unexercised, whether or not vested or exercisable and all restricted share units (the “RSUs”) that are then outstanding and unvested, and all warrants (the “Company Warrants”) that are then outstanding and unexercised, whether or not vested or exercisable. As soon as practicable following the Effective Time, each holder of (i) such cancelled Company Options shall have the right to receive an amount in cash equal to the excess of US$0.18875 over the applicable per share exercise price of such Company Options multiplied by the number of Shares underlying such Company Options, (ii) such cancelled RSUs shall have the right to receive a cash amount equal to US$0.18875 multiplied by the number of RSUs, and (iii) such cancelled Company Warrants shall have the right to receive an amount in cash equal to the excess of US$0.18875 over the applicable per share exercise price of such Company Warrants multiplied by the number of Shares underlying such Company Warrants.

The Buyer Group intends to fund the merger consideration through the proceeds from (i) a committed senior secured term loan facility in the aggregate amount of up to US$280 million arranged by China Merchants Bank Co., Ltd., New York Branch (“CMB NY”) pursuant to a debt commitment letter dated as of December 1, 2016 by and between Merger Sub, Mr. Wang and CMB NY, (ii) equity commitment letters in the aggregate amount of US$159 million from the Sponsors, and (iii) available cash of the Company and its subsidiaries.

The special committee, composed solely of directors unrelated to the management of the Company or the Buyer Group (the “Special Committee”), reviewed and considered the terms and conditions of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. On December 1, the Special Committee unanimously (a) determined that the merger agreement and the plan of merger are fair to and in the best interests of the Company and its shareholders other than shareholders and ADS holders who are affiliates of the Company, including officers and directors of the Company and members of the Buyer Group (the “Unaffiliated Shareholders”), (b) declared it advisable to enter into the merger agreement, (c) recommended that the Board approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and (d) recommended that the Board submit the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, to the shareholders of the Company for approval and authorization at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

On December 1, 2016, the Board, after carefully considering all relevant factors, including the determination and recommendation of the Special Committee, (a) determined that it was advisable, fair to and in the best interests of the Company and the shareholders of the Company, including the Unaffiliated Shareholders, to enter into the merger agreement and the transaction agreements contemplated by the merger agreement, (b) authorized and approved the execution, delivery and performance of the merger agreement and the transaction agreements contemplated by the merger agreement and the consummation of the contemplated transactions, including the merger, and (c) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the merger be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the Board that the shareholders of the Company authorize and approve by way of special resolution the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

After careful consideration and upon the unanimous recommendation of the Special Committee composed solely of directors unrelated to any member of the management of the Company or any member of the Buyer Group, the Board authorized and approved the merger agreement and recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association in the form attached as Annex II to the plan of merger, FOR the proposal to authorize each of Ms. Hope Ni, Mr. Xiaolong Li and Mr. Tai Fan to do all things necessary to give effect to merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association in the form attached as Annex II to the plan of merger and FOR the proposal to adjourn the extraordinary meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

The accompanying proxy statement provides detailed information about the merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the United States Securities and Exchange Commission (referred to herein as the “SEC”), which are available for free at the SEC’s website www.sec.gov.

Regardless of the number of Shares you own, your vote is very important. In order for the merger to be completed, the merger agreement, the plan of merger and the merger must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company’s shareholders, which requires the affirmative vote of shareholders representing at least two-thirds of voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. In considering the recommendation of the Special Committee and the Board, you should be aware that some of the Company’s directors or executive officers have interests in the merger that are different from, or in addition to, the interests of the shareholders generally. As of the date of this proxy statement, the Buyer Group beneficially own approximately 24.7% of the outstanding Shares and the total number of votes represented by the Company’s issued and outstanding Shares. Whether or not you plan to attend the extraordinary general meeting, please complete the enclosed proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is March 17, 2017 at 10:00 a.m. (Beijing time). Each shareholder has one vote for each ordinary share held as of the close of business in the Cayman Islands on March 8, 2017.

Voting at the extraordinary general meeting will take place by poll voting, as the Chairman has undertaken to demand poll voting at the meeting.

As the registered holder of the Shares represented by ADSs, the ADS depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions, the form of which is attached as Annex H to the accompanying proxy statement, timely received from holders of ADSs at the close of business in New York City on February 17, 2017, the ADS record date. The ADS depositary must receive such instructions no later than 5:00 p.m. (New York City Time) on March 15, 2017. If the ADS depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by the holder’s ADSs, the ADS depositary will deem such holder to have instructed the ADS depositary to vote all Shares underlying such uninstructed ADSs FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association in the form attached as Annex II to the plan of merger, FOR the proposal to authorize each of Ms. Hope Ni, Mr. Xiaolong Li and Mr. Tai Fan to do all things necessary to give effect to merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association in the form attached as Annex II to the plan of merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting. Furthermore, if holders of ADSs do not timely deliver specific voting instructions to the ADS depositary, they will, under the terms of the Deposit Agreement, be deemed to have instructed the ADS depositary to give a discretionary proxy to a person designated by the Company (the “Designee”), unless the Company notifies the ADS depositary that it does not wish such proxy to be given, that substantial opposition exists to the matters to be voted on at the extraordinary general meeting or that such matters would have a material adverse impact on the holders of Shares. Likewise, unless the Company notifies the ADS depositary that it does not wish such proxy to be given, that there exists substantial opposition to the matters to be voted on at the extraordinary general meeting or that such matters would have a material adverse impact on the holders of Shares, the Designee will receive a discretionary proxy from the ADS depositary and will vote all Shares underlying such uninstructed ADSs FOR the proposal to authorize and approve of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association in the form attached as Annex II to the plan of merger, FOR the proposal to authorize each of each of Ms. Hope Ni, Mr. Xiaolong Li and Mr. Tai Fan to do all things necessary to give effect to merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association in the form attached as Annex II to the plan of merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Holders of ADSs will not be able to attend or vote directly at the extraordinary general meeting unless they cancel their ADSs and become registered in the Company’s register of members as the holders of Shares prior to the close of business in the Cayman Islands on March 8, 2017, the Share record date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs to the ADS depositary for cancellation before the close of business in New York City on March 3, 2017 together with (a) delivery instructions for the corresponding Shares (name and address of the person who will be the registered holder of the Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement), and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the applicable ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not hold the ADSs as of the applicable ADS record date for the extraordinary general meeting and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for Citibank Hong Kong, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Company’s Cayman registrar of the Shares, to issue and mail a certificate to your attention. If the merger is not completed, the Company would continue to be a public company in the U.S. and the ADSs would continue to be listed on the Nasdaq Global Select Market. The Company’s Shares are not listed and cannot be traded on any stock exchange other than the Nasdaq Global Select Market, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs ($0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the registered holder a proxy issued in your name. If you submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association in the form attached as Annex II to the plan of merger, FOR the proposal to authorize each of Ms. Hope Ni, Mr. Xiaolong Li and Mr. Tai Fan to do all things necessary to give effect to merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association in the form attached as Annex II to the plan of merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as your proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenter rights, a copy of which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

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ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTER RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST, BEFORE 5:00 P. M. (NEW YORK CITY TIME) ON MARCH 3, 2017, SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HELD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST ALSO COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE ADSs WOULD CONTINUE TO BE LISTED ON THE NASDAQ GLOBAL SELECT MARKET. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NASDAQ GLOBAL SELECT MARKET, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS OR HER SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs ($0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance voting your Shares or ADSs, please contact Jay Chang, CFO, at (+86-10) 88576000, or by email at ir@kongzhong.com.

Thank you for your cooperation and continued support.

Sincerely,	Sincerely,
/s/ Hope Ni Hope Ni Chairman of the Special Committee	/s/ Leilei Wang Leilei Wang Chairman of the Board

The accompanying proxy statement is dated February 8, 2017, and is first being mailed to the Company’s shareholders and ADS holders on or about February 21, 2017.

KONGZHONG CORPORATION
NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 20, 2017

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the shareholders of KongZhong Corporation (referred to herein alternately as “the Company,” “us,” “we” or other terms correlative thereto), will be held on March 20, 2017 at 10:00 a.m. (Beijing time) at 35th Floor, Tengda Plaza, No. 168, Xizhimenwai Street, Beijing, 100044, the People’s Republic of China.

Only registered holders of ordinary shares of the Company, par value US$0.0000005 per share (each, a “Share”), at the close of business in the Cayman Islands on March 8, 2017 (the “Share Record Date”) or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment thereof. At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:

•	as special resolutions:

THAT the Agreement and Plan of Merger, dated as of December 1, 2016 (the “Merger Agreement”), among Linkedsee Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”) and Wiseman International Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”) and the Company (the Merger Agreement being in the form attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (the Plan of Merger being in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”), and any and all transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including (i) the Merger, and (ii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association in the form attached as Annex II to the Plan of Merger (the “Adoption of the Amended M&A”), be authorized and approved;

THAT each of Ms. Hope Ni, Mr. Xiaolong Li and Mr. Tai Fan be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including (i) the Merger, and (ii) the Adoption of the Amended M&A; and

•	if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. A list of the Company’s shareholders will be available at its principal executive office at 35th Floor, Tengda Plaza, No. 168, Xizhimenwai Street, Beijing, 100044, the People’s Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

Mr. Leilei Wang (“Mr. Wang”), Right Advance Management Ltd. and Chiming Bells International Limited (collectively, the “Rollover Shareholders”) have entered into a contribution agreement, dated as of December 1, 2016, with Parent (the “Contribution Agreement”), pursuant to which each of the Rollover Shareholders will contribute the Shares beneficially owned by it to Parent in exchange for newly issued ordinary shares of Parent immediately prior to the closing of the Merger. The Rollover Shareholders, IDG-Accel China Growth Fund II L.P. and IDG-Accel China Investors II L.P. (collectively, the “Voting Shareholders”) have entered into a voting agreement, dated as of December 1, 2016, with Parent and the Company (the “Voting Agreement”), pursuant to which each of the Voting Shareholders will vote all of the Shares beneficially owned by it in favor of the authorization and approval of the Merger Agreement, the

Plan of Merger and the Transactions, including the Merger at the extraordinary general meeting. Immediately after the closing of the Merger, the Company will be beneficially owned by Mr. Wang, Hexie Chengzhang Phase II (Yiwu) Investment Center (Limited Partnership) (和谐成长二期 (义乌)  投资中心 (有限合伙)) and Gongqingcheng Wujiang Xingyao Investment Management Partnership (Limited Partnership) (共青城五疆星耀投资管理合伙企业 (有限合伙)) (collectively, the “Sponsors”). Parent, Merger Sub, Beijing Wuxing Rongcheng Technology Ltd. (北京五星融诚科技有限责任公司), Linkedsee Group Limited, Shanghai Changhui Internet Technology Co., Ltd. (上海常汇互联网科技有限公司), the Sponsors and the Voting Shareholders are collectively referred to as the “Buyer Group.”

After careful consideration and upon the unanimous recommendation of a special committee of the board of directors of the Company (the “Special Committee”), composed solely of directors who are unaffiliated with any member of the Buyer Group or the management of the Company, the board of directors of the Company (the “Board”) (a) determined that it is fair to, advisable and in the best interests of the Company and the Unaffiliated Shareholders to consummate the Transactions, including the Merger; (b) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement, the Plan of Merger and the Limited Guaranties and the Transactions, including the Merger; and (c) resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval. The Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Adoption of the Amended M&A, FOR the proposal to authorize each of Ms. Hope Ni, Mr. Xiaolong Li and Mr. Tai Fan to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Adoption of the Amended M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are authorized and approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company’s shareholders, which requires the affirmative vote of holders of Shares representing two-thirds or more of the voting rights of Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. The Buyer Group currently beneficially own approximately 24.7% of the total voting rights in the Company.

If you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. To be valid, your proxy card must be completed, signed and returned to the Company’s offices (to the attention of: Investor Relations Department at 35th Floor, Tengda Plaza, No. 168, Xizhimenwai Street, Beijing, 100044, the People’s Republic of China no later than March 17, 2017 at 10:00 a.m. (Beijing time). The proxy card is the “instrument of proxy” and the “instrument appointing a proxy” as referred to in the Company’s articles of association. Voting at the extraordinary general meeting will take place by poll voting as the chairman of the Board has undertaken to demand poll voting at the meeting. Each shareholder has one vote for each ordinary share, in each case held as of the close of business in the Cayman Islands on the Share Record Date. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If you abstain from voting, fail to cast your vote in person, fail to return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.

When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders. If no specific instructions are given by such shareholders, such Shares will be voted “FOR” the proposals as described above, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If you own ADSs as of the close of business in New York City on February 17, 2017 (the “ADS Record Date”) (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct Citibank, N.A., in its capacity as the ADS depositary (the “ADS Depositary”) and the holder of the Shares underlying your ADSs how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 5:00 p.m. (New York City time) on March 15, 2017 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote. Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you cancel your ADSs and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on March 8, 2017, the Share Record Date. If you wish to cancel your ADSs for the purpose of voting Shares directly, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on March 3, 2017 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares),(b) payment of the ADS cancellation fees (US$0.05 per ADS to be cancelled pursuant to the terms of the deposit agreement, dated as of July 14, 2004, as amended by amendment no. 1 to deposit agreement, dated as of July 6, 2015, among the Company, the ADS Depositary and the holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”)) and any applicable taxes and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf.

Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, a copy of which is attached as Annex D to the accompanying proxy statement. The fair value of their Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST, BEFORE 5:00 P. M. (NEW YORK CITY TIME) ON MARCH 3, 2017, SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS

DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HELD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WOULD CONTINUE TO BE LISTED ON THE NASDAQ GLOBAL SELECT MARKET. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NASDAQ GLOBAL SELECT MARKET, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

If you have any questions or need assistance voting your Shares, please contact Jay Chang, CFO at (+86-10) 88576000, or by email at ir@kongzhong.com.

The Merger Agreement, the Plan of Merger and the Merger are described in the accompanying proxy statement. Copies of the Merger Agreement and the Plan of Merger are included as Annex A and Annex B, respectively, to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.

Notes:

1.	In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company.
2.	The instrument appointing a proxy must be in writing under the hand of the appointer or of his or her attorney duly authorized in writing or, if the appointer is a corporation, either under seal or under the hand of an officer or attorney duly authorized.
3.	A proxy need not be a member (registered shareholder) of the Company.
4.	The chairman of the extraordinary general meeting may at his or her discretion direct that a proxy card will be deemed to have been duly deposited where sent by email or telefax upon receipt of email or telefax confirmation that the signed original thereof has been sent. A proxy card that is not deposited in the manner permitted will be invalid.

x

5.	Votes given in accordance with the terms of a proxy card will be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share or Shares in respect of which the proxy is given, unless notice in writing of such death, insanity, revocation or transfer is received by the Company at the registered office of the Company at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, Attention: GDK/RDS-304101 (and a copy is delivered to 35th Floor, Tengda Plaza, No. 168, Xizhimenwai Street, Beijing, 100044, the People’s Republic of China, Attention: Investor Relations Department), before the commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,

Leilei Wang

Chairman of the Board

February 8, 2017

PROXY STATEMENT

Dated February 8, 2017

SUMMARY VOTING INSTRUCTIONS

Ensure that your shares of KongZhong Corporation can be voted at the extraordinary general meeting by submitting your proxy or contacting your broker, bank or other nominee.

If your shares are registered in the name of a broker, bank or other nominee:  check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.

If your shares are registered in your name:  submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, so that your shares can be voted at the extraordinary general meeting in accordance with your instructions.

If you submit your proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please contact Jay Chang, CFO at (+86-10) 88576000, or by email at ir@kongzhong.com.

SUMMARY TERM SHEET

This “Summary Term Sheet” and the “Questions and Answers About the Extraordinary General Meeting and the Merger” highlight selected information contained in this proxy statement regarding the Merger (as defined below) and may not contain all of the information that may be important to your consideration of the Merger and other transactions contemplated by the Merger Agreement (as defined below). You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 120. In this proxy statement, the terms “the Company,” “us,” “we” or other terms correlative thereto refer to KongZhong Corporation. All references to “dollars” and “US$” in this proxy statement are to U.S. dollars, and all references to “RMB” in this proxy statement are to Renminbi, the lawful currency of the People’s Republic of China.

The Parties Involved in the Merger

The Company

The Company is a leading online game developer and operator in the People’s Republic of China (the “PRC”). It operates three main business units, namely Internet games, mobile games and wireless value-added services (“WVAS”). The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands with principal executive office located at 35th Floor, Tengda Plaza, No. 168, Xizhimenwai Street, Beijing, 100044, the PRC. The Company’s telephone number is (8610) 8857-6000.

For a description of the Company’s history, development, business and organizational structure, see our Annual Report on Form 20-F for the year ended December 31, 2015, filed with the United States Securities and Exchange Commission (the “SEC”) on April 15, 2016, which is incorporated herein by reference. See “Where You Can Find More Information” beginning on page 120 for a description of how to obtain a copy of the Company’s Annual Report.

Parent

Linkedsee Limited (“Parent”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands. It is wholly and directly owned by Linkedsee Group (as defined below). Parent was formed solely for the purpose of entering into the transaction documents relating to the Merger and consummating the transactions contemplated by such agreements. The registered office of Parent is located at Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands. Parent’s business telephone number is (8610) 6551-3505.

Merger Sub

Wiseman International Limited (“Merger Sub”) is an exempted company incorporated with limited liability under the laws of the Cayman Islands. It is wholly and directly owned by Parent. Merger Sub was formed solely for the purpose of entering into the transaction documents relating to the Merger and consummating the transactions contemplated by such agreements. The registered office of Merger Sub is located at Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands. Merger Sub’s business telephone number is (8610) 6551-3505.

Linkedsee Group Limited

Linkedsee Group Limited (“Linkedsee Group”) is an exempted company incorporated with limited liability under the laws of the Cayman Islands. It is wholly and directly owned by Shanghai Changhui (as defined below). The registered office of Linkedsee Group is located at Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands. Linkedsee Group’s business telephone number is (8610) 6551-3505.

Shanghai Changhui Internet Technology Co., Ltd.

Shanghai Changhui Internet Technology Co., Ltd. (“Shanghai Changhui”) is a limited liability company incorporated under the laws of the PRC. It is wholly and directly owned by Holdco (as defined below). The registered office of Shanghai Changhui is located at Room 368, Site 302, 211 Futebei Road, China (Shanghai) Pilot Free-Trade Zone. Shanghai Changhui’s business telephone number is (8610) 6551-3505.

Beijing Wuxing Rongcheng Technology Ltd.

Beijing Wuxing Rongcheng Technology Ltd. (“Holdco”) is a limited liability company incorporated under the laws of the PRC. It is jointly owned by Mr. Wang and Gongqingcheng (as defined below). The registered office of Holdco is located at Room 5291, 5/F, Shenchang Plaza, No. 51 Zhichun Avenue, Haidian District, Beijing, the PRC. Holdco’s business telephone number is (8610) 6551-3505.

Mr. Leilei Wang

Leilei Wang (“Mr. Wang”), 43, has served as the chairman of the board of directors of the Company (the “Board”) and the Chief Executive Officer of the Company since October 2008. The business address of Mr. Wang is 35th Floor, Tengda Plaza, No. 168, Xizhimenwai Street, Beijing, 100044, the PRC. The telephone number at this address is (8610) 8857-5898.

Right Advance Management Ltd.

Right Advance Management Ltd. (“Right Advance”) is a company incorporated under the laws of the British Virgin Islands and is principally an investment holding vehicle controlled by Mr. Wang. The business address of Right Advance is 35th Floor, Tengda Plaza, No. 168 Xizhimenwai Street, Beijing 100044, the PRC. Right Advance’s business telephone number is (8610) 8857-5898.

Chiming Bells International Limited

Chiming Bells International Limited (“Chiming Bells”) is a company incorporated under the laws of the British Virgin Islands and is principally an investment holding vehicle controlled by Mr. Wang. The business address of Chiming Bells is 35th Floor, Tengda Plaza, No. 168 Xizhimenwai Street, Beijing 100044, the PRC. Chiming Bells’ business telephone number is (8610) 8857-5898.

IDG-Accel China Growth Fund II L.P.

IDG-Accel China Growth Fund II L.P. (“IDG Growth II”) is an exempted limited partnership organized under the laws of the Cayman Islands. The business address of IDG Growth II is Unit 5505, 55/F., The Center 99, Queen’s Road Central, Hong Kong. IDG Growth II’s business telephone number is (852) 2529-1016. The principal business of IDG Growth II is to make investment in companies based in or having a principal place of business in the PRC.

IDG-Accel China Investors II L.P.

IDG-Accel China Investors II L.P. (“IDG Investors II”) is an exempted limited partnership organized under the laws of the Cayman Islands. The business address of IDG Investors II is Unit 5505, 55/F., The Center 99, Queen’s Road Central, Hong Kong. IDG Investors II’s business telephone number is (852) 2529-1016. The principal business of IDG Investors II is to make investment in companies based in or having a principal place of business in the PRC.

Hexie Chengzhang Phase II (Yiwu) Investment Center (Limited Partnership)

Hexie Chengzhang Phase II (Yiwu) Investment Center (Limited Partnership) (“Hexie Chengzhang”) is a limited partnership incorporated under the laws of the PRC. The registered address of Hexie Chengzhang is No. 133, Futian Street, Yiwu, Zhejiang Province, the PRC. Hexie Chengzhang’s business telephone number is (8610) 6526-2400. The principal business of Hexie Chengzhang is to make investment in companies based in or having a principal place of business in the PRC.

Gongqingcheng Wujiang Xingyao Investment Management Partnership (Limited Partnership)

Gongqingcheng Wujiang Xingyao Investment Management Partnership (Limited Partnership) (“Gongqingcheng”) is a limited partnership incorporated under the laws of the PRC. The registered address of Gongqingcheng is Private Equity Fund Park 405-286, Gongqingcheng, Jiujiang, Jiangxi Province, PRC. Gongqingcheng’s business telephone number is (8610) 6551 3505. The principal business of Gongqingcheng is to make investment in companies based in or having a principal place of business in the PRC.

Throughout this proxy statement, Mr. Wang, Right Advance and Chiming Bells are collectively referred to herein as the “Rollover Shareholders”, the Rollover Shareholders, IDG Growth II and IDG Investors II are collectively referred to herein as the “Voting Shareholders”. Mr. Wang, Hexie Chengzhang and Gongqingcheng are collectively referred to herein as the “Sponsors”. The Voting Shareholders, the Sponsors, Holdco, Linkedsee Group, Shanghai Changhui, Parent and Merger Sub are collectively referred to herein as the “Buyer Group”.

During the last five years, none of the persons referred to above under the heading “The Parties Involved in the Merger”, or the respective directors or executive officers of the Company, members of the Buyer Group and their affiliates as listed in Annex E of this proxy statement has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Merger (Page 88)

You are being asked to vote to authorize and approve the agreement and plan of merger dated as of December 1, 2016 among the Company, Parent and Merger Sub (the “Merger Agreement”), and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands (the “Plan of Merger”), pursuant to which, once the Merger Agreement and the Plan of Merger are approved and authorized by the requisite vote of the shareholders of the Company and the other conditions to the completion of the transactions contemplated by the Merger Agreement are satisfied or waived in accordance with the terms of the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving company (the “Surviving Company”) (the “Merger”). The Surviving Company will be owned by Parent (which will be beneficially owned by the Sponsors and the Rollover Shareholders), and will continue to do business under the name “KongZhong Corporation” following the Merger. If the Merger is completed, the Company will cease to be a publicly traded company and the Company’s ADSs will cease to be listed on the NASDAQ Global Select Market (“NASDAQ”), and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, ninety (90) days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the SEC, registration of the Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be terminated. After the effective time of the Merger (the “Effective Time”), the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies.

Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B, respectively, to this proxy statement. You should read the Merger Agreement and the Plan of Merger in their entirety because they, and not this proxy statement, are the legal documents that govern the Merger.

Merger Consideration (Page 88)

Under the terms of the Merger Agreement, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist and will be converted into and exchanged for the right to receive US$0.18875 (the “Per Share Merger Consideration”) and each ADS issued and outstanding will represent the right to receive, upon surrender, US$7.55 (the “Per ADS Merger Consideration”), in each case, in cash, without interest and net of any applicable withholding taxes. The holders of ADSs will bear any applicable fees, charges and expenses of Citibank, N.A, in its capacity as the ADS depositary (the “ADS Depositary”) in connection with the distribution of the merger consideration to holders of ADSs, including applicable ADS cancellation fees pursuant to the terms of the deposit agreement, dated as of July 14, 2004, as amended by amendment no. 1 to deposit agreement, dated as of July 6, 2015, by and among the Company, the ADS Depositary and all holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”). Notwithstanding the foregoing, if the Merger is completed, the following Shares (collectively, the “Excluded Shares”) will not be converted into the right to receive the consideration described in the immediately preceding sentence:

(i)	the Shares beneficially owned by the Rollover Shareholders (including Shares represented by ADSs) (the “Rollover Shares”);
(ii)	Shares held (including Shares represented by ADSs held) by Parent, the Company or any of their subsidiaries; and,
(iii)	Shares held by the ADS Depositary (whether or not represented by ADSs) and reserved for issuance and allocation pursuant to the Share Incentive Plans (as defined below).

Each such Shares will be cancelled without payment of any consideration or distribution therefor.

The Rollover Shares will be contributed to Parent in exchange for newly issued ordinary shares of Parent.

In addition, each Share owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenter rights under the Cayman Islands Companies Law (the “Dissenting Shares”) will be cancelled in exchange for the right to receive the fair value of such Dissenting Shares determined in accordance with the Cayman Islands Companies Law.

Treatment of Company Share Awards (Page 69)

At or immediately prior to the Effective Time, the Company will terminate the share incentive plans adopted by the Company in 2002, 2006 and 2013, respectively, and all amendments and modifications thereto (the “Share Incentive Plans”), terminate all relevant award agreements applicable to the Share Incentive Plans, cancel all options to purchase Shares or ADSs (the “Company Options”) under the Share Incentive Plans that are then outstanding and unexercised, whether or not vested or exercisable. As soon as practicable following the Effective Time, each holder of such cancelled Company Options shall have the right to receive an amount in cash equal to the excess of US$0.18875 over the applicable per share exercise price of such Company Options multiplied by the number of Shares underlying such Company Options.

At or immediately prior to the Effective Time, the Company will cancel all restricted share units (the “RSUs,” together with the Company Options, the “Company Share Awards”) that are then outstanding and unvested and such cancelled RSUs shall have the right to receive a cash amount equal to US$0.18875 multiplied by the number of RSUs.

Treatment of Company Warrants (Page 70)

At the Effective Time, the Company will cancel all Company warrants that are then outstanding and unexercised (the “Company Warrants”), whether or not vested or exercisable. As soon as practicable following the Effective Time, each former holder of such cancelled Company Warrants shall have the right to receive an amount in cash equal to the excess of US$0.18875 over the applicable per share exercise price of such Company Warrants multiplied by the number of Shares underlying such Company Warrants.

Record Date, Shares and ADSs Entitled to Vote (Page 82)

You are entitled to vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on March 8, 2017, the record date for voting Shares at the extraordinary general meeting (the “Share Record Date”). If you own Shares at the close of business in the Cayman Islands on the Share Record Date, the deadline for you to lodge your proxy card and vote is March 17, 2017 at 10:00 a.m. (Beijing time).

If you own ADSs as of the close of business in New York City on February 17, 2017 (the “ADS Record Date”) (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary in its capacity as the holder of the Shares underlying your ADSs how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 5:00 p.m. (New York City time) on March 15, 2017 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote. Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you cancel your ADSs and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on March 8, 2017, the Share Record Date and you certify that you have not voted, and will not vote, the ADSs. Each holder has one vote for each Share, in each case held as of the close of business in the Cayman Islands on the Share Record Date. We expect that, as of the Share Record Date, there will be 1,884,133,063 Shares entitled to be voted at the extraordinary general meeting. See “Summary Term Sheet — Voting Information” below.

Vote Required (Page 82)

In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and any and all transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including the Merger, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company’s shareholders, which requires an affirmative vote of holders of Shares representing two-thirds or more of the voting rights of Shares present and voting in person or by proxy as a single class at the extraordinary general meeting (the “Requisite Company Vote”).

As of the date of this proxy statement, the Voting Shareholders beneficially own an aggregate of 465,329,742 Shares, which represents approximately 24.7% of the total issued and outstanding Shares entitled to vote and approximately 24.7% of the total voting rights in the Company, in each case as of the date of this proxy statement. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 115 for additional information. Pursuant to the terms of the Voting Agreement (as defined below), these Shares (including such Shares represented by ADSs) will be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting.

Procedures for Voting (Page 83)

Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the Merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the accompanying proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is March 17, 2017, at 10:00 a.m. (Beijing time). If a broker, bank or other nominee holds your Shares in “street name,” your broker, bank or other nominee should provide you with instructions on how to vote your Shares. Your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as “broker non-votes.”

Dissenters’ Rights (Page 73)

Shareholders who elect to dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex D to this proxy statement. The fair value of your Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST, BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON MARCH 3, 2017, SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” as well as Annex D to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Purposes and Effects of the Merger (Page 58)

The purpose of the Merger is to enable the Sponsors and the Rollover Shareholders to acquire 100% ownership and control of the Company in a transaction in which the Company’s shareholders and ADS holders, other than shareholders and ADS holders who are affiliates of the Company, including directors and officers of the Company and members of the Buyer Group (such unaffiliated shareholders and ADS holders are referred to herein as the “Unaffiliated Shareholders”), will be cashed out in exchange for the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable. See “Special Factors — Buyer Group’s Purposes of and Reasons for the Merger” beginning on page 58 for additional information.

ADSs representing Shares are currently listed on NASDAQ under the symbol “KZ.” It is expected that, following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the Rollover Shareholders and the Sponsors. Following the completion of the Merger, ADSs will no longer be listed on any securities exchange or quotation system, including NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Ninety (90) days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the SEC, registration of the Shares under the Exchange Act will be terminated. Upon the filing of the Form 15, the Company will not be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. Following the completion of the Merger, the Company’s shareholders will no longer enjoy the rights or protections that the U.S federal securities laws provide to shareholders of public companies, including reporting obligations for directors, officers and principal securities holders of the Company. Furthermore, following the completion of the Merger, the ADS program for Shares will terminate. See “Special Factors — Effects of the Merger on the Company” beginning on page 59 for additional information.

Plans for the Company after the Merger (Page 62)

Following the consummation of the Merger, Parent (who will then be beneficially owned by the Rollover Shareholders and the Sponsors) will own 100% of the equity interests in the Surviving Company. The Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly-traded company. See “Special Factors — Plans for the Company after the Merger” beginning on page 62 for additional information.

Recommendations of the Special Committee and the Board (Page 35)

A special committee of the Board (the “Special Committee”), composed solely of independent directors who are unaffiliated with any member of the Buyer Group or the management of the Company, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Special Committee, after due consideration, unanimously (a) determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to and in the best interests of the Company and the Unaffiliated Shareholders, (b) declared advisable the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (c) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

The Board, acting upon the unanimous recommendation of the Special Committee, (a) determined that it is fair to, advisable and in the best interests of the Company and the Unaffiliated Shareholders to consummate the Transactions, including the Merger; (b) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement, the Plan of Merger and the Limited Guaranties and the consummation of the Transactions, including the Merger; and (c) resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS, INCLUDING THE MERGER AND THE ADOPTION OF THE AMENDED M&A, FOR THE PROPOSAL TO AUTHORIZE EACH OF MS. HOPE NI, MR. XIAOLONG LI AND MR. TAI FAN TO DO ALL THINGS NECESSARY TO GIVE EFFECT TO THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS, INCLUDING THE MERGER AND THE ADOPTION OF THE AMENDED M&A, AND FOR THE PROPOSAL TO ADJOURN THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED AT THE TIME OF THE EXTRAORDINARY GENERAL MEETING TO PASS THE SPECIAL RESOLUTIONS TO BE PROPOSED AT THE EXTRAORDINARY GENERAL MEETING.

For a detailed discussion of the material factors considered by the Special Committee and the Board in determining to recommend the approval of the Merger Agreement and the approval of the Transactions, including the Merger, and in determining that the Merger is fair to and in the best interest of the Company and the Unaffiliated Shareholders, see “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 35 and “Special Factors — Effects of the Merger on the Company — Primary Benefits and Detriments of the Merger” beginning on page 60 for additional information. The foregoing summary is qualified in its entirety by reference to these sections.

Position of the Buyer Group as to the Fairness of the Merger (Page 41)

Each member of the Buyer Group believes that the Merger is substantively and procedurally fair to the Unaffiliated Shareholders. Their belief is based upon the factors discussed under the caption “Special Factors — Position of the Buyer Group as to the Fairness of the Merger” beginning on page 41.

Each member of the Buyer Group is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each member of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Financing of the Merger (Page 64)

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Merger and the related transactions, excluding payment of fees and expenses in connection with the Merger, is anticipated to be approximately US$290 million, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Group do not consider the value of the Rollover Shares which will, in connection with and immediately prior to the closing of the Merger, be exchanged for shares of Parent and such Rollover Shares will, at the Effective Time, be cancelled for no consideration in the Merger.

The Buyer Group expects to provide this amount through the proceeds from (i) a committed senior secured term loan facility contemplated by a debt commitment letter, dated as of December 1, 2016 (the “Debt Commitment Letter”), by and among China Merchants Bank Co., Ltd., New York Branch (“CMB NY”), Merger Sub and Mr. Wang, (ii) cash contributions provided by the Sponsors, in the aggregate amount of US$159 million, pursuant to the equity commitment letters, and (iii) available cash of the Company and its subsidiaries. See “Special Factors — Financing of the Merger” beginning on page 64 for additional information.

Limited Guaranty (Page 67)

Concurrently with the execution and delivery of the Merger Agreement, each of the Sponsors entered into a limited guaranty (each a “Limited Guaranty” and collectively, the “Limited Guaranties”) in favor of the Company with respect to the payment obligations of Parent under the Merger Agreement for the termination fee, certain costs and expenses, or the reimbursement for certain liabilities, that in each case, may become payable to the Company by Parent under certain circumstances as set forth in the Merger Agreement. See “Special Factors — Limited Guaranty” beginning on page 67 for additional information.

Voting Agreement (Page 67)

Concurrently with the execution and delivery of the Merger Agreement, the Voting Shareholders entered into a voting agreement with Parent and the Company (the “Voting Agreement”). Pursuant to the Voting Agreement, among other things, each Voting Shareholder has agreed to vote all of the Shares (including Shares represented by ADSs) beneficially owned by such Voting Shareholder in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. See “Special Factors — Voting Agreement” beginning on page 67 for additional information.

Contribution Agreement (Page 68)

Concurrently with the execution and delivery of the Merger Agreement, the Rollover Shareholders entered into a contribution agreement with Parent (the “Contribution Agreement”). Pursuant to the Contribution Agreement, among other things, the Rollover Shareholders have agreed to contribute the Rollover Shares to Parent in exchange for newly issued ordinary shares of Parent. See “Special Factors — Contribution Agreement” beginning on page 68 for additional information.

Opinion of the Special Committee’s Financial Advisor (Page 47)

The Special Committee retained Duff & Phelps, LLC (“Duff & Phelps”) to act as its financial advisor in connection with the Merger. On December 1, 2016, Duff & Phelps rendered its oral opinion, subsequently confirmed in writing, to the Special Committee, to the effect that, as of that date and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Duff & Phelps, as set forth in its opinion, the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares and the Dissenting Shares) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger, were fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of Shares or ADSs other than in their capacity as holders of Shares or ADSs).

The opinion of Duff & Phelps was addressed to the Special Committee and only addressed the fairness from a financial point of view of the Per Share Merger Consideration to be received by holders of Shares (other than the Excluded Shares and the Dissenting Shares) and the Per ADS Merger Consideration to be received by holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger, and does not address any other aspect or implication of the Merger. The summary of the opinion of Duff & Phelps in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this proxy statement and sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Duff & Phelps in preparing its opinion. We encourage holders of Shares and ADSs to read carefully the full text of the written opinion of Duff & Phelps. However, the opinion of Duff & Phelps, the summary of the opinion and the related analyses set forth in this proxy statement are not intended to be, and do not constitute advice or a recommendation to any shareholder, or holder of ADSs, of the Company as to how to act or vote with respect to the Merger or any other matter. See “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 47 for additional information.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 69)

In considering the recommendations of the Board, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders and ADS holders generally. These interests include, among others:

•	the beneficial ownership of equity interests in the Surviving Company by Mr. Wang after the Effective Time;
•	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company;
•	the compensation of members of the Special Committee in exchange for their services in such capacity at a rate of RMB 30,000 per month in aggregate for each of the members of the Special Committee (the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger); and
•	the continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements, including equity compensation, with the Surviving Company.

As of the date of this proxy statement, Mr. Wang, the chairman of the Board and chief executive officer of the Company, beneficially owns approximately 19.4% of the total number of issued and outstanding Shares, which represents approximately 19.4% of the total voting rights in the Company. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 115. As of the date of this proxy statement, Mr. Wang does not own any Company Share Awards.

The maximum amount of cash payments our directors and executive officers may receive in respect of their Company Share Awards if the Merger is consummated is, in aggregate, approximately US$12.50 million. See “Special Factors — Interests of Certain Persons in the Merger” beginning on page 69 for additional information.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. See “Special Factors — Interests of Certain Persons in the Merger” beginning on page 69 for additional information.

No Solicitation of Competing Transactions (Page 96)

The Merger Agreement restricts the Company’s and its Board’s ability, until the Effective Time, or if earlier, the termination of the Merger Agreement, to solicit or engage in discussions or negotiations with third parties regarding a Competing Transaction (as defined in the section entitled “The Merger Agreement and Plan of Merger — No Solicitation of Transactions”). See and read carefully “The Merger Agreement and Plan of Merger — No Solicitation of Transactions” and “The Merger Agreement and Plan of Merger — No Change of Recommendation” beginning on page 96 and page 98, respectively.

Conditions to the Merger (Page 103)

The obligations of each party to consummate the Merger, are subject to the satisfaction or waiver (where permissible) of the following conditions:

•	the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, being authorized and approved by the shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting; and
•	no governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or order which is then in effect or is pending, proposed or threatened and has or would have the effect of making the Merger illegal or otherwise prohibiting the consummation of the Transactions.

The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

•	(i) the representations and warranties of the Company relating to capitalization, authority relative to the Merger Agreement, fairness of the Merger Agreement and the Transactions being true and correct in all respects (except for de minimis inaccuracies for the representations and warranties relating to capitalization) as of the date of the Merger Agreement and as of the closing date of the Merger, and (ii) the other representations and warranties of the Company in the Merger Agreement being true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Merger other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except to the extent such failures to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined in the section entitled “The Merger Agreement and Plan of Merger — Representations and Warranties”), in each case, interpreted without giving effect to any limitations or qualifications as to “materiality” or “Company Material Adverse Effect”;
•	the Company having performed in all material respects all agreements and covenants required to be performed by it under the Merger Agreement at or prior to the Effective Time;
•	the Company having delivered to Parent a certificate, dated the closing date of the Merger, signed by a senior officer of the Company, certifying as to the satisfaction of the above conditions.
•	since the date of the Merger Agreement, there having not been a Company Material Adverse Effect;
•	the holders of no more than twenty percent of the Shares having validly served and not withdrawn a written objection under Section 238(2) of the Cayman Islands Companies Law; and
•	all filings and/or registrations with the Ministry of Commerce of the PRC or its competent local counterparts, the National Development and Reform Commission of the PRC or its competent local counterparts, and/or the State Administration of Foreign Exchange or the designated banks, and other procedures required by other competent regulatory authorities (where applicable) to the extent required for the consummation of the Transactions and the other agreements entered into in connection with the Merger Agreement by Holdco (the “PRC Required Approvals”) having been obtained and being in full force and effect.

The obligations of the Company to consummate the Merger are also subject to the satisfaction, or waiver by the Company, of the following conditions:

•	the representations and warranties of Parent and Merger Sub in the Merger Agreement being true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Merger other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent the consummation of any of the Transactions, interpreted without giving effect to any limitations or qualifications as to “materiality”;

•	Parent and Merger Sub having performed in all material respects all agreements and covenants required to be performed by them under the Merger Agreement at or prior to the Effective Time; and
•	Parent having delivered to the Company a certificate, dated the closing date of the Merger, signed by an executive officer of Parent, certifying as to the satisfaction of the above conditions.

Termination of the Merger Agreement (Page 104)

The Merger Agreement may be terminated at any time prior to the Effective Time:

(a)	by mutual written consent of Parent and the Company;
(b)	by either Parent or the Company (provided, that this termination right is not available to either Parent or the Company, as applicable, whose failure to fulfill any obligation under the Merger Agreement or other intentional breach has been a cause of, or resulted in, the failure of the applicable condition(s) being satisfied), if:
•	the Merger is not consummated by September 1, 2017 (the “Termination Date”);
•	any governmental authority has enacted, issued or enforced any final and non-appealable law, award, injunction, decree or executive order preventing, prohibiting or otherwise making illegal the consummation of the Merger; or
•	the Company’s shareholders do not authorize and approve the Merger Agreement, the Plan of Merger or the Transactions at the extraordinary general meeting or any adjournment or postponement thereof;

(c) by Parent:

•	upon a breach or failure in any material respect of any representation, warranty, covenant or agreement of the Company set forth in the Merger Agreement such that the corresponding conditions to closing would not be capable of being satisfied prior to the Termination Date, provided that Parent or Merger Sub is not then in material breach of any representations, warranties or covenants set forth in the Merger Agreement; or
•	a Company Triggering Event has occurred (as defined in the section entitled “The Merger Agreement and Plan of Merger — Termination” beginning on page 104).

(d) by the Company:

•	upon a breach or failure in any material respect of any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in the Merger Agreement such that the corresponding closing conditions would not be capable of being satisfied prior to the Termination Date, provided that the Company is not then in material breach of any representations, warranties or covenants set forth in the Merger Agreement;
•	if (a) all the conditions to closing for the obligations of Parent and Merger Sub to consummate the Merger have been satisfied or waived by Parent and Merger Sub, (b) the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the closing during such period at least three business days prior to such termination, and (c) Parent and Merger Sub have not received the proceeds of the Debt Financing, the Equity Financing or the Alternative Financing, as the case maybe (other than as a result of the failure of the Company to timely satisfy its cooperation obligations in securing financing under the Merger Agreement) on or prior to the date the closing should have occurred pursuant to the Merger Agreement;
•	prior to receipt of the Requisite Company Vote, (i) the Board, upon the unanimous recommendation of the Special Committee, has authorized the Company to enter into an agreement with respect to a Superior Proposal (as defined in the section entitled “The Merger Agreement and Plan of Merger — No Solicitation of Transactions”), and (ii) the Company concurrently with the termination of the Merger Agreement enters into an agreement with respect to the foregoing Superior Proposal; provided that the Company shall have complied with the requirements of no solicitation and in all respects with the requirements of paying Company Termination Fee (as defined in the section entitled “— Termination Fees and Reimbursement of Expenses”) under the Merger Agreement; or
•	prior to receipt of the Requisite Company Vote, the Board, upon the unanimous recommendation of the Special Committee, has effected a Change in the Company Recommendation in accordance with the no solicitation provisions under the Merger Agreement; provided that the Company shall have complied with the requirements of no solicitation and in all respects with the requirements of paying Company Termination Fee under the Merger Agreement.

Termination Fees and Reimbursement of Expenses (Page 105)

The Company is required to pay Parent a termination fee of US$5 million (the “Tier I Company Termination Fee”) if the Merger Agreement is terminated (i) by Parent if the Company breaches in any material respect its representations, warranties, covenants or agreements under the Merger Agreement such that the corresponding closing conditions would not be capable of being satisfied prior to the Termination Date; or (ii) by either the Company or Parent due to the Merger not being completed by the Termination Date or the failure to obtain Requisite Company Vote, and within twelve (12) months after such termination the Company or any of its subsidiaries enters any definitive agreements in connection with any Competing Transaction, provided that for purposes of this and the following paragraphs, all references to “20%” in the definition of “Competing Transaction” shall be deemed to be references to “one-third (1/3)”).

The Company is required to pay Parent a termination fee of US$6.67 million (the “Tier II Company Termination Fee”, together with the Tier I Company Termination Fee, the “Company Termination Fee”) if the Merger Agreement is terminated (i) by Parent if (a) the Board has changed its recommendation in favor of the Merger or resolved to do so; (b) the Board has recommended to the shareholders a Competing Transaction or has resolved to do so or has entered into any alternative transaction agreement; (c) the Company has failed to include in this proxy statement the Board’s recommendation in favor of the Merger; or (d) the Board fails to recommend against a tender or exchange offer for 20% or more of the outstanding shares of the Company; (ii) by the Company (a) in the event that the Board authorizes the Company to enter into an Alternative Acquisition Agreement (as defined under the section entitled “The Merger Agreement and Plan of Merger — No Solicitation of Transactions” beginning on page 96) with respect to a Superior Proposal and the Company concurrently with the termination of the Merger Agreement enters into such an Alternative Acquisition Agreement, or (b) in the event that the Board changes its recommendation as required by the directors’ fiduciary duties in response to an Intervening Event (as defined in the section entitled “The Merger Agreement and Plan of Merger — Termination” beginning on page 104) or a Superior Proposal.

Parent is required to pay the Company a termination fee of US$10 million (the “Parent Termination Fee”) in the event the Merger Agreement is terminated by the Company if (i) Parent or Merger Sub breaches in any material respect its representations, warranties, covenants or agreements under the Merger Agreement such that the corresponding closing conditions would not be capable of being satisfied prior to the Termination Date; or (ii) (a) all the conditions to closing for the obligations of Parent and Merger Sub to consummate the Merger have been satisfied or waived by Parent and Merger Sub, (b) the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the closing during such period at least three business days prior to such termination, and (c) Parent and Merger Sub have not received the proceeds of the Debt Financing, the Equity Financing or the Alternative Financing, as the case maybe (other than as a result of the failure of the Company to timely satisfy its cooperation obligations in securing financing under the Merger Agreement) on or prior to the date the closing should have occurred pursuant to the Merger Agreement.

Parent is required to pay the Company an amount of US$2 million if the Merger Agreement is terminated by either of the Company or Parent due to the Merger not being completed by the Termination Date, and the holders of more than 20% of the Shares shall have validly served and not withdrawn a written objection under Section 238(2) of the Cayman Islands Companies law as of the Termination Date.

In the event that the Company or Parent fails to pay the Company Termination Fee or the Parent Termination Fee, as the case may be, when due and in accordance with the requirements of the Merger

Agreement, the Company or Parent, as the case may be, will be required to reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with collection of such unpaid termination fee, together with accrued interest on such unpaid termination fee.

Material U.S. Federal Income Tax Consequences (Page 73)

The receipt of cash pursuant to the Merger or through the exercise of dissenters’ rights in connection with the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. See “Special Factors — Material U.S. Federal Income Tax Consequences” beginning on page 73. The tax consequences of the Merger or the exercise of dissenters’ rights to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the Merger to you.

Material PRC Income Tax Consequences (Page 77)

The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gains recognized on the receipt of cash for the Shares or ADSs should otherwise be subject to PRC tax to holders of such Shares or ADSs that are not PRC residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then gains recognized on the receipt of cash for our Shares or ADSs pursuant to the Merger by our shareholders or ADSs holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gains recognized on the receipt of cash for Shares or ADSs will be subject to PRC tax if the holders of such Shares or ADSs are PRC residents. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Please see “Special Factors — Material PRC Income Tax Consequences” beginning on page 77 for additional information.

Material Cayman Islands Tax Consequences (Page 78)

The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for the Shares and ADSs under the terms of the Merger Agreement. This is subject to the qualifications that (a) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (b) registration fees will be payable to the Registrar of Companies in the Cayman Islands to register the Plan of Merger and (c) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

Regulatory Matters (Page 73)

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than the all filings and/or registrations with the Ministry of Commerce of the PRC or its competent local counterparts, the National Development and Reform Commission of the PRC or its competent local counterparts, and/or the State Administration of Foreign Exchange or the designated banks in relation to the transactions contemplated by the Merger Agreement, filings or notices required under the federal securities laws and the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Registrar of Companies in the Cayman Islands and, in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of the Merger being published in the Cayman Islands Government Gazette.

Litigation Related to the Merger (Page 73)

We are not aware of any lawsuit that challenges the Merger, the Merger Agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger (Page 73)

The Merger is expected to be accounted for as a business combination by Parent in accordance with Accounting Standards Codification 805 “Business Combinations,” initially at the fair value of the Company as of the date of the closing of the Merger, which is the date of the acquisition.

Market Price of the ADSs (Page 79)

The closing price of ADSs on NASDAQ on August 24, 2016, the last trading date immediately prior to the Company’s announcement on August 25, 2016 that it had received a revised going-private proposal, was US$6.41 per ADS. The consideration of US$7.55 per ADS to be paid in the Merger represents a premium of approximately 17.8% over that closing price.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY
GENERAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?
A:	On December 1, 2016, we entered into the Merger Agreement with Parent and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at an extraordinary general meeting or at any adjournment of such extraordinary general meeting.
Q:	When and where will the extraordinary general meeting be held?
A:	The extraordinary general meeting will take place on March 20, 2017, at 10:00 a.m. (Beijing time) at 35th Floor, Tengda Plaza, No. 168, Xizhimenwai Street, Beijing, 100044, the People’s Republic of China.
Q:	What am I being asked to vote on?
A:	You will be asked to consider and vote on the following proposals:
•	as a special resolution, to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Adoption of the Amended M&A;
•	as a special resolution, to authorize each of Ms. Hope Ni, Mr. Xiaolong Li and Mr. Tai Fan to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Adoption of the Amended M&A; and
•	if necessary, as an ordinary resolution, to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.
Q:	What is the Merger?
A:	The Merger is a going-private transaction pursuant to which the Rollover Shareholders and the Sponsors will acquire the Company. Once the Merger Agreement and the Plan of Merger are approved and authorized by the Company’s shareholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Company after the Merger. If the Merger is consummated, the Company will continue its operations as a privately held company beneficially owned by the Rollover Shareholders and the Sponsors and, as a result of the Merger, ADSs will no longer be listed on NASDAQ and the ADS program for the Shares will terminate.
Q:	What will I receive in the Merger if I own Shares or ADSs (that are not Excluded Shares)?
A:	If you own Shares immediately prior to the Effective Time (that are not Excluded Shares), at the Effective Time, you will be entitled to receive the Per Share Merger Consideration, in cash, without interest and net of any applicable withholding taxes, for each Share you own immediately prior to the Effective Time (unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights under Section 238 of the Cayman Islands Companies Law, a copy of which is attached as Annex D to this proxy statement, with respect to the Merger, in which event you will be entitled to receive the fair value of each Share as determined pursuant to Section 238 of the Cayman Islands Companies Law).

If you own ADSs (that are not ADSs representing Excluded Shares) immediately prior to the Effective Time, at the Effective Time, you will be entitled to receive the Per ADS Merger Consideration in cash, without interest and net of any applicable withholding taxes, for each ADS you own immediately prior to the Effective Time. You will pay any applicable fees, charges and expenses of the ADS Depositary in connection with the distribution of the merger consideration to you, including applicable ADS cancellation fees.

See “Special Factors — Material U.S. Federal Income Tax Consequences”, “Special Factors — Material PRC Income Tax Consequences” and “Special Factors — Material Cayman Islands Tax Consequences” beginning on page 73, page 77 and page 78 for a more detailed description of the tax consequences of the Merger. You should consult your own tax advisor for a full understanding of how the Merger will affect your U.S. federal, state, local, non-U.S. and other taxes.

Q:	How will the Company share awards be treated in the Merger?
A:	In addition, at or immediately prior to the Effective Time, the Company will terminate the Share Incentive Plans, terminate all relevant award agreements applicable to the Share Incentive Plans, cancel (i) all Company Options under the Share Incentive Plans that are then outstanding and unexercised, whether or not vested or exercisable and all RSUs that are then outstanding and unvested. As soon as practicable following the Effective Time, each holder of (i) such cancelled Company Options shall have the right to receive an amount in cash equal to the excess of US$0.18875 over the applicable per share exercise price of such Company Options multiplied by the number of Shares underlying such Company Options, and (ii) such cancelled RSUs shall have the right to receive a cash amount equal to US$0.18875 multiplied by the number of RSUs.
Q:	How will the Company warrants be treated in the Merger?
A:	At the Effective Time, the Company will cancel all Company Warrants that are then outstanding and unexercised, whether or not vested or exercisable. As soon as practicable following the Effective Time, holders of such cancelled Company Warrants shall have the right to receive an amount in cash equal to the excess of US$0.18875 over the applicable per share exercise price of such Company Warrants multiplied by the number of Shares underlying such Company Warrants.
Q:	What effects will the Merger have on the Company?
A:	As a result of the Merger, the Company will cease to be a publicly-traded company and will be beneficially owned by the Rollover Shareholders and the Sponsors. You will no longer have any interest in the future earnings or growth of the Company. Following the consummation of the Merger, the registration of the Shares and the reporting obligations with respect to the Shares under the Exchange Act will be terminated upon application to the SEC. In addition, upon the consummation of the Merger, the ADSs will no longer be listed or traded on any stock exchange, including NASDAQ, and the ADS program for the Shares will terminate.
Q:	When do you expect the Merger to be consummated?
A:	We are working toward consummating the Merger as quickly as possible and currently expect the Merger to consummate during the first half of 2017, after all conditions to the Merger have been satisfied or waived. In order to consummate the Merger, we must obtain the shareholders’ approval at the extraordinary general meeting and the other closing conditions under the Merger Agreement must be satisfied or waived in accordance with the Merger Agreement.
Q:	What happens if the Merger is not consummated?
A:	If the Company’s shareholders do not authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or if the Merger is not consummated for any other reason, the Company’s shareholders and ADS holders will not receive any payment for their Shares or ADSs pursuant to the Merger Agreement, nor will the holders of any Company Share Award receive payment pursuant to the Merger Agreement. In addition, the Company will remain a publicly-traded company. The ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of Shares and ADSs.

Under certain specified circumstances under the Merger Agreement, the Company may be required to pay Parent or its designees a termination fee and reimburse Parent for its expenses in connection with enforcing the payment of such termination fee, or Parent may be required to pay the Company a termination fee and reimburse the Company for its expenses in connection with enforcing the payment of such termination fee, in each case, as described in “The Merger Agreement and Plan of Merger — Termination Fee” beginning on page 105.

Q:	After the Merger is consummated, how will I receive the merger consideration for my Shares?
A:	If you are a registered holder of Shares (that are not Excluded Shares) immediately prior to the Effective Time, promptly after the Effective Time, a paying agent appointed by Parent will mail you (a) a letter of transmittal for the purpose of specifying how the delivery of the merger consideration to you is to be effected and (b) instructions for effecting the surrender of any issued share certificates representing Shares (or affidavits and indemnities of loss in lieu of share certificates) in exchange for the merger consideration. After you comply with these instructions, the paying agent will send you the merger consideration, in cash, without interest and net of any applicable withholding taxes and ADS cancellation fees in exchange for the cancellation of your Shares after the consummation of the Merger.

In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, the merger consideration in respect of such Shares may be paid to such transferee upon delivery of evidence to the satisfaction of Parent (or its agent) of such transferee’s entitlement to such Shares and evidence that any applicable share transfer taxes has been paid or are not applicable.

The Per Share Merger Consideration may be subject to backup withholding taxes if the paying agent has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9, as applicable.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:	After the Merger is consummated, how will I receive the merger consideration for my ADSs?
A:	If you are a registered holder of ADSs (that are not ADSs representing Excluded Shares) that are evidenced by certificates, also referred to as American depositary receipts (“ADRs”), unless you have surrendered your ADRs to the ADS Depositary for cancellation prior to the Effective Time, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS Depositary after the Effective Time), the ADS Depositary will send you a check for the Per ADS Merger Consideration, without interest and net of any applicable withholding taxes, for each ADS represented by the ADRs, in exchange for the cancellation of your ADRs after the consummation of the Merger. If you hold your ADSs (that are not ADSs representing Excluded Shares) in un-certificated form (that is, without an ADR), unless you have surrendered your ADSs to the ADS Depositary for cancellation prior to the Effective Time, the ADS Depositary will automatically send you a check for the Per ADS Merger Consideration, without interest and net of any applicable withholding taxes and ADS cancellation fees, in exchange for the cancellation of each of your ADSs after the consummation of the Merger. You will pay any applicable fees, charges and expenses of the ADS Depositary in connection with the distribution of the merger consideration to you, including ADS cancellation fees.

In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS Depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS Depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable.

The Per ADS Merger Consideration may be subject to backup withholding taxes if the ADS Depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9, as applicable.

If your ADSs are held in “street name” by your broker, bank or other nominee at The Depository Trust Company (“DTC”), you will not be required to take any action to receive the merger consideration for your ADSs as the ADS Depositary will arrange for the surrender of the ADSs and the remittance of the merger consideration to DTC (the clearance and settlement system for the ADSs) for distribution by DTC to your broker, bank or other nominee on your behalf. If you have any questions concerning the receipt of the merger consideration, please contact your broker, bank or other nominee.

Q:	What vote of the Company’s shareholders is required to authorize and approve the Merger Agreement and the Plan of Merger?
A:	In order for the Merger to be consummated, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company’s shareholders, which requires an affirmative vote of holders of Shares representing two-thirds or more of the voting rights of Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

At the close of business in the Cayman Islands on March 8, 2017, the Share Record Date for the extraordinary general meeting, 1,884,133,063 Shares are expected to be issued and outstanding and entitled to vote at the extraordinary general meeting.

Pursuant to the Contribution Agreement, among other things, the Rollover Shareholders have agreed to contribute the Rollover Shares to Parent in exchange for newly issued ordinary shares of Parent. Pursuant to the Voting Agreement, among other things, each Voting Shareholder has agreed to vote all of the Shares (including Shares represented by ADSs) beneficially owned by such Voting Shareholder in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Q:	What vote of the Company’s shareholders is required to approve the proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies?
A:	The proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies must be authorized and approved by an affirmative vote of holders of Shares representing a majority of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.
Q:	How does the Board recommend that I vote on the proposals?
A:	After careful consideration and upon the unanimous recommendation of the Special Committee, the Board recommends that you vote:
•	FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Adoption of the Amended M&A;
•	FOR the proposal to authorize each of Ms. Hope Ni, Mr. Xiaolong Li and Mr. Tai Fan to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Adoption of the Amended M&A; and
•	FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

You should read “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 35 for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend the approval of the Merger Agreement. In addition, in considering the recommendation of the Special Committee and the Board with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders generally. See “Special Factors — Interests of Certain Persons in the Merger” beginning on page 69.

Q:	Who is entitled to vote at the extraordinary general meeting?
A:	The Share Record Date is March 8, 2017. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof. The ADS Record Date is February 17, 2017. Only ADS holders of the Company at the close of business in New York City on the ADS Record Date are entitled to instruct the ADS Depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you do not vote the ADSs and convert your ADSs into Shares by the close of business in New York City on March 3, 2017 and become a holder of Shares by the close of business in the Cayman Islands on the Share Record Date.
Q:	What constitutes a quorum for the extraordinary general meeting?
A:	Two or more shareholders present in person or by proxy or corporate representative representing at least one third of the outstanding voting shares in the capital of the Company.
Q:	How will our directors and executive officers vote on the proposal to authorize and approve the Merger Agreement?
A:	Pursuant to the Voting Agreement, the Voting Shareholders have agreed to vote all of the Shares (including Shares represented by ADSs) beneficially owned by such Voting Shareholder in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. As of the date of this proxy statement, the Voting Shareholders beneficially own approximately 24.7% of the entire issued and outstanding Shares. As of the date of this proxy statement, our directors and executive officers who are not Voting Shareholders beneficially own, in the aggregate, 3.4% of the voting power of the total issued and outstanding Shares. These directors and executive officers have informed us that they intend, as of the date of this proxy statement, to vote all their Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 115 for additional information.
Q:	Do any of the Company’s directors or executive officers have interests in the Merger that may differ from those of other shareholders?
A:	Yes. Some of the Company’s directors or executive officers have interests in the Merger that may differ from those of other shareholders. See “Special Factors — Interests of Certain Persons in the Merger” beginning on page 69 for a more detailed discussion of how some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders generally.
Q:	How do I vote if my Shares are registered in my name?
A:	If Shares are registered in your name (that is, you do not hold ADSs or otherwise hold through a bank or broker) as of the Share Record Date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible so that it is received by the Company no later than March 17, 2017 at 10:00 a.m. (Beijing time), the deadline to lodge your proxy card, so that your Shares may be represented and voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. To attend the extraordinary general meeting, you must present certain documents to verify your identities, such as your identification card or passport and your share certificate. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, Shares represented by your proxy will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Adoption of the Amended M&A, FOR the proposal to authorize each of Ms. Hope Ni, Mr. Xiaolong Li and Mr. Tai Fan to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Adoption of the Amended M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	How do I vote if I own ADSs?
A:	If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not convert such ADSs and become a registered holder of the Shares underlying your ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary (as the holder of Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive such instructions no later than 5:00 p.m. (New York City time) on March 15, 2017 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. The ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs. If the ADS depositary timely receives valid voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by ADSs held by such ADS holder, such ADS holder will be deemed to have instructed the ADS depositary to vote in favor of the items set forth in the voting instructions. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you convert your ADSs and become a holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on the Share Record Date. If you wish to convert your ADSs for the purpose of voting the corresponding Shares, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on March 3, 2017 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$0.05 for each ADS (or portion thereof) to be cancelled pursuant to the terms of the Deposit Agreement), which will not be borne by the Surviving Company, and any applicable taxes, and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon conversion of the ADSs, the ADS Depositary will arrange for Citibank Hong Kong, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”), to issue and mail a certificate to your attention. If the Merger is not consummated, the Company will continue to be a public company in the United States and ADSs will continue to be listed on NASDAQ. As a result, if you have converted your ADSs to attend the extraordinary general meeting and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs

(US$0.05 for each ADS (or portion thereof) issued) and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Q:	If my Shares or ADSs are held in a brokerage, bank or other nominee account, will my broker, bank or other nominee vote my Shares or ADSs on my behalf?
A:	Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other nominee regarding how to instruct it to vote your Shares or ADSs. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares or ADSs may not be voted.
Q:	What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the Merger Agreement?
A:	If you abstain from voting, fail to cast your vote in person, fail to return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to the ADS Depositary, your broker, bank, or other nominee, your vote will not be counted; provided that if you are a holder of Shares and submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Adoption of the Amended M&A, FOR the proposal to authorize each of Ms. Hope Ni, Mr. Xiaolong Li and Mr. Tai Fan to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Adoption of the Amended M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.
Q:	May I change my vote?
A:	Yes. If you are a holder of Shares, you may change your vote in one of the following three ways:
•	First, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company’s offices at 35th Floor, Tengda Plaza, No. 168, Xizhimenwai Street, Beijing, 100044, the People’s Republic of China, Attention: Investor Relations Department, before the commencement of the extraordinary general meeting.
•	Second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that it is received by the Company no later than 10:00 a.m. (Beijing time) on March 17, 2017, which is the deadline to lodge your proxy card.
•	Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 5:00 p.m. (New York City time) on March 15, 2017. A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS Depositary.

•	Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?
A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage, bank or other nominee account, you will receive a separate voting instruction card for each brokerage, bank or other nominee account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy or voting instruction card. Please submit each proxy card that you receive.
Q:	If I am a holder of certificated Shares or ADRs, should I send in my Share certificates or my ADRs now?
A:	No. After the Merger is consummated, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your Share certificates for the merger consideration. Please do not send in your Share certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the Merger is consummated, the ADS Depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS Depositary relating to the foregoing.

All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their merger consideration (net of applicable fees and taxes) shortly after the Merger is consummated without any further action required on the part of such holders.

If your Shares or your ADSs are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the merger consideration.

Q:	What happens if I sell my Shares or ADSs before the extraordinary general meeting?
A:	The Share Record Date for voting at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the Merger is expected to be consummated. If you transfer your Shares after the Share Record Date for voting but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a proxy to the person to whom you transfer your Shares, but will transfer the right to receive the merger consideration to such person, so long as such person is registered as the owner of such Shares when the Merger is consummated.

The ADS Record Date is the close of business in New York City on February 17, 2017. If you transfer your ADSs after the ADS Record Date but before the extraordinary general meeting, you will retain your right to instruct the ADS Depositary to vote at the extraordinary general meeting, but will transfer the right to receive the merger consideration to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the Merger is consummated.

Q:	Am I entitled to dissenters’ rights?
A:	Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, a copy of which is attached as Annex D to this proxy statement. The fair value of each of their Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS holders will not have the right to exercise dissenters’ rights and receive payment of the fair value of the Shares underlying their ADSs. The ADS Depositary will not exercise or attempt to exercise any dissenters’ rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS Depositary to do so. ADS holders wishing to exercise dissenters’ rights must, before 5:00 p.m. (New York City Time) on March 3, 2017, surrender their ADSs to the ADS Depositary for conversion into Shares, pay the ADS Depositary’s fees required for the cancellation of their ADSs, and provide instructions for the registration of the corresponding Shares in the Company’s register of members, and certify that they hold the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions as to their ADSs and become registered holders of Shares before the vote to authorize and approve the Merger is taken at the extraordinary general meeting. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Shares under Section 238 of the Cayman Islands Companies Law. If the Merger is not consummated, the Company will continue to be a public company in the United States and ADSs will continue to be listed on NASDAQ. Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if a former ADS holder has converted his, her or its ADSs to exercise dissenters’ rights and the Merger is not consummated and such former ADS holder wishes to be able to sell his, her or its Shares on a stock exchange, such former ADS holder will need to deposit his, her or its Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$0.05 for each ADS (or portion thereof) issued) and applicable Share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 109 as well as “Annex D — Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) — Section 238” to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Q:	What do I need to do now?
A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.
Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?
A:	Yes.
Q:	Who can help answer my questions?
A:	If you have any questions about the Merger or if you need additional copies of this proxy statement or the accompanying proxy card, you should contact Jay Chang, CFO at (+86-10) 88576000, or by email at ir@kongzhong.com.

In order for you to receive timely delivery of any additional copy of this proxy statement or the accompanying proxy card in advance of the extraordinary general meeting, you must make your request no later than ten days prior to the date of the extraordinary general meeting.

SPECIAL FACTORS

Background of the Merger

Events leading to the execution of the Merger Agreement described in this Background of the merger occurred in China. As a result, China Standard Time is used for all dates and times given. The term “Buyer Group” used at various times refers to the Buyer Group consisting of the Voting Shareholders, Parent, Merger Sub, Holdco, Linkedsee Group, Shanghai Changhui and the Sponsors, as applicable, as the relevant parties formed, joined or withdrew from the Buyer Group at different times described below.

The Board and senior management of the Company have been reviewing periodically the Company’s long-term strategic plan with the goal of maximizing shareholder value. As part of this ongoing process, the Board and senior management also have periodically reviewed strategic alternatives that may be available to the Company.

In early June 2015, Mr. Wang discussed with representatives of IDG Growth II regarding current market conditions and possible transactions involving the Company, including an acquisition of the Company. During the following weeks, Mr. Wang and IDG Growth II further discussed the potential acquisition of the Company and the possibility of forming a consortium to pursue such a transaction. There was no discussion at that time regarding the terms of any specific proposal or arrangement.

On June 29, 2015, Mr. Wang and IDG Growth II submitted to the Board of the Company a preliminary non-binding proposal letter (the “Proposal Letter”) to acquire all of the outstanding shares of the Company in a going private transaction for $0.2140 in cash per Share (or $8.56 in cash per ADS) (other than any Shares or ADSs already beneficially held by Mr. Wang and IDG Growth II) (the “Proposal”). In the Proposal Letter, Mr. Wang and IDG Growth II noted that they were interested only in pursuing the proposed acquisition and that they did not intend to sell their equity stake in any other transaction involving the Company. The Proposal Letter also stated that Mr. Wang and IDG Growth II intended to finance the proposed acquisition with a combination of debt and/or equity capital. In addition, according to the Proposal Letter, Davis Polk & Wardwell LLP (“Davis Polk”) had been engaged as Mr. Wang and IDG Growth II’s U.S. legal counsel.

Later on the same day, the Company issued a press release regarding its receipt of the Proposal Letter, the transaction proposed therein, and furnished the press release as an exhibit to its current report on Form 6-K.

On July 8, 2015, following receipt of the Proposal, the Board held a telephonic meeting to discuss, among other things, the Proposal Letter. Mr. Wang, as the chairman of the Board, started the meeting by outlining the main terms of the Proposal, and thereafter, Mr. Wang recused himself from the remainder of the meeting due to conflicts of interest arising from his role as a member of the Board and his interest in the proposed transaction as a member of the Buyer Group. Thereafter, representatives of Sullivan & Cromwell LLP (“Sullivan & Cromwell”), the Company’s outside U.S. legal counsel, provided the Board with an overview of the procedures, process and duties of directors in going-private transactions, including various “best practices” for the Board when considering similar transactions and the desirability of establishing a committee of independent directors to evaluate the Proposal given the inherent conflicts of interest that may arise from the involvement of Mr. Wang in the Proposal. Maples and Calder (“Maples”), the Company’s outside Cayman Islands legal counsel, provided the Board an overview of the directors’ duties under Cayman Islands law in connection with the evaluation of the Proposal. At the meeting, the Board determined it was in the best interests of the Company and its shareholders to form a special committee consisting of directors who were independent of and unaffiliated with the Buyer Group, and after discussing the various qualifications and independence of the members of the Board to serve on the special committee, it resolved to form a special committee, comprised of two independent directors, Ms. Hope Ni and Mr. Xiaolong Li. In connection therewith, the Board resolved in writing to authorize the Special Committee to, among other things: (i) establish, approve, modify, monitor and direct the process and procedures related to the review and evaluation of the potential transaction and any alternative transaction, including the authority to determine not to proceed with any such process, procedures, review or evaluation; (ii) respond to any communications, inquiries or proposals regarding the potential transaction or any alternative transaction; (iii) review, evaluate, investigate, pursue and negotiate the terms and conditions of the potential transaction or any alternative transaction from any other potential acquirer; (iv) solicit expressions of interest or other proposals for alternative transactions to the extent the Special Committee deems appropriate; (v) determine on behalf of the Board and the Company whether the potential transaction or any alternative transaction is advisable and is fair to, and in the best interests of, the Company and its shareholders; (vi) reject or approve the potential transaction or any alternative transaction, or recommend such rejection or approval to the Board; (vii) effect or recommend to the Board the consummation of the potential transaction or any alternative transaction; (viii) review, analyze, evaluate and monitor all proceedings and activities of the Company related to the potential transaction or any alternative transaction; (ix) take such actions as the Special Committee may deem to be necessary or appropriate in connection with anti-takeover provisions, including actions with respect to the adoption, amendment or redemption of a shareholder rights plan; (x) investigate the Company, the Buyer Group and any other prospective acquirers, the potential transaction and any alternative transaction; and (xi) take such other actions as the Special Committee may deem to be necessary or appropriate for the Special Committee to discharge its duties.

During the course of the next week, the Special Committee considered proposals from and conducted interviews with multiple prospective law firms that had expressed interest in being considered for the role of U.S. legal advisor to the Special Committee.

On July 4, 2015, after considering proposals from multiple prospective U.S. legal advisors, the Special Committee retained the Special Committee decided to engage Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) as its independent U.S. legal advisor in evaluating and negotiating the proposed transaction or any alternative transaction. The Special Committee’s decision was based on, among other factors, Skadden’s qualifications, extensive experience with mergers and acquisitions transactions, including representation of special committees in going private transactions, and its significant history of working with China-based companies.

On July 8, 2015, the Company issued a press release regarding the formation of the Special Committee, and furnished the press release as an exhibit to its current report on Form 6-K.

From early July 2015 to mid-October 2015, the Special Committee convened several meetings by telephone with Skadden to discuss the selection of a financial advisor. After deliberation on the experience, qualifications and reputation of each of the potential financial advisors evaluated by the Special Committee, the Special Committee decided to engage Duff & Phelps, LLC (“Duff & Phelps”) and Duff & Phelps Securities LLC (“DPS”) as its financial advisors.

Among the reasons for the advisors’ selection were their extensive experience in M&A transactions, including representing Special Committees in going private transactions, its strong reputation, its significant experience dealing with China-based companies, its lack of existing relationships with the Company, its independent directors or the Buyer Group and its ability to interact in both English and Chinese.

On October 28, 2015, the Company issued a press release regarding the Special Committee’s appointment of Duff & Phelps as its financial advisor and Skadden as its independent U.S. legal counsel and furnished the press release as an exhibit to its current report on Form 6-K.

In late October 2015, based on discussions it had with the Special Committee, Skadden prepared communications and confidentiality guidelines for directors, officers and employees of the Company to follow in light of and in connection with the Proposal and any possible alternative transaction, including guidelines on what information can and should be provided to the Buyer Group and to third parties involved in or potentially interested in pursuing an alternative transaction, and the circumstances and conditions under which such information should be provided.

On November 3, 2015, the Special Committee convened a telephonic meeting with Skadden, Duff & Phelps and Maples. During the meeting, Skadden led a discussion of the Special Committee’s key duties, responsibilities and guidelines and highlighted to the Special Committee members that they should substantively engage with the Buyer Group only if the Special Committee determined to do so following its review of the Proposal, as assisted by its financial and legal advisors. Maples provided a summary of the directors’ fiduciary duties under Cayman Islands law and best practices in connection with considering and evaluating the Proposal. Thereafter, the Special Committee engaged in a discussion with its advisors regarding establishing a process and adopting a strategy and practices designed to maximize shareholder value, including the key steps in, and an indicative timetable for, the proposed transaction in connection with the Special Committee’s evaluation of the Proposal. The Special Committee then discussed with its advisors the possibility of conducting a market check, and if so, who would be the most likely financial sponsors and strategic buyers to be interested in a transaction involving the Company. The Special Committee decided to perform a market check to more proactively explore potential alternative transactions that might be more favorable to the Company's shareholders. At the same meeting, the Special Committee also determined, based on past discussions with Skadden, that it would be prudent at that stage to enter into confidentiality agreements with Mr. Wang and IDG Growth II, and authorized Skadden to negotiate confidentiality agreements with Mr. Wang and IDG Growth on behalf of the Company.

Later that day, Skadden sent a form of confidentiality agreement to Davis Polk.

From November 3, 2015 onward, Skadden and Davis Polk negotiated terms of the confidentiality agreement. Each of Mr. Wang and IDG Growth II entered into a confidentiality agreement with the Company on December 8, 2015, respectively.

During the week of November 2, 2015, Duff & Phelps updated the list of potential buyers based on inputs from the Special Committee and its continued research and evaluation.

From November 12, 2015 to December 3, 2015, with the authorization of the Special Committee, Duff & Phelps circulated introductory script of the Company to 37 potential buyers (which consisted of 16 strategic buyers and 21 financial buyers) in connection with the market check process. During this period, no potential buyer expressed interest in participating in a change-of-control transaction involving the Company.

From mid-November 2015 to early January 2016, Duff & Phelps had conducted several management sessions with the Company in relation to the Original Management Projections of the Company and due diligence of the Buyer Group.

On December 16, 2015, Davis Polk circulated an initial draft of the Merger Agreement to Skadden.

On December 23, 2015, Skadden provided an issues list covering the key issues in the draft Merger Agreement to the Special Committee.

On January 15, 2016, the Special Committee convened a telephonic meeting with Duff & Phelps and Skadden. At the meeting, Duff & Phelps first provided updates to the group regarding the market check process. The Special Committee determined that, due to, among other factors, the fact that the Buyer Group’s “take private” offer was well publicized in the market, the broad group of potential buyers Duff & Phelps reached out to in the market check process, the time that has lapsed since Duff & Phelps first initially reached out to these potential buyers and the lack of concrete indications of interest from these potential buyers to date, it would be advisable at this time to engage the Buyer Group more substantively on the terms of a potential transaction while continue to evaluate incoming inquiries and indications of interest from third parties. Skadden then walked the Special Committee through the key terms of initial draft of the Merger Agreement circulated by Davis Polk and made recommendations to the Special Committee, including, among other things, to (i) require the approval of the majority of security holders unaffiliated with the Buyer Group for the proposed transaction (the “majority of the minority vote” requirement), (ii) require the Buyer Group to pay for any applicable ADS cancellation fee, (iii) refuse to grant the Buyer Group a right to force the Company to hold a shareholders meeting to vote on the Merger Agreement even after the Board has changed its recommendation (the “force the vote” provision), (iv) delete certain conditions precedent to the Buyer Group’s obligation to close, including the conditions that no more than 10% of the Company’s outstanding shares shall have exercised its dissenter’s right (the “dissenting shareholder” condition) and that the Company shall have repaid all amounts due under the loan facility with Hang Seng Bank, (v) insist on the ability of the Board to change its recommendation based on a material intervening event, (vi) insist on the ability of the Company to terminate the Merger Agreement if the Board changes its recommendation based on a Superior Proposal or a material intervening event prior to obtain the Requisite Company Vote, (vii) require the Buyer Group to reimburse the Company for any expenses incurred in connection with fundraising assistance provided by it, and (viii) refuse to give the Buyer Group a right to terminate the Merger Agreement if the Company failed to reaffirm, upon the Buyer Group’s demand, its recommendation in favor of the current transaction within 3 business days of such demand. The Special Committee also directed Skadden to prepare and distribute the initial comments on the Merger Agreement based on the above recommendations to Davis Polk for their review and comments.

On January 18, 2016, Skadden circulated to Davis Polk its comments on the draft Merger Agreement reflecting the Special Committee’s position as discussed during the Special Committee meeting on January 15, 2016.

On January 27, 2016, Davis Polk sent a revised draft of the Merger Agreement and initial drafts of the ancillary documents, including the Voting Agreement, the Contribution agreement, a form of the Equity Commitment Letters and a form of the Limited Guaranties to Skadden, which, among other things, (i) proposed a two tiered Company Termination Fee at 2% and 3% of the transaction value and a Parent Termination Fee at 3.5% of transaction value, (ii) rejected the “majority of the minority vote” requirement, (iii) required the ADS holders to pay for any applicable ADS cancellation fee, (iv) insisted on the Buyer Group’s right to “force the vote”, (v) required the Company to prepare a disclosure schedule, (vi) reinstated the “dissenting shareholder” condition with a higher threshold of 15%, (vii) agreed to delete the condition that the Company shall have repaid all amounts due under the Hang Seng Bank loan facility, (viii) agreed to the ability of the Board to change its recommendation based on a material intervening event, subject to certain conditions, (ix) required that the ability of the Company to terminate the Merger Agreement be limited to where, prior to obtaining the Requisite Company Vote, the Board changes its recommendation prior to obtaining the Requisite Company Vote and the Company enters into definitive agreements concurrently with such termination with respect to a Superior Proposal, (x) continued to require the Company to reimburse the Buyer Group for out of pocket expenses if the Merger Agreement is terminated by the Buyer Group due to a breach by the Company or due to a change in the Board’s recommendation, (xi) reinstated the Buyer Group’s right to terminate the Merger Agreement if the Company failed to reaffirm its recommendation in favor of the current transaction within three business days of the Buyer Group’s request, (xii) conditioned the equity commitment on the funding of the debt financing, the substantially contemporaneous closing of the other equity commitments and the approval of the investment committee of the Sponsors, if applicable, and (xii) required that the Limited Guaranty shall terminate 90 days after a termination of the Merger Agreement for which the Parent Termination Fee is payable subject to certain exceptions.

On January 28, 2016, the Special Committee convened a telephonic meeting with Duff & Phelps and Skadden. Duff & Phelps walked the Special Committee through the Original Management Projections for the Company’s financial performance through the fiscal year ending December 31, 2020. After discussions, the Special Committee authorized Duff & Phelps to circulate the Original Management Projections to the Buyer Group. Skadden then led a discussion between the Special Committee and its advisors regarding the key issues raised in the draft Merger Agreement. After discussions, the Special Committee provided instructions to Skadden to reiterate the Special Committee’s previous position on the key issues, including, among other things, to (i) insist on the “majority of the minority vote” requirement, (ii) require the Buyer Group to pay for any applicable ADS cancellation fee, (iii) refuse to grant the Buyer Group the right to “force the vote”, (iv) require the Buyer Group to rely on publicly available information of the Company instead of a disclosure schedule, (v) propose a two tiered Company termination fee at 1% and 2% of the transaction value, and a Parent Termination Fee at 4% of the transaction value, (vi) insist on the ability of the Company to terminate the Merger Agreement if the Board changes its recommendation based on a Superior Proposal or a material intervening event prior to obtain the Requisite Company Vote, (vii) propose the “dissenting shareholder” condition with a higher threshold of 20% and require the Buyer Group to pay half of the Parent Termination Fee if the Merger is not closed by the Termination Date due to the failure of the “dissenting shareholder” condition to be satisfied by then, (viii) continue to reject the Company’s reimbursement obligation if the Merger Agreement is terminated by the Buyer Group due to a breach by the Company or due to a change in the Board’s recommendation, (ix) continue to reject the Buyer Group’s right to terminate the Merger Agreement if the Company failed to reaffirm its recommendation in favor of the current transaction within three business days of the Buyer Group’s request, (x) insist that equity commitment shall not be conditioned on any condition in addition to the conditions precedent in the Merger Agreement, and (xi) extend the validity period of the Limited Guaranty from 90 days to 180 days after the termination of the Merger Agreement for which the Parent Termination Fee is payable. The Special Committee instructed Skadden to revise the Merger Agreement in accordance with the discussion at the meeting and instructed Skadden to present the revised Merger Agreement to Davis Polk.

From July 2015 to January 2016, Mr. Wang and IDG Growth II engaged in preliminary discussions with potential debt financing sources (collectively, the “financing banks”) regarding the feasibility of financing the proposed going private transactions involving the Company, including the transactions contemplated by the Proposal. In November 2015, based on preliminary discussions with the financing banks, Mr. Wang and IDG Growth II identified a commercial bank in the PRC (“Bank A”) as the most feasible potential sources to provide debt financing for the proposed going private transaction. In the following weeks, Bank A commenced due diligence on the Company. In addition, Mr. Wang, IDG Growth II and their representatives engaged in further negotiations with Bank A on the key terms of the debt financing.

On January 29, 2016, Davis Polk circulated an initial draft of the debt commitment letter with Bank A to Skadden. On the same day, Skadden circulated comments on the ancillary documents, including the draft debt commitment letter with Bank A, the Voting Agreement, the Contribution Agreement, the form Equity Commitment Letter and the form Limited Guaranty to Davis Polk.

On February 2, 2016, Davis Polk circulated a further revised draft of the debt commitment letter with Bank A to Skadden.

On February 5, 2016, the Rollover Shareholders, IDG Growth II and IDG Investors II entered into a consortium agreement (the “Consortium Agreement”), pursuant to which the parties to the Consortium Agreement will cooperate in good faith in connection with the Merger. The Consortium Agreement provides, among other things, for: cooperation in arranging financing; engaging advisors; admission of new members of the Buyer Group; cooperation in obtaining applicable governmental, statutory, regulatory or other approvals, licenses, waivers or exemptions for the consummation of the transactions; and cooperation in preparing definitive documentation with respect to the Merger. During the period beginning on the date of the Consortium Agreement and ending on the earlier of (i) the 12-month anniversary of the date of the Consortium Agreement and (ii) the termination of the Consortium Agreement on the occurrence of other termination events, members of the Buyer Group have agreed to work exclusively with each other with respect to the Merger and not to (a) make a competing proposal for the acquisition of control of the Company or (b) acquire or dispose of any securities of the Company.

On February 16, 2016, Davis Polk circulated revised drafts of the Merger Agreement, the Voting Agreement, the Contribution agreement, the form Equity Commitment Letter and the form Limited Guaranty to Skadden, which, among other things, (i) proposed a two tiered Company termination fee at 2% and 2.5% of the transaction value and a Parent Termination Fee at 3% of the transaction value, (ii) rejected the “majority of the minority vote” requirement, (iii) continued to require the ADS holders to pay for any applicable ADS cancellation fee, (iv) continued to require the Company to prepare a disclosure schedule, (v) accepted the 20% threshold for the “dissenting shareholder” condition but insisted that no Parent Termination Fee should be payable if the Buyer Group chooses not to close the Merger due to the non-satisfaction of the “dissenting shareholder” condition, (vi) rejected the ability of the Company to terminate the Merger Agreement if the Board changes its recommendation based on a Superior Proposal or a material intervening event prior to obtaining the Requisite Company Vote, (vii) reinstated the Buyer Group’s right to terminate the Merger Agreement if the Company failed to reaffirm, upon the Buyer Group’s demand, its recommendation in favor of the current transaction within 3 business days of the such demand, (viii) insisted on conditioning equity commitment on the funding of the debt financing, the substantially contemporaneous closing of the other equity commitments and the approval of the investment committee of the Sponsors, if applicable, and (ix) shortened the validity period of the Limited Guaranty from 180 days to 120 days after the termination of the Merger Agreement for which the Parent Termination Fee is payable.

In July 2015, the Buyer Group approached Shanghai Trend Asset Management Center (Limited Partnership) (“Shanghai Trend”) to explore its willingness in participating in the going private transaction contemplated by the Proposal, including joining the Buyer Group. In December 2015, Shanghai Trend expressed to the Buyer Group its interest in pursuing such transactions. On January 11, 2016, Shanghai Trend signed an addendum letter to the confidentiality agreement between the Company and Mr. Wang, thus subjecting it to the obligations contained in such confidentiality agreement. On February 17, 2016, Shanghai Trend signed an adherence agreement to the Consortium Agreement, pursuant to which it became a member of the Buyer Group.

On February 24, 2016, the Special Committee convened a telephonic meeting with Duff & Phelps and Skadden. The Special Committee discussed with Duff & Phelps and Skadden the proposed offer price from the Buyer Group and various considerations related to the valuation of the Company’s shares and the strategy and steps of a potential price negotiation with the Buyer Group. After the discussion, the Special Committee determined to request a meaningful increase of the Buyer Group’s offer of $8.56 per ADS, and instructed Duff & Phelps to communicate this request to the Buyer Group in accordance with the strategies and considerations discussed at the meeting. Skadden then led a discussion between the Special Committee and its advisors regarding the key issues raised by the draft Merger Agreement further revised by the Buyer Group. After discussions, the Special Committee instructed Skadden on the Special Committee’s position on the remaining key issues, including, among other things, to (i) insist on the “majority of the minority vote” requirement, (ii) propose a two tiered Company Termination Fee of $3 million and $6 million respectively, and a Parent Termination Fee of $12 million (approximately 0.88%, 1.77% and 3.54%, respectively, of transaction value), (iii) require the Buyer Group to pay for any applicable ADS cancellation fee, (iv) agree to the preparation of a disclosure schedule, (v) insist on the ability of the Company to terminate the Merger Agreement if the Board changes its recommendation based on a Superior Proposal or a material intervening event prior to obtaining the Requisite Company Vote, (vii) require the Buyer Group to pay half of the Parent Termination Fee if it chooses not to close the Merger due to the non-satisfaction of the “dissenting shareholder” condition, (viii) continue to reject the Buyer Group’s right to terminate the Merger Agreement if the Company failed to reaffirm, upon the Buyer Group’s demand, its recommendation in favor of the current transaction within three business days of such demand, (viii) insist that equity commitment shall not be conditioned on any condition in addition to the conditions precedent in the Merger Agreement, and (ix) extend the validity period of the Limited Guaranty from 120 days to 180 days after the termination of the Merger Agreement for which the Parent Termination Fee is payable.

On March 3, 2016, at the instruction of the Special Committee, Duff & Phelps delivered a formal written request to the Buyer Group for an increase in the offer price.

On March 4, 2016, with respect to the Special Committee’s request for the Buyer Group to increase the offer price, Mr. Wang responded in writing that, in the Buyer Group’s view, its existing offer was fair and adequate in light of, among other things, (i) that the existing offer price represents a premium of 20% of the average closing price of the Company’s ADSs over the 30 trading days prior to June 29, 2015, the date the original Proposal was submitted, (ii) the Buyer Group’s view on the Company’s future financial performance; and (iii) a 4.7% devaluation of the Renminbi base exchange rate against the U.S. dollar since June 29, 2015, which was expected to continue, resulting in an increased cost of funding for the Merger.

On May 25, 2016, Davis Polk reached out to Skadden to propose a call between the Buyer Group and the Special Committee with respect to the possibility of pledging the Company’s excess cash that would be available immediately prior to the closing of the Merger as collateral to secure a loan facility of the Buyer Group, which will be used to fund a portion of the merger consideration.

On May 27, 2016, the Special Committee, representatives of the Buyer Group, Davis Polk and Skadden convened a telephonic meeting to discuss the details of the proposed loan facility and the required cash collateral. The Special Committee stated that it would consider agreeing to the pledging of such cash collateral if the security interest on such cash collateral only takes effect upon the closing of the Merger and the Company shall continue to have a sufficient amount of working capital for its business operation after such pledge.

During the period from February 2016 to May 2016, the Buyer Group continued its discussion with Bank A, but the parties failed to reach an agreement on the terms and conditions of the debt financing for the proposed going private transaction. Starting from June 2016, the Buyer Group engaged in preliminary discussions with certain other financing banks. In August 2016, based on preliminary discussions with these financing banks, the Buyer Group identified CMB NY as the most feasible potential source to provide debt financing for the proposed going private transaction. In the following weeks, CMB NY commenced due diligence on the Company. In addition, the Buyer Group and their representatives engaged in further negotiations with CMB NY on the key terms of the debt financing.

On August 25, 2016, the Buyer Group submitted to the Board a revised non-binding proposal for $7.18 in cash per ADS or $0.1795 in cash per share (the “Revised Proposal”). In the Revised Proposal, the Buyer Group stated that its decision to revise the previous offer price of $7.18 in cash per ADS or $0.1795 in cash per share was necessitated by several factors, including, among other things, (i) that since the submission of the original Proposal, the Company’s ADS had declined to $6.41 per ADS, (ii) a 7.14% devaluation of the Renminbi base exchange rate against the U.S. dollar since the date of the original Proposal, a trend which was expected to further depreciate, resulting in a significant negative impact on the valuation of the Company in U.S. dollar terms, and (iii) the increasing cautiousness of China-based private equity funds caused by the Chinese stock market crash in 2015, which had negatively affected the Buyer Group’s ability to raise the necessary equity financing anticipated by the original Proposal. Later that day, the Company issued a press release regarding its receipt of the Revised Proposal. On August 29, 2016, the Company furnished the press release as an exhibit to its current report on Form 6-K.

On August 26, 2016, the Special Committee convened a telephonic meeting with Duff & Phelps and Skadden to discuss the Revised Proposal. The Special Committee discussed the decrease in the offer price communicated by the Buyer Group and the potential impact that such a decrease would have on the proposed transaction, including associated potential shareholder actions such as the potential exercises of dissenters’ rights. The Special Committee determined that it needed more information to evaluate the Revised Proposal and would respond to the Buyer Group when it had received Duff & Phelps’s financial analysis and further information on the proposed financing arrangements of the Buyer Group. The Special Committee instructed Duff & Phelps to arrange a meeting with the Buyer Group to discuss the Buyer Group’s financing arrangements and provide documentation relating to the financing. The Special Committee instructed Skadden to prepare a list of key issues in the existing drafts of the transaction documents and revised positions with respect to such key issues for the Special Committee’s consideration in light of the lower offer price.

On August 30, 2016, Skadden provided an issues list covering the key issues and its recommended positions in the draft Merger Agreement to the Special Committee, in each case in light of the Buyer Group’s now lowered offer price.

Later on the same day, the Special Committee convened a telephonic meeting with Duff & Phelps and Skadden. At the meeting, Duff & Phelps and the Special Committee discussed the revised financial projections provided by the Company’s management, including the assumptions underlying the financial projections and key line items in the projections. The Special Committee then discussed its proposed response to the Revised Proposal with its advisors, taking into account the Revised Management Projections and the valuation of the Company, the current proposed terms in the Merger Agreement and the ancillary documents and the reasons for the decrease in the offer price provided by the Buyer Group. After the discussion, the Special Committee determined to reject the offer price of $7.18 per ADS and instructed Duff & Phelps to communicate the request to increase the offer price to the Buyer Group. The Special Committee also determined that, in light of, among other things, the fact that the Company has not received any alternative offer to date despite having conducted a market check process, recent negative macro-economic and industry-specific developments in China and the recent trading prices of the Company’s ADSs, the Buyer Group’s proposal as a whole still represented an opportunity that was worth pursuing.

On the same day, Duff & Phelps delivered to the Buyer Group a written request to increase the offer price. Also on the same day, Ms. Hope Ni, chairman of the Special Committee, had a telephonic conversation with Mr. Wang about the Revised Proposal. During the call, Ms. Ni communicated to Mr. Wang the Special Committee’s view of the valuation of the Company, urged the Buyer Group to seriously consider the Special Committee’s request to increase the offer price and provide a formal reply to the Special Committee. Mr. Wang promised to discuss Ms. Ni’s request with the Buyer Group and will provide the Special Committee with a response after such discussion.

At the request of the Special Committee, the Special Committee, representatives of the Buyer Group, Duff & Phelps and Skadden attended a telephonic meeting on September 1, 2016 to discuss the Buyer Group’s financing arrangements. At the meeting, representatives of the Buyer Group provided the Special

Committee with an update of the proposed financing arrangements. The Special Committee discussed with the representatives of the Buyer Group on the certainty and sufficiency of financing for the proposed transaction, and the Buyer Group provided further details regarding its plan to finance the proposed transaction with a combination of equity financing from the Buyer Group and debt financing most likely to be provided by CMB NY. Duff & Phelps then reiterated the Special Committee’s request to increase the offer price, and the Buyer Group proposed to increase the offer price to $7.28 per ADS. After the meeting, the Special Committee discussed with its advisors the revised offer price and instructed Duff & Phelps to continue requesting the Buyer Group to increase its offer price. Skadden then led a discussion between the Special Committee and its advisors regarding the key legal issues in the transaction documents and its recommended positions. After discussions, the Special Committee instructed Skadden to continue to insist on including additional provisions to protect the Company, including, among other things, to (i) reinstate the “majority of the minority vote” request, (ii) require the Buyer Group to pay for any applicable ADS cancellation fee, (iii) grant the Company a “go-shop” right, pursuant to which the Company may actively solicit alternative acquisition proposals from other potential buyers during a 60-day period after the signing of the Merger Agreement, (iv) propose a two tiered Company Termination Fee at 1% and 2% of the transaction value, and a Parent Termination Fee at 4% of the transaction value, (v) insist on the ability of the Company to terminate the Merger Agreement if the Board changes its recommendation based on a Superior Proposal or a material intervening event prior to obtaining the Requisite Company Vote, (vi) require the Buyer Group to pay half of the Parent Termination Fee if it chooses not to close the Merger due to the non-satisfaction of the “dissenting shareholder” condition, (vii) continue to reject the Buyer Group’s right to terminate the Merger Agreement if the Company failed to reaffirm, upon the Buyer Group’s demand, its recommendation in favor of the current transaction within three business days of such demand, (viii) insist that equity commitment shall not be conditioned on any condition in addition to the conditions precedent in the Merger Agreement, and (ix) extend the validity period of the Limited Guaranty from 120 days to 180 days after the termination of the Merger Agreement for which the Parent Termination Fee is payable.

On September 2 and September 6, 2016, Skadden circulated to Davis Polk its comments on the draft Merger Agreement and ancillary documents reflecting the Special Committee’s position above. Skadden also requested Davis Polk to circulate revised financing documents, including debt commitment letter with the new potential debt financing source, for the Special Committee’s review.

On September 13, 2016, Davis Polk circulated to Skadden a draft of the debt commitment letter that the Buyer Group was negotiating with CMB NY.

On October 19, 2016, Davis Polk informed Skadden that two new potential Sponsors, Gongqingcheng and Party A, were considering joining the Buyer Group and participating in the proposed transaction. One day later, Davis Polk circulated to Skadden a revised draft of the debt commitment letter the Buyer Group was negotiating with CMB NY.

For the following week, Duff & Phelps, Skadden and Davis Polk held two telephonic meetings to discuss the updated financing structure and the identity of the new sponsors. Skadden requested, on behalf of the Special Committee, that the Buyer Group provide a response to the request to increase the offer price by the Special Committee, and provide creditworthiness materials of the new sponsors for the Special Committee’s consideration.

On October 24, 2016, the Special Committee convened a telephonic meeting with Duff & Phelps and Skadden. At the meeting, Duff & Phelps provided an update to the Special Committee with respect to the Buyer Group’s equity financing structure. With respect to the evidence provided by the Buyer Group concerning the creditworthiness of the new equity sponsors, Duff & Phelps and Skadden reported to the Special Committee that they have been requesting and would continue to request additional documents that could provide additional comfort to the Special Committee. Duff & Phelps reported that the Buyer Group had indicated that (i) CMB NY was still in the process of reviewing the draft transaction documents and completing its internal approval procedures, but the Buyer Group had not identified any substantive obstacles to securing such approvals; and (ii) the Buyer Group was considering the Special Committee’s continued request for a price increase and planned to provide a further response after the Buyer Group’s financing arrangements are substantially finalized.

Later that day, Skadden and Davis Polk discussed the terms of the draft debt commitment letter and term sheet then being negotiated by the Buyer Group and CMB NY.

On October 26, 2016, Davis Polk delivered to Skadden creditworthiness materials of the two new sponsors and revised drafts of the Merger Agreement and ancillary documents, which, among other things, proposed (i) the use of company cash to finance a portion of the merger consideration, (ii) the deletion of the “majority of the minority vote” requirement, (iii) the reinstatement of the ADS holders’ responsibility to pay the ADS cancellation fee, (iv) the cashing out of all Company equity awards and warrants, (v) the deletion of the Company's right to conduct a “go-shop” market check, (vi) a two tiered Company termination fee at 1.5% and 2% of the transaction value, and a Parent Termination Fee at 3% of the transaction value, (vii) the acceptance of the Company’s right to terminate the Merger Agreement if the Board changes its recommendation based on a Superior Proposal or a material intervening event prior to obtaining the Requisite Company Vote, (viii) the deletion of the Buyer Group’s right to terminate the Merger Agreement if the Company failed to reaffirm, upon the Buyer Group’s demand, its recommendation in favor of the current transaction within three business days of such demand, (ix) the rejection of the Buyer Group’s obligation to reimburse the Company for its expenses in the amount of $2 million if the Buyer Group chooses not to close the Merger due to the non-satisfaction of the “dissenting shareholder” condition, (x) the funding of equity commitment being conditioned on the funding of the debt financing and the substantially contemporaneous closing of the other equity commitments, and (xi) the reinstatement of a 120 days validity period of the Limited Guaranty after the termination of the Merger Agreement for which the Parent Termination Fee is payable. On the same day, Davis Polk informed Skadden that Hexie Chengzhang, a PRC based private equity fund that is associated with IDG Growth II and IDG Investors II, would join the Buyer Group and participate in the proposed transaction and that IDG Growth II and IDG Investors II would be cashed out in the Merger.

From the following two weeks onwards, Duff & Phelps and Skadden continued to review and evaluate, and request from Davis Polk when necessary, additional creditworthiness materials of the equity sponsors provided by the Buyer Group.

On November 4, 2016, Davis Polk informed Skadden that in order to address the Special Committee’s additional requirements of creditworthiness materials of Mr. Wang and to demonstrate the Buyer Group’s funding capability, Hexie Chengzhang would increase its equity commitment to make up for any deficiency in the event Mr. Wang fails to contribute the full amount of his equity commitment. On the same day, Davis Polk circulated to Skadden revised drafts of the equity commitment letters by Mr. Wang and Hexie Chengzhang reflecting this arrangement.

Also on the same day, Davis Polk, on behalf of the Buyer Group, communicated with Skadden that the Buyer Group was willing to increase its offer price to $7.50 per ADS in exchange for the Special Committee’s agreement to certain key terms in the Merger Agreement, including, among other things, (i) the deletion of the “majority of the minority vote” requirement, (ii) ADS holders shall pay any applicable ADS cancellation fees, (iii) reduction of the Parent Termination Fee to no higher than 3% of the transaction value, and (iv) the deletion of the Buyer Group’s obligation to reimburse the Company for its expenses in the amount of $2 million if the Buyer Group chooses not to close the Merger due to the non-satisfaction of the “dissenting shareholder” condition.

On November 7, 2016, the Special Committee convened a telephonic meeting with Duff & Phelps and Skadden. At the meeting, the Special Committee discussed the Buyer Group’s packaged proposal with its advisors. Following the in-depth discussion, the Special Committee determined to accept (i) the proposed use of company cash to finance a portion of the merger consideration, and (ii) the deletion of the Company's right to conduct a “go-shop” market check. The Special Committee then instructed Skadden to seek a further increase its offer price and continue pushing back on the remaining key points, including, among other things, (i) the Buyer Group should pay the ADS cancellation fee, (ii) the Buyer Group should reimburse the Company for its expenses in the amount of $2 million if the Buyer Group chooses not to close the Merger due to the non-satisfaction of the “dissenting shareholder” condition, (iii) the amount of Parent Termination Fees should be 4% of the transaction value, (iv) insist that equity commitment shall not be conditioned on any condition in addition to the conditions precedent in the Merger Agreement, and (v) extend the validity period of the Limited Guaranty from 120 days to 180 days after a termination of the Merger Agreement for which the Parent Termination Fee is payable. Later that day, Skadden circulated to Davis Polk its comments on the draft Merger Agreement reflecting the Special Committee’s position as discussed during the Special Committee meeting.

On November 10, 2016, Davis Polk provided Skadden with evidence of Hexie Chengzhang’s creditworthiness.

Later on the same day, Skadden and Davis Polk held a telephonic meeting to discuss the open issues in the draft Merger Agreement and ancillary documents. Skadden requested, on behalf of the Special Committee, that the Buyer Group consider further increasing its offer price. Davis Polk indicated to Skadden that the Buyer Group will deliberate and respond to the request to further increase the offer price. Skadden and Davis Polk also exchanged views on other outstanding issues under the Merger Agreement, including, among others, (i) the payment of the ADS cancellation fee, (ii) the Buyer Group’s reimbursement obligation if the Buyer Group chooses not to close the Merger due to the non-satisfaction of the “dissenting shareholder” condition, (iii) the amount of termination fees, and (iv) the conditions to the funding of equity commitment.

From November 11 to November 22, 2016, Skadden and Davis Polk continued to negotiate the terms of the Merger Agreement and ancillary documents and reached agreement that the equity commitments of the Sponsors shall not be conditioned on the funding of the debt financing and the substantally contemporaneous closing of the other equity commitments.

On November 22, 2016, Davis Polk delivered to Skadden a revised draft of the Merger Agreement and the Equity Commitment Letters reflecting the agreement on funding conditions.

On November 23, 2016, Davis Polk, on behalf of the Buyer Group, communicated with Skadden that the Buyer Group was willing to increase its offer price to $7.55 per ADS in exchange for the Special Committee’s agreement to certain key terms in the Merger Agreement, including, among other things, (i) the payment of the ADS cancellation fee by the ADS holders, (ii) the Parent Termination Fee should be 3% of the transaction value, and (iii) the deletion of the Buyer Group’s obligation to reimburse the Company for its expenses in the amount of $2 million if the Buyer Group chooses not to close the Merger due to the non-satisfaction of the “dissenting shareholder” condition. The Buyer Group also informed the Special Committee that Party A decided not to participate in this transaction.

On November 25, 2016, the Special Committee convened a telephonic meeting with Duff & Phelps and Skadden. At the meeting, the Special Committee discussed the Buyer Group’s proposal with its advisors. The Special Committee deliberated and determined that the price offered by the Buyer Group should represent the highest price they reasonably could achieve from the Buyer Group, and decided not to insist on asking for a higher price, taking into account the following factors: (i) the absence of any acquisition interest from any third party since the public announcement of the Proposal on June 29, 2015; (ii) the successful efforts made by the Special Committee’s legal and financial advisors, at the instructions of the Special Committee, to negotiate for a higher price, including (a) on August 30, 2016, Duff & Phelps and Ms. Ni separately requested the Buyer Group to increase the offer price from $7.18 per ADS and the Buyer Group later agreed to increase the offer price to $7.28 per ADS, (b) from mid-September 2016 to mid-October 2016, Duff & Phelps and Skadden repeatedly requested the Buyer Group for a price increase, and the Buyer Group later agreed to increase the offer price to $7.50 per ADS, and (c) on November 11, 2016, Skadden requested the Buyer Group to further increase the offer price and the Buyer Group’s revised packaged proposal which increased the offer price to $7.55 per ADS; (iii) in 2016, the Company’s stock price has underperformed the S&P 500 by about 10%; and (iv) a 3.9% devaluation of the Renminbi base exchange rate against the U.S. dollar since the date of the Revised Proposal and a cumulative devaluation of 11.4% since the date of the original Proposal, and the market expectation that RMB would further depreciate in 2017, resulting in a significant negative impact on the valuation of the Company. Consequently, the Special Committee determined that it would be in the best interest of the Company to enter into binding agreements with the Buyer Group if the proposed purchase price provide an attractive opportunity for the Unaffiliated Shareholders to cash out with premium. Skadden then reviewed the key amendments in the revised Merger Agreement received from Davis Polk, including (i) the reinstatement of the ADS holder’s responsibility to pay the ADS cancellation fee, (ii) a two tiered Company termination fee at 1.5% and 2% of the transaction value, and a Parent Termination Fee at 3% of the transaction value, and (iii) the rejection of the Buyer Group’s obligation to reimburse the Company for its expenses in the amount of $2 million if the Buyer Group chooses not to close the Merger due to the non-satisfaction of the “dissenting shareholder” condition. After consulting with Skadden, the Special Committee decided to accept the Buyer Group’s proposal that ADS cancellation fee should be borne by the ADS holders (which is consistent with the Deposit Agreement), and instructed Skadden to (i) propose a Parent Termination Fee of $10 million, approximately 3.3% of the transaction value, and a two-tiered Company Termination Fee of $ 6.67 million and $5 million, approximately 2.2% and 1.7% of the transaction value, respectively, and (ii) reinstate the Buyer Group’s reimbursement obligation if the Buyer Group chooses not to close the Merger due to the non-satisfaction of the “dissenting shareholder” condition.

Later on the same day, Skadden delivered to Davis Polk its comments on the Merger Agreement reflecting the Special Committee’s position on the outstanding points.

On November 29, 2016, Davis Polk communicated with Skadden that the Buyer Group would accept all of Skadden’s comments on the Merger Agreement in exchange for an extension of the Termination Date from six months to nine months after signing of the Merger Agreement.

In the morning of December 1, 2016, Davis Polk circulated copies of Equity Commitment Letters and Limited Guaranties executed by the Sponsors and confirmed that it held CMB’s signature page to the Debt Commitment Letter in escrow.

In the afternoon of December 1, 2016, the Special Committee held a telephonic meeting with Duff & Phelps, Skadden and Maples. Maples reviewed the fiduciary duties applicable to the Special Committee in connection with the proposed transaction. Skadden discussed the outstanding key terms in the Merger Agreement. Pursuant to the discussion, the Special Committee resolved to adopt Skadden’s suggested position and instructed Skadden to finalize the transaction documents with the Buyer Group.

Duff & Phelps then proceeded to present its financial analyses to the Special Committee and provided its oral opinion, which was subsequently confirmed in writing and attached hereto as Annex C, to the effect that, as of December 1, 2016, and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Duff & Phelps as set forth in its opinion, the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares and Dissenting Shares) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger were fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs). Please see “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 47 for additional information regarding the financial analyses performed by Duff & Phelps and the opinion rendered by Duff & Phelps to the Special Committee. The full text of the written opinion of Duff & Phelps to the Special Committee, dated December 1, 2016, is attached as Annex C to this proxy statement. After reviewing and considering the proposed terms of the Merger Agreement, the negotiations as described above, the presentations of Skadden and Duff & Phelps, including Duff & Phelps’s fairness opinion, and taking into account the other factors described below under the section entitled “Reasons for the Merger and Recommendation of the Special Committee and the Board” the Special Committee then unanimously determined that the Merger Agreement, the ancillary documents contemplated by the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, were fair (both substantively and procedurally) to and in the best interests of the Company and the Unaffiliated Shareholders and declared it advisable for the Company to enter into the Merger Agreement and the ancillary documents contemplated by the Merger Agreement and recommended that the Board adopt a resolution approving the Merger Agreement, the ancillary documents contemplated by the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommending that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Following the meeting of the Special Committee, the Board convened a meeting with Sullivan & Cromwell and Skadden. Mr. Wang, as the chairman of the Board, started the meeting and fully disclosed his interest in the proposed transaction (which interests are described under the section entitled “Interests of Certain Persons in the Merger”). The Special Committee then provided to the Board an overview of the proposed transaction and presented its recommendation to the Board. After considering the proposed terms of the Merger Agreement, the ancillary documents and the recommendation of the Special Committee, the Board (i) determined that it was fair (both substantively and procedurally) to and in the best interests of the Company and its Unaffiliated Shareholders, and declared it advisable, to enter into the Merger Agreement and the ancillary documents contemplated by the Merger Agreement, (ii) authorized and approved the execution, delivery and performance of the Merger Agreement and the ancillary documents contemplated by the Merger Agreement and the consummation of the Transactions, including the Merger, and (iii) resolved to direct that the authorization and approval of the Merger Agreement, the Plan of Merger and the Merger be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the Board that the shareholders of the Company authorize and approve by way of special resolution the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. See “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 34 for a full description of the resolutions of the Board at this meeting.

Later in the evening on December 1, 2016, the Company, Parent, Merger Sub, other members of the Buyer Group and CMB, as applicable, executed the Merger Agreement, the Voting Agreement, the Contribution Agreement, the Limited Guaranties, the Equity Commitment Letters and the Debt Commitment Letter and the Company then issued a press release announcing the execution of the Merger Agreement and the ancillary documents, and furnished the press release as an exhibit to its current report on Form 6-K. On the same day, Shanghai Trend delivered a withdrawal notice to the Buyer Group and withdrew from the consortium and each of Gongqingcheng and Hexie Chengzhang signed an adherence agreement to the Consortium Agreement, pursuant to which it became a member of the Buyer Group.

Reasons for the Merger and Recommendation of the Special Committee and the Board

The Special Committee and the Board believe that, as a privately held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long-term financial performance without the pressures created by the public equity market’s emphasis on short-term period-to-period financial performance.

In addition, as an SEC-reporting company, the Company’s management and accounting staff, which comprises a relatively small number of individuals, must devote significant time to SEC reporting and compliance. The Company is also required to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company. As a result, our actual or potential competitors, customers, lenders and vendors all have ready access to this information, which potentially may help them compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be.

The Special Committee and the Board also believe the limited trading volume of the Company’s ADSs on NASDAQ does not justify the costs of remaining a public company, including the costs of complying with the Sarbanes-Oxley Act of 2002 and other U.S. federal securities laws. The costs of complying with the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, totaled approximately US$1,200,000 for each of the years ended December 31, 2014 and December 31, 2015. See “Special Factors — Effects of the Merger on the Company—Private Ownership” for further information on the costs of the Company complying with the U.S. federal securities laws.

The Board, acting upon the unanimous recommendation of the Special Committee, which Special Committee acted with the advice and assistance of our management (other than Mr. Wang) and its financial and legal advisors, evaluated the Merger, including the terms and conditions of the Merger Agreement.

At a meeting on December 1, 2016, the Special Committee unanimously recommended that the Board adopt resolutions that:

•	determine that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair to and in the best interests of, the Company and its Unaffiliated Shareholders, and declare it advisable to enter into the Merger Agreement;
•	authorize and approve the execution, delivery and performance by the Company of the Merger Agreement and the completion of the Transactions, including the Merger; and

•	direct that the authorization and approval of the Merger Agreement, Plan of Merger and the Transactions, including the Merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation that the shareholders of the Company authorize and approve by way of a special resolution the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

On December 1, 2016, the Board approved and adopted the resolutions recommended by the Special Committee. Please see “Special Factors — Interests of Certain Persons in the Merger” beginning on page 69 for additional information.

In the course of reaching their respective determinations, the Special Committee and the Board considered the following substantive factors and potential benefits of the Merger, each of which the Special Committee and the Board believed supported their respective decisions, but which are not listed in any relative order of importance:

•	The receipt by the Unaffiliated Shareholders of US$0.18875 per Share or US$7.55 per ADS in cash, representing (i) a premium of 17.8% to the closing price of the Company’s ADSs on August 24, 2016, the last trading day prior to the Company’s announcement of its receipt of a revised going-private proposal, (ii) a premium of 31.4% to the volume-weighted average closing price of the Company’s ADSs during the 90 trading days prior to August 25, 2016, the date of its receipt of the revised going-private proposal, (iii) a premium of 13.4% to the closing price of the Company’s ADSs on November 30, 2016, the last trading day prior to the execution of the Merger Agreement, and (iv) a premium of 14.6% to the volume-weighted average closing price of the Company’s ADSs during the 90 trading days prior to the announcement of the execution of the Merger Agreement, respectively;
•	the possibility that it could take a considerable period of time before the trading price of the ADSs would reach and sustain at the Per ADS Merger Consideration of US$7.55, as adjusted for present value, which belief is based on a number of factors, including:
º	the Special Committee’s knowledge and understanding of the Company and the industry in which the Company operates, as disclosed in this proxy statement as well as the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2015 and current report on Form 6-K dated August 23, 2016, which are incorporated into this proxy statement by reference.
º	the fact that the going-private proposal was at a premium to the trading price of ADSs; and
º	the review by the Special Committee of the financial projections of the Company;
•	the negotiations with respect to the merger consideration and the Special Committee’s determination that, following negotiations with the Buyer Group, US$0.18875 per Share or US$7.55 per ADS was the highest price that the Buyer Group would agree to pay, with the Special Committee basing its belief on a number of factors, including the duration and tenor of negotiations and the experience of the special committee and its advisors;
•	the all-cash merger consideration, which will allow our Unaffiliated Shareholders to immediately realize liquidity for their investment and provide them with a specific amount of cash consideration for their Shares or ADSs;
•	the financial analyses reviewed and discussed with the special committee by representatives of Duff & Phelps, as well as the oral opinion delivered by Duff & Phelps to the Special Committee on December 1, 2016, which opinion was subsequently confirmed in writing and attached hereto as Annex C, to the effect that, as of December 1, 2016, and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations to the review undertaken by Duff & Phelps, as set forth in Duff & Phelps’s written opinion, the Per Share Merger Consideration was fair, from a financial point of view, to the holders of Shares (other than Excluded Shares and the Dissenting Shares) and the Per ADS Merger Consideration was fair, from a financial point of view, to the holders of ADSs (other than ADSs representing Excluded Shares), (without giving effect to any impact of the Merger on any particular holder of the Shares or ADSs other than in their capacity as holders of the Shares or ADSs). The Special Committee and the Board noted that the opinion of Duff & Phelps addressed fairness to the holders of Shares (other than Excluded Shares and Dissenting Shares) and holders of ADSs (other than ADSs representing Excluded Shares), and that, while such holders may also include holders (including directors and officers) that are also our affiliates, the consideration to be received by such affiliates is identical to the consideration to be received by Unaffiliated Shareholders. Therefore, the Special Committee and the Board believe that there is no material difference as to the fairness of the Transaction between Shareholders who are affiliates and those who are not and it is reasonable and appropriate to consider Duff & Phelps’s fairness opinion as a material factor in determining the fairness of the Transactions to the Unaffiliated Shareholders;
•	the likelihood that the Merger would be completed based on, among other things (not in any relative order of importance):
º	the fact that the Parent had obtained the equity financings necessary to complete the Merger, the conditions to the financing and the due diligence on the creditworthiness of the financing sources;
º	the absence of a financing condition in the Merger Agreement;
º	the likelihood and anticipated timing of completing the Merger in light of the scope of the conditions to completion, including the absence of significant required regulatory approvals; and
º	the fact the Merger Agreement provides that, in the event of a failure of the merger to be completed under certain circumstances, Parent will pay the Company a US$10 million termination fee or US$2 million, as the case may be, and the guarantee of such payment obligation by the Sponsors pursuant to the Limited Guaranties;
•	the recognition by the Special Committee and the Board that, under the terms of the Merger Agreement, it has the ability to consider any proposal regarding an alternative transaction involving more than twenty percent of equity interests or assets of the Company which is reasonably expected to lead to a Superior Proposal (as defined in the section entitled “The Merger Agreement and Plan of Merger — No Solicitation of Transactions” beginning on page 96) until the date our shareholders vote upon and authorize and approve the Merger Agreement (as further explained under the caption “The Merger Agreement and Plan of Merger — No Solicitation of Transactions” beginning on page 96);
•	our ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to Requisite Company Vote has been obtained in order to enter into an alternative transaction proposed by a third party that is a Superior Proposal (as further explained under the caption “The Merger Agreement and Plan of Merger — No Solicitation of Transactions” beginning on page 96);
•	our ability, under certain circumstances, to change, withhold, withdraw, qualify or modify our recommendation that our shareholders vote to authorize and approve the Merger Agreement;
•	our ability, under certain circumstances, to specifically enforce the terms of the Merger Agreement; and
•	the consideration and negotiation of the Merger Agreement was conducted entirely under the control and supervision of the Special Committee, which consists of two independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the special committee’s authority.

In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the Merger is procedurally fair to our Unaffiliated Shareholders and to permit the Special Committee and the Board to represent effectively the interests of such Unaffiliated Shareholders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

•	in considering the Merger with the Buyer Group, the Special Committee, comprised of two independent directors, acted solely to represent the interests of the Unaffiliated Shareholders, and the Special Committee had independent control of the negotiations with the Buyer Group and its legal and financial advisors on behalf of such Unaffiliated Shareholders;
•	all of the directors serving on the Special Committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group. In addition, none of such directors has any financial interest in the merger that is different from that of the Unaffiliated Shareholders other than (i) the Directors’ receipt of Board compensation in the ordinary course, (ii) Special Committee members’ compensation in connection with its evaluation of the Merger (which is not contingent upon the completion of the Merger or the Special Committee’s or Board’s recommendation of the Merger), and (iii) the Directors’ indemnification and liability insurance rights under the Merger Agreement;
•	following its formation, the Special Committee’s independent control of the sale process with the advice and assistance of Duff & Phelps, as its financial advisor, and Skadden and Maples, as its independent legal advisors, each reporting to the Special Committee;
•	the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Group and the Transactions from the date the committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by the Board for authorization and approval unless the Special Committee had recommended such action to the Board;
•	the Special Committee had the authority to reject the terms of any strategic transaction, including the Merger;
•	the Special Committee met regularly to consider and review the terms of the Merger;
•	the recognition by the Special Committee and the Board that it had no obligation to recommend the authorization and approval of the proposal or any other transaction;
•	the recognition by the Special Committee and the Board that, under the terms of the Merger Agreement, it has the ability to consider any proposal regarding an alternative transaction involving more than twenty percent of equity interests or assets of the Company which is reasonably expected to lead to a Superior Proposal until the date our shareholders vote upon and authorize and approve the Merger Agreement (as further explained under the caption “The Merger Agreement and Plan of Merger — No Solicitation of Transactions” beginning on page 96);
•	the ability of the Company to terminate the Merger Agreement in connection with a Superior Proposal (as further explained under the caption “The Merger Agreement and Plan of Merger — No Solicitation of Transactions” beginning on page 96) subject to compliance with the terms and conditions of the Merger Agreement;
•	the availability of dissenters’ rights to the shareholders, other than the Voting Shareholders, who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters’ rights, which allow such holders to receive the fair value of their Shares as determined by the Grand Court of the Cayman Islands; and
•	the Company has the ability to specifically enforce the terms of the Merger Agreement and the Equity Commitment Letters under certain circumstances.

The Special Committee and the Board also considered a variety of potentially negative factors discussed below concerning the Merger Agreement and the Merger, which are not listed in any relative order of importance:

•	the fact that the approval of the Merger Agreement, the Plan of Merger and the Merger is not structured to specifically require the approval of a majority of the Shares held by Unaffiliated Shareholders; however, given that as of the date of this proxy statement, the Buyer Group beneficially owns in the aggregate approximately 24.7% of the total issued and outstanding Shares entitled to vote, 42% of the total issued and outstanding Shares entitled to vote, which are owned by the remaining Unaffiliated Shareholders would need to be voted in favor of the proposal in order for the merger to be approved, assuming all remaining shareholders will be present and voting in person or by proxy at the extraordinary general meeting;
•	the fact that the Company’s shareholders, other than Mr. Wang, will have no ongoing equity participation in the Company following the merger, and that they will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders;
•	the restrictions on the conduct of the Company’s business prior to the completion of the Merger, including, among other things, restrictions on: (i) the amendment of the organizational documents of the Company or any of its subsidiaries, (ii) the issuance, sale or delivery of any securities of the Company or any of its subsidiaries, with certain exceptions, (iii) directly or indirectly acquiring, repurchasing or redeeming any securities of the Company or any of its subsidiaries, with certain exceptions, (iv) splitting, combining, subdividing or reclassifying any shares, or declaring dividends, with certain exceptions, (v) proposing or adopting a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries, (vi) incurring indebtedness in excess of US$10 million individually or guarantee indebtedness in excess of US$10 million individually or US$20 million in the aggregate, (vii) entering into any new employment or compensatory agreements or terminate such agreements (with certain exceptions), granting of severance or termination payments to or materially increasing in compensation of any director or executive officer of the Company or acceleration of vesting or payment of benefits under the Company’s employee benefits plan, (viii) making any material change in any of the accounting principles or practices used by the Company or its subsidiaries (with certain exceptions), (ix) acquiring any corporation or other business organization in excess of US$20 million or disposing of any properties or assets material to the Company and its subsidiaries, taken as a whole, (x) permit any of the Company’s intellectual property to lapse or to be abandoned fail to perform actions required or advisable to maintain and protect its interest in such intellectual property, (xi) discharge any claim, liability or obligation not in the ordinary course of business, (xii) enter into, amend, modify or terminate any material contract, (xiii) enter into related party transactions, (xiv) terminate material insurance policies, (xv) settle any claims in excess of US$10 million, (xvi) fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act or the rules and regulations promulgated thereunder, or (xvii) engage in the conduct of any new line of business material to the Company and its subsidiaries. See “The Merger Agreement and Plan of Merger — Conduct of Business Prior to Closing” beginning on page 94 for additional information;
•	the risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;
•	the Company will be required to, under certain circumstances, pay Parent a termination fee of US$6.67 million or US$5 million in connection with the termination of the Merger Agreement;
•	the fact that the Company may not be entitled to a termination fee at all if, among other things, (i) the Merger is not completed by the Termination Date or (ii) the Company’s shareholders do not approve the Merger Agreement at the extraordinary general meeting. See “The Merger Agreement and Plan of Merger — Termination” beginning on page 104 and “The Merger Agreement and Plan of Merger — Termination Fee” beginning on page 105 for additional information;
•	the terms of the Rollover Shareholders’ participation in the Merger and the fact that the Rollover Shareholders may have interests in the transaction that are different from, or in addition to, those of our Unaffiliated Shareholders, as well as the other interests of the Company’s directors and officers in the Merger. Please see “Special Factors — Interests of Certain Persons in the Merger” beginning on page 69 for additional information;
•	the possibility that the Merger might not be completed and the negative impact of a public announcement of the Merger on our sales and operating results and our ability to attract and retain key management, marketing and technical personnel; and
•	the taxability of an all-cash transaction to our Unaffiliated Shareholders that are U.S. holders as defined below in “Special Factors — Material U.S. Federal Income Tax Consequences.”

The foregoing discussion of information and factors considered by the Special Committee and the Board is not intended to be exhaustive, but includes the material factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee recommended that the Board authorize and approve, and the Board authorized and approved, the Merger Agreement based upon the totality of the information presented to and considered by it.

In the course of reaching its conclusion regarding the fairness of the Merger to the Unaffiliated Shareholders and its decision to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Special Committee considered and expressly adopted the opinion and related financial analyses presented by Duff & Phelps, among other factors. These analyses included discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and a review of premiums paid in selected transactions that Duff & Phelps deemed relevant. All of the material analyses as presented to the special committee on December 1, 2016 are summarized below under the caption “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 47.

Neither the Special Committee nor the Board considered the liquidation value of the Company’s assets because each considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. The Special committee and the Board believe that the trading price of the ADSs at any given time represents the best available indicator of the Company’s going concern value at that time, so long as the trading price at that time is not impacted by speculation regarding the likelihood of a potential transaction and did not determine a going concern value for the Company. Each of the Special Committee and the Board also considered the historical market prices of our ADSs as described under the caption “Market Price of the ADSs, Dividends and Other Matters — Market Price of the ADSs” beginning on page 79. Neither the Special Committee nor the Board considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a factor. The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern. The Company’s net book value per Share as of September 30, 2016 was US$0.16 based on the number of issued and outstanding Shares as of September 30, 2016. Net book value does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with larger companies in the Company’s industry.

The Company is not aware of any firm offers made by any unaffiliated person, other than the Buyer Group, during the past two years for (i) the merger or consolidation of the Company with or into another company, (ii) the purchase of all or a substantial part of the Company’s assets or (iii) a purchase of the Company’s voting securities that would enable the purchaser to exercise control over the Company.

In reaching its determination that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to and in the best interests of the Company and our Unaffiliated Shareholders and its decision to authorize and approve the Merger Agreement and recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by our shareholders, the Board, on behalf of the Company, considered the analysis and recommendation of the

Special Committee and the factors examined by the Special Committee as described above under this section and adopted such recommendations and analysis. For the foregoing reasons, each of the Company and the Board believes that the Merger Agreement, the Plan of merger and the Transactions, including the Merger, are substantively and procedurally fair to and in the best interests of the Company and our Unaffiliated Shareholders. The Special Committee and the Board on behalf of the Company believe that it is appropriate for the Company to undertake the Merger and the going private transaction at this time, so that it can achieve its goal of exiting the U.S. public equity market and become a privately held company.

Except as discussed in “Special Factors — Background of the Merger,” “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board,” and “Special Factors — Opinion of the Special Committee’s Financial Advisor,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of Unaffiliated Shareholders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction.

Position of the Buyer Group as to the Fairness of the Merger

Under SEC rules governing going-private transactions, each member of the Buyer Group is required to express its belief as to the fairness of the Merger to the Company’s Unaffiliated Shareholders. The Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company or holder of ADSs as to how to vote on the proposal to approve and adopt the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Buyer Group has interests in the Merger that are different from, and/or in addition to, those of the Unaffiliated Shareholders of the Company by virtue of its continuing interests in the Surviving Company after the completion of the Merger. These interests are described under “Special Factors — Interests of Certain Persons in the Merger — Interests of the Buyer Group” beginning on page 69.

The Buyer Group believes that the interests of the Company’s Unaffiliated Shareholders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to it, and not to the Unaffiliated Shareholders and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were substantively or procedurally fair to the Unaffiliated Shareholders. None of the Buyer Group members or their respective affiliates participated in the deliberations of the Special Committee regarding, nor received any advice from the Special Committee’s independent legal or financial advisors as to, the fairness of the Merger to the Company’s Unaffiliated Shareholders. The Buyer Group did not engage a financial advisor for the purpose of performing any independent valuation or other analysis to assist it in assessing the substantive and procedural fairness of the merger consideration to the Company’s Unaffiliated Shareholders.

Based on their knowledge and analysis of available information regarding the Company, discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Special Committee and the Board discussed under “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 35, and based on the following factors, the Buyer Group believes that the Merger is both substantively and procedurally fair to the Company’s Unaffiliated Shareholders.

In particular, the Buyer Group’s belief is based on consideration of the following substantive factors, which are not listed in any relative order of importance:

•	the current and historical market prices of the Company’s ADSs, including the fact that the per Share merger consideration of US$0.18875 or the per ADS merger consideration of US$7.55 represents (i) a premium of 17.8% to the closing price of the Company’s ADSs on August 24, 2016, the last trading day prior to the Company’s announcement of its receipt of a revised going-private proposal, (ii) a premium of 31.4% to the volume-weighted average closing price of the Company’s ADSs during the 90 trading days prior to August 25, 2016, the date of its receipt of the revised going-private proposal, (iii) a premium of 13.4% to the closing price of the Company’s ADSs on

November 30, 2016, the last trading day prior to the execution of the merger agreement, and (iv) a premium of 14.6% to the volume-weighted average closing price of the Company’s ADSs during the 90 trading days prior to the announcement of the execution of the Merger Agreement, respectively;
•	notwithstanding that the fairness opinion of Duff & Phelps was delivered to the Special Committee only and none of the Buyer Group members or any of their respective affiliates was entitled to rely or relied on such opinion, the fact that the Special Committee received an opinion from Duff & Phelps to the effect that, as of the date of the opinion and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Duff & Phelps set forth in Duff & Phelps’s written opinion, the merger consideration was fair, from a financial point of view, to the Unaffiliated Shareholders;
•	the consideration to be paid to the Unaffiliated Shareholders in the Merger is all cash, allowing the Unaffiliated Shareholders to immediately realize certainty of value and liquidity for all of their Shares or ADSs, without incurring brokerage and other costs typically associated with market sales;
•	the Buyer Group obtained (i) debt financing commitment for the Merger with a limited number of conditions attached, thus increasing the likelihood that the Merger will be consummated and the merger consideration will be paid to the Unaffiliated Shareholders, and (ii) equity financing commitments provided by the Sponsors pursuant to the Equity Commitment Letters (as defined below);
•	the termination fee payable by the Company to Parent if the merger agreement is terminated under certain circumstances is US$6.67 million or US$5 million, or approximately 2% and 1.6% of the transaction value, respectively, whereas the termination fee payable by Parent to the Company if the Merger Agreement is terminated under certain circumstances is US$10 million, or approximately 3.3% of the transaction value;
•	the ability of the Board to change, withdraw or modify its recommendation of the Merger Agreement and the ability of the Company to terminate the Merger Agreement in connection with an Intervening Event or a Superior Proposal;
•	the fact that (i) in the market check Duff & Phelps conducted under the direction of the Special Committee, all of the investors deemed to be potentially interested in acquiring the Company and contacted by Duff & Phelps declined or failed to respond to requests to engage in discussions with the Special Committee regarding any such acquisition, and (ii) since the Company’s receipt of the proposal letter from the Buyer Group on June 29, 2015, none of the Company, the members of the Special Committee or its representatives has received any offer from any third party;
•	each of the Sponsors has agreed to guarantee the obligations of Parent under the Merger Agreement to pay the relevant termination fee to the Company and reimburse certain costs and expenses of the Company if the Merger Agreement is terminated under certain circumstances; and
•	the Company has the ability to specifically enforce the terms of the Merger Agreement and the Equity Commitment Letters under certain circumstances.

In addition, the Buyer Group believes that the Merger is procedurally fair to the Company’s Unaffiliated Shareholders based on consideration of the following procedural safeguards, which are not listed in any relative order of importance:

•	the Special Committee, consisting entirely of independent directors who are unaffiliated with any member of the Buyer Group or the management of the Company, was established and given authority to, among other things, review, evaluate and negotiate the terms of the Merger and to recommend to the Board what action should be taken by the Company, including not to engage in the Merger;
•	members of the Special Committee do not have any interests in the Merger different from, or in addition to, those of the Unaffiliated Shareholders, other than (i) the directors’ receipt of Board compensation in the ordinary course, (ii) Special Committee members’ compensation in connection with its evaluation of the Merger (none of which is contingent upon the consummation of the Merger or the Special Committee’s or Board’s recommendation of the Merger) and (iii) their indemnification and liability insurance rights under the Merger Agreement;
•	the Special Committee and, acting upon the unanimous recommendation of the Special Committee, the Board determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are in the best interests of the Unaffiliated Shareholders;
•	the Merger was unanimously approved by the Special Committee;
•	the Board was fully informed about the extent to which the interests of certain shareholders of the Company who are also members of the Buyer Group in the Merger differed from those of the Unaffiliated Shareholders;
•	the Special Committee retained and was advised by independent legal counsels and financial advisor, all of whom are experienced in advising committees such as the Special Committee in similar transactions;
•	the merger consideration and other terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions were the result of extensive negotiations over an extended period of time between the Buyer Group and the Special Committee and their respective legal and financial advisors;
•	none of the Buyer Group members participated in or sought to influence the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;
•	under the terms of the Merger Agreement, in certain circumstances prior to obtaining the Requisite Company Vote, the Company is permitted to provide information to and participate in discussions or negotiations with persons making acquisition proposals; and
•	under the laws of the Cayman Islands, shareholders have the right to dissent from the Merger and to receive payment of the fair value of their Shares, which if not agreed will be determined by the Grand Court of the Cayman Islands.

In its consideration of the fairness of the Merger, the Buyer Group did not undertake an appraisal of the assets of the Company to determine the Company’s liquidation value for the Company’s Unaffiliated Shareholders due to the impracticability of determining a liquidation value given the significant execution risk involved in any breakup. In addition, the Buyer Group did not consider the Company’s liquidation value to be a relevant valuation method because it considers the Company to be a viable going concern where value is derived from cash flows generated from its continuing operations, and because the Company will continue to operate its business following the Merger. The Buyer Group did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Merger. The Buyer Group did not seek to establish a pre-Merger going concern value for the Company’s Shares and ADSs to determine the fairness of the merger consideration to the Unaffiliated Shareholders because following the Merger the Company will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the Company’s Shares, the merger consideration of US$7.55 per ADS or US$0.18875 per Share represented a premium to the going concern value of the Company.

The Buyer Group is not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person, other than the Buyer Group, during the past two years for (i) the Merger or consolidation of the Company with or into another company, or vice versa, (ii) an acquisition of the Company, (iii) a tender offer or other acquisition of any class of the Company’s securities, (iv) the sale or other transfer of a material amount of the assets of the Company or (v) a purchase of the Company’s securities that would enable the purchaser to exercise control over the Company.

The foregoing is a summary of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the fairness of the Merger to the Unaffiliated Shareholders, which is not intended to be exhaustive, but is believed by the Buyer Group to include all material factors considered by it. The Buyer Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the Merger to the Unaffiliated Shareholders. Rather, it has made the fairness determination after considering all of the foregoing factors as a whole.

The Buyer Group believes these factors provide a reasonable basis for its belief that the Merger is both substantively and procedurally fair to the Unaffiliated Shareholders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any shareholder or holder of ADSs of the Company as to how to vote with respect to the approval and adoption of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Certain Financial Projections

The Company’s management does not, as a matter of course, make available to the public future financial projections. However, in connection with their financial analysis of the Merger, our management provided certain financial projections for the fiscal year ending December 31, 2016 through the fiscal year ending December 31, 2020 to Duff & Phelps. These financial projections, which were based on our management’s projection of our future financial performance as of the date provided, were prepared by the Company’s management for internal use and for use by Duff & Phelps in its financial analyses, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts.

The financial projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, the Company’s management took into account historical performance, combined with estimates regarding net revenues, gross profit, operating expenses, income from operations and net income. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. This information is not, however, fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for our existing and new products, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to the Merger or any changes to our operations or strategy that may be implemented after the time the projections were prepared. We cannot assure you that the projections will be realized or that actual results will not be significantly different from those contained in the projections.

Neither our independent registered public accounting firm, Deloitte Touche Tohmatsu Certified Public Accountants LLP (“Deloitte”), nor any other independent accountants have examined, compiled or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon and, accordingly, they have not expressed any opinion or given any form of assurance on the financial projections or their achievability and therefore assume no responsibility for, and disclaim any association with, the financial projection information. The Report of the Independent Registered Public Accounting Firm issued by Deloitte accompanying our audited consolidated financial statements included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2015 incorporated by reference in this proxy statement refers exclusively to the Company’s historical information and does not cover any other information in this proxy statement and should not be read to do so. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the financial advisors and are not included for the purpose of influencing any shareholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal for his, her or its Shares.

The following table summarizes the financial projections prepared by our management in January 2016 (the “Original Management Projections”) and the revised financial projections prepared by our management in August 2016 (the “Revised Management Projections”). For descriptions of business of the Company, please see the Company's Form 20- F for the year ended December 31, 2015 filed with SEC. These projections have been considered by the Special Committee in connection with their analysis of the Merger and Duff & Phelps in connection with the delivery of its fairness opinion. The changes from the Original Management Projections to the Revised Management Projections were made by our management with consideration of following factors: (i) the Company’s actual financial performance for the nine months ended September 30, 2016, especially the underperformance in mobile games segment compared with the Company’s 2016 budget prepared by our management; (ii) changes in the regulatory environment and policies related to PRC smartphone mobile games market; and (iii) management’s decision to cease any further investments in WVAS segment in 2017 due to the shrinking market size and the adverse policies implemented by telecommunication operators.

	Original Management Projections
	Fiscal Year Ending December 31,
	2016E	2017E	2018E	2019E	2020E
	(RMB in millions except percentages)
Net Revenues
Internet Games	804	960	1,029	1,073	1,098
% Growth	17.9%	19.3%	7.3%	4.2%	2.4%
Mobile Games	209	230	253	265	279
% Growth	30.5%	10.0%	10.0%	5.0%	5.0%
WVAS	115	115	115	115	115
% Growth	-64.2%	0.0%	NA	NA	NA
Total Net Revenues	1,128	1,304	1,397	1,453	1,492
% Growth	-3.0%	15.6%	7.1%	4.0%	2.7%
Gross Profit	555	663	716	752	778
% Margin	49.2%	50.8%	51.2%	51.7%	52.1%
Operating Expenses(1)
Product Development	155	162	170	180	190
% of Net Revenues	13.8%	12.4%	12.2%	12.4%	12.7%
Sales and Marketing	164	206	209	217	212
% of Net Revenues	14.6%	15.8%	14.9%	14.9%	14.2%
General and Administrative	79	82	84	87	89
% of Net Revenues	7.0%	6.3%	6.0%	6.0%	6.0%
Total Operating Expenses	399	450	463	483	491
Government Subsidies	1	—	—	—	—
Income from Operations	156	213	253	269	287
% Margin	13.8%	16.4%	18.1%	18.5%	19.2%
Net Income	176	240	282	301	322
% Margin	15.6%	18.4%	20.2%	20.7%	21.6%
EBITDA(2)	181	241	278	296	307
% Margin	16.0%	18.5%	19.9%	20.4%	20.6%
Capital Expenditure	14	17	19	20	21
% of Net Revenues	1.2%	1.3%	1.3%	1.4%	1.4%
Net Working Capital	-97	-106	-114	-116	-120
% of Net Revenues	-8.6%	-8.2%	-8.1%	-8.0%	-8.0%

(1)	Management projected operating expenses include depreciation and amortization.
(2)	“EBITDA” refers to earnings before interest, taxes, depreciation and amortization.

	Revised Management Projections
	Fiscal Year Ending December 31,
	2016E	2017E	2018E	2019E	2020E
	(RMB in millions except percentages)
Net Revenues
Internet Games	850	923	960	994	1,013
% Growth	24.5%	8.7%	3.9%	3.5%	1.9%
Mobile Games	101	111	122	129	135
% Growth	-36.8%	10.0%	10.0%	5.0%	5.0%
WVAS	142	—	—	—	—
% Growth	-55.8%	-100.0%	NM	NM	NM
Total Net Revenues	1,093	1,035	1,082	1,122	1,148
% Growth	-6.0%	-5.3%	4.6%	3.7%	2.3%
Gross Profit	571	581	602	629	640
% Margin	52.3%	56.2%	55.7%	56.0%	55.7%
Operating Expenses(1)
Product Development	172	134	130	130	124
% of Net Revenues	15.7%	12.9%	12.0%	11.6%	10.8%
Sales and Marketing	199	200	199	206	202
% of Net Revenues	18.2%	19.3%	18.4%	18.4%	17.6%
General and Administrative	82	84	87	90	92
% of Net Revenues	7.5%	8.2%	8.1%	8.0%	8.1%
Total Operating Expenses	452	418	416	426	419
Government Subsidies	—	—	—	—	—
Income from Operations	119	163	186	203	220
% Margin	10.9%	15.8%	17.2%	18.0%	19.2%
Net Income	184 (2)	155	154	166	180
% Margin	16.9%	15.0%	14.2%	14.8%	15.6%
EBITDA	159	204	216	227	233
% Margin	14.6%	19.8%	20.0%	20.2%	20.3%
Capital Expenditure	12	12	12	12	12
% of Net Revenues	1.1%	1.2%	1.1%	1.1%	1.1%
Net Working Capital	-84	-68	-73	-75	-77
% of Net Revenues	-7.7%	-6.6%	-6.8%	-6.7%	-6.7%

(1)	Management projected operating expenses include depreciation and amortization.
(2)	Include non-recurring investment income of RMB127 million and non-recurring impairment loss of RMB 48 million.

EBITDA is used by management as supplemental financial measure to evaluate the company’s business trends. EBITDA is not defined under U.S. generally accepted account principles (“U.S. GAAP”) and accordingly, it may not be a comparable measurement to those used by other companies. EBITDA should not be considered a substitute for or superior to U.S. GAAP results.

A reconciliation of the EBITDA used in the Revised Management Projections with the most comparable financial measures calculated and presented in accordance with U.S. GAAP is set forth below.

	U.S. GAAP Reconciliation of the Management Projections
	Fiscal Year Ending December 31,
	2016E	2017E	2018E	2019E	2020E
	(RMB in millions except percentages)
Income from Operations	119	163	186	203	220
% Margin	10.9%	15.8%	17.2%	18.0%	19.2%
Add:
Depreciation and Amortization	40	41	30	24	12
EBITDA	159	204	216	227	233
% Margin	14.6%	19.8%	20.0%	20.2%	20.3%

In preparing these projections, the Company’s management necessarily made certain assumptions about future financial factors affecting our business, including, primarily, that (i) there will be no major changes in existing political, legal, fiscal and economic conditions in China; (ii) the gaming industry of China would not experience material fluctuations that may adversely affect our business, and that there will be no material change in competition affecting the Company; (iii) the Company will be able to maintain its current relationship with existing overseas third party Internet and mobile games developers and continue to license quality games from them; and (iv) the Company will be able to maintain its active paying users on a small number of Internet games, including World of Tanks and World of Warships, which are expected to generate a significant portion of our Internet games revenues.

Opinion of the Special Committee’s Financial Advisor

Pursuant to an engagement letter dated October 26, 2015, the Special Committee retained Duff & Phelps as its financial advisor to deliver a fairness opinion in connection with the Merger. Duff & Phelps is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions, private placements of securities, and other investment banking services.

At the meeting of the Special Committee on December 1, 2016, Duff & Phelps rendered its oral opinion (which was confirmed in writing by delivery of Duff & Phelps’ written opinion dated December 1, 2016) to the Special Committee that, as of such date and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Duff & Phelps, the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares and the Dissenting Shares) and the Per ADS Merger Consideration to be received by holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger were fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs). No limitations were imposed by the Special Committee upon Duff & Phelps with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of Duff & Phelps dated December 1, 2016, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of the opinion of Duff & Phelps set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The shareholders of the Company are urged to read the opinion in its entirety. Duff & Phelps’ written opinion is addressed to the Special Committee (in its capacity as such), is directed only to the Per Share Merger Consideration and the Per ADS Merger Consideration to be paid in the Merger and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the Merger or any other matter.

In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions in particular. Duff & Phelps’ procedures, investigations and financial analyses with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

•	reviewed the Company’s annual reports and audited financial statements on Form 20-F filed with the SEC for the years ended December 31, 2013, December 31, 2014 and December 31, 2015; and the Company’s unaudited interim financial statements for the six months ended June 30, 2015 and June 30, 2016 included in the Company’s Form 6-K filed with the SEC;
•	reviewed the Original Management Projections and the Revised Management Projections (collectively, the “Management Projections”) for the years ending December 31, 2016 through 2020, prepared and provided to Duff & Phelps by management of the Company in January 2016 and August 2016, respectively, upon which Duff & Phelps has relied, with the Company’s and the Special Committee’s consent, in performing its analysis;

•	reviewed other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by management of the Company;
•	reviewed a letter dated December 1, 2016 from the management of the Company, which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “Management Representation Letter”);
•	reviewed documents related to the Merger, including a draft of the Merger Agreement, the latest draft of which reviewed by Duff & Phelps was dated November 29, 2016;
•	discussed the information referred to above and the background and other elements of the Merger with the management of the Company;
•	discussed with Company management its plans and intentions with respect to the management and operation of the business;
•	reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;
•	performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and a review of premiums paid in selected transactions that Duff & Phelps deemed relevant; and
•	conducted such other analyses and considered such other factors as Duff & Phelps deemed necessary or appropriate.

In performing its analyses and rendering its opinion with respect to the Merger, Duff & Phelps, with the Company’s and the Special Committee’s consent:

•	relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information (or assume any responsibility or liability for independently verifying such information);
•	relied upon the fact that the Special Committee, the Board and the Company have been advised by counsel as to all legal matters with respect to the Merger, including whether all procedures required by law to be taken in connection with the Merger have been duly, validly and timely taken;
•	assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no view or opinion with respect to such estimates, evaluations, forecasts or projections or their underlying assumptions;
•	assumed that the information relating to the Company and the Merger supplied by the Company to Duff & Phelps, and the representations made by Company management regarding the Company and the Merger, are complete and accurate in all material respects, did not and does not omit to state a material fact in respect of the Company and the Merger necessary to make the information not misleading in light of the circumstances under which the information was provided;
•	assumed that the representations and warranties made by all parties in the Merger Agreement and in the Management Representation Letter are true and correct and that each party to the Merger Agreement will fully and timely perform all covenants, undertakings and obligations required to be performed by such party;
•	assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the Merger Agreement, conform in all material respects to the drafts reviewed;

•	assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;
•	assumed that all of the conditions required to implement the Merger will be satisfied and that the Merger will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects with all applicable laws; and
•	assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemplated benefits expected to be derived in the Merger.

To the extent that any of the foregoing assumptions or any of the facts on which the opinion is based prove to be untrue in any material respect, the opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of the opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Merger and as to which Duff & Phelps did not express any view or opinion in the opinion, including as to the reasonableness of such assumptions.

Duff & Phelps prepared its opinion effective as of December 1, 2016. Its opinion was necessarily based upon the information made available to Duff & Phelps as of the date thereof and market, economic, financial and other conditions as they existed and could be evaluated as of the date thereof, and Duff & Phelps has disclaimed any undertaking or obligation to (i) advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the date thereof or (ii) update, revise or reaffirm its opinion after the date thereof.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of the Company. Duff & Phelps had not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Merger, the assets, businesses or operations of the Company, or any alternatives to the Merger, (ii) negotiate the terms of the Merger, and therefore, Duff & Phelps assumed that such terms were the most beneficial terms, from the Company’s perspective, that could, under the circumstances, reasonably be negotiated among the parties to the Merger Agreement and the Merger, or (iii) advise the Special Committee or any other party with respect to alternatives to the Merger.

Duff & Phelps did not express any opinion as to the market price or value of the Shares or ADSs (or anything else) after the announcement or the consummation of the Merger (or any other time). Its opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter. Duff & Phelps has expressly disclaimed any responsibility or liability in this regard.

In rendering its opinion, Duff & Phelps was not expressing any opinion with respect to the amount or nature of any compensation payable to or to be received by the Company’s officers, directors or employees, or any class of such persons, relative to the merger consideration, or with respect to the fairness of any such compensation. In addition, Duff & Phelps’ opinion did not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares (other than the Excluded Shares and the Dissenting Shares) and ADSs (other than ADSs representing the Excluded Shares).

Duff & Phelps’ opinion was furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ written consent. The opinion (i) did not address the merits of the underlying business decision to enter into the Merger versus any alternative strategy or transaction; (ii) did not address any transaction related to the Merger; (iii) was not a recommendation as to how the Special Committee or any shareholder should vote or act with respect to any matters relating to the Merger, or whether to proceed with the Merger or any related transaction; and (iv) did not indicate that the Per Share Merger Consideration or the Per ADS Merger Consideration was the best possibly attainable under any circumstances; instead, it merely stated whether the Per Share Merger Consideration and the Per ADS Merger Consideration was within a range suggested by certain financial analyses. The decision as to whether to proceed with the Merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the opinion was based. The opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its opinion to the Special Committee. This summary is qualified in its entirety by reference to the full text of the opinion, attached hereto as Annex C. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Special Committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.

Discounted Cash Flow Analysis

Duff & Phelps performed a discounted cash flow analysis of the estimated future unlevered free cash flows attributable to the Company for the fiscal years ending December 31, 2016 through December 31, 2020, with “free cash flow” defined as cash generated by the business that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows utilizing a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Duff & Phelps utilized and relied upon the Management Projections, which are described in this proxy statement in the section entitled “Special Factors — Certain Financial Projections” beginning on page 44. The costs associated with the Company being a publicly listed company were excluded from the financial projections because such costs would likely be eliminated as a result of the Merger.

Duff & Phelps estimated the net present value of all cash flows attributable to the Company after fiscal year 2020 (the “Terminal Value”) using a perpetuity growth formula assuming a 3.5% terminal growth rate, which took into consideration an estimate of the expected long-term growth rate of the Chinese economy and the Company’s business. Duff & Phelps used discount rates ranging from 16.0% to 19.0%, reflecting Duff & Phelps’ estimate of the Company’s weighted average cost of capital, to discount the projected free cash flows and the Terminal Value. Duff & Phelps estimated the Company’s weighted average cost of capital by estimating the weighted average of the Company’s cost of equity (derived using the capital asset pricing model) and the Company’s after-tax cost of debt. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

Based on these assumptions, Duff & Phelps’ discounted cash flow analysis resulted in an estimated enterprise value for the Company of RMB 978.6 million (US$142.0 million) to RMB 1189.7 million (US$172.6 million) and a range of implied values of the Company’s ADSs of US$7.15 to US$7.78 per ADS.

Selected Public Companies and Merger and Acquisition Transactions Analyses

Duff & Phelps analyzed selected public companies and selected merger and acquisition transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of the Company. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.

The companies utilized for comparative purposes in the following analysis were not directly comparable to the Company, and the transactions utilized for comparative purposes in the following analysis were not directly comparable to the Merger. Duff & Phelps does not have access to nonpublic information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Merger cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the selected public companies and selected merger and acquisition transactions analysis is subject to certain limitations.

Selected Public Companies Analysis.  Duff & Phelps compared certain financial information of the Company to corresponding data and ratios from publicly traded companies in the gaming industry that Duff & Phelps deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. The seventeen companies included in the selected public company analysis in the gaming industry were:

China gaming companies	• NetEase, Inc.
• NetDragon Websoft Holding Limited
• Changyou.com Limited
• Ourgame International Holdings Limited
• Feiyu Technology International Company Ltd.
• Boyaa Interactive International Limited
• Linekong Interactive Group Co., Ltd.
Global gaming companies	• Ubisoft Entertainment SA
• NEXON Co., Ltd.
• DeNA Co., Ltd.
• Take-Two Interactive Software Inc.
• Square Enix Holdings Co., Ltd.
• Zynga, Inc.
• GungHo Online Entertainment, Inc.
• IGG Inc.
• Gree, Inc.
• Glu Mobile, Inc.

Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model, to that of the Company.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2016 and 2017 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to the Company’s fiscal year ends for which information was available. Data related to the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) were adjusted for purposes of this analysis to eliminate public company costs and non-recurring income (expenses).

	Revenue Growth			EBITDA Growth			EBITDA Margin
	LTM(1)	2016	2017	LTM	2016	2017	LTM	2016	2017
China Gaming Companies
NetEase, Inc.	85.1%	62.0%	27.4%	82.2%	70.3%	20.3%	33.7%	34.4%	32.5%
NetDragon Websoft Holdings Limited	19.2%	37.6%	19.3%	NM	NM	NM	NM	-4.5%	0.5%
Changyou.com Limited	-31.7%	-31.1%	13.0%	-32.7%	-38.1%	9.2%	31.3%	28.6%	27.7%
Ourgame International Holdings Limited	45.0%	28.9%	21.1%	56.7%	82.0%	6.6%	23.0%	29.1%	25.6%
Feiyu Technology International Company Ltd.	-47.5%	-26.3%	42.7%	NM	NM	NM	-5.0%	-1.7%	24.8%
Boyaa Interactive International Limited	-21.3%	2.0%	8.7%	11.2%	NA	NA	29.4%	NA	NA
Linekong Interactive Group Co., Ltd.	4.1%	14.3%	10.7%	NM	NA	NA	-24.4%	NA	NA
Group Median	4.1%	14.3%	19.3%	33.9%	70.3%	9.2%	26.2%	28.6%	25.6%
Global Gaming Companies
Ubisoft Entertainment SA	23.7%	23.1%	13.4%	11.2%	17.6%	18.6%	45.2%	43.7%	45.7%
NEXON Co., Ltd.	-0.9%	-4.9%	4.2%	-31.4%	-40.8%	44.3%	30.1%	26.5%	36.7%
DeNA Co., Ltd.	-0.1%	2.6%	7.6%	2.6%	16.0%	41.6%	24.7%	25.8%	34.0%
Take-Two Interactive Software Inc.	4.8%	25.9%	22.3%	NM	NM	83.4%	6.8%	12.3%	18.5%
Square Enix Holdings Co., Ltd.	29.2%	19.4%	0.4%	14.6%	24.8%	16.4%	13.3%	16.9%	19.6%
Zynga, Inc.	-4.5%	-2.5%	10.1%	NM	NM	NM	-5.9%	-7.3%	-2.8%
GungHo Online Entertainment, Inc.	-23.2%	-26.2%	-13.1%	-35.7%	-36.1%	-17.4%	42.4%	41.6%	39.6%
IGG Inc.	3.8%	44.7%	17.9%	-14.7%	48.1%	25.5%	23.7%	26.2%	27.9%
Gree, Inc.	-24.2%	-20.0%	-13.2%	11.2%	-33.9%	-20.2%	20.4%	20.5%	18.8%
Glu Mobile, Inc.	-17.7%	-18.8%	8.9%	NM	NM	NM	-22.4%	-23.2%	-5.3%
Group Median	-0.5%	0.0%	8.3%	2.6%	16.0%	22.0%	22.0%	23.2%	23.7%
Aggregate
Mean	2.6%	7.7%	11.9%	6.8%	11.0%	20.7%	16.6%	17.9%	22.9%
Median	-0.1%	2.6%	10.7%	11.2%	16.8%	18.6%	23.4%	25.8%	25.6%
KongZhong Corporation(2)	-15.5%	-6.0%	-5.3%	-39.1%	5.6%	26.1%	14.2%	15.8%	21.0%

(1)	Latest twelve months
(2)	The Company’s financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

	Enterprise Value (USD in millions)Enterprise Value as a Multiple of
		LTM EBITDA	2016 EBITDA	2017 EBITDA	LTM EBITA	2016 EBITA	2017 EBITA	LTM EBIT	2016 EBIT	2017 EBIT	LTM Revenue	2016 Revenue	2017 Revenue
China Gaming Companies
NetEase, Inc.	$26,280	15.8x	14.3x	11.9x	16.2x	14.8x	12.2x	16.2x	14.8x	12.2x	5.33x	4.91x	3.85x
NetDragon Websoft Holdings Limited	$1,382	NM	NM	NM	NM	NM	47.7x	NM	NM	NM	3.87x	3.24x	2.72x
Changyou.com Limited	$419	2.4x	2.8x	2.6x	2.7x	3.0x	2.3x	3.2x	3.6x	2.7x	0.75x	0.80x	0.71x
Ourgame International Holdings Limited	$294	10.3x	7.0x	6.6x	11.6x	8.5x	6.4x	18.2x	11.6x	8.0x	2.36x	2.05x	1.69x
Feiyu Technology International Company Ltd.	$161	NM	NM	13.2x	NM	NM	12.5x	NM	NM	16.3x	5.14x	4.68x	3.28x
Boyaa Interactive International Limited	$95	3.3x	NA	NA	3.5x	3.4x	3.0x	3.5x	3.4x	3.0x	0.98x	0.86x	0.79x
Linekong Interactive Group Co., Ltd.	$15	NM	NA	NA	NM	0.9x	0.7x	NM	1.0x	0.8x	0.17x	0.16x	0.15x
Group Median		6.8x	7.0x	9.2x	7.5x	3.4x	6.4x	9.8x	3.6x	5.5x	2.36x	2.05x	1.69x
Global Gaming Companies
Ubisoft Entertainment SA	$4,076	5.7x	5.4x	4.6x	6.3x	6.0x	5.4x	20.5x	17.9x	13.4x	2.56x	2.37x	2.09x
NEXON Co., Ltd.	$3,934	7.8x	9.1x	6.3x	8.9x	10.0x	6.5x	8.9x	10.0x	6.5x	2.35x	2.41x	2.31x
DeNA Co., Ltd.	$3,400	10.5x	9.8x	6.9x	11.9x	11.6x	10.3x	15.0x	14.6x	12.6x	2.60x	2.54x	2.36x
Take-Two Interactive Software Inc.	$3,170	30.5x	15.3x	8.3x	42.6x	16.9x	8.5x	42.6x	16.9x	8.5x	2.08x	1.88x	1.54x
Square Enix Holdings Co., Ltd.	$2,149	7.7x	5.9x	5.0x	9.6x	7.0x	6.0x	9.6x	7.0x	6.0x	1.02x	0.99x	0.99x
Zynga, Inc.	$1,649	NM	NM	NM	NM	NM	NM	NM	NM	NM	2.24x	2.21x	2.01x
GungHo Online Entertainment, Inc.	$1,430	3.1x	3.3x	4.1x	3.1x	3.4x	3.9x	3.2x	3.4x	3.9x	1.30x	1.39x	1.60x
IGG Inc.	$959	18.0x	12.5x	9.9x	18.7x	12.9x	10.5x	18.8x	13.0x	10.5x	4.27x	3.27x	2.78x
Gree, Inc.	$397	3.3x	3.3x	4.2x	3.5x	3.6x	4.6x	3.7x	NA	NA	0.67x	0.68x	0.79x
Glu Mobile, Inc.	$168	NM	NM	NM	NM	NM	NM	NM	NM	NM	0.78x	0.83x	0.76x
Group Median		7.7x	7.5x	5.7x	9.2x	8.5x	6.2x	12.3x	13.0x	8.5x	2.16x	2.05x	1.81x
Aggregate
Mean		9.9x	8.1x	7.0x	11.5x	7.9x	9.4x	13.6x	9.8x	8.0x	2.26x	2.08x	1.79x
Median		7.7x	7.0x	6.5x	9.2x	7.0x	6.4x	12.3x	10.8x	8.0x	2.24x	2.05x	1.69x

Selected M&A Transactions Analysis.  Duff & Phelps compared the Company to the target companies involved in the selected merger and acquisition transactions listed in the tables below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the Merger and the availability of public information related to the transaction. The selected gaming transactions indicated enterprise value to LTM EBITDA multiples ranging from 5.9x to 45.2x with a median of 12.7x, and enterprise value to LTM revenue multiples ranging from 0.43x to 28.16x with a median of 3.73x.

The Company is not directly comparable to the target companies in the selected M&A transactions analysis given certain characteristics of the transactions and the target companies, including business and industry comparability and lack of recent relevant transactions. Therefore, although reviewed, Duff & Phelps did not select valuation multiples for the Company based on the selected M&A transactions analysis.

Date Announced	Acquirer Name	Target Name	Enterprise Value (USD in millions)	LTM EBITDA (USD in millions)	LTM Revenue (USD in millions)	EV/ EBITDA	EV/ Revenue
China Gaming Transactions
9/4/2016	Zhongnan Red Culture Group Co., Ltd. (SZSE:002445)	Shanghai Jiguang Network Technology Co., Ltd.	$111	NA	$8	NA	13.76x
7/28/2016	Besttone Holding Co., Ltd. (SHSE:600640)	Dazzle Interactive Network Technologies Co., Ltd.	$254	NA	$100	NA	2.55x
3/1/2016	Allwin Telecommunication Co., Ltd. (SZSE:002231)	Shanghai Snowfish Tech Co., Ltd.	$285	NA	$36	NA	7.81x
11/3/2015	Meisheng Cultural & Creative Corp., Ltd. (SZSE:002699)	Hangzhou Joyreach Network Technology Co., Ltd.	$147	NA	$7	NA	19.96x
9/24/2015	Anhui Deli Household Glass Co., Ltd. (SZSE:002571)	Guangzhou Chuangsi Information Technology Limited	$393	NA	$132	NA	2.99x
6/13/2015	Chairman; Tencent Holdings Limited (SEHK:700); Legend Capital; Prometheus Capital	iDreamSky Technology Limited	$593	$39	$241	15.1x	2.46x
5/30/2015	Founders; Orient Securities Co., Ltd.	Taomee Holdings Ltd.	$61	NA	$36	NA	1.71x
5/18/2015	Orient Hongtai Zhihe (Beijing); ChangJiang Growth Capital Investment Co., Ltd; Beijing HT Capital Investment Management Co., Ltd.	China Mobile Games and Entertainment Group Limited	$650	$51	$240	12.7x	2.70x
12/31/2014	Chairman	Perfect World Co., Ltd.	$662	$113	$619	5.9x	1.07x
12/18/2014	New Sports Group Limited (SEHK:299)	Kingworld (Beijing) Technology Co., Ltd.	$493	NA	$19	NA	28.16x
12/1/2014	Fuchun Communications Co., Ltd. (SZSE:300299)	Shanghai The Dream Network Technology Co. Ltd.	$156	NA	$6	NA	25.45x

Date Announced	Acquirer Name	Target Name	Enterprise Value (USD in millions)	LTM EBITDA (USD in millions)	LTM Revenue (USD in millions)	EV/ EBITDA	EV/ Revenue
8/13/2014	Cultural Investment Holdings Co., Ltd. (SHSE:600715)	Shanghai Douwan Network Technology Co., Ltd.	$232	NA	$13	NA	17.27x
5/22/2014	Chinese Universe Publishing and Media Co.,Ltd. (SHSE:600373)	Beijing Elex Technology Co., Ltd.	$427	NA	$992	NA	0.43x
1/17/2014	Zhejiang Century Huatong Group Co., Ltd. (SZSE:002602)	Shanghai T2 Entertainment Co., Ltd.	$160	NA	$32	NA	4.94x
11/25/2013	Management; Baring Private Equity Asia; Hony Capital (Beijing) Co., Ltd.	Giant Interactive Group, Inc.	$2,368	$249	$380	9.5x	6.23x
8/31/2013	Wuhu Shunrong Sanqi Interactive Entertainment Network Technology Co., Ltd. (SZSE:002555)	Sanqi Interactive Entertainment (Shanghai) Technology Co., Ltd.	$1,435	NA	N/A	NA	NA
7/22/2013	Huayi Brothers Media Corporation (SZSE:300027)	Guangzhou Yin Han Technology Company Limited	$213	NA	N/A	NA	NA
10/25/2012	Chengdu B-ray Media Co.,Ltd. (SHSE:600880)	Beijing Manyougu Information Technology Co., Ltd	$237	NA	$34	NA	6.99x
Global Gaming Transactions
9/30/2016	Mail.Ru Group Limited (LSE:MAIL)	Pixonic LLC	$30	NA	$7	NA	4.11x
5/24/2016	Playtech plc (LSE:PTEC)	Quickspin AB	$56	$2	$7	23.8x	8.33x
3/30/2016	Colopl, Inc. (TSE:3668)	Eighting Co., Ltd.	$12	NA	$15	NA	0.82x
3/22/2016	YOUSU GmbH	Bigpoint GmbH	$90	NA	$68	NA	1.33x
2/18/2016	Vivendi SA (ENXTPA:VIV)	GameLoft S.E. (UNQ:GFT)	$722	$16	$287	45.2x	2.52x
11/2/2015	Activision Blizzard, Inc. (NasdaqGS:ATVI)	King Digital Entertainment plc	$4,911	$726	$2,104	6.8x	2.33x
7/31/2015	Stride Gaming plc (AIM:STR)	InfiApps Limited	$39	NA	$14	NA	2.86x
3/13/2015	Marvelous Inc. (TSE:7844)	G-MODE Corporation	$21	NA	$9	NA	2.33x
12/4/2014	CVC Capital Partners Limited	Sky Betting and Gaming	$1,368	$82	$286	16.7x	4.78x

Date Announced	Acquirer Name	Target Name	Enterprise Value (USD in millions)	LTM EBITDA (USD in millions)	LTM Revenue (USD in millions)	EV/ EBITDA	EV/ Revenue
11/12/2014	Churchill Downs Incorporated (NasdaqGS:CHDN)	Big Fish Games, Inc.	$835	$45	$308	18.6x	2.71x
10/14/2014	Tangelo Games Corp. (TSXV:GEL)	Diwip Ltd.	$105	$15	$28	7.2x	3.71x
9/15/2014	Microsoft Corporation (NasdaqGS:MSFT)	Mojang AB	$2,500	NA	$326	NA	7.67x
8/21/2014	SoftBank Group Corp. (TSE:9984)	Supercell Oy	$3,374	$326	$901	10.3x	3.74x
6/30/2014	Perfect Online Holding Limited; Sumpo Food Holdings Limited (nka: Leyou Technologies Holdings Limited (SEHK:1089))	Digital Extremes Ltd.	$120	NA	$26	NA	4.68x
1/13/2014	Amaya, Inc. (TSX:AYA)	Amaya Group Holdings (IOM) Limited	$5,212	$420	$1,133	12.4x	4.60x
10/1/2012	NEXON Co., Ltd. (TSE:3659)	gloops, Inc.	$468	NA	$304	NA	1.54x
3/15/2012	Scientific-Atlanta, LLC	NDS Group Holdings Limited	$5,005	$283	$989	17.7x	5.06x
2/15/2012	NCsoft Corporation (KOSE:A036570)	Ntreev Soft Co., Ltd.	$127	NA	$49	NA	2.60x
Mean						15.5x	6.18x
Median						12.7x	3.73x

Summary of Selected Public Companies/M&A Transactions Analyses

In order to estimate a range of enterprise values for the Company, Duff & Phelps applied valuation multiples to the Company’s projected EBITDA for the fiscal year ending December 31, 2016 and December 31, 2017. Duff & Phelps’ selected valuation multiples were as follows: the projected fiscal 2016 EBITDA multiple ranged from 5.5x to 7.0x and the projected fiscal 2017 EBITDA multiple ranged from 4.5x to 5.5x. Duff & Phelps analyzed a number of factors in comparing the Company to the selected public companies and the targets in the selected M&A transactions, including historical and forecasted growth in revenue and profits, profit margins and other characteristics that we deemed relevant. Rather than applying the average or median multiple from the public company set, Duff & Phelps selected multiples that reflect the Company’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the group. Duff & Phelps noted that while it reviewed the selected M&A transactions, it did not select valuation multiples for the Company based on the Selected M&A Transactions Analysis for the reasons described in the section titled “Selected M&A Transactions Analysis” above. As a result of the analysis of the selected valuation multiples described above, the selected public companies analysis indicated an estimated enterprise value for the Company of RMB 963.2 million (US$139.7 million) to RMB 1201.2 million (US$174.3 million) and a range of implied values of the Company’s ADSs of US$7.10 to US$7.81 per ADS.

Summary of Premiums Paid Analysis

Duff & Phelps analyzed the premiums paid by acquirers over the public market trading prices in going-private transactions and in change of control transactions in the gaming and entertainment software industry.

The transactions analyzed by Duff & Phelps included transactions announced since January 2012. The medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the transactions in going private transactions were 23.9%, 26.4%, and 27.9%, respectively. The medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the change of control transactions in the gaming and entertainment software industry were 26.0%, 27.7%, and 24.5%, respectively. Duff & Phelps noted that the proposed Per Share Merger Consideration implies a 17.8% premium over the Company’s closing price of US$6.41 per Share on August 24, 2016, the last full trading day prior to the public announcement of the terms of the offer, a 20.0% premium over the Company’s closing price of $6.29 per Share on August 18, 2016, one week prior to the public announcement of the terms of the offer and a 28.8% premium over the Company’s closing price of $5.86 per Share on July 26, 2016, one month prior to the public announcement of the terms of the offer.

The premiums paid as implied by the transactions considered vary significantly from transaction to transaction. The premiums paid analysis has not been refined or further analyzed for comparability by products, size, liquidity or other factors, therefore the premiums paid analysis was used for illustrative purposes only.

Summary of Analyses

The range of estimated enterprise values for the Company that Duff & Phelps derived from its discounted cash flow analysis was RMB 978.6 million (US$142.0 million) to RMB 1189.7 million (US$172.6 million), and the range of estimated enterprise values that Duff & Phelps derived from its selected public companies analysis was RMB 963.2 million (US$139.7 million) to RMB 1201.2 million (US$174.3 million). Duff & Phelps concluded that the Company’s enterprise value was within a range of RMB 970.9 million ($140.9 million) to RMB 1195.5 million (US$173.4 million) based on the analyses described above.

Based on the concluded enterprise value, Duff & Phelps estimated the range of common equity value of the Company to be RMB 2391.4 million (US$346.9 million) to RMB 2625.9 million (US$381.0 million) by:

•	subtracting bank loan of RMB 431.3 million (US$62.6 million) as of June 30, 2016;
•	subtracting net working capital deficit of RMB 11.0 million (US$1.6 million) as of June 30, 2016;
•	adding available-for-sale securities of RMB 144.9 million (US$21.0 million) as of June 30, 2016;
•	adding held-to-maturity securities of RMB 302.6 million (US$43.9 million) as of June 30, 2016;
•	adding restricted cash of RMB 539.0 million (US$78.2 million) as of June 30, 2016;
•	adding long-term investments of RMB 28.8 million (US$4.2 million) as of June 30, 2016;
•	adding other receivables of RMB 378.6 million (US$54.9 million) as of June 30, 2016;
•	adding excess cash of RMB 414.0 million (US$60.1 million) as of June 30, 2016;
•	adding the estimated cash proceeds from the exercise of warrants and in-the-money options of RMB 54.9 million (US$8.0 million) to the low-end enterprise value and RMB 64.8 million (US$9.4 million) to the high-end enterprise value;

Based on the foregoing analysis, Duff & Phelps estimated the value of each ADS to range from $7.13 to $7.80. Duff & Phelps noted that the Per Share Merger Consideration to be received by the holders of the Shares (other than the Excluded Shares and the Dissenting Shares) and the Per ADS Merger Consideration to be received by the holders of the ADSs (other than ADSs representing the Excluded Shares) in the Merger was within the range of the per ADS value indicated by its analyses.

Duff & Phelps’ opinion was only one of the many factors considered by the Special Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Special Committee.

Fees and Expenses

As compensation for Duff & Phelps’ services in connection with the rendering of its opinion to the Special Committee, the Company agreed to pay Duff & Phelps a fee of US$550,000, consisting of a nonrefundable retainer of US$250,000 payable upon engagement, and US$300,000 payable upon Duff & Phelps rendering the opinion.

The Special Committee also retained DPS, an affiliate of Duff & Phelps, to act as financial advisor to the Special Committee providing such financial and market related advice and assistance as may be appropriate in connection with the Merger, which may include assisting the Special Committee in reviewing strategic alternatives and, at the request of the Special Committee, pursuing alternative transactions which would result in more favorable terms to the public stockholders (other than the Buyer Group). For that engagement, the Company paid DPS a US$100,000 nonrefundable retainer at the time that the market check was authorized by the Special Committee.

No portion of Duff & Phelps’ fee is refundable or contingent upon the consummation of a transaction, including the Merger, or the conclusion reached in the opinion. The Company has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement. In addition, the Company has agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expenses incurred in connection with the rendering of its opinion not to exceed US$50,000 without the Company’s prior written consent.

The terms of the fee arrangements with Duff & Phelps and DPS, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the Special Committee and the Board are aware of these fee arrangements. Other than the DPS engagement described above and the Duff & Phelps’ engagement to render its opinion to the Special Committee, Duff & Phelps has not had any material relationship with any party to the Merger or any other affiliate of the Company for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Buyer Group’s Purposes of and Reasons for the Merger

Under the SEC rules governing going-private transactions, each member of the Buyer Group is required to express its reasons for the Merger to the Company’s Unaffiliated Shareholders. The Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Buyer Group, the purpose of the Merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Company’s Unaffiliated Shareholders will be cashed out in exchange for US$7.55 per ADS or US$0.18875 per Share, so that the Parent will benefit from the rewards and bear the risks of sole ownership of the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. In addition, the Merger will allow members of the Buyer Group which are currently shareholders of the Company to maintain a significant portion of their investment in the Company through their respective ownership in Parent as described under “— Interests of Certain Persons in the Merger — Interests of the Buyer Group” below beginning on page 69 and at the same time enable certain members of the Buyer Group to maintain their management leadership with the Company.

The Buyer Group believes that the operating environment has changed significantly since the Company’s initial public offering. There is increasing competition in China in the businesses in which the Company operates. The recent economic slowdown in China and expected sustained macroeconomic challenges place substantial pressure on the Company’s revenue growth and other financial metrics. These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the Buyer Group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business, and willingness to make business decisions focused on improving the Company’s long-term profitability. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. Following the Merger, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the U.S. public market’s valuation of the Company and the emphasis on short-term period-to-period performance.

As a privately held company, the Company will be relieved of many of the other expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002. In particular, the Buyer Group believes that as a privately held company, the Company would no longer be subject to (i) the increased costs of regulatory compliance as an SEC reporting company and (ii) the requirement to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and may potentially help the Company’s actual or potential competitors, customers, lenders and vendors compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be.

The Buyer Group decided to undertake the going-private transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above and because the Buyer Group was able to obtain debt financing in connection with the Merger. In the course of considering the going-private transaction, the Buyer Group did not consider alternative transaction structures because the Buyer Group believed the Merger was the most direct and effective way to enable the Buyer Group to acquire ownership and control of the Company.

Effects of the Merger on the Company

Private Ownership

ADSs representing Shares are currently listed on NASDAQ under the symbol “KZ”, It is expected that, following the consummation of the Merger, the Company will cease to be a publicly-traded company and will instead become a private company beneficially owned by the Rollover Shareholders and the Sponsors. Following the consummation of the Merger, ADSs will no longer be listed on any securities exchange or quotation system, including NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Ninety (90) days after the filing of Form 15 in connection with the consummation of the Merger or such longer period as may be determined by the SEC, registration of Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. The costs of complying with the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, totaled approximately US$1,200,000 for each of the years ended December 31, 2014 and December 31, 2015. After the consummation of the Merger, the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company. Furthermore, following the consummation of the Merger, the ADS program for the Shares will terminate.

Upon the consummation of the Merger, (i) each Share (including Shares represented by ADSs) issued and outstanding immediately prior to the Effective Time, other than (a) the Rollover Shares, (b) Shares held (including ADSs corresponding to such Shares) by Parent, the Company or any of their subsidiaries, and (c) Shares held by the Depositary (whether or not represented by ADSs) and reserved for issuance and allocation pursuant to the Share Incentive Plans (Shares described under (a) through (c) above are collectively referred to herein as the “Excluded Shares”) will be cancelled and cease to exist for no consideration or distribution therefor and (ii) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenter rights under the Cayman Islands Companies Law (the “Dissenting Shares”) will be cancelled for their fair value determined in accordance with the Cayman Islands Companies Law. At the Effective Time, each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and non-assessable ordinary share of the Surviving Company. As a result, current shareholders and ADS holders of the Company, other than the Rollover Shareholders, will no longer have any equity interest in, or be shareholders or ADS holders of, the Company upon the consummation of the Merger. As a result, the Company’s shareholders and ADS holders, other than the Rollover Shareholders, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, our current shareholders and ADS holders, other than the Rollover Shareholders, will not be exposed to the risk of loss in relation to their investment in the Company.

At the Effective Time, the Company will terminate the Share Incentive Plans, terminate all relevant award agreements applicable to the Share Incentive Plans, cancel (i) all Company Options under the Share Incentive Plans that are then outstanding and unexercised, whether or not vested or exercisable, (ii) all RSUs that are then outstanding and unvested and (iii) all Company Warrants that are then outstanding and unexercised, whether or not vested or exercisable. As soon as practicable following the Effective Time, each holder of (i) such cancelled Company Options shall have the right to receive an amount in cash equal to the excess of US$0.18875 over the applicable per share exercise price of such Company Options multiplied by the number of Shares underlying such Company Options, (ii) such cancelled RSUs shall have the right to receive a cash amount equal to US$0.18875 multiplied by the number of RSUs, and (iii) such cancelled Company Warrants shall have the right to receive an amount in cash equal to the excess of US$0.18875 over the applicable per share exercise price of such Company Warrants multiplied by the number of Shares underlying such Company Warrants.

Directors and Management of the Surviving Company

If the Merger is consummated, the Surviving Company will adopt new memorandum and articles of association in the form attached as Annex II to the Plan of Merger, which is substantively identical to the memorandum and articles of association of Merger Sub, as in effect prior to the consummation of the Merger (except that, at the Effective Time, all references to the name of the Surviving Company shall be amended to “KongZhong Corporation”) and all references to the authorized share capital of the Surviving Company will be amended as necessary to correctly describe the authorized share capital of the Surviving Company as approved in the Plan of Merger). In addition, the directors of Merger Sub immediately prior to the consummation of the Merger (identified below in “Annex E — Directors and Executive Officers of Each Filing Person”) will become the directors of the Surviving Company and the officers of the Company will remain the officers of the Surviving Company, unless otherwise determined by Parent prior to the Effective Time.

Primary Benefits and Detriments of the Merger

The primary benefits of the Merger to the Unaffiliated Shareholders include the following:

•	The receipt by the Unaffiliated Shareholders of US$0.18875 per Share or US$7.55 per ADS in cash, representing (i) a premium of 17.8% to the closing price of the Company’s ADSs on August 24, 2016, the last trading day prior to the Company’s announcement of its receipt of a revised going-private proposal, (ii) a premium of 31.4% to the volume-weighted average closing price of the Company’s ADSs during the 90 trading days prior to its receipt of the revised going-private proposal, (iii) a premium of 13.4% to the closing price of the Company’s ADSs on November 30, 2016, the last trading day prior to the execution of the merger agreement, and (iv) a premium of 14.6% to the volume-weighted average closing price of the Company’s ADSs during the 90 trading days prior to the announcement of the execution of the Merger Agreement, respectively;
•	The avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value following the Merger.

The primary detriments of the Merger to the Unaffiliated Shareholders include the following:

•	Such shareholders and ADS holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Company’s ordinary shares, if any.
•	In general, the receipt of cash pursuant to the Merger or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. See “Special Factors — Material U.S. Federal Income Tax Consequences” beginning on page 73.
•	Since the Company became publicly listed in July 2004, the highest historical closing price of our ADSs (US$16.00 per ADS) exceeds the Per ADS Merger Consideration.

The primary benefits of the Merger to the Buyer Group include the following:

•	If the Company successfully executes its business strategies, the value of the Buyer Group’s equity investment could increase because of possible increases in future revenues and free cash flow, possible increases in the underlying value of the Company or the possible payment of dividends that will accrue to Parent.
•	The Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly-traded company, the Company currently faces pressure from public shareholders and investment analysts to make decisions that may produce better short-term results, but which may not maximize equity value in the long term.
•	The Company will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition and regulation.
•	The Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations.
•	The Company will be able to introduce new products and services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet short-term forecasts.
•	There will be a reduction of the costs and administrative burden associated with operating the Company as a publicly-traded company, including the costs associated with regulatory filings and compliance requirements. For example, the costs of complying with the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, totaled approximately US$1,200,000 for each of the years ended December 31, 2014 and December 31, 2015. Such cost savings will directly benefit the Buyer Group following the closing of the merger, and will be recurring in nature if and for so long as the Company remains private.
•	The Buyer Group will become the beneficiary of the Company’s future use of operating loss carryforwards. As of December 31, 2015, for U.S. federal income tax purposes, the Company had nil tax loss carryforwards. For PRC income tax purposes, the Company had tax loss carryforwards of RMB157,733,509 (approximately US$24,215,283). None of such tax loss is expected to be realized.

The primary detriments of the Merger to the Buyer Group include the following:

•	All of the risk of any possible decrease in the revenues, free cash flow or value of the Surviving Company following the Merger will be solely borne by Parent.
•	The business risks facing the Company, including increased competition and government regulation, will be borne by Parent.
•	The borrowings of up to US$280 million as part of the financing by the Buyer Group of the funds necessary to consummate the Merger and the related transactions will increase the debt of the Surviving Company.
•	An equity investment in the Surviving Company by Parent following the Merger will involve substantial risk resulting from the limited liquidity of such an investment.
•	Following the Merger, there will be no trading market for the Surviving Company’s equity securities.

The primary benefits of the Merger to the Company’s directors and executive officers (other than members of the Buyer Group) include, without limitation, the following:

•	The continuation of service of certain executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions;
•	Continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company;

•	The compensation of members of the Special Committee in exchange for their services in such capacity at a rate of RMB30,000 per month for each member of the Special Committee, the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger; and
•	The cash-out of certain in-the-money Company Share Awards held by certain of the Company’s directors and executive officers.

The primary detriments of the Merger to the Company’s directors and executive officers (other than members of the Buyer Group) include, without limitation, the following:

•	Certain director and officers of the Company, to the extent and in their capacity as shareholders of the Company, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any.
•	In general, the receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws.

The Company’s Net Book Value and Net Earnings

After the closing of the Merger, each member of the Buyer Group will have an indirect interest in the Company’s net book value and net earnings in proportion to such member’s ownership interest in Parent, which will wholly own the Surviving Company. The Company’s net earnings attributable to its shareholders for the fiscal year ended December 31, 2015 was approximately US$(16.20) million and its net book value as of December 31, 2015 was approximately US$311.80 million.

The table below sets forth the indirect beneficial interest in the Company’s net book value and net earnings for each member of the Buyer Group before and after the Merger, based on the historical net book value and net earnings of the Company as of and for the year ended December 31, 2015.

	Ownership Prior to the Merger(1)				Ownership After the Merger(2)
	Net Book Value		Net Earnings		Net Book Value		Net Earnings
Name	US$’000%		US$’000%		US$’000%		US$’000%
Rollover Shareholders (excluding Mr. Wang’s interests in Gongqingcheng)	60,489.20	19.4	(3,142.80)	19.4	149,040.40	47.8	(7,743.60)	47.8
IDG Growth II and IDG Investors II	15,525.40	5.3	(858.60)	5.3	0	0	0	0
Hexie Chengzhang	0	0	0	0	135,321.20	43.4	(7,030.80)	43.4
Gongqingcheng(3)	0	0	0	0	27,438.40	8.8	(1,425.60)	8.8

(1)	Ownership percentages are based on Shares outstanding as of December 1, 2016, the date of the Merger Agreement.
(2)	Ownership percentages after the Merger are based on all Excluded Shares being cancelled without payment of any consideration and all other ordinary shares, Company Options and RSUs being cancelled in exchange for the Per Share Merger Consideration and other amounts due pursuant to the terms of the Merger Agreement, as applicable. Further, such percentages are subject to adjustment pursuant to the terms and conditions of the Merger Agreement, the Equity Commitment Letters and the Contribution Agreement.
(3)	Mr. Wang is a limited partner of Gongqingcheng, holding 34.1498% of the total interests of Gongqingcheng.

Plans for the Company after the Merger

After the Effective Time, the Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent.

The Buyer Group has advised the Company that, other than as described in this proxy statement, it does not have any present plans or proposals that relate to or would result in any of the following:

•	an extraordinary corporate transaction involving the Company’s corporate structure, business, or management, such as a merger, reorganization, liquidation, or relocation of any material operations;
•	sale or transfer of a material amount of assets of the Company; or
•	any other material changes in the Company’s business.

However, after the Effective Time, the Buyer Group, the Surviving Company’s management and the Board will continue to evaluate the Surviving Company’s business and operations from time to time, and may propose or develop new plans and proposals, including any of the foregoing actions and any actions to address the challenges referred to under the heading “Special Factors — Buyer Group’s Purposes of and Reasons for the Merger” above, in each case, which they consider to be in the best interests of the Surviving Company and its equity holders, including the possibility of relisting the Company or a substantial part of its business on another stock exchange. The Buyer Group expressly reserves the right to make any changes it deems appropriate to the operation of the Surviving Company in light of such evaluation and review as well as any future developments.

Alternatives to the Merger

The Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on July 8, 2015 in response to the receipt of the proposal letter from Mr. Wang on June 29, 2015. In light of (i) the express intention of certain members of the Buyer Group not to sell the Shares or ADSs they own to any third party and the beneficial ownership of the Buyer Group of approximately 24.7% of the voting rights of the entire issued and outstanding Shares (as of the date of this proxy statement) and (ii) the fact that, since the announcement of the proposed transaction and prior to the entry into the Merger Agreement, no party other than the members of the Buyer Group has contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company, the Special Committee determined that there was no viable alternative to the proposed sale of the Company to the Buyer Group.

The Special Committee also took into account that, the Company, subject to compliance with the terms and conditions of the Merger Agreement, can terminate the Merger Agreement prior to the receipt of the Requisite Company Vote, in order to accept an alternative transaction proposed by a third party that is a Superior Proposal, subject to the payment of a termination fee of US$6.67 million, as provided in the Merger Agreement. In this regard, the Special Committee recognized that it has flexibility under the Merger Agreement (subject to the restrictions and obligations set forth therein) to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a Superior Proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a Superior Proposal, recommend such proposal to the Company’s shareholders).

In addition, the Special Committee also considered, as an alternative available to the Company to enhance shareholder value, that the Company remain as a public company. However, the Special Committee did not believe such options to be equally or more favorable in enhancing shareholder value, after considering factors such as the forecasts of future financial performance prepared by management, the offer premium implied by the merger consideration, the increased costs of regulatory compliance for public companies, the challenges to the Company’s efforts to increase shareholder value as an independent publicly-traded company, and the requirement, as an SEC-reporting company, to disclose a considerable amount of business information to the public which will limit the Company’s ability to compete in the market.

Except as set forth above, no other alternatives were considered by the Special Committee.

Effects on the Company if the Merger Is Not Completed

If the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are not authorized and approved by the shareholders of the Company or if the Merger is not consummated for any other reason, the shareholders or ADS holders of the Company will not receive any payment for their Shares or ADSs in connection with the Merger nor will the holders of any Company Share Award receive any payment pursuant to the Merger Agreement. Instead, the Company will remain a publicly-traded company, the ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet

NASDAQ’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Shares or ADSs. Accordingly, if the Merger is not consummated, we cannot assure you as to the effect of these risks and opportunities on the future value of the Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the Merger will be consummated.

Under specified circumstances in connection with the termination of the Merger Agreement, the Company may be required to pay Parent or its designees a termination fee of US$6.67 million or US$5 million, as the case may be, and reimburse Parent for certain expenses in the event that the Company fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, or Parent may be required to pay the Company a US$10 million termination fee or US$ 2 million, as the case may be, and reimburse the Company for certain expenses and liabilities in the event that Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, in each case as described in the section entitled “The Merger Agreement and Plan of Merger — Termination Fee” beginning on page 105.

If the Merger is not consummated, the Board will, from time to time, evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate, and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not approved by the shareholders or if the Merger is not consummated for any other reason, we cannot assure you that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing of the Merger

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Transactions, including the Merger, is approximately US$290 million (assuming no exercise of dissenter rights by shareholders of the Company). This amount includes the cash to be paid to the Company’s shareholders and holders of ADSs (other than holders of the Excluded Shares) and holders of the Company Share Awards and the Company Warrants in the Merger. It does not include the costs and expenses in connection with the Transactions, including the Merger, or the value of the Excluded Shares, which will be contributed to Parent and cancelled for no consideration in the Merger.

The Buyer Group expects to fund the Transactions, including the Merger, through a combination of (i) the proceeds from a committed senior secured term loan facility in an amount of up to US$280 million, which is agreed to be arranged by CMB NY pursuant to the Debt Commitment Letter, (ii) cash contributions provided by the Sponsors, in the aggregate amount of US$159 million, pursuant to the Equity Commitment Letters, and (iii) available cash of the Company and its subsidiaries, there are no alternative financing arrangements or plans in place to obtain the funds necessary for the consummation of the Transactions, including the Merger.

Debt Financing

On December 1, 2016, Merger Sub and Mr. Wang received the Debt Commitment Letter from CMB NY, pursuant to which and subject to the conditions set forth therein, CMB NY committed to arrange and provide a senior secured term loan facility of up to US$280 million in aggregate principal amount (the “Term Facility”) for the Buyer Group to finance the Merger.

The Debt Commitment Letter terminates upon the occurrence of the following events, unless CMB NY agrees to an extension in writing: (i) any termination of the Merger Agreement by Merger Sub in a signed writing in accordance with the terms of the Merger Agreement (or a written confirmation or public announcement thereof by Merger Sub); (ii) the consummation of the Transactions without the funding of the Term Facility and (iii) 11:59 p.m., New York City time, on the date that is ten (10) business days after the Termination Date. CMB NY and any other lead arrangers for the Term Facility appointed pursuant the Debt Commitment Letter, are referred to herein as the “Lead Arrangers”. CMB NY and any other initial lenders added pursuant to the Debt Commitment Letter, are referred to herein as the “Initial Lenders”, and together with any other institutional lenders and investors added to the Term Facility by the Lead Arrangers, the “Lenders.” Mr. Wang, his spouse and adult children are collectively referred to herein as the “Guarantors”.

The initial borrowings under the Term Facility are subject to, among other things, the following conditions:

•	Merger Sub shall have delivered a customary borrowing notice;
•	the representations and warranties made by, or with respect to, the Company and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders (but only to the extent that Parent or Merger Sub has the right to terminate the Merger Agreement or decline to consummate the Merger as a result of a breach of such representations in the Merger Agreement) shall remain accurate in all material respects;
•	certain fundamental representations and warranties made by Merger Sub and the Guarantors under the Debt Commitment Letter shall remain accurate in all material respects;
•	no Company Material Adverse Effect (as defined in the section entitled “The Merger Agreement and Plan of Merger — Representations and Warranties,” beginning on page 90) shall have occurred since the date of the Merger Agreement;
•	the Merger shall have been consummated, or substantially simultaneously with the initial borrowings under the Term Facility, shall be consummated, in all material respects in accordance with the terms of the Merger Agreement, after giving effect to any modifications, amendments, consents or waivers by Merger Sub thereto, other than those modifications, amendments, consents or waivers that are materially adverse to the interests of the Lenders or CMB NY, unless consented to in writing by the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned);
•	the equity contribution to Merger Sub shall have been made or, substantially simultaneously with the initial borrowings under the Term Facility, shall be made, in at least the amount agreed between Merger Sub and the Lead Arrangers;
•	the Lead Arrangers shall have received evidence that Mr. Wang owns directly a certain percentage of the ownership interest in Merger Sub to be specified in the definitive credit agreement;
•	the Lead Arrangers shall have received (a) audited consolidated balance sheets of the Company and its consolidated subsidiaries as at the end of, and related statements of income, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for, the three most recently completed fiscal years ended at least 150 days prior to the Effective Time; (b) an unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of, and related statements of income, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for each subsequent fiscal quarter subsequent to the last fiscal year of the Company and ended at least 90 days before the Effective Time, together with financial statements for the corresponding portion of the previous year, in each case, prepared in accordance with the generally applicable accounting principles in the United States;
•	subject in all respects to the limited conditionality provisions in the Debt Commitment Letter, all documents and instruments required to create and perfect CMB NY’s security interest in the collateral in respect of the Term Facility shall have been executed and delivered and, if applicable, be in proper form for filing;
•	subject in all respects to the limited conditionality provisions in the Debt Commitment Letter, at least two business days prior to the closing of the Merger, CMB NY and the Lead Arrangers shall have received all documentation and other information about Merger Sub and the Guarantors, in each case that have been reasonably requested by CMB NY or the Lead Arrangers in writing at least ten business days prior to the closing date of the Merger and that CMB NY and the Lead Arrangers reasonably determines is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act;
•	the closing of the Term Facility shall have occurred on or before the expiration of the Debt Commitment Letter;

•	(i) the execution and delivery by Merger Sub and the Guarantors of the documentation for the Term Facility (including guarantee by the Guarantors) which shall, in each case, be in accordance with the terms of the Debt Commitment Letter (and the term sheet attached thereto), and (ii) delivery to the Lead Arrangers of customary legal opinions, customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in Cayman Islands (with respect to Merger Sub and the Company) and a solvency certificate with respect to Merger Sub and its consolidated subsidiaries as of the closing date of the Merger after giving effect to the Transactions;
•	CMB NY shall have received (i) written evidence of deposit of the cash collateral in the accounts opened with China Merchants Bank Co., Ltd., Beijing Branch (“CMB BJ”), (ii) the cash pledge agreement between CMB BJ and Kongzhong (China) Co., Ltd. (“Kongzhong China”) relating to the cash collateral and (iii) the cash pledge agreement between the CMB BJ and Holdco relating to the cash collateral;
•	all fees required to be paid on the closing date of the Merger pursuant to the fee letter executed by the parties to the Debt Commitment Letter simultaneously therewith and reasonable out-of-pocket expenses required to be paid on the closing date of the Merger pursuant to the Debt Commitment Letter shall, upon the initial borrowings under the Term Facility, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Term Facility); and
•	the terms of the documentation for the Term Facility shall be in a form such that they do not impair the availability or funding of the Term Facility on the closing date of the Merger if the applicable conditions set forth above are satisfied.

The Term Facility will be borrowed in a single drawing on the closing date of the Merger. The Term Facility will mature on the date that is two years after the closing date of the Merger and the then outstanding aggregate principal amount will be payable on the maturity date.

The interest rate of the Term Facility will be equal to the London interbank offered rate for U.S. dollar deposits for a three-month period equal to the applicable three-month interest period and a margin of 2% per annum.

The obligations of Merger Sub under the Term Facility will be unconditionally and irrevocably guaranteed on a senior basis by the Guarantors. The obligations of Merger Sub and the Guarantors under the Term Facility will be secured on a first priority basis by (a) a perfected first priority pledge of cash by Kongzhong China and Holdco to CMB BJ under the Term Facility, (b) a perfected first priority pledge of 100% of the equity interests in Kongzhong China and Holdco to CMB BJ, and (c) a perfected first priority equitable mortgage over the entire issued share capital of Merger Sub and the Company to CMB NY. Merger Sub will be subject to certain customary affirmative and negative covenants under the Term Facility, which also contain certain customary events of default.

CMB NY’s commitments to provide the debt financing are not conditioned upon a successful syndication of any of the Term Facility with other financial institutions.

The Debt Commitment Letter and the commitments thereunder will not be assignable by any party thereto without the prior written consent of each other party thereto, such consent not to be unreasonably withheld, conditioned or delayed.

The Buyer Group currently plans to repay the debt incurred to finance the Merger using the operating cash flow of the Surviving Company after the Merger in accordance with the Term Facility.

The foregoing summary of the Debt Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the Debt Commitment Letter.

Equity Financing

On December 1, 2016, Holdco entered into an equity commitment letter with each of the Sponsors, respectively (each such equity commitment letter, an “Equity Commitment Letter” and, collectively, the “Equity Commitment Letters”). Under the terms and subject to the conditions of the Equity Commitment

Letters, the Sponsors will contribute equity financing in an aggregate amount of US$159 million to Holdco to complete the Merger. Pursuant to these Equity Commitment Letters, each of Mr. Wang, Hexie Chengzhang and Gongqingcheng has committed to contribute, as an equity contribution to Holdco, an amount, equal to US$40 million, US$99 million and US$20 million, respectively, subject to the terms and conditions therein, in each case in exchange for the purchase of certain equity interests of Holdco by such Sponsor. Such funds are to be used solely for the purpose of completing the Merger and the other transactions in accordance with the Merger Agreement.

The equity contribution by each of the Sponsors under its Equity Commitment Letter is conditioned upon (i) the execution and delivery of the Merger Agreement by the Company, Parent and Merger Sub, and (ii) the satisfaction or waiver (to the extent permitted under applicable law) at the closing of each of the conditions to Parent’s and Merger Sub’s obligations to effect the closing set forth in the Merger Agreement (other than any conditions that by their nature are to be satisfied at the closing but subject to the prior or substantially concurrent satisfaction of such conditions).

The obligation of each of the Sponsors to fund the equity contribution under its or his Equity Commitment Letter will terminate automatically and immediately upon the earliest to occur of (i) the closing of the Merger, at which time the commitment will be discharged, but subject to the performance of such obligations, and (ii) the termination of the Merger Agreement pursuant to its terms. However, if the Company, as the third-party beneficiary under each Equity Commitment Letter, has made a claim to enforce the terms of the Equity Commitment Letter prior to such termination, the Equity Commitment Letter shall terminate upon the final, non-appealable resolution of such action and satisfaction by the Sponsor of any obligations finally determined or agreed to be owed by the Sponsor, consistent with the terms thereof.

The Company is an express third-party beneficiary of each of the Equity Commitment Letters to the extent of its right to seek specific performance of each of the Equity Commitments Letters under the circumstances in which the Company would be permitted by the Merger Agreement to obtain specific performance requiring Parent to enforce the equity commitments.

Limited Guaranty

Concurrently with the execution of the Merger Agreement, each of the Sponsors entered into a Limited Guaranty. Under the Limited Guaranties, each Sponsor has guaranteed in favor of the Company its pro rata portion of (i) Parent’s payment obligations with respect to the termination fee and all costs and expenses incurred by the Company in connection with the collection of such termination fee (if any), and (ii) the indemnification, reimbursement and expense obligations of Parent in connection with the cooperation of the Company and its subsidiaries for the financing arrangements, if, as and when those obligations become payable and due under the Merger Agreement, up to a defined maximum amount. Each Limited Guaranty will terminate on the earliest of (i) the Effective Time, if the closing occurs, (ii) the payment in full of the guaranteed obligation under such Limited Guaranty (subject to a defined maximum amount), (iii) the termination of the Merger Agreement in accordance with its terms by mutual consent of the parties thereto or in circumstances where the Parent Termination Fee is not payable, and (iv) in the case of a termination of the Merger Agreement for which Parent would be obligated to pay the termination fee, the date falling 180 days after such termination, unless the Company has previously made a claim under such Limited Guaranty prior to such date, in which case such Limited Guaranty shall terminate upon the final, non-appealable resolution of such action and satisfaction by the applicable Sponsor of any obligations finally determined or agreed to be owed by such Sponsor.

Voting Agreement

Concurrently with the execution of the Merger Agreement, the Voting Shareholders entered into the Voting Agreement with Parent and the Company, pursuant to which each of the Voting Shareholders undertook to (i) in the case of a meeting, appear at such meeting or otherwise cause the Voting Shares to be counted as present for purposes of calculating a quorum and ensure any vote at such meeting be a poll vote, (ii) vote or otherwise cause to be voted all of its Voting Share (x) in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions and any related action reasonably required in furtherance thereof, and (y) against any Competing Transaction, and (iii) not enter into at any time prior to the termination of the Voting Agreement in accordance with its terms, any voting trust agreement or any other contract (other than the Contribution Agreement) with respect to any Voting Shares. Also pursuant to the Voting Agreement, each Voting Shareholder appointed Parent, and any designee of Parent, as its irrevocable (the period commencing on the date of the Voting Agreement and continuing until termination of the Voting Agreement in accordance with its terms) proxy and attorney-in-fact, with full power of substitution, to vote or cause to be voted its Voting Shares in accordance with the foregoing. The obligations under the Voting Agreement terminate upon the earlier to occur of (a) the Effective Time and (b) the valid termination of the Merger Agreement in accordance with its terms.

Contribution Agreement

Concurrently with the execution of the Merger Agreement, the Rollover Shareholders and Parent entered into the Contribution Agreement, pursuant to which the Rollover Shareholders agreed that, immediately prior to the closing of the Merger, it will contribute the Rollover Shares to Parent in exchange for newly issued ordinary shares of Parent, par value US$0.0000005 per share.

In addition, pursuant to the Contribution Agreement, each Rollover Shareholder agrees that from the date of the Contribution Agreement until any termination thereof, such Rollover Shareholder shall not, directly or indirectly, (i) tender any Rollover Shares into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the Transfer of any Rollover Shares or any right, title or interest thereto or therein (including by operation of law), (iii) deposit any Rollover Shares into a voting trust or grant any proxy or power of attorney or enter into a voting agreement with respect to any Rollover Shares (other than the Voting Agreement), (iv) knowingly take any action that would make any representation or warranty of such Rollover Shareholder set forth in the Contribution Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Rollover Shareholder from performing any of his, her, or its obligations under the Contribution Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv).

The consummation of the contribution by the Rollover Shareholders of the Rollover Shares is subject to the satisfaction in full (or waiver) of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger set forth in the Merger Agreement. Subject to the foregoing, the closing of the contribution and exchange contemplated by the Contribution Agreement will take place immediately prior to the closing of the Merger. The Contribution Agreement will terminate immediately upon the valid termination of the Merger Agreement in accordance with its terms.

Remedies

The Company, Parent and Merger Sub are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement subject to the following conditions: (i) Parent is required to consummate the closing pursuant to the terms of the Merger Agreement, (ii) the Debt Financing (and any Alternate Financing, if applicable) has been funded or the lender parties to the Debt Commitment Letter have irrevocably confirmed in writing that all conditions to funding of the Debt Financing (other than funding of the Equity Financing) have been satisfied and the Debt Financing (and any Alternative Financing, if applicable) will be funded at the Effective Time if the Equity Financing is funded, (iii) the Company has irrevocably confirmed in writing that if the Equity Financing and Debt Financing are funded, then it would take such actions that are within its control to cause the consummation of the Transactions, including the Merger, and (iv) the Equity Financing has not been funded and Parent has not consummated the Merger, which remedies are in addition to any other remedy to which they are entitled at law or in equity.

While the parties may pursue both a grant of specific performance and monetary damages until such time as the other party pays a termination fee (as applicable under the Merger Agreement), none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and monetary damages.

The election to pursue an injunction or other appropriate form of specific performance or equitable relief shall not restrict, impair or otherwise limit Parent or the Company from, in the alternative, seeking to terminate the Merger Agreement and collect the Company Termination Fee or the Parent Termination Fee, as

applicable, pursuant to the Merger Agreement; and upon the payment of such amounts, the remedy of specific performance shall not be available against the party making such payment.

The maximum aggregate liabilities of Parent, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to the Parent Termination Fee of US$10 million and the Company Termination Fee of US$6.67 million or US$5 million, as the case may be, and reimbursement of certain expenses in the event that the Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, as the case may be. If (a) the Company pays, and Parent receives, the Company Termination Fee pursuant to the Merger Agreement, then any such payment will be the sole and exclusive remedy of Parent, Merger Sub and their respective affiliates against the Company and its subsidiaries (and other related persons) and if (b) Parent pays, and the Company receives, the Parent Termination Fee pursuant to the Merger Agreement, then any such payment will be the sole and exclusive remedy of the Company and its affiliates against Parent, Merger Sub and their respective affiliates (and other related persons) under the Merger Agreement and the Limited Guaranties.

Interests of Certain Persons in the Merger

In considering the recommendation of the Special Committee and the Board with respect to the Merger, you should be aware that each member of the Buyer Group has interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. The Board and Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend that the Company’s shareholders vote in favor of authorizing and approving the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Interests of the Buyer Group

Immediately after the completion of the Merger, the Rollover Shareholders and the Sponsors will beneficially own 100% of the equity interests in the surviving company.

Each member of the Rollover Shareholders and the Sponsors will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the Merger which, if the Company is successfully managed, could result in an increase in the value of their investments in the Company. The Rollover Shareholders and the Sponsors will also bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. As there will be no public trading market for the surviving company’s shares, the Rollover Shareholders and the Sponsors will have no certainty of any future opportunity to sell such shares at an attractive price, or that any dividend paid by the surviving company will be sufficient to recover their respective investments in the Company.

The Merger may also provide additional means to enhance shareholder value for the Rollover Shareholders and the Sponsors, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to the Rollover Shareholders and the Sponsors, such as through dividends or other distributions.

Treatment of Company Share Awards

At the Effective Time, the Company will terminate the Share Incentive Plans, terminate all relevant award agreements applicable to the Share Incentive Plans, cancel (i) all Company Options under the Share Incentive Plans that are then outstanding and unexercised, whether or not vested or exercisable and all RSUs that are then outstanding and unvested. As soon as practicable following the Effective Time, each holder of (i) such cancelled Company Options shall have the right to receive an amount in cash equal to the excess of US$0.18875 over the applicable per share exercise price of such Company Options multiplied by the number of Shares underlying such Company Options, and (ii) such cancelled RSUs shall have the right to receive a cash amount equal to US$0.18875 multiplied by the number of RSUs.

As of the date of this proxy statement, our directors and executive officers (as set forth in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 115), as a group and excluding Mr. Wang, beneficially own: (a) 2,000,000 Company Options, whether or not vested or exercisable, to purchase 2,000,000 Shares issued pursuant to the Share Incentive Plans; and (b) 680,000 RSUs.

The following table shows, as of the date of this proxy statement, for each director and executive officer of the Company, (a) the number of Shares owned, (b) the cash payment that will be made in respect of the Shares at the Effective Time, (c) the number of Company Share Awards granted under the Share Incentive Plans, whether vested or unvested, and (d) the cash payment that will be made in respect of the Company Share Awards granted under the Share Incentive Plans at the Effective Time (in all cases before applicable withholding taxes).

	Shares		Company Options		RSUs
Name of Directors and Executive Officers	Shares Beneficially Owned	Cash Payment Thereof in US$	Shares Underlying	Cash Payment Therefor in US$	Shares Underlying	Cash Payment Therefor in US$
Leilei Wang	364,920,582	—	—	—	—	—
Xiaoxin Chen	1,240,000	234,050	—	—	200,000	37,750
Hope Ni	480,000	90,600	—	—	200,000	37,750
Xiaolong Li	520,000	98,150	—	—	80,000	15,100
Jay Chang	34,000,000	6,417,500	2,000,000	187,500	—	—
Tai Fan	28,000,000	5,285,000	—	—	—	—
Zhi Wang	280,000	52,850	—	—	200,000	37,750
All Directors and Executive Officers as a Group	424,440,582	12,178,150	2,000,000	187,500	680,000	128,350

After the consummation of the Merger, the maximum amount of cash payments our directors and executive officers may receive in respect of their Shares, Company Share Awards is approximately US$12.50 million, including US$12.18 million in respect of Shares, and approximately US$0.32 million in respect of Company Share Awards.

Treatment of Company Warrants

At the Effective Time, the Company will cancel all Company Warrants, whether or not vested or exercisable. to purchase Shares. As soon as practicable following the Effective Time, each former holder of such cancelled Company Warrants shall have the right to receive an amount in cash equal to the excess of US$0.18875 over the applicable per share exercise price of such Company Warrants multiplied by the number of Shares underlying such Company Warrants.

From and after the Effective Time, the Company will take all reasonable actions necessary to ensure that neither Parent nor the Surviving Company will be required to issue Shares or other share capital of the Company to any person pursuant to or in settlement of any Company Warrants.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the Merger Agreement, the parties to the Merger Agreement have agreed that:

•	The memorandum and articles of association of the Surviving Company will contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the memorandum and articles of association of the Company as in effect on the date of the Merger Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of the individuals who, at or prior to the effective time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.
•	The Surviving Company shall maintain in effect for six (6) years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time, including acts or omissions occurring in connection with the Merger Agreement and the consummation of the Transactions) (the parties covered thereby, the “Indemnified Parties”); provided, however, that the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable, and provided, further, that in no event shall the Surviving Company be required to expend more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance. In addition, the Company may, and, at Parent’s request, the Company shall, purchase a six (6)-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or Surviving Company under this paragraph shall terminate.
•	Subject to the relevant provisions under the Merger Agreement, from and after the Effective Time, the Surviving Company shall comply with all of the Company’s obligations, and shall cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time to the extent provided under the Company’s or such subsidiaries’ respective organizational and governing documents or agreements in effect on the date of the Merger Agreement and to the fullest extent permitted by the Cayman Islands Companies Law or any other applicable law, including the approval of the Merger Agreement, the Merger or the other Transactions or arising out of or pertaining to the Transactions; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under applicable law; and (ii) such Indemnified Parties against any and all Damages arising out of acts or omissions in connection with such persons’ official capacity as an officer, director or other fiduciary in the Company or any subsidiary if such service was at the request or for the benefit of the Company or any of its subsidiaries; provided that, in the case of each of (i) and (ii), such person (x) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company or the relevant subsidiary, and (y) shall have complied with the provisions of the following paragraph.
•	In the event the Company or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Company, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this indemnification and insurance section.
•	The provisions of this indemnification and insurance section shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this indemnification and insurance section.
•	Nothing in the Merger Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this indemnification and insurance section is not prior to or in substitution for any such claims under any such policies.

The Special Committee

On July 8, 2015, the Board established a Special Committee of directors to consider the proposal from Mr. Wang and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The Special Committee is composed of independent directors: Ms. Hope Ni and, Mr. Xiaolong Li. Other than their receipt of Board and Special Committee compensation (which are not contingent upon the consummation of the Merger or the Special Committee’s or the Board’s recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement, none of the members of the Special Committee has a financial interest in the Merger or any of transactions contemplated thereby that is different from that of the Unaffiliated Shareholders and none of them is related to any member of the Buyer Group. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Merger.

We compensate the members of the Special Committee in exchange for their service in such capacity at a rate of RMB30,000 per month in aggregate for each member of the Special Committee (the payment of which is not contingent upon the consummation of the Merger or the Special Committee’s or the board’s recommendation of the Merger).

Position with the Surviving Company

The directors of Merger Sub immediately prior to the Effective Time will become the directors of the Surviving Company unless otherwise determined by Parent prior to the Effective Time. After the consummation of the Merger, it is anticipated that the executive officers of the Company will hold positions with the Surviving Company that are substantially similar to their current positions.

Related Party Transactions

We have adopted an audit committee charter, which requires the audit committee to review and approve all related-party transactions as defined in Item 404 of Regulation S-K on an ongoing basis. For a description of significant related-party transactions for the years ended December 31, 2014 and 2015, see “Item 7. Major Shareholders and Related Party Transactions” included in our annual report on Form 20-F for the fiscal year ended December 31, 2015, incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 120 for a description of how to obtain a copy of our annual report.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the Merger are estimated at the date of this proxy statement to be as follows:

Description	Amount (US$)
Financing fees and expenses and other professional fees	720,000
Legal fees and expenses	650,000
Special Committee fees	250,000
Miscellaneous (including accounting, filing fees, printer, proxy solicitation and mailing costs)	80,000
Total	1,700,000

These fees and expenses will not reduce the aggregate merger consideration to be received by the Company shareholders and ADS holders. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, will be paid by the party incurring such costs and expenses except as otherwise stated in the section entitled “The Merger Agreement and Plan of Merger — Termination Fee.”

Voting by the Buyer Group at the Extraordinary General Meeting

Pursuant to the Voting Agreement, the Voting Shareholders have agreed to vote all of the Shares they beneficially own in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, at the extraordinary general meeting of shareholders of the Company. As of the Share Record Date, we expect that the Voting

Shareholders as a group will beneficially own, in the aggregate, 465,329,742 issued and outstanding Shares, which represents approximately 24.7% of the total issued and outstanding Shares.

Litigation Related to the Merger

We are not aware of any lawsuit that challenges the Merger Agreement or any of the Transactions, including the Merger.

Accounting Treatment of the Merger

The Merger is expected to be accounted for as a business combination by Parent in accordance with Accounting Standards Codification 805 “Business Combinations,” initially at the fair value of the Company as of the date of the closing of the Merger, which is the date of the acquisition.

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than the PRC Required Approvals in relation to the transactions contemplated by the Merger Agreement, filings or notices required under the federal securities laws and the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Registrar of Companies in the Cayman Islands and, in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of the Merger published in the Cayman Islands Government Gazette. See “The Merger Agreement and Plan of Merger —  Conditions to the Merger” beginning on page 103 for additional information.

Dissenters’ Rights

Holders of the Shares who exercise dissenters’ rights will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, a copy of which is attached as Annex D to this proxy statement. The fair value of their Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your dissenters’ rights (as described under the section entitled “Dissenters’ Rights” on page 109).

Material U.S. Federal Income Tax Consequences

This section describes the material U.S. federal income tax consequences to a U.S. holder (as defined below) of the exchange of Shares or ADSs for cash pursuant to the Merger or upon the exercise of dissenters’ rights. It applies to you only if you hold Shares or ADSs as capital assets for tax purposes. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	a bank;
•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a tax-exempt organization;
•	an insurance company;
•	a person liable for alternative minimum tax;
•	a person who actually or constructively owns 10% or more of our voting stock;

•	a person who holds Shares or ADSs that are a hedge or that are hedged against currency risks or as part of a straddle or a conversion transaction;
•	a person that purchases or sells Shares or ADSs as part of a wash sale for tax purposes; or
•	a person whose functional currency is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. There is currently no comprehensive tax treaty between the U.S. and the Cayman Islands. In addition, this section is based in part upon the assumption that each obligation in the Deposit Agreement and any related agreement will be performed in accordance with its terms.

You are a U.S. holder if you are a beneficial owner of Shares or ADSs and you are:

•	a citizen or resident of the U.S.;
•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

If a partnership holds the Shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding Shares or ADSs should consult its tax advisor with regard to the U.S. federal income tax treatment of its disposal of Shares or ADSs.

You should consult your own tax advisor regarding the U.S. federal, state and local tax consequences of disposing of Shares or ADSs in your particular circumstances.

Exchange of Shares or ADSs for Cash

The exchange of Shares or ADSs for cash pursuant to the Merger or upon the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder will recognize gain or loss on the exchange, equal to the difference between the amount of cash received and the U.S. holder’s tax basis in its Shares or ADSs. As discussed below, it is likely that your Shares or ADSs will be treated as stock in a PFIC, in which case special character and timing rules may apply to gain or loss that you recognize in the exchange. The gain or loss will generally be income or loss from sources within the U.S. for foreign tax credit limitation purposes. However, as described in “Material PRC Income Tax Consequences”, if we were deemed to be a resident enterprise under PRC tax law, gains from the disposition of Shares or ADSs may be subject to PRC tax. U.S. holders are entitled to use foreign tax credits to offset only the portion of their U.S. federal income tax liability that is attributable to foreign-source income. Because under the Code capital gains of U.S. persons generally are treated as U.S.-source income, this limitation may preclude a U.S. holder from claiming a credit for all or a portion of any PRC taxes imposed on any gain from the sale of Shares or ADSs. However, a U.S. holder that is eligible for the benefits of the income tax treaty between the U.S. and the PRC may be able to elect to treat any such gain as foreign-source gain for foreign tax credit purposes. U.S. holders should consult their tax advisors regarding their eligibility for benefits under the income tax treaty between the U.S. and the PRC and the creditability of any PRC tax on disposition gains in their particular circumstances.

Classification as a PFIC

We will be a PFIC for any taxable year in which: (a) at least 75% of our gross income for the taxable year is passive income or (b) at least 50% of the value, determined on the basis of a quarterly average, of our assets is attributable to assets that produce or are held for the production of passive income.

We believe that we were likely a PFIC in 2016, 2015, 2014, and certain previous taxable years, but that we were likely not a PFIC in 2013. In addition, it is likely that we will be a PFIC for the 2017 taxable year. Accordingly, your Shares and ADSs will likely be treated as stock in a PFIC at the time of the Merger. However, whether we are a PFIC in 2017 depends on a number of factors that we cannot predict, including

(but not limited to) our market capitalization in 2017 and the amount of passive assets that we hold in 2017. Moreover, our PFIC status in 2017 will depend, in part, upon our income and assets after the Merger. Because this information is not expected to be released to the public, it is not clear how you should determine whether we are a PFIC in 2017. Furthermore, even if we are not a PFIC in 2017, your Shares or ADSs will nevertheless be treated as stock in a PFIC if we are a PFIC during any taxable year in which you held Shares or ADSs unless you qualify under one of the exceptions set forth below under “Tax Consequences if Company is not a PFIC”.

Except as discussed under “Tax Consequences if Company is not a PFIC”, the discussion below assumes that we will be a PFIC in 2017 and that the disposition of your Shares or ADSs pursuant to the Merger or exercise of dissenters’ rights will be subject to the special rules governing sales of stock in a PFIC. The application of the PFIC rules depends upon whether you have made a valid mark to market election with respect to your Shares or ADSs. Accordingly, the discussion below separately addresses the tax consequences to you depending on whether or not you made such an election.

You are urged to consult your tax advisor regarding our PFIC status in prior years, whether we will be a PFIC in 2017 (including how you will make that determination), and the application of the PFIC rules to a disposition of the Shares or ADSs.

Application of PFIC Rules to Holders That Made a Mark-to-Market Election

If the Shares or ADSs are considered “marketable stock”, you may make a “mark-to-market” election with respect to your Shares or ADSs. We believe that our ADSs are and will continue to be “marketable stock” as long as they continue to be traded on NASDAQ, other than in de minimis quantities, on at least 15 days during each calendar quarter. It is uncertain as to whether the Shares will constitute marketable stock. If you made this election for the taxable year prior to the Merger then (unless you have revoked your election with the consent of the Internal Revenue Service or the election has been terminated because our Shares or ADSs ceased to qualify as “marketable stock”), the special PFIC tax rules described below will generally not apply to you. Instead, any gain you recognize in the Merger or upon the exercise of dissenters’ rights would generally be treated as ordinary income, and any loss you recognize at such time would generally be treated as ordinary loss to the extent of the net amount of income you have previously included as a result of your mark-to-market election, and thereafter would be treated as capital loss.

You are urged to consult your tax advisor as to whether you should make a mark-to-market election for your Shares or ADSs, and the manner in which you should make such election.

Application of PFIC Rules to Gain Recognized by Holders That Did Not Make a Mark-to-Market Election

If your Shares or ADSs are treated as stock in a PFIC and you did not make a mark-to-market election with respect to the Shares or ADSs, you will be subject to special rules with respect to any gain you recognize on the disposition of your Shares or ADSs in the Merger or upon the exercise of dissenters’ rights.

Under these rules:

•	the gain will be allocated ratably over your holding period for the Shares or ADSs;
•	the amount allocated to the taxable year in which you realized the gain, or to a prior year in which we were not a PFIC with respect to you, will be taxed as ordinary income;
•	the amount allocated to each prior year in which we were a PFIC with respect to you will generally be taxed at the highest tax rate in effect for that year; and
•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each prior year in which we were a PFIC.

Although the adverse tax consequences described above can be mitigated if a U.S. holder makes a so-called “QEF election”, we have not provided (and do not intend to provide) certain information that is required for a U.S. holder to make a “QEF election”. Accordingly, you will not be able to make a so-called “QEF election” in respect of your Shares or ADSs.

If your Shares or ADSs are treated as stock in a PFIC and you did not make a mark-to-market election with respect to the Shares or ADSs, any loss that you recognize on the disposition of your Shares or ADSs in the Merger or upon exercise of dissenters’ rights should be treated as a capital loss for tax purposes.

Tax Consequences if Company is not a PFIC

The PFIC rules discussed above will not apply to you if we are not a PFIC in the 2017 taxable year and either (a) we were not a PFIC in any other taxable year during your holding period for the Shares or ADSs or (b) we were a PFIC in one or more prior taxable years during your holding period for the Shares or ADSs if you made a valid mark-to-market election or “deemed sale election” for the last such year in which we were a PFIC. In such a case, any gain that you recognize upon a disposition of Shares or ADSs pursuant to the Merger or upon the exercise of dissenters’ rights will generally be capital gain or loss.

Medicare Tax

A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% on the lesser of (1) the U.S. holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between US$125,000 and US$250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income generally includes its net gains from the disposition of our Shares or ADSs. If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your gains in respect of your investment in our Shares or ADSs.

Backup Withholding and Information Reporting

If you are a noncorporate U.S. holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to the payment of proceeds to you from the exchange of Shares or ADSs for cash pursuant to the Merger effected at a U.S. office of a broker.

Additionally, backup withholding may apply to such payments if you fail to comply with applicable certification requirements.

Payment of the cash consideration for our Shares or ADSs effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a payment made at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the U.S. (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the U.S., (ii) the proceeds or confirmation are sent to the U.S. or (iii) the sale has certain other specified connections with the U.S.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

Consequences of Participation in the Merger or an Exercise of Dissenters’ Rights

The receipt of cash, either as consideration in the Merger or as a result of a U.S. Holder exercising its dissenters’ rights (as described under the section entitled “Dissenters’ Rights” beginning on page 109), will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares for cash will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under “Passive Foreign Investment Company Considerations” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Shares exchanged is greater than one year at the Effective Time.

Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

Any gain or loss recognized by U.S. Holders will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. However, in the event that we are deemed to be a PRC “resident enterprise” under the PRC tax law and gain from the disposition of Shares is regarded as gain sourced from the PRC and is subject to tax in the PRC (see “Special Factors — Material PRC Income Tax Consequences” beginning on page 76), you may be eligible to elect to treat such gain as PRC source gain under the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income (the “Treaty”)). If we are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the Merger Agreement unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of the Shares, including their eligibility for the benefits of the U.S.-PRC income tax treaty and the availability of the foreign tax credit under their particular circumstances.

Material PRC Income Tax Consequences

Under the EIT Law, which took effect on January 1, 2008, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of the EIT Law, which became effective on January 1, 2008 and defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in China. Under the EIT Law and its implementation regulations, the PRC enterprise income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise, which is considered PRC-sourced income, provided that the “non-resident enterprise” does not have a de facto management body in the PRC. Under the PRC Individual Income Tax Law, an individual who disposes a capital asset in China is subject to PRC individual income tax at the rate of 20%. Relief from these taxes may be sought under applicable Income Tax Treaties with China.

The Company does not believe that it is a resident enterprise defined and regulated by the aforesaid regulations or that the gain recognized on the receipt of cash consideration for your Share should otherwise be subject to PRC income tax to holders of such Shares that are not PRC residents as none of our shareholders is a PRC company or PRC corporate group. However, as there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of cash consideration for Shares would otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents.

In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises’ Equity Transfer Income (“Circular 698”) issued by the State Administration of Taxation, which became effective as of January 1, 2008, the Circular Concerning Various Questions on the Administration of Enterprises Income Tax on Non-resident Enterprises (“Bulletin 24”) issued by the State Administration of Taxation, which became effective as of April 1, 2011, and the Bulletin on Certain Issues Relating to Indirect Transfer of Assets by Non-resident Enterprises (“Bulletin 7”) issued by the State Administration of Taxation, which became effective on February 3, 2015, if any non-resident enterprise transfers equity of a resident enterprise, the non-resident enterprise will be subject to a 10% PRC enterprise income tax on the gain from such equity transfer, however, such provision is not applicable to the transfer of listed shares where the number of shares to be transferred and the transfer price are determined pursuant to standard trading rules of a public security market and not by the purchaser and the seller by mutual agreement prior to such transactions. According to Circular 698, Bulletin 24 and Bulletin 7, where a non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, a list of factors set out by Bulletin 7 should be taken into consideration to assess whether the transfer arrangement would be deemed as having a reasonable commercial purpose. Where non-resident enterprises indirectly transfer PRC resident enterprises’ equity and avoid obligations to pay enterprise income tax through arrangement without a reasonable commercial purpose, PRC taxation authorities have the power to redefine and deem the transaction as a direct transfer of PRC resident enterprises’ equity and impose a 10% enterprise income tax on the gain from such offshore share transfer. Circular 698 or Bulletin 7 may be determined by the PRC tax authorities to be applicable to the merger where non-PRC resident corporate shareholders or ADS holders were involved, if the merger is determined by the PRC tax authorities to lack reasonable commercial purpose. As a result, if PRC tax authorities were to invoke Circular 698 or Bulletin 7 and impose tax on the receipt of consideration for Shares or ADSs, then any gain recognized on the receipt of consideration for such Shares or ADSs pursuant to the Merger by the Company’s non-PRC resident shareholders could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief if any).

You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for Shares and ADSs under the terms of the Merger. This is subject to the qualifications that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Registrar of Companies in the Cayman Islands to register the Plan of Merger and (iii) fees payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

MARKET PRICE OF THE COMPANY’S ADSS, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The following table provides the high and low sales prices for ADSs, each representing forty ordinary shares, on NASDAQ under the symbol “KZ” for each quarter during the past two years:

	Sales Price Per ADS (in US$)
Quarterly:	High	Low
2014
First quarter	11.60	7.56
Second quarter	11.92	8.42
Third quarter	9.10	6.35
Fourth quarter	7.13	5.30
2015
First quarter	5.81	4.93
Second quarter	8.48	5.52
Third quarter	7.36	6.14
Fourth quarter	7.65	6.64
2016
First quarter	7.50	6.80
Second quarter	7.37	4.90
Third quarter	6.86	4.70
Fourth quarter	6.99	6.19
2017
First quarter (through February 7, 2017)	7.06	6.70

The Per ADS Merger Consideration implies a premium of 17.8% to the closing price of the Company’s ADSs on August 24, 2016, the last trading day prior to the Company’s announcement of its receipt of a revised going-private proposal, a premium of 31.4% to the volume-weighted average closing price of the Company’s ADSs during the 90 trading days prior to August 25, 2016, the date of its receipt of the revised going-private proposal, and a premium of 13.4% to the closing price of the Company’s ADSs on November 30, 2016, the last trading day prior to the execution of the merger agreement, and a premium of 14.6% to the volume-weighted average closing price of the Company’s ADSs during the 90 trading days prior to the announcement of the execution of the Merger Agreement, respectively. On February 7, 2017, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of ADSs were US$6.83 and US$6.70, respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

On October 17, 2014, the Board declared a special one-time cash dividend of $40,999,308, representing $0.022 per ordinary share, or 0.88 per ADS, to the record holders of Shares as of October 27, 2014. The dividend has been paid in full.

Under the terms of the Merger Agreement, the Company is not permitted to pay any dividends or repurchase any Shares pending consummation of the Merger.

In the event the Merger Agreement is terminated for any reason and the Merger is not consummated, the payment of future dividends will be subject to the discretion of the Board. Even if the Board decides to pay dividends, the form, frequency and amount will depend upon the Company’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. If the Company pays any dividends, the ADS Depositary will distribute such payments to the Company’s ADS holders to the same extent as holders of Shares, subject to the terms of the Deposit Agreement, including the fees and expenses payable thereunder. Cash dividends on Shares, if any, will be paid in U.S. dollars. In addition, the Company is a holding company incorporated in the Cayman Islands.

The Company is a holding company and its current and future ability to pay dividends depends substantially on the payment of dividends and other distributions to the Company by its PRC subsidiaries.

The Company generates substantially all of its revenues through contractual arrangements with its PRC operating companies. PRC governmental authorities may, however, require the Company to amend these contractual arrangements in a manner that would materially and adversely affect the Company’s PRC subsidiaries’ ability to pay dividends to the Company. If the Company’s PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may also restrict the ability of the Company’s PRC subsidiaries to pay dividends to the Company. Furthermore, PRC legal restrictions permit payments of dividends by the Company’s PRC subsidiaries only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. There is no significant difference between retained earnings as determined in accordance with PRC accounting standards and in accordance with U.S. GAAP. Under PRC law, the Company’s PRC subsidiaries are also required to set aside at least 10% of their net income each year to fund their general reserves until the cumulative amount reaches 50% of their paid-in capital. The Company’s PRC subsidiaries may also allocate a portion of their net income to their staff welfare and bonus funds. These reserves and welfare and bonus funds are not distributable as cash dividends to the Company. Moreover, cash transfers from the Company’s PRC subsidiaries to the Company are subject to the PRC government’s currency conversion policy, and the Company’s PRC subsidiaries may not be able to obtain the relevant approvals or complete the requisite registrations for distributing dividends to the Company. Any failure by any of the Company’s shareholders or any beneficial owner of Shares who is a PRC resident to comply with the approval or registration requirements imposed by the State Administration of Foreign Exchange with respect to their investment in the Company could also subject the Company to legal sanctions, including a restriction on the Company’s PRC subsidiaries’ ability to distribute dividends to the Company. Furthermore, the Enterprise Income Tax Law eliminates the exemption of enterprise income tax on dividends derived by foreign investors from foreign invested enterprises and imposes on the Company’s subsidiaries in China an obligation to withhold tax on dividend distributions to their non-PRC shareholders, provided that such non-PRC shareholders are not classified as resident enterprises.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Board for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will take place on March 20, 2017, at 10:00 a.m. (Beijing time) at 35th Floor, Tengda Plaza, No. 168, Xizhimenwai Street, Beijing, 100044, the People’s Republic of China.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

•	as special resolutions:

THAT the Merger Agreement, the Plan of Merger required to be registered with the Registrar of Companies in the Cayman Islands (the Plan of Merger being in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the Merger, and the Transactions, including (i) the Merger, and (ii) the Adoption of the Amended M&A, be authorized, approved and adopted; and

THAT each of Ms. Hope Ni, Mr. Xiaolong Li and Mr. Tai Fan be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including (i) the Merger, and (ii) the Adoption of the Amended M&A;

•	if necessary, as an ordinary resolution:

THAT the Extraordinary General Meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the Extraordinary General Meeting to pass the special resolutions to be proposed at the Extraordinary General Meeting.

At the Effective Time, all Shares will be cancelled and cease to exist. If the Merger is completed, each Share issued and outstanding immediately prior to the Effective Time, other than Excluded Shares shall be cancelled in exchange for the right to receive US$0.18875 in cash per Share without interest and each Dissenting Shares will be cancelled for their fair value determined in accordance with the Cayman Islands Companies Law. Each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Rollover Shares) represents the right to receive US$7.55 in cash per ADS without interest (less US$0.05 per ADS cancellation fees pursuant to the Deposit Agreement). The Rollover Shares will be cancelled for no consideration.

In addition, at or immediately prior to the Effective Time, the Company will terminate the Share Incentive Plans, terminate all relevant award agreements applicable to the Share Incentive Plans, cancel all Company Options under the Share Incentive Plans that are then outstanding and unexercised, whether or not vested or exercisable and all RSUs that are then outstanding and unvested and all Company Warrants that are then outstanding and unexercised, whether or not vested or exercisable. As soon as practicable following the Effective Time, each holder of (i) such cancelled Company Options shall have the right to receive an amount in cash equal to the excess of US$0.18875 over the applicable per share exercise price of such Company Options multiplied by the number of Shares underlying such Company Options, (ii) such cancelled RSUs shall have the right to receive a cash amount equal to US$0.18875 multiplied by the number of RSUs, and (iii) such cancelled Company Warrants shall have the right to receive an amount in cash equal to the excess of US$0.18875 over the applicable per share exercise price of such Company Warrants multiplied by the number of Shares underlying such Company Warrants.

The Board’s Recommendation

The Board, acting upon the unanimous recommendation of the Special Committee:

•	determined that it is fair to, advisable and in the best interests of the Company and the Unaffiliated Shareholders to consummate the Transactions, including the Merger;

•	authorized and approved the execution, delivery and performance by the Company of the Merger Agreement, the Plan of Merger and the Limited Guaranties and the consummation of the Transactions, including the Merger; and
•	resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on the Share Record Date. If you own Shares at the close of business in the Cayman Islands on the Share Record Date, the deadline for you to lodge your proxy card and vote is March 17, 2017 at 10:00 a.m. (Beijing time).

If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained below), you cannot vote directly nor are you able to attend the extraordinary general meeting, but you may instruct the ADS Depositary (as the holder of the Shares underlying your ADSs) on how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 5:00 p.m. (New York City time) on March 15, 2017 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting.

Quorum

A quorum of the Company’s shareholders is necessary to have a valid shareholders’ meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy, of two or more shareholders entitled to vote that represent not less than one third of the voting rights represented by the issued Shares. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the authorization and approval of the Merger Agreement.

Vote Required

Under the Cayman Islands Companies Law and the Merger Agreement, in order for the Merger to be completed, the Merger Agreement and the Plan of Merger must be approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company’s shareholders, which requires the affirmative vote of shareholders holding two-thirds or more of the voting power represented by the Shares (including Shares represented by ADSs) present and voting in person or by proxy as a single class at the extraordinary general meeting. If this vote is not obtained, the Merger will not be completed.

As of the date of this proxy statement, there are 1,884,133,063 ordinary shares issued and outstanding, all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “— Procedures for Voting.” We expect that, as of the Share Record Date, there will be 1,884,133,063 ordinary shares issued and outstanding, all of which will be entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “— Procedures for Voting.” Based on the number of Shares expected to be issued and outstanding and entitled to vote as of the close of business in the Cayman Islands on the Share Record Date, 1,256,088,708 votes must be cast in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, in order for the proposal to be authorized, approved and adopted, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting. If less than all issued and outstanding Shares are present in person or by proxy and voting at the meeting, a smaller number of Shares will be required to approve the Merger.

As of the date of this proxy statement, the Voting Shareholders beneficially own an aggregate of 465,329,742 ordinary shares, representing approximately 24.7% of the Company’s issued and outstanding Shares and 465,329,742 votes, or approximately 24.7% of the total number of votes represented by the

Company’s issued and outstanding Shares. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 115 for additional information. These Shares will be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting.

Procedures for Voting

Shares

Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Share Record Date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Shares after the close of business on the Share Record Date may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares.

Shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than 10:00 a.m. on March 17, 2017 (Beijing time), the deadline to lodge the proxy card. Shareholders can also attend the extraordinary general meeting and vote in person.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards or need additional copies of this proxy statement or the accompanying proxy card should contact Jay Chang, CFO, at (+86-10) 88576000, or by email at ir@kongzhong.com.

ADSs

Holders of ADSs as of the close of business in New York City on the ADS Record Date will receive the final proxy statement and ADS voting instruction card either directly from the ADS Depositary (in the case of registered holders of ADSs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who are not registered holders of ADSs). Holders of ADSs as of the close of business in (New York City on March 3, 2017) (who do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained in the following paragraph) cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS Depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS Depositary and returning it in accordance with the instructions printed on the card. The ADS Depositary must receive the ADS voting instruction card no later than 5:00 p.m. (New York City time) on March 15, 2017. The ADS Depositary will endeavor, in so far as practicable, to vote or cause to be voted the Shares represented by ADSs in accordance with your voting instructions. If the ADS Depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS Depositary is to vote the Shares represented by the holder’s ADS, the ADS Depositary has advised the Company that it will not vote or attempt to exercise the right to vote any Shares underlying such holder’s ADSs. If you hold your ADSs in a brokerage, bank or other nominee account, you must follow the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Furthermore, if holders of ADSs do not timely deliver specific voting instructions to the ADS depositary, they will, under the terms of the Deposit Agreement, be deemed to have instructed the ADS depositary to give a discretionary proxy to the Designee, unless the Company notifies the ADS depositary that it does not wish such proxy to be given, that substantial opposition exists to the matters to be voted on at the extraordinary general meeting or that such matters would have a material adverse impact on the holders of Shares. Likewise, unless the Company notifies the ADS depositary that it does not wish such proxy to be given, that there exists substantial opposition to the matters to be voted on at the extraordinary general meeting or that such matters would have a material adverse impact on the holders of Shares, the Designee will receive a discretionary proxy from the ADS depositary and will vote all Shares underlying such uninstructed ADSs FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Adoption of the Amended M&A, FOR the proposal to authorize each of each of

Ms. Hope Ni, Mr. Xiaolong Li and Mr. Tai Fan to do all things necessary to give effect to Merger Agreement, the Plan of Merger, and the Transactions, including the Merger and the Adoption of the Amended M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as your proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become registered in the Company’s register of members as the holders of Shares prior to the close of business in the Cayman Islands on March 8, 2017, the Share record date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on March 3, 2017 together with (a) delivery instructions for the corresponding Shares (name and address of the person who will be the registered holder of the Shares), (b) payment of the ADS cancellation fees (US$0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement), and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the applicable ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not hold the ADSs as of the applicable ADS record date for the extraordinary general meeting and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for Citibank Hong Kong, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman Registrar, to issue and mail a certificate to your attention. If the merger is not completed, the Company would continue to be a public company in the U.S. and the ADSs would continue to be listed on NASDAQ. The Company’s Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Persons holding ADSs in a brokerage, bank or other nominee account should consult with their broker, bank or other nominee to obtain directions on how to provide such broker, bank or other nominee with instructions on how to vote their ADSs.

Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of the Share Record Date who are unable to participate in the extraordinary general meeting may appoint as a representative another shareholder, a third party or the Company as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Company as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Board. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the Company as proxy holder will vote in accordance with the position of the Board.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Adoption of the Amended M&A, FOR the proposal to authorize each of Ms. Hope Ni, Mr. Xiaolong Li and Mr. Tai Fan to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Adoption of the Amended M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions proposed at the extraordinary general meeting, unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. If a shareholder fails to vote by proxy or in person, it will be more difficult for the Company to obtain the necessary quorum to transact business at the extraordinary general meeting and to obtain the required votes described in “Vote Required.”

Brokers, banks or other nominees who hold Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. If proxies are properly dated, executed and returned by holders of Shares and no specific instructions are given by such holders, such Shares will be voted “FOR” the proposals and in the proxy holder’s discretion as to other matters that may properly come before the extraordinary general meeting. Abstentions by holders of Shares are included in the determination of the number of Shares present and voting but are not counted as votes for or against a proposal. If no proxy is given by such holders of Shares, broker non-votes will be counted toward a quorum but will not be treated as voted on any proposals at the extraordinary general meeting.

Furthermore, if holders of ADSs do not timely deliver specific voting instructions to the ADS Depositary, they will, under the terms of the Deposit Agreement, be deemed to have instructed the ADS Depositary to give a discretionary proxy to the Designee, unless the Company notifies the ADS Depositary that it does not wish such proxy to be given, that substantial opposition exists to the matters to be voted on at the extraordinary general meeting or that such matters would have a material adverse impact on the holders of Shares. Likewise, unless the Company notifies the ADS Depositary that it does not wish such proxy to be given, that there exists substantial opposition to the matters to be voted on at the extraordinary general meeting or that such matters would have a material adverse impact on the holders of Shares, the Designee will receive a discretionary proxy from the ADS Depositary and will vote all Shares underlying such uninstructed ADSs FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Adoption of the Amended M&A, FOR the proposal to authorize each of each of Ms. Hope Ni, Mr. Xiaolong Li and Mr. Tai Fan to do all things necessary to give effect to Merger Agreement, the Plan of Merger, and the Transactions, including the Merger and the Adoption of the Amended M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as your proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

Brokers, banks and other nominees who hold ADSs in “street name” for their customers do not have discretionary authority to provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of ADSs, they may not provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

•	First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company’s offices at 35th Floor, Tengda Plaza, No. 168, Xizhimenwai Street, Beijing, 100044, the People’s Republic of China, Attention: Investor Relations Department, before the commencement of the extraordinary general meeting.
•	Second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that it is received by the Company no later than 10:00 a.m. (Beijing time) on March 17, 2017, which is the deadline to lodge your proxy card.
•	Third, a registered shareholder can attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

Holders of ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 5:00 p.m. (New York City time) on March 15, 2017. A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS Depositary.
•	Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, a copy of which is attached as Annex D to this proxy statement. The fair value of each of their Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST, BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON MARCH 3, 2017, SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION THEIR ADSS, AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HOLD THE ADSs AS OF THE RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THEIR SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WOULD CONTINUE TO BE LISTED ON NASDAQ. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM

OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CONVERTED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (US$0.05 FOR EACH ADS (OR PORTION THEREOF) ISSUED) AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact Jay Chang, CFO, at (+86-10) 88576000, or by email at ir@kongzhong.com.

Solicitation of Proxies

We have not engaged any proxy solictor to assist in the provision of proxy solicitation information to brokerage, banks or other nominees and individual investors for the extraordinary general meeting. Proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of the Company’s officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT AND PLAN OF MERGER

The following summary describes the material provisions of the Merger Agreement. This summary may not include all of the information about the Merger Agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached as Annex A, and incorporated by reference into this section of this proxy statement. You are urged to read the Merger Agreement carefully and in its entirety, as it, together with the Plan of Merger, are the legal documents governing the Merger.

The summary of the Merger Agreement below is included in this proxy statement only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information regarding the Company, Parent, Merger Sub (or any other members of the Buyer Group) or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 120.

Structure and Consummation of the Merger

The Merger Agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement, with the Company as the Surviving Company of the Merger. If the Merger is consummated, the Company will cease to be a publicly-traded company. The closing of the Merger will occur no later than the fifteenth business day after all of the conditions to the Merger have been satisfied or waived. At the closing, Merger Sub and the Company will execute and file the Plan of Merger and other related documents with the Cayman Registrar as required by the Cayman Islands Companies Law. The Merger will become effective on the date when the Plan of Merger is registered by the Cayman Registrar, or such subsequent date (being not more than 90 days after the date of registration of the Plan of Merger by the Cayman Registrar) as may be specified in the Plan of Merger.

We expect that the Merger will be consummated in the first half of 2017, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived; however, we intend to complete the Merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

At the Effective Time, the Surviving Company will adopt new memorandum and articles of association in the form attached as Appendix II to the Plan of Merger, which are substantively identical to the memorandum and articles of association of Merger Sub in effect immediately prior to the Effective Time, except that (a) the name of the Surviving Company will be “KongZhong Corporation”, (b) all references to the authorized share capital of the Surviving Company will be amended as necessary to correctly describe the authorized share capital of the Surviving Company as approved in the Plan of Merger, and (c) the memorandum and articles of association of the Surviving Company will contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification than as set forth in the memorandum and articles of association of the Company as in effect on the date of the Merger Agreement. The directors of Merger Sub immediately prior to the Effective Time will become the directors of the Surviving Company and the officers of the Company immediately prior to the Effective Time will remain the officers of the Surviving Company, unless otherwise determined by Parent prior to the Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

Merger Consideration

At the Effective Time, each issued and outstanding Share of the Company (other than the Excluded Shares and the Dissenting Shares) shall be cancelled and cease to exist in exchange for the right to receive US$0.18875 per Share in cash without interest. At the Effective Time, each issued and outstanding ADS (representing forty Shares (other than any ADSs representing the Excluded Shares)) shall be cancelled in exchange for the right to receive US$7.55 per ADS in cash without interest (less a US$0.05 per ADS cancellation fee). Each of the Excluded Shares shall be cancelled and cease to exist without payment or distribution therefor. Each Dissenting Share will be cancelled and cease to exist in accordance with the procedures set out in the Merger Agreement, and from the Effective Time such dissenting shareholders shall thereafter represent only the right to receive the applicable payments as set forth in the Merger Agreement.

At the Effective Time, each ordinary share of Merger Sub will be converted into one validly issued, fully paid and non-assessable ordinary share of the Surviving Company. Such ordinary shares shall constitute the only issued and outstanding share capital of the Surviving Company at the Effective Time.

Treatment of Company Share Awards

At the Effective Time, the Company will (i) terminate the Share Incentive Plans, and any relevant award agreements applicable to the Share Incentive Plans, and (ii) cancel each Company Option that is then outstanding and unexercised, whether or not vested or exercisable, and each RSU that is then outstanding and unvested. As soon as practicable following the Effective Time, each holder of (i) such cancelled Company Options shall have the right to receive a cash amount equal to the excess of US$0.18875 over the applicable per share exercise price of such Company Options multiplied by the number of Shares underlying such Company Options without interest, and (ii) such cancelled RSUs shall have the right to receive a cash amount equal to US$0.18875 multiplied by the number of RSUs without interest.

Exchange Procedures

Prior to the Effective Time, Parent will deposit, or cause to be deposited, with a bank, trust company or such other entity that is reasonably satisfactory to the Company (such consent not to be unreasonably withheld, conditioned or delayed) to act as paying agent (the “Paying Agent”) an amount in cash, together with the amount of cash deposited in the Exchange Fund (as defined below), sufficient to make payments for the benefit of the holders of Shares and ADSs under the Merger Agreement (such aggregate cash amount, the “Exchange Fund”). As promptly as practicable after the Effective Time, the Surviving Company will cause the Paying Agent to mail to each registered holder of the Shares entitled to receive the merger consideration (a) a letter of transmittal specifying the manner in which the delivery of the Exchange Fund to registered holders of Shares (other than Excluded Shares and Dissenting Shares) will be effected and (b) instructions for use in effecting the surrender of share certificates, if any (or affidavits and indemnities of loss in lieu of the share certificates). Upon surrender of any share certificate (or affidavit and indemnities of loss in lieu of the share certificates) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, each registered holder of Shares represented by such share certificate and each registered holder of Shares which are not represented by a share certificate, in each case other than Excluded Shares and Dissenting Shares, shall be entitled to receive payment in the amount equal to (x) the number of Shares represented by such share certificate (or affidavit and indemnities of loss in lieu of the share certificates) or the number of uncertificated shares, in each case other than Excluded Shares and Dissenting Shares, multiplied by (y) US$0.18875.

As promptly as reasonably practicable following the Effective Time, the Paying Agent will transmit to the ADS Depositary an amount in cash equal to (a) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares), multiplied by (b) US$7.55. The ADS Depositary will distribute the per ADS merger consideration to the ADS holders pro rata to their holdings of ADSs (other than ADSs representing the Excluded Shares) upon surrender by them of the ADSs, after deducting the ADS cancellation fees and any necessary tax withholding or deductions. The Surviving Company will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding taxes, if any) due to or incurred by the ADS Depositary in connection with the distribution of the per ADS merger consideration to holders of ADSs (other than the ADS cancellation fee, which shall be payable by the ADS holders).

Treatment of Outstanding Company Warrants

At the Effective Time, each Company Warrant will be cancelled in exchange for the right to receive, as soon as practicable after the Effective Time (without interest), a cash amount equal to the product of (a) the excess of US$0.18875 over the applicable per share exercise price of such Company Warrant and (b) the number of Shares underlying such Company Warrant.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement. In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the Merger Agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosure and filings with the SEC since January 1, 2011 and prior to the date of the Merger Agreement (without giving effect to any amendment to any such SEC reports filed on or after the date of the Merger Agreement and excluding disclosures in the SEC reports contained in the “Risk Factors” or “Forward Looking Statements” sections thereof, or any other forward-looking statements or other disclosures to the extent they are general, nonspecific, forward-looking or cautionary in nature, in each case, other than specific factual information contained therein prior to the date of the Merger Agreement) and a disclosure schedule delivered by the Company to Parent and Merger Sub contemporaneously with the execution of the Merger Agreement. Furthermore, the representation and warranties made by the Company were qualified by the actual knowledge without investigation or inquiry, of Mr. Wang (and in certain circumstances, the actual knowledge, after reasonable inquiry, of Mr. Wang, Jay Chang, Tai Fan and Yang Yang) as of the date of the Merger Agreement. It should also be noted that information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, valid existence and qualification, license or authority to carry on the Company’s business;
•	the memorandum and articles of association or other equivalent organizational documents of the Company and its subsidiaries being in full force and effect;
•	the Company’s capitalization, the absence of agreements, arrangements or commitments relating to the issued or unissued share capital of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any share capital of the Company or any of its subsidiaries, the absence of any securities that would give their holders the right to vote with the Company’s shareholders; and the absence of encumbrances on the Company’s ownership of the equity interests of its subsidiaries;
•	the Company’s corporate power and authority to execute, deliver and perform its obligations under the Merger Agreement and to consummate the Transactions;
•	the determination by the Board (acting upon the unanimous recommendation of the Special Committee) that the Merger Agreement, Plan of Merger and the Transactions, including the Merger, are fair to, and in the best interests of, the Company (having regard to the interests of the shareholders (other than Parent and its affiliates) as a whole); the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, by the Board; and the resolution by the Board to recommend authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions to the holders of Shares (other than the Rollover Shareholders);
•	the required vote of the Company’s shareholders to authorize and approve the Merger Agreement, the Plan of Merger and the Merger;

•	the absence of (i) any conflict with or violation of the memorandum and articles of association or other equivalent organizational documents of the Company or any of its subsidiaries; (ii) any conflict with or violation of any law applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected; or (iii) any breach of or a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien (other than permitted encumbrances) on any property or asset of the Company or any of its subsidiaries pursuant to any note, bond, mortgage, indenture, deed of trust, contract, agreement or Company permit or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any properties or assets of the Company or its subsidiaries are bound, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay the consummation of the Transactions and would not have a Company Material Adverse Effect;
•	the absence of any consent, approval, authorization or permit of, or filing with or notification to any governmental authority in connection with the execution, delivery and performance of the Merger Agreement by the Company and the consummation of the Transactions except for (a) the filing of the Plan of Merger with the Cayman Registrar, and publication of notice of the Merger in the Cayman Islands Government Gazette, (b) the compliance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and (c) the compliance with the rules and regulations of the NASDAQ;
•	the accuracy of the information provided in the Schedule 13E-3 and this proxy statement;
•	compliance with applicable laws, licenses and permits;
•	the Company’s SEC filings since January 1, 2011 and the financial statements included or incorporated by reference in such SEC filings;
•	compliance with the applicable provisions of the United States Sarbanes-Oxley Act of 2002 and the applicable rules and regulations promulgated thereunder applicable to the Company’s SEC reports;
•	the accuracy of the information provided in the Company’s SEC filings;
•	the Company’s disclosure controls and procedures and internal control over financial reporting;
•	the absence of undisclosed liabilities or obligations of the Company or its subsidiaries;
•	the absence of a Company Material Adverse Effect and the absence of certain other changes or events from December 31, 2015 to the date of the Merger Agreement;
•	the absence of legal proceedings and governmental orders against the Company or its subsidiaries;
•	employee benefits plans and labor and employment matters;
•	real property;
•	intellectual property;
•	tax matters;
•	environmental matters;
•	no secured creditors; solvency;
•	material contracts and the absence of any default under, breach or violation of, or termination of, any material contract;
•	insurance matters;
•	interested party transactions;
•	the receipt of a fairness opinion from Duff & Phelps, as the financial advisor to the Special Committee;

•	the absence of any undisclosed brokerage, finder’s or other fees or commission;
•	the absence of a shareholder rights plan and the inapplicability of any anti-takeover law to the Merger Agreement and the Transactions; and
•	the absence of any other representations and warranties by the Company to Parent and Merger Sub, other than the representations and warranties made by the Company in the Merger Agreement.

Many of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects (including any change in applicable Law or the interpretation or enforcement thereof or other regulatory change that affects the Company or any of its Subsidiaries), is or is reasonably likely to (a) be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its subsidiaries taken as a whole, or (b) prevent or materially delay consummation of the Transactions or otherwise be materially adverse to the ability of the Company to perform its material obligations under the Merger Agreement; provided, however, that clause (a) shall not include any event, circumstance, change or effect occurring after the date of the Merger Agreement to the extent resulting from:

(i)	changes in general economic conditions or changes in securities markets in general;
(ii)	changes in United States generally accepted accounting principles or any applicable law after the date of the Merger Agreement;
(iii)	changes that are the result of factors generally affecting the market or the industry in which the Company and its subsidiaries operate;
(iv)	changes after the date of the Merger Agreement affecting the financial, credit or securities markets in which the Company or any of its subsidiaries operates, including changes in interest rates or foreign exchange rates;
(v)	the public announcement of the Merger Agreement subject to certain exceptions under the Merger Agreement;
(vi)	changes caused by a material worsening of current conditions caused by acts of natural disasters, terrorism or war (whether or not declared) occurring after the date of the Merger Agreement;

provided, that facts, events, circumstances, developments, conditions, changes, occurrences or effects set forth in clauses (i) to (iv) above shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or reasonably would be expected to occur if and to the extent such facts, events, circumstances, developments, conditions, changes, occurrences or effects specifically relate to the Company or any of its subsidiaries or individually or in the aggregate have a materially disproportionate adverse impact on the Company and its subsidiaries, taken as a whole, relative to the other participants in the principal industries and geographic markets in which the Company and its subsidiaries conduct their business.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, valid existence and good standing and power and authority to carry on their business;
•	their memorandum and articles of association being in full force and effect;
•	their corporate power and authority to execute, deliver and perform their obligations under and to consummate the enforceability of the Merger Agreement against them;
•	the approval and authorization by the sole director of Parent and the sole director of Merger Sub, and by Parent as the sole shareholder of Merger Sub, of the Merger Agreement and the consummation of the Transactions;

•	the absence of (i) any conflict with or violation of the memorandum and articles of association of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in the following paragraph have been obtained and all filings and obligations described in the following paragraph have been made, any conflict with or violation of any law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, (iii) any breach of or default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any contract or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, in the case of clause (ii) or clause (iii), for any such default, acceleration or creation as would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub, or be materially adverse to the ability of Parent or Merger Sub to perform their material obligations under the Merger Agreement;
•	the absence of any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority in connection with the execution and delivery of the Merger Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions, except (a) for the filing of the Plan of Merger and related documentation with the Cayman Registrar and publication of notice of the Merger in the Cayman Islands Government Gazette, (b) for the filings and/or notices pursuant to Section 13 of the Exchange Act and the rules and regulations thereunder, (c) for the PRC Required Approvals, (d) for compliance with the rules and regulations of the NASDAQ, and (e) where the failure to obtain or make, as applicable, any such consent, approval, authorization or permit of, or filing with or notification to, any governmental authority would not be expected to, individually or in the aggregate, prevent or materially delay consummation of the Transactions by Parent or Merger Sub;
•	the capitalization of Parent and Merger Sub and Parent’s ownership of Merger Sub;
•	the absence of legal proceedings against Parent or Merger Sub;
•	the delivery of the Debt Commitment Letter, Equity Commitment Letters (together the “Financing Documents”) and Contribution Agreement, and enforceability of such documents;
•	sufficiency of funds in the financing contemplated by the Financing Documents;
•	the Limited Guaranties being in full force and effect and the absence of any breach or default thereunder;
•	the absence of any undisclosed brokerage, finders’ or other fees or commission;
•	the absence of undisclosed Shares and other securities of, or any other economic interest in, the Company, beneficially owned by Parent, Merger Sub or any of their respective affiliates;
•	solvency of the Surviving Company at and immediately after the Effective Time;
•	independent investigation conducted by Parent and Merger Sub;
•	the absence of (a) any side letters or other contracts (whether oral or written) with respect to the securities of the Company between two or more of the following persons: each of the Rollover Shareholders, Parent, Merger Sub, the Sponsors or any of their respective affiliates (excluding any agreements among any one or more of the foregoing solely relating to the Surviving Company following the Effective Time), and (b) no contracts (whether oral or written) between Parent, Merger Sub or any of their affiliates (excluding the Company and its Subsidiaries), on the one hand, and any of the Company’s or its Subsidiaries’ directors, officers, employees or shareholders, in their capacities as such, on the other hand, that relate in any way to the Transactions;
•	the accuracy of the information provided by Parent and Merger Sub for inclusion in the Schedule 13E-3 and this proxy statement;

•	non-reliance by Parent or Merger Sub on any estimates, forecasts, projections, plans and budget and the assumptions on which they are based provided by the Company and its subsidiaries; and
•	the absence of any other representations and warranties by Parent and Merger Sub to the Company, other than the representations and warranties made by Parent and Merger Sub in the Merger Agreement.

Conduct of Business Prior to Closing

The Company has agreed that, between the date of the Merger Agreement and the earlier of the Effective Time and the termination of the Merger Agreement, except (i) as set forth in the Company disclosure schedule, (ii) as expressly contemplated or permitted by the Merger Agreement or required by applicable law, or (iii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall use its commercially reasonable efforts to (i) conduct its and its subsidiaries’ businesses in a lawfully permitted manner in the ordinary course of business and consistent with past practice in all material respects; and (ii) preserve substantially intact the business organization of the Company and its subsidiaries, in all material respects, to keep available the services of the current officers and key employees of the Company and its subsidiaries and maintain the current relationships of the Company and its subsidiaries with existing customers, suppliers and other persons with which the Company or any of its subsidiaries has material business relations as of the date of the Merger Agreement.

Without limiting the generality of the foregoing paragraph, except as set forth in the Company disclosure schedule, none of the Company and its subsidiaries will, between the date of the Merger Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

•	amend or otherwise change its memorandum and articles of association or other equivalent organizational documents;
•	issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) any shares of any class of shares of the Company or any of its subsidiaries (other than in connection with the exercise of any Company Share Awards in accordance with the applicable Share Incentive Plans or warrant agreements), or any options, warrants, convertible securities or other rights of any kind to acquire any shares, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any of its subsidiaries, or (ii) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of the Company or any of its subsidiaries with a value in excess of US$10 million, except in the ordinary course of business and in a manner consistent with past practice;
•	declare, set aside, make or pay any dividend or other distribution, payable in cash, share, property or otherwise, with respect to any of its shares, except for dividends or other distributions from any subsidiary of the Company to the Company or any of its other subsidiaries consistent with past practice;
•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares, or any options, warrants, convertible securities or other rights exchangeable into or convertible or exercisable for any of its shares;
•	effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving the Company or any of its subsidiaries, or create any new subsidiaries;
•	(A) acquire (including, by merger, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or any other business combination) any assets, securities or properties, in aggregate, with a value or purchase price (including the value of assumed liabilities) in excess of US$20 million in any transaction or related series of transactions, or (B) make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof in excess of US$20 million (in each case, other than in the ordinary course of business or pursuant to contracts in existence and on the terms in effect on the date of the Merger Agreement); (ii) incur, assume, alter, amend or modify any indebtedness in excess of US$10 million individually or US$20 million in the aggregate, or guarantee such indebtedness, or issue any debt securities or make any loans or advances in excess of US$10 million individually or US$20 million in the aggregate; (iii) create or grant any lien on any assets of the Company or any of its subsidiaries; or (iv) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of US$10 million or capital expenditures which are, in the aggregate, in excess of US$20 million for the Company and its subsidiaries taken as a whole;
•	Except (i) to the extent required under any Share Incentive Plan or material contract as effective on the date of the Merger Agreement, (ii) in the ordinary course of business and in a manner consistent with past practice, and (iii) as otherwise required by applicable law, (i) enter into any new employment or compensatory agreements (including the renewal of any such agreements), or terminate any such agreements, with any director or officer of the Company or any of its subsidiaries (other than the hiring or termination of officers with aggregate annual compensation of less than US$500,000), (ii) grant or provide any severance or termination payment or benefit to any director or officer of the Company or any of its subsidiaries in an amount exceeding US$500,000, (iii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director or officer of the Company or any of its subsidiaries other than pursuant to contracts currently in existence, (iv) establish, adopt, amend or terminate any company employee plan or amend the terms of any outstanding Company Share Awards, (v) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under the company employee plan, or (vi) forgive any loans to directors or officers of the Company or any of its subsidiaries;
•	issue or grant any Company Share Award to any person under any Share Incentive Plan;
•	make any changes with respect to any credit practice, method of financial accounting, or financial accounting policies or procedures, including changes affecting the reported consolidated assets, liabilities or results of operations of the Company or any of its subsidiaries, except as required by changes in United States generally accepted accounting principles;
•	pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities or obligations as they become due in the ordinary course of business and consistent with past practice;
•	enter into, amend, modify or consent to the termination of any material contract (or any contract that would be a material contract if such contract had been entered into prior to the date of the Merger Agreement), or amend, waive, modify or consent to the termination of the Company’s or any of its subsidiaries’ material rights thereunder, other than in the ordinary course of business;
•	enter into any contract between the Company or any of its subsidiaries, on the one hand, and any of its affiliates, officers, directors or employees (other than the Company and its subsidiaries), on the other hand, in each case required to be disclosed pursuant to Item 7B or Item 19 of Form 20-F under the Exchange Act;
•	terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage;
•	commence any action, or settle, release, waive or compromise any pending or threatened action of or against the Company or any of its subsidiaries, in each case (i) for an amount in excess of US$10 million in the aggregate; or (ii) that is brought by or on behalf of any current, former or purported holder of any share capital or debt securities of the Company or any of its subsidiaries relating to the Transactions;

•	permit any of the Company’s intellectual property to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in such intellectual property;
•	fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;
•	enter into, or propose to enter into, any transaction involving any earn-out, installment or similar payment payable by the Company or any of its subsidiaries, to any third party, other than payments in connection with purchases of vehicles, plant, equipment, supplies or computers in the ordinary course of business, with a maximum potential earn-out, installment or similar payment that, as reasonably estimated by the Company, individually, could reasonably be expected to result in payments by the Company or any of its subsidiaries of more than US$10 million, to any third party;
•	engage in the conduct of any new line of business material to the Company and its subsidiaries, taken as a whole;
•	make or change any material tax election, materially amend any tax return (except as required by applicable law), enter into any material closing agreement with respect to taxes, surrender any right to claim a material refund of taxes, settle or finally resolve any material controversy with respect to taxes or materially change any method of tax accounting; or
•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Shareholders’ Meeting

Unless there has been a Change in the Company Recommendation (as defined in the section entitled “— No Change of Recommendation”), the Company shall set a record date for, give notice of and hold a shareholders’ meeting promptly after the SEC confirms that it has no further comments on the Schedule 13E-3, for the purpose of obtaining shareholder authorization and approval of the Merger Agreement, Plan of Merger, and the Transactions, including the Merger.

Unless there has been a Change in the Company Recommendation (as defined below in the section titled “No Change of Recommendation”), which change was made in accordance with the Merger Agreement, the Board will make the recommendation that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the Transactions (the “Company Board Recommendation”). The Company will use its reasonable best efforts to solicit from its shareholders proxies in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions and shall take all other action necessary or advisable to secure the Requisite Company Vote. In the event that the Company shall have effected a Change in the Company Recommendation in accordance with the terms thereof, the Company will have the right not to submit the Merger Agreement, the Plan of Merger and the Transactions to its shareholders for the approval at, and will have the right not to hold the shareholders’ meeting.

No Solicitation of Transactions

Until the earlier of the Effective Time or the termination of the Merger Agreement, the Company agrees that neither it nor any of its subsidiaries will, and that it will cause each of its and its subsidiaries’ representatives not to, in each case, directly or indirectly:

•	solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including without limitation any proposal or offer to the Company’s shareholders) that constitutes, or could reasonably be expected to lead to, any Competing Transaction,
•	enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information to, any person (other than Parent, Merger Sub, or any designees thereof) in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction,

•	agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or contract or commitment contemplating or otherwise relating to any Competing Transaction (other than an executed confidentiality agreement on terms no less favorable to the Company than those contained in the confidentiality agreements entered into in connection with the Transactions) (an “Alternative Acquisition Agreement”), or
•	authorize or permit any representative of the Company or any of its subsidiaries to take any action set forth above.

Notwithstanding anything to the contrary set forth in the no solicitation provisions of the Merger Agreement, the Board may furnish information to, and enter into discussions with, a person that has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction (provided that such bona fide proposal or offer has not been obtained in violation of, and the Company has complied with the requirements of, the immediately preceding paragraph), and the Board has (i) determined, in its good faith judgment upon the unanimous recommendation of the Special Committee (after consultation with a financial advisor of internationally recognized reputation and independent legal counsel), that such proposal or offer constitutes a Superior Proposal, (ii) determined, in its good faith judgment upon the unanimous recommendation of the Special Committee (upon advice by independent legal counsel), that in light of such Superior Proposal, failure to furnish such information or enter into discussions would reasonably be expected to be inconsistent its fiduciary obligations to the Company and its shareholders under applicable law, (iii) provided written notice to Parent of its intent to furnish information or enter into discussions with such person within two (2) business days prior to taking of any such action, (iv) obtained from such person a confidentiality agreement on terms no less favorable to the Company than those contained in the confidentiality agreements entered into with the Buyer Group; provided that the Company shall concurrently make available to Parent any material information concerning the Company and its subsidiaries that is provided to any such person and that was not previously made available to Parent or its representatives, and (v) engage or participate through the Special Committee in any discussions or negotiations with the person or group of persons who has made a proposal or offer for such Competing Transaction.

The Company shall notify Parent as promptly as practicable (and in any event within twenty-four (24) hours after the Company has knowledge thereof), of any proposal or offer, or any inquiry or contact with any person, regarding a Competing Transaction that would reasonably be expected to lead to a Competing Transaction, specifying (x) the material terms and conditions thereof (including material amendments or proposed material amendments), (y) the identity of the party making such proposal or offer or inquiry or contact, and (z) whether the Company has any intention to provide confidential information to such person. The Company shall keep Parent informed, on a reasonably current basis (and in any event within twenty-four (24) hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof). Without limiting the foregoing, the Company shall (A) promptly notify Parent if it determines to initiate actions concerning such proposal as permitted by the no solicitation provisions, and (B) provide Parent with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Board or members of the Special Committee) of any meeting of the Board or the Special Committee at which the Board or Special Committee, as applicable, is reasonably expected to consider the Competing Transaction.

A “Competing Transaction” means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue, operating income or EBITDA of the Company are attributable; (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 20% or more of the total revenue, operating income, EBITDA or assets of the Company and its subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of the Company; (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company; (v) any solicitation in opposition to authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions

by the Company’s shareholders; or (vi) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or delay any of the Transactions.

“Intervening Event” shall mean a material event, occurrence or development with respect to the Company or its subsidiaries or the business, assets or operations of the Company or its subsidiaries that was not known to the Board and the Special Committee on the date of the Merger Agreement, which event, occurrence or development becomes known to the Board or the Special Committee before receipt of the Requisite Company Vote; provided that in no event shall the receipt, existence of or terms of a Competing Transaction or a Superior Proposal in itself constitute an Intervening Event.

A “Superior Proposal” means an unsolicited, written, bona fide offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation or other similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction would hold less than one-third of the equity interest in the surviving or resulting entity of such transaction; or (ii) the acquisition by any person or group (including by means of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Company), directly or indirectly, of ownership of 100% of the then outstanding shares of the Company, in each case on terms (including conditions to consummation of the contemplated transaction) that the Board determines, in its good faith judgment upon the unanimous recommendation of the Special Committee (after (x) consultation with a financial advisor of internationally recognized reputation and independent legal counsel, and (y) taking into consideration, among other things, all of the terms and conditions, including all legal, financial, regulatory and other aspects, of such offer and the Merger Agreement (in each case taking into account any revisions to the Merger Agreement and the Financing Documents made or proposed in writing by Parent pursuant to the no solicitation provisions of the Merger Agreement or otherwise prior to the time of determination), including financing, regulatory approvals, shareholder litigation, identity of the person or group making the offer, breakup or termination fee and expense reimbursement provisions, expected timing and risk and likelihood of consummation and other relevant events and circumstances), to be more favorable to the shareholders of the Company (other than Parent and its affiliates) than the Merger; provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if (1) the offer is conditional upon any due diligence review or investigation of the Company or any of its subsidiaries by the third party, (2) any financing required to consummate the transaction contemplated by such offer is not then fully committed to the third party and non-contingent, (3) the consummation of the transaction contemplated by such offer is conditional upon the obtaining and/or funding of such financing, (4) the transaction contemplated by such offer is not reasonably capable of being completed on the terms proposed without unreasonable delay, or (5) the offer includes termination rights of the third party on terms less favorable to the Company than the terms set forth in the Merger Agreement.

No Change of Recommendation

Except as permitted by the terms of the Merger Agreement described below, neither the Board nor any committee thereof shall (i) change, withhold, withdraw, qualify or modify, or propose to change, withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation; (ii) authorize, approve, recommend, declare advisable, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction; or (iii) if a tender offer or exchange offer for 20% or more of any class of equity securities of the Company, or a tender offer or exchange offer that would otherwise constitute a Competing Transaction, is commenced, fail to publicly recommend against acceptance of such tender offer or exchange offer by the Company shareholders, (iv) cause or permit the Company or any of its subsidiaries to enter any Alternative Acquisition Agreement, or (v) adopt, approve, endorse or recommend, or propose (publicly or otherwise) to adopt, approve, endorse or recommend any Competing Transaction; provided that a “stop, look and listen” communication by the Board or the Special Committee pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication with respect to a Competing Transaction, shall not be deemed to be a Change in the Company Recommendation (any of such actions described in the foregoing clauses (i), (ii), (iii), (iv) or (v), a “Change in the Company Recommendation”).

Notwithstanding the foregoing, from the date of the Merger Agreement and at any time prior to the time of the shareholders’ meeting, the Board may, upon unanimous recommendation of the Special Committee, (x) in response to an Intervening Event, effect a Change in the Company Recommendation or, (y) if the Company has received an unsolicited, bona fide written proposal or offer for a Competing Transaction, and the Special Committee determines, in its good faith judgment, based on the information then available and upon advice by a financial advisor who shall be an internationally recognized investment banking firm and outside legal counsel, that such proposal or offer constitutes a Superior Proposal, (i) the Board may effect a Change in the Company Recommendation with respect to such Superior Proposal and/or (ii) with respect to a Superior Proposal, authorize the Company to terminate the Merger Agreement to enter into any Alternative Acquisition Agreement with respect to such Superior Proposal, if and only if:

•	the Company shall have complied with its non-solicitation obligations under the Merger Agreement;
•	with respect to a Change in the Company Recommendation in response to an Intervening Event, the Board (upon unanimous recommendation of the Special Committee) determines in good faith, after consultation with outside legal counsel, that failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable laws,
•	With respect to a Change in the Company Recommendation or a termination of the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to a bona fide written proposal or offer for such Competing Transaction that did not result from a breach of the no solicitation provisions under the Merger Agreement, the Board (upon unanimous recommendation of the Special Committee) determines in good faith that such Competing Transaction constitutes a Superior Proposal and (after consultation with outside legal counsel) failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable laws;
•	prior to effecting a Change in the Company Recommendation, the Company shall have complied with its non-solicitation obligations and shall have provided prior written notice to Parent at least five (5) Business Days in advance (the “Notice Period”) advising Parent in reasonable detail that (A) the material circumstances of such Intervening Event or (B) the Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, as the case may be, and indicating that absent modifications or adjustments to the Merger Agreement and the Financing Documents the Board intends to effect a Change in the Company Recommendation and the manner in which it intends (or may intend) to do so, it being understood that such notice or any amendment or update thereto or the determination to so deliver such notice shall not constitute a Change in the Company Recommendation, or that an Intervening Event exists;
•	the Board has negotiated with and caused its financial and legal advisors to negotiate with Parent and its representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement and the Financing Documents, so that such proposal or offer would cease to constitute a Superior Proposal or so that a failure to effect a Change in the Company Recommendation with respect to such Intervening Event would no longer be inconsistent with its fiduciary obligations under applicable laws, as the case may be, and consider in good faith any modifications or adjustments regarding the Merger Agreement and the Financing Documents proposed by Parent; provided that any material modifications to such third party proposal or offer that the Board has determined to be a Superior Proposal shall be deemed a new Superior Proposal and the Company shall be required to again comply with the relevant requirements under the Merger Agreement; and
•	following the end of the Notice Period (and any renewed period thereof), the Special Committee shall have unanimously determined in good faith (after consultation with a financial advisor who shall be an internationally recognized investment banking firm and outside legal counsel, as applicable) that (A) with respect to an Intervening Event, after consultation with outside counsel, that it would continue to be inconsistent with the directors’ fiduciary duties under applicable law not to effect a Change in the Company Recommendation, or (B) with respect to a Competing Transaction, after considering the terms of any modifications or adjustments to the Merger

Agreement and the Financing Documents proposed by Parent, such Competing Transaction continues to constitute a Superior Proposal and (after consultation with outside counsel) it would continue to be inconsistent with the directors’ fiduciary duties under applicable law not to effect a Change in the Company Recommendation.

Directors’ and Officers’ Indemnification and Insurance

Pursuant to the Merger Agreement, the parties to the Merger Agreement have agreed that:

•	The memorandum and articles of association of the Surviving Company will contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the memorandum and articles of association of the Company as in effect on the date of the Merger Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.
•	The Surviving Company shall maintain in effect for six (6) years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time, including acts or omissions occurring in connection with the Merger Agreement and the consummation of the Transactions (the parties covered thereby, the “Indemnified Parties”); provided, however, that the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable, and provided, further, that in no event shall the Surviving Company be required to expend more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance. In addition, the Company may and, at Parent’s request, the Company shall, purchase a six (6)-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or Surviving Company under this paragraph shall terminate.
•	Subject to the relevant provisions under the Merger Agreement, from and after the Effective Time, the Surviving Company shall comply with all of the Company’s obligations, and shall cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the present and former officers and directors thereof against any and all Damages, arising out of, relating to or in connection with any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time to the extent provided under the Company’s or such subsidiaries’ respective organizational and governing documents or agreements in effect on the date of the Merger Agreement and to the fullest extent permitted by the Cayman Islands Companies Law or any other applicable law, including the approval of the Merger Agreement, the Transactions or arising out of or pertaining to the Transactions; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law; and (ii) such persons against any and all Damages arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any subsidiary if such service was at the request or for the benefit of the Company or any of its subsidiaries; provided that, in the case of each of (i) and (ii), such person (x) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company or the relevant subsidiary, and (y) shall have complied with the provisions of the following paragraph.
•	In the event the Company or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Company, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this indemnification and insurance section.
•	The provisions of this indemnification and insurance section shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this indemnification and insurance section.
•	Nothing in the Merger Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this indemnification and insurance section is not prior to or in substitution for any such claims under any such policies.

Agreement to Use Reasonable Best Efforts

The parties to the Merger Agreement will use their reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the Transactions, including, without limitation, taking any and all steps necessary to avoid or eliminate each and every impediment under any antitrust or competition law that may be asserted by any governmental authority so as to enable the parties hereto to expeditiously consummate the Transactions, including, without limitation, committing to and effecting, by consent decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divestiture or disposition of such of its assets, properties or businesses; provided, that the Company shall not agree to take any such steps without the prior written consent of Parent; provided further, that none of Parent, Merger Sub or any of their affiliates shall be required to hold separate, restructure, reorganize, sell, divest, dispose of, or otherwise take or commit to any action that limits its freedom of action with respect to, or its ability to retain, any of its businesses, services or assets. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement shall use their reasonable best efforts to take all such action.

Financing

As of the date of the Merger Agreement, Parent has delivered to the Company copies of (a) the executed Debt Commitment Letter, pursuant to which the financial institutions named therein agreed to provide the debt financing in the aggregate amount set forth in such Debt Commitment Letter and the proceeds of which will be used to finance the consummation of the Merger, (b) the executed Equity Commitment Letters from the Sponsors pursuant to which each Sponsor has committed to purchase for cash, subject to the terms and conditions therein, equity securities of Holdco, up to the aggregate amount set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”), and (c) the Contribution Agreement pursuant to which the Rollover Shareholders have agreed to contribute the Rollover Shares to Parent in exchange for newly issued ordinary shares of Parent immediately prior to the Effective Time.

Subject to the terms and conditions of the Merger Agreement, Parent shall use its commercially reasonable best efforts to arrange the Financing on the terms and conditions described in the Financing Documents; provided that Parent and Merger Sub may amend or modify the Financing Documents, and/or elect to replace all or any portion of the Debt Financing and/or Equity Financing with alternative debt and/or equity financing on terms and conditions not materially less favorable, in the aggregate, from the standpoint of the Company than the terms and conditions as set forth in the Financing Documents as in effect on the date of the Merger Agreement (the “Alternative Financing”), in each case so long as the aggregate proceeds of the Financing (as amended or modified) and/or any Alternative Financing, when added to the amount of cash deposited in the Exchange Fund, will be sufficient for Merger Sub and the Surviving Company to pay (i) the merger consideration, and (ii) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby.

The Company agrees to provide, and shall cause each of its subsidiaries and each of their respective representatives to provide to Parent and Merger Sub, all reasonable cooperation as may be requested by Parent or its representatives in connection with the Debt Financing and/or Alternative Financing and the Transactions, including, without limitation, (i) participation in meetings, presentations, due diligence sessions, road shows, sessions with rating agencies and other meetings, including arranging for reasonable direct contact between senior management, representatives and advisors of the Company with representatives of Parent and its Debt Financing and/or Alternative Financing sources, (ii) assisting in the preparation of offering memoranda, private placement memoranda, bank information memoranda, prospectuses, rating agency presentations and similar documents reasonably requested by Parent or its representatives in connection with the Debt Financing and/or Alternative Financing (including using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing and/or Alternative Financing and delivery of one or more customary representation letters), (iii) as promptly as practicable, furnishing Parent and its Debt Financing and/or Alternative Financing sources with financial and other pertinent information regarding the Company and its subsidiaries as may be reasonably requested by Parent and its Debt Financing and/or Alternative Financing sources but subject to customary confidentiality undertakings reasonably acceptable to the Company, (iv) cooperating with advisors, consultants and accountants of Parent or its Debt Financing and/or Alternative Financing sources with respect to the conduct of any examination, appraisal or review of the financial condition or any of the assets or liabilities of the Company or any subsidiary, including for the purpose of establishing collateral eligibility and values, (v) obtaining legal opinions from the Company’s legal counsel and facilitating the securing or pledging of collateral and executing and delivering any pledge and security documents, commitment letters, underwriting or placement agreements or other definitive financing documents, (vi) taking all actions reasonably necessary to (1) permit the prospective lenders involved in the Debt Financing and/or any Alternative Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (2) establishing bank and other accounts, blocked account agreements and lock box arrangements in connection with the foregoing, (vii) entering into one or more credit or other agreements on terms satisfactory to Parent in connection with the Debt Financing and/or any Alternative Financing immediately prior to the Effective Time, (viii) furnishing Parent, Merger Sub and its representatives promptly with all documentation and other information required with respect to the Debt Financing and/or any Alternative Financing under applicable “know your customer” and antimony laundering rules and regulations but subject to customary confidentiality undertakings reasonably acceptable to the Company, (ix) using reasonable best efforts to obtain any necessary rating agencies’ confirmation or approval of the Debt Financing and/or Alternative Financing, and (x) taking all corporate actions reasonably necessary to permit the consummation of the Debt Financing and/or Alternative Financing, including without limitations the execution and delivery of any other certificates, instruments or documents, and to permit the proceeds thereof, together with cash at the Company and its subsidiaries, to be made available to the Company on the closing date of the Merger to consummate the Merger.

Certain additional Covenants

The Merger Agreement contains additional agreements between the Company and Parent and/or Merger Sub relating to, among other things:

•	the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);
•	access by Parent and its representatives to the offices, properties, books and records of the Company or any of its subsidiaries and other information between the date of the Merger Agreement and the earlier of the Effective Time and the termination of the Merger Agreement (subject to all applicable legal or contractual obligations and restrictions);
•	delisting and deregistration of the Shares;
•	consultation with respect to press releases and other public announcements relating to the Merger Agreement and the Transactions, including the Merger;
•	notification of certain matters;

•	eliminating or lawfully minimizing the effects of certain takeover statutes.
•	resignation of the directors of the Company and its subsidiaries pursuant to Parent’s request;
•	participation in the defense and settlement of any shareholder litigation relating to the Merger Agreement or the Transactions; and
•	Parent’s obligation to cause Merger Sub to perform its obligations under the Merger Agreement.

Conditions to the Merger

The obligations of each party to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

•	the Requisite Company Vote having been obtained; and
•	no governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or order which is then in effect or is pending, proposed or threatened and has or would have the effect of making the Merger illegal or otherwise prohibiting the consummation of the Transactions.

The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction or written waiver of the following conditions:

•	(i) the representations and warranties of the Company relating to capitalization, authority relative to the Merger Agreement, fairness of the Merger Agreement and the Transactions being true and correct in all respects (except for de minimis inaccuracies for the representations and warranties relating to capitalization) as of the date of the Merger Agreement and as of the closing date of the Merger, and (ii) the other representations and warranties of the Company in the Merger Agreement being true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Merger other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except to the extent such failures to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, in each case, interpreted without giving effect to any limitations or qualifications as to “materiality” or “Company Material Adverse Effect”;
•	the Company having performed in all material respects all agreements and covenants required to be performed by it under the Merger Agreement at or prior to the Effective Time;
•	the Company having delivered to Parent a certificate, dated the closing date of the Merger, signed by a senior executive officer of the Company, certifying as to the fulfillment of the above conditions;
•	since the date of the Merger Agreement, there having not been a Company Material Adverse Effect;
•	the holders of no more than 20% of the Shares having validly served a notice of objection under Section 238(2) of the Cayman Islands Companies law; and
•	all PRC Required Approvals having been obtained and being in full force and effect.

The obligations of the Company to consummate the Merger are also subject to the satisfaction or written waiver of the following conditions:

•	the representations and warranties of Parent and Merger Sub in the Merger Agreement being true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Merger other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent the consummation of any of the Transactions, interpreted without giving effect to any limitations or qualifications as to “materiality”;
•	Parent and Merger Sub having performed in all material respects all agreements and covenants required to be performed by them under the Merger Agreement at or prior to the Effective Time; and

•	Parent having delivered to the Company a certificate, dated the closing date of the Merger, signed by an executive officer of Parent, certifying as to the satisfaction of the above conditions.

Prior to the Termination Date, none of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in the Merger Agreement to be satisfied if such failure was caused by such party’s failure to comply with the Merger Agreement and consummate the Transactions.

Termination

The Merger Agreement may be terminated at any time prior to the Effective Time:

(a)	by mutual written consent of Parent and the Company;
(b)	by either Parent or the Company (provided that this termination right is not available to either Parent or the Company, as applicable, whose failure to fulfill any obligation under the Merger Agreement or other intentional breach has been a cause of, or resulted in, the failure of the applicable condition(s) being satisfied), if:
•	the Merger is not consummated by the Termination Date;
•	any governmental authority has enacted, issued or enforced any non-appealable law, award, injunction, decree or executive order preventing, prohibiting or otherwise making illegal the consummation of the Merger; or
•	the Company’s shareholders do not authorize and approve the Merger Agreement, the Plan of Merger or the Transactions at the extraordinary general meeting or any adjournment or postponement thereof;
(c)	by the Company:
•	upon a breach or failure in any material respect of any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in the Merger Agreement such that the corresponding closing conditions would not be capable of being satisfied prior to the Termination Date, provided that the Company is not then in material breach of any representations, warranties or covenants set forth in the Merger Agreement;
•	if (a) all the conditions to closing for the obligations of Parent and Merger Sub to consummate the Merger have been satisfied or waived by Parent and Merger Sub, (b) the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the closing during such period at least three business days prior to such termination, and (c) Parent and Merger Sub have not received the proceeds of the Debt Financing, the Equity Financing or the Alternative Financing, as the case maybe (other than as a result of the failure of the Company to timely satisfy its cooperation obligations in securing financing under the Merger Agreement) on or prior to the date the closing should have occurred pursuant to the Merger Agreement;
•	prior to receipt of the Requisite Company Vote, (i) the Board, upon the unanimous recommendation of the Special Committee, has authorized the Company to enter into an agreement with respect to a Superior Proposal, and (ii) the Company concurrently with the termination of the Merger Agreement enters into an agreement with respect to the foregoing Superior Proposal; provided that the Company shall have complied with the requirements of no solicitation and in all respects with the requirements of paying Company Termination Fee; or
•	prior to receipt of the Requisite Company Vote, the Board, upon the unanimous recommendation of the Special Committee, has effected a Change in the Company Recommendation in accordance with the no solicitation provisions; provided that the Company shall have complied with the requirements of no solicitation and in all respects with the requirements of paying Company Termination Fee.

(d)	by Parent:
•	upon a breach or failure in any material respect of any representation, warranty, covenant or agreement of the Company set forth in the Merger Agreement such that the corresponding conditions to closing would not be capable of being satisfied prior to the Termination Date, provided that Parent or Merger Sub is not then in material breach of any representations, warranties or covenants set forth in the Merger Agreement; or
•	if (i) there has been a Change in the Company Recommendation or the Board has resolved to make a Change in the Company Recommendation; (ii) the Board has recommended to the shareholders a Competing Transaction or has resolved to do so or shall have entered into any Alternative Acquisition Agreement; (iii) the Company has failed to include in this proxy statement the Company Board Recommendation; or (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of the Company is commenced, and the Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders) (each a “Company Triggering Event”).

Termination Fee

The Company is required to pay Parent a termination fee of US$5 million if the Merger Agreement is terminated:

•	by Parent if the Company breaches in any material respect its representations, warranties, covenants or agreements under the Merger Agreement such that the corresponding closing conditions would not be capable of being satisfied prior to the Termination Date; or
•	(a) by either of the Company or Parent due to the Merger is not completed by the Termination Date or the failure to obtain the Requisite Company Vote, and (b) within 12 months following the termination of the Merger Agreement, the Company or any of its subsidiaries enters any definitive agreements in connection with any Competing Transaction, provided that for purposes of this and the following paragraphs, all references to “20%” in the definition of “Competing Transaction” shall be deemed to be references to “one-third (1/3)”)

The Company is required to pay Parent a termination fee of US$6.67 million if the Merger Agreement is terminated:

•	by Parent if a Company Triggering Event shall have occurred; or
•	by the Company (a) in the event that the Board authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company concurrently with the termination of the Merger Agreement enters into such an Alternative Acquisition Agreement; or (b) in the event that the Board makes a Changes in the Company Recommendation with respect to a Superior Proposal or an Intervening Event.

Parent is required to pay the Company a termination fee of US$10 million if the Merger Agreement is terminated:

•	by the Company if Parent or Merger Sub breaches in any material respect its representations, warranties, covenants or agreements under the Merger Agreement such that the corresponding closing conditions would not be capable of being satisfied prior to the Termination Date; or
•	by the Company if (a) all the conditions to closing for the obligations of Parent and Merger Sub to consummate the Merger have been satisfied or waived by Parent and Merger Sub, (b) the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the closing during such period at least three business days prior to such termination, and (c) Parent and Merger Sub have not received the proceeds of the debt financing, the equity financing or the alternative financing, as the case maybe (other than as a result of the failure of the Company to timely satisfy its cooperation obligations in securing financing under the Merger Agreement) on or prior to the date the closing should have occurred pursuant to the Merger Agreement.

Parent is required to pay the Company an amount of US$2 million if the Merger Agreement is terminated by either of the Company or Parent due to the Merger not being completed by the Termination Date, and the holders of more than 20% of the Shares shall have validly served and not withdrawn a written objection under Section 238(2) of the Cayman Islands Companies law as of the Termination Date.

In the event that the Company or Parent fails to pay the Company Termination Fee or the Parent Termination Fee, as the case may be, when due and in accordance with the requirements of the Merger Agreement, the Company or Parent, as the case may be, will be required to reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with collection of such unpaid termination fee, together with accrued interest on such unpaid termination fee.

Remedies and Limitations on Liability

The Company, Parent and Merger Sub are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement (subject to the following conditions: (i) Parent is required to consummate the closing pursuant to the terms of the merger agreement, (ii) the debt financing (and any alternate debt financing, if applicable) has been funded or the lender parties to the Debt Commitment Letter have irrevocably confirmed in writing that all conditions to funding of the debt financing (other than funding of the equity financing) have been satisfied and the debt financing (and any alternative financing, if applicable) will be funded at the effective time of the merger if the equity financing is funded, (iii) the Company has irrevocably confirmed in writing that if the equity and debt financing are funded, then it would take such actions that are within its control to cause the consummation of the Transactions, including the Merger, and (iv) the equity financing has not been funded and Parent has not consummated the Merger, which remedies are in addition to any other remedy to which they are entitled at law or in equity.

While the parties may pursue both a grant of specific performance and monetary damages until such time as the other party pays a termination fee (as applicable under the Merger Agreement), none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and monetary damages.

The election to pursue an injunction or other appropriate form of specific performance or equitable relief shall not restrict, impair or otherwise limit Parent or the Company from, in the alternative, seeking to terminate the Merger Agreement and collect the Company Termination Fee or the Parent Termination Fee, as applicable, pursuant to the Merger Agreement; and (ii) upon the payment of such amounts, the remedy of specific performance shall not be available against the party making such payment.

Subject to the paragraphs above, in the event that Parent or Merger Sub fails to effect the closing of the Merger for any reason or no reason or they otherwise breach the Merger Agreement or otherwise fail to perform thereunder, then the Company’s right to terminate the Merger Agreement and receive the Parent Termination Fee and the guarantee of such obligations pursuant to the Limited Guaranties (subject to their terms, conditions and limitations), shall be the sole and exclusive remedy of the Company, its subsidiaries and the direct or indirect shareholders of the Company or any of its subsidiaries, or any of their respective affiliates, directors, officers, employees, members, managers, partners, representatives, advisors or agents of the foregoing against (i) Parent, Merger Sub, the Sponsors, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, stockholders, assignees of Parent, Merger Sub or any Sponsor, (iii) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent, Merger Sub or any Sponsor or (iv) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing, for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform thereunder or other failure of the Merger to be consummated.

Amendment

The Merger Agreement may be amended by the parties to the Merger Agreement by action taken by or on behalf of each of their respective board of directors at any time prior to the Effective Time, provided, that after the Requisite Company Vote has been obtained, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. The Merger Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

PROVISIONS FOR UNAFFILIATED SHAREHOLDERS

No provision has been made to (a) grant the Unaffiliated Shareholders access to corporate files of the Company or any member of the Buyer Group or (b) obtain counsel or appraisal services at the expense of the Company or any member of the Buyer Group.

DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of the Shares to dissent from the Merger and receive payment of the fair value of their Shares (“dissenters’ rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Law, a copy of which is attached as Annex D to this proxy statement. If you are contemplating the possibility of dissenting from the Merger, you should carefully review the text of Annex D, particularly the procedural steps required to perfect your dissenters’ rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your dissenters’ rights.

Requirements for Exercising Dissenters’ Rights

A dissenting shareholder of the Company is entitled to payment of the fair value of its, his or her Shares upon dissenting from the Merger in accordance with Section 238 of the Cayman Islands Companies Law.

The valid exercise of your dissenters’ rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the Merger, other than the right to participate fully in proceedings to determine the fair value of Shares held by such persons and to seek relief on the grounds that the Merger is void or unlawful. To exercise your dissenters’ rights, the following procedures must be followed:

•	You must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to authorize and approve the Merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the Merger is authorized by the vote at the extraordinary general meeting.
•	Within 20 days immediately following the date on which the vote authorizing the Merger is made, the Company must give written notice of the authorization (“Authorization Notice”) to all dissenting shareholders who have served a notice of objection.
•	Within 20 days immediately following the date on which the Authorization Notice is given (the “Dissent Period”), any dissenting shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a “Notice of Dissent”) to the Company stating its, his or her name and address and the number and class of the Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Shares. A dissenting shareholder who dissents must do so in respect of all the Shares which it, he or she holds. Upon giving of the Notice of Dissent, the Dissenting Shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of its, his or her Shares, the right to participate fully in proceedings to determine the fair value of such Shares and the right to seek relief on the grounds that the Merger is void or unlawful.
•	Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Plan of Merger is filed with the Cayman Registrar, whichever is later, the Company, as the Surviving Company, must make a written offer (a “Fair Value Offer”) to each dissenting shareholder to purchase its, his or her Shares at a price determined by the Company to be the fair value of such Shares.
•	If, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will purchase the dissenting shareholder’s Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the dissenting shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Shares held by all dissenting shareholders, which petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of such Shares (if a dissenting shareholder files a petition, the Company must file such verified list within 10 days after service of such petition on the Company).

•	If a petition is timely filed and served, the Grand Court will determine at a hearing at which shareholders are entitled to participate, (a) the fair value of such Shares held by those shareholders with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value and (b) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by or for the shareholder of record or a person duly authorized on behalf of that shareholder, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record. The agent must, however, identify the record owner and expressly disclose the fact that, in exercising the notice, he or she is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or other nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever dissenters’ rights attached to such Shares.

You must be a registered holder of Shares in order to exercise your dissenters’ rights. A holder of ADSs who wishes to dissent must surrender his, her or its ADSs to the ADS Depositary for conversion into Shares and pay the fees of the ADS Depositary to cancel his, her or its ADSs and then become a record holder of such Shares and comply with the procedures described above in order to exercise the dissenters’ rights with respect to the Shares prior to the extraordinary general meeting. The ADS Depositary will not exercise dissenters’ rights on behalf of a holder of ADSs and any Notice of Dissent delivered to the ADS Depositary will not be effective under the Cayman Islands Companies Law. If you wish to cancel your ADSs, please contact the ADS Depositary’s office at 388 Greenwich Street, New York, New York 10013.

If you do not satisfy each of these requirements and comply strictly with all procedures required by the Cayman Islands Companies Law with regard to the exercise of dissenters’ rights, you cannot exercise dissenters’ rights and will be bound by the terms of the Merger Agreement and the Plan of Merger. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company to 35th Floor, Tengda Plaza, No. 168, Xizhimenwai Street, Beijing, 100044, the People’s Republic of China, Attention: Investor Relations Department.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Islands Companies Law could be more than, the same as, or less than the US$0.18875 in cash, without interest, for each Share of the Company that you would otherwise receive as consideration pursuant to the Merger Agreement if you do not exercise dissenting rights with respect to your Shares. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the Per Share Merger Consideration is equal to the fair value of each of your Shares. You may also be responsible for the cost of any appraisals proceedings.

The provisions of Section 238 of the Cayman Islands Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your dissenters’ rights. You should consult your Cayman Islands legal counsel if you wish to exercise dissenters’ rights.

FINANCIAL INFORMATION

The functional and reporting currency of the Company is U.S. dollars. The Company’s business is primarily conducted in China. The functional currency of the Company’s subsidiaries and variable interest entities in the PRC is Renminbi. A significant portion of its sales, costs and expenses are denominated in Renminbi.

Selected Historical Financial Information

The following table presents our selected consolidated financial information. The selected consolidated statements of income and comprehensive income data for the years ended December 31, 2014 and 2015 and the consolidated balance sheet data as of December 31, 2014 and 2015 have been derived from our audited consolidated financial statements of the Company, which are included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2015, beginning on page F-111. The Company’s historical results do not necessarily indicate results expected for any future periods. The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, the Company’s audited consolidated financial statements and related notes and “Item 5. Operating and Financial Review Prospects” in the Company’s Annual Report on Form 20-F for the year ended December 31, 2015, which are incorporated into this proxy statement by reference. See “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report.

	For the year ended December 31,
Consolidated statements of operations data	2014	2015
Revenues	US$227,595.9	US$179,113.4
Internet games	118,099.8	105,045.3
Mobile games	45,036.4	24,646.6
WVAS	64,459.7	49,421.5
Cost of revenues	(129,279.0)	(139,362.5)
Internet games	(61,443.1)	(52,368.8)
Mobile games	(22,977.3)	(14,776.6)
WVAS	(44,858.6)	(37,007.2)
Impairment loss on intangible assets	—	(35,209.9)
Gross profit	98,316.9	39,750.9
Internet games	56,656.7	52,676.5
Mobile games	22,059.1	9,870.0
WVAS	19,601.1	12,414.3
Impairment loss on intangible assets	—	(35,209.9)
Operating expenses:
Product development	(25,107.4)	(24,189.6)
Selling and marketing	(42,522.7)	(25,890.5)
General and administrative	(12,564.6)	(13,484.2)
Impairment loss on goodwill	—	—
Impairment loss on intangible assets	(1,323.3)	—
Total operating expenses	(81,518.0)	(63,564.3)
Change in fair value of contingent consideration for business acquisition	—	—
Government subsidies	1,138.9	1,573.6
Income (loss) from operations	17,937.8	(22,239.8)
Interest income	8,864.7	5,382.0
Interest income from loans to third parties	—	1,514.2
Interest income from loans to related party	—	1,078.8
Interest expense	(895.0)	(884.0)
Impairment loss on cost method investment	(2,000.0)	—

	For the year ended December 31,
Consolidated statements of operations data	2014	2015
Loss on extinguishment of debt upon prepayment of convertible senior note	—	—
Exchange gain (loss)	(271.6)	(802.7)
Gain on sale of trading securities	—	—
Gain on sale of available-for-sale securities	—	628.4
Dividend received	—	536.0
Net income (loss) before income tax expense and loss in equity method investments	23,635.9	(14,787.1)
Income taxes expense	(1,048.0)	(796.9)
Net income (loss) after income tax expense before loss in equity method investments	22,587.9	(15,584.0)
Loss in equity method investments	—	(642.7)
Net income (loss)	US$22,587.9	US$(16,226.7)
Net income (loss) per share:
Basic	US$0.01	US$(0.01)
Diluted	US$0.01	US$(0.01)
Weighted average shares used in calculating net income (loss) per share:
Basic	1,828,191,540	1,882,296,976
Diluted(1)	1,875,520,094	1,882,296,976

(1)	As of December 31, 2014 and 2015, we had 97 million and 77 million ordinary share equivalents, respectively, outstanding that could potentially dilute income per share in the future, but that were excluded in the computation of diluted income per share in the periods as their effect would have been anti-dilutive.

	As of December 31,
Consolidated balance sheet data	2014	2015
Cash and cash equivalents	US$105,093.2	US$38,304.4
Term deposits	16,907.3	25,121.4
Available-for-sale securities	20,013.5	64,755.5
Held-to-maturity securities	24,358.6	26,746.6
Trading securities	—	—
Loans to third parties	—	14,686.0
Loans to related party	—	32,851.0
Amount due from related party	—	285.0
Accounts receivable, net	30,244.3	24,484.9
Property and equipment, net	5,659.2	4,653.9
Intangible assets, net	55,509.8	12,515.6
Long-term investments	—	4,772.8
Goodwill	90,019.1	84,770.0
Restricted cash	64,261.3	58,466.8
Total assets	432,580.7	418,706.6
Total current liabilities	100,790.5	106,945.6
Convertible note payable	—	—
Total shareholders’ equity	321,930.2	311,761.0
Total liabilities and shareholders’ equity	432,580.7	418,706.6

Ratio of Earnings to Fixed Charges

	As of December 31,
	2013	2014	2015
	(unaudited)
Ratio of earnings to fixed charges	26.48	56.39	N/A	(1)

(1)	For the year ended December 31, 2015, the Company incurred total losses of US$13.30 million. Therefore, the ratio of earnings to fixed charges was not applicable.

Net Book Value per Share of Our Shares

The net book value per Share as of December 31, 2015 was US$0.17 based on 1,884,133,063 issued and outstanding Shares as of that date.

TRANSACTIONS IN THE SHARES AND ADSS

Purchases by the Company

The Company did not repurchase any Shares or ADSs in the past two years.

Purchases by the Buyer Group

None of the Buyer Group members or any of their respective affiliates purchased any Shares or ADSs in the past two years.

Prior Public Offerings

In July 2004, the Company completed its initial public offering (the “IPO”), which involved the sale by the Company and certain of its shareholders of 10,000,000 ADS. The initial offering price was US$10.00 per ADS. The net proceeds to the Company from the IPO, after deducting the underwriting discounts and expenses payable by the Company in the IPO, were approximately US$72 million. The Company has not made any underwritten public offering of its securities since then.

Transactions in Prior 60 Days

Except as described above and other than the Merger Agreement and the agreements entered into in connection with the Merger Agreement, including the Consortium Agreement, Voting Agreement, Contribution Agreement, the Limited Guaranties, the Equity Commitment Letters and the Debt Commitment Letter, there have been no transactions in Shares or ADSs during the prior 60 days by the Company, any of the Company’s officers or directors, any member of the Buyer Group, or any other person with respect to which disclosure is provided in Annex E or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of Shares, as of the date of this proxy statement, by:

•	each of our directors and executive officers;
•	our directors and executive officers as a group; and
•	each person known to us to beneficially own more than 5.0% of the total issued and outstanding Shares.

As of the date of this proxy statement, we have 1,884,133,063 ordinary shares issued and outstanding. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, we have included Shares that the person has the right to acquire within 60 days from the date of this proxy statement, including through the exercise of any option or other right or the conversion of any other security. These Shares, however, are not included in the computation of the percentage ownership of any other person.

	Share Beneficially Owned
	Number	%
Directors and Executive Officers:
Leilei Wang(1)	364,920,582	19.37
Jay Chang	36,000,000	1.91
Xiaoxin Chen	1,280,000		*
Xiaolong Li	560,000		*
Hope Ni	520,000		*
Tai Fan	28,000,000	1.49
Zhi Wang	320,000		*
All Directors and Executive Officers as a Group	431,600,582	22.88
Principal Shareholders:
Right Advance Management Ltd.(2)	253,257,440	13.4
Wargaming Group Limited(3)	202,580,000	10.5
SF Capital Limited(4)	159,366,880	8.5
Shin Fang(4)	159,366,880	8.5
Nick Yang	131,400,000	7.0
IDG-Accel China Growth Fund II L.P.(5)	100,409,160	5.3
IDG-Accel China Growth Fund II Associates L.P.(5)	100,409,160	5.3
IDG-Accel China Investors II L.P.(5)	100,409,160	5.3
IDG-Accel China Growth Fund GP II Associates Ltd.(5)	100,409,160	5.3
Chi Sing Ho(5)	100,409,160	5.3
Quan Zhou(5)	100,409,160	5.3

*	Upon exercise of all options currently exercisable or vesting within 60 days of the date of this table, would beneficially own less than 1% of ordinary shares of the Company.
(1)	Consists of 253,257,440 ordinary shares directly held by Right Advance Management Ltd., 63,663,142 ordinary shares directly held by Chiming Bells International Limited and 48,000,000 ordinary shares held by himself. Both Right Advance Management Ltd. and Chiming Bells International Limited are British Virgin Islands companies controlled by Mr. Wang.
(2)	Right Advance Management Ltd. is a British Virgin Islands company controlled by Mr. Leilei Wang.
(3)	Consists of 40,000,000 ordinary shares, 40,000,000 ordinary shares issuable upon the exercise of the currently exercisable warrants directly beneficially owned by Wargaming Ltd, a wholly-owned subsidiary of Wargaming Group, and 3,064,500 ADSs.
(4)	Shin Fang owns 100% of SF Capital Limited, a British Virgin Islands company.

(5)	IDG-Accel China Growth Fund II L.P. (“IDG Fund LP”) is a limited partnership organized under the laws of the Cayman Islands. IDG-Accel China Investors II L.P. (“IDG Investors LP”) is a limited partnership organized under the laws of the Cayman Islands. The general partner of IDG Fund LP is IDG-Accel China Growth Fund II Associates L.P. (“IDG Associates LP”) which is a limited partnership organized under the laws of the Cayman Islands. The general partner of IDG Associates LP is IDG-Accel China Growth Fund GP II Associates Ltd. (“IDG GP”) which is a limited liability company incorporated under the laws of the Cayman Islands. The general partner of IDG Investors LP is IDG GP. The directors of IDG GP are Chi Sing Ho and Quan Zhou.

FUTURE SHAREHOLDER PROPOSALS

If the Merger is consummated, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting. If, however, the Merger is not completed, an annual general meeting is expected to be held later in the year.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference into this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to the consummation of the Merger, including the authorization and approval of the Merger Agreement by the Company’s shareholders;
•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;
•	the cash position of the Company and its subsidiaries at the Effective Time;
•	debt financing may not be funded at the Effective Time because of the failure of the Parent to meet the closing conditions or for other reasons, which may result in the Merger not being consummated promptly or at all
•	the effect of the announcement or pendency of the Merger on our business relationships, results of operations and business generally;
•	the risk that the Merger may not be consummated in a timely manner or at all, which may adversely affect our business and the prices of our Shares and ADSs;
•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;
•	diversion of our management’s attention from our ongoing business operations;
•	loss of our senior management;
•	the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of the financings that will be obtained for the Merger;
•	our failure to comply with regulations and changes in regulations;
•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger; and
•	other risks detailed in our filings with the SEC, including the information set forth under the section entitled “Item 3. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2015. See “Where You Can Find More Information” beginning on page 120 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are, however, beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at http://www.kongzhong.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the Merger is a going-private transaction, the Company and the Buyer Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going-private transaction described in this proxy statement.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first-class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to our Investor Relations Department, at the address and phone numbers provided in this proxy statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED FEBRUARY 8, 2017. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A: AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

among

LINKEDSEE LIMITED,

WISEMAN INTERNATIONAL LIMITED

and

KONGZHONG CORPORATION

Dated as of December 1, 2016

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of December 1, 2016 (this “Agreement”), among Linkedsee Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Wiseman International Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and KongZhong Corporation, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and amended) (the “CICL”), Parent and the Company will enter into statutory merger pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Special Committee of the Company Board (the “Special Committee”), has (i) determined that it is in the best interests of the Company (having regard to the interests of the shareholders as a whole), and declared it advisable, to enter into this Agreement and the Plan of Merger (as defined below), (ii) approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger (collectively, the “Transactions”), and (iii) resolved to recommend the approval of this Agreement and the Plan of Merger and the Transactions by the shareholders of the Company at the Shareholders’ Meeting (as defined below);

WHEREAS, the board of directors of each of Parent and Merger Sub has (i) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement and the consummation of the Transactions, and (ii) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Plan of Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, WANG Leilei, Right Advance Management Ltd. and Chiming Bells International Limited (collectively, the “Rollover Shareholders”) and Parent have executed a contribution agreement (the “Contribution Agreement”), dated as of the date hereof, pursuant to which the Rollover Shareholders have agreed, among other things and subject to the terms and conditions set forth therein, to contribute certain Shares (the “Rollover Shares”) to Parent in connection with the Merger in exchange for newly issued shares of Parent on or prior to the consummation of the Merger;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of WANG Leilei, 共青城五疆星耀投资管理合伙企业 (有限合伙) (Gongqingcheng Wujiang Xingyao Investment Management Partnership (Limited Partnership)) and 和谐成长二期 (义乌)投资中心 (有限合伙) (Hexie Chengzhang Phase II (Yiwu) Investment Center (Limited Partnership)) (each, a “Sponsor”, and, collectively, the “Sponsors”) has executed an equity commitment letter with Holdco (as defined below), dated as of the date hereof, pursuant to which each Sponsor has committed to purchase, or cause the purchase of, for cash, on the terms and subject to the conditions set forth therein, equity securities of Holdco;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Rollover Shareholders, IDG-Accel China Growth Fund II L.P., and IDG-Accel China Investors II L.P., Parent and the Company have executed a voting agreement (the “Voting Agreement”), dated as of the date hereof, pursuant to which the Rollover Shareholders, IDG Accel China Growth Fund II L.P., and IDG Accel China Investors II L.P. have agreed to vote all Shares owned by them at the Shareholders’ Meeting in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger; and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of WANG Leilei, 共青城五疆星耀投资管理合伙企业 (有限合伙) (Gongqingcheng Wujiang Xingyao Investment Management Partnership (Limited Partnership)) and 和谐成长二期 (义乌)投资中心 (有限合伙) (Hexie Chengzhang Phase II (Yiwu) Investment Center (Limited Partnership)) (each, a “Guarantor”, and, collectively, the

“Guarantors”) is entering into a limited guaranty in favor of the Company with respect to certain obligations of Parent and Merger Sub under this Agreement (each, a “Guaranty” and, collectively, the “Guaranties”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CICL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the Company shall continue as the surviving company of the Merger (the “Surviving Company”) under the laws of the Cayman Islands as a wholly-owned subsidiary of Parent, and Merger Sub shall be struck off the register of companies in the Cayman Islands and thereupon be dissolved in accordance with the CICL, such that the separate corporate existence of Merger Sub shall cease.

Section 1.02 Closing; Closing Date.

Unless otherwise mutually agreed in writing between the Company, Parent and Merger Sub, the closing for the Merger (the “Closing”) shall take place at 10:00 a.m. (Beijing time) at the offices of Davis Polk & Wardwell LLP, 2201 China World Office 2, 1 Jian Guo Men Wai Avenue Chao Yang District, Beijing 100004 as soon as practicable, but in any event no later than the fifteenth (15th) Business Day immediately following the day on which the last to be satisfied or, if permissible, waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or, if permissible, waived in accordance with this Agreement (such date being the “Closing Date”).

Section 1.03 Effective Time.

Subject to the provisions of this Agreement, as early as practical on the Closing Date, Merger Sub and the Company shall execute a plan of merger (the “Plan of Merger”) in the form set out in Annex A, and the parties shall file the Plan of Merger and other documents required under the CICL to effect the Merger with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) as provided by Section 233 of the CICL. The Merger shall become effective upon the date on which the Plan of Merger is registered by the Cayman Registrar (or on such later date as may be specified in the Plan of Merger, being not more than the 90th day after the date of such registration) in accordance with the CICL (the “Effective Time”).

Section 1.04 Effects of the Merger.

The Merger shall have the effects specified in the CICL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Company shall succeed to and assume all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges, mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of the Company and Merger Sub in accordance with the CICL.

Section 1.05 Memorandum and Articles of Association of Surviving Company.

At the Effective Time, in accordance with the terms of the Plan of Merger, the Surviving Company will adopt the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, as the memorandum and articles of association of the Surviving Company until thereafter amended as provided by law and such memorandum and articles of association; provided, however, that, at the Effective Time, (i) all references therein to the name of the Surviving Company (including Article I of the memorandum of association) the Surviving Company shall be amended to “KongZhong Corporation”, (ii) references therein to the authorized share capital of the Surviving Company shall be amended as necessary to correctly describe the authorized share capital of the Surviving Company as approved in the Plan of Merger, and (iii) the memorandum and articles of association of the Surviving Company will contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the memorandum and articles of association of the Company as in effect on the date hereof, as required by Section 6.05(a) of this Agreement.

Section 1.06 Directors and Officers.

The parties hereto shall take all actions necessary so that (a) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company, and (b) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case, unless otherwise determined by Parent prior to the Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

ARTICLE II

EFFECT ON ISSUED SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.01 Effect of Merger on Issued Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any share or other securities of the Company:

(a) each ordinary share, par value US$0.0000005 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and the Dissenting Shares) shall be cancelled and cease to exist in consideration for the right to receive US$0.18875 in cash per Share without interest (the “Per Share Merger Consideration”) payable in the manner provided in Section 2.04;

(b) each American Depositary Share, representing 40 Shares (an “ADS” or collectively, the “ADSs”) issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) shall be cancelled in consideration for the right to receive US$7.55 in cash per ADS without interest (the “Per ADS Merger Consideration”) payable in the manner provided in Section 2.04;

(c) Each of the Excluded Shares (including Excluded Shares represented by ADSs) issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist without payment of any consideration or distribution therefor;

(d) Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 2.03 and shall thereafter represent only the right to receive the applicable payments set forth in Section 2.03; and

(e) Each ordinary share, par value US$0.0000005 each, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable ordinary share, par value US$0.0000005 each, of the Surviving Company. Such conversion shall be effected by means of the cancellation of such ordinary shares of Merger Sub, in exchange for the right to receive one such ordinary share of the Surviving Company. Such shares of the Surviving Company shall be the only issued and outstanding share capital of the Surviving Company, which shall be reflected in the register of members of the Surviving Company.

Section 2.02 Share Incentive Plans and Outstanding Company Equity Awards.

(a) At the Effective Time, the Company shall (i) terminate the Share Incentive Plans, and any relevant award agreements applicable to the Share Incentive Plans, and (ii) cancel each Company Option that is then outstanding and unexercised, whether or not vested or exercisable, and each Company Restricted Share Award that is then outstanding and unvested.

(b) Each former holder of a Company Option that is cancelled at the Effective Time shall, in exchange thereof, be paid by the Surviving Company or one of its Subsidiaries, as soon as practicable after the Effective Time (without interest), a cash amount equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the Exercise Price of such Company Option and (ii) the number of Shares underlying such

Company Option; provided that if the Exercise Price of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall be cancelled without any payment therefor.

(c) Each former holder of a Company Restricted Share Award that is cancelled at the Effective Time shall, in exchange thereof, be paid by the Surviving Company, as soon as practicable after the Effective Time (without interest), a cash amount equal to the product of (i) the Per Share Merger Consideration and (ii) the number of Company Restricted Share Award held by such holder.

(d) Any payment under this Section 2.02 shall be subject to all applicable Taxes and tax withholding requirements, and each former holder of Company Equity Awards shall be personally responsible for the proper reporting and payment of all Taxes related to any distribution contemplated by this Section 2.02.

(e) At or prior to the Effective Time, the Company, the Company Board or the compensation committee of the Company Board, as applicable, shall pass any resolutions and take any actions which are reasonably necessary, including, if necessary, obtaining the consent of the individual holders of Company Equity Awards, to effectuate the provisions of this Section 2.02. The Company shall take all reasonable actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Company will be required to issue Shares or other share capital of the Company to any person pursuant to or in settlement of any Company Equity Awards. Promptly following the date hereof, the Company shall deliver written notice to each holder of Company Equity Awards informing such holder of the effect of the Merger on their Company Equity Awards.

Section 2.03 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICL, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Section 238 of the CICL (collectively, the “Dissenting Shares”; holders of Dissenting Shares being referred to as “Dissenting Shareholders”) shall be cancelled and cease to exist in accordance with Section 238 of the CICL and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of such Section 238, except that all Shares held by Dissenting Shareholders who shall have failed to exercise or who effectively shall have withdrawn or lost their rights to dissent from the Merger under Section 238 of the CICL shall thereupon (i) not be deemed to be Dissenting Shares and (ii) be and be deemed to have been cancelled and cease to exist as of the Effective Time, and to have been converted into, and to have become exchanged for the right of the holder thereof to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 2.04.

(b) The Company shall give Parent (i) prompt notice of any objection or dissent to the Merger and demands for appraisal received by the Company, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law and received by the Company relating to its shareholders’ rights to dissent from the Merger and (ii) the opportunity to direct all negotiations and proceedings with respect to any exercise of dissenter’s rights or any demands for appraisal under the CICL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such dissenter’s rights or demands.

(c) In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to section 238(2) of the CICL, the Company shall serve written notice of the authorization of the Merger on such shareholders pursuant to section 238(4) of the CICL within twenty (20) days of the approval of the Merger by shareholders of the Company at the Shareholders’ Meeting.

Section 2.04 Exchange of Share Certificates, etc.

(a) Paying Agent.  Prior to the Effective Time, Parent shall appoint a bank, trust company or such other entity that is reasonably satisfactory to the Company (such consent not to be unreasonably withheld, conditioned or delayed) to act as paying agent (the “Paying Agent”) for all payments required to be made pursuant to Section 2.01(a), Section 2.01(b) and the exception set forth in Section 2.03(a) (collectively, the

“Merger Consideration”). Prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares (other than Excluded Shares), ADSs (other than ADSs representing Excluded Shares), cash in an amount, which, together with the Deposited Available Cash, shall be sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures.  As promptly as practicable after the Effective Time, the Surviving Company shall cause the Paying Agent to mail (in the case of the Depositary, deliver) or otherwise disseminate to each person who was, at the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 2.01(a) (excluding, for the avoidance of doubt, any Excluded Shares or Dissenting Shares): (i) a letter of transmittal which shall be in customary form for a company incorporated in the Cayman Islands and shall specify the manner in which the delivery of the Exchange Fund to registered holders of Shares (other than Excluded Shares and the Dissenting Shares) shall be effected and contain such other provisions as Parent and the Company may mutually agree and (ii) instructions for use in effecting the surrender of any issued share certificates representing Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Shares (other than Excluded Shares and Dissenting Shares) represented by such Share Certificate and each registered holder of Shares (other than Excluded Shares and Dissenting Shares) which are not represented by a Share Certificate (the “Uncertificated Shares”) shall be entitled to receive, in exchange for the cancellation of such Shares, payment in the amount equal to (x) the number of Shares (other than Excluded Shares and Dissenting Shares) represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or the number of Uncertificated Shares (other than Excluded Shares and Dissenting Shares) multiplied by (y) the Per Share Merger Consideration, and the Share Certificate (if any) so surrendered shall forthwith be marked as cancelled. Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (1) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) and (y) the Per ADS Merger Consideration, and (2) the Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing the Excluded Shares) upon surrender by them of the ADSs. The Surviving Company will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding taxes, if any) due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs (other than the ADS cancellation fee, which shall be payable in accordance with the Deposit Agreement). No interest shall be paid or will accrue on any amount payable in respect of the Shares or ADSs pursuant to the provisions of this Article II.

(c) Lost Certificates.  If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Company or the Paying Agent, the posting by such person of a bond, in such reasonable and customary amount as the Surviving Company or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay (and Parent shall cause to it to pay) in respect of the Shares represented by such lost, stolen or destroyed Share Certificate (but excluding any Excluded Shares or Dissenting Shares) an amount equal to the Per Share Merger Consideration multiplied by the number of such Shares represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 2.01(a).

(d) Untraceable Shareholders.  Remittances for the Per Share Merger Consideration or the Per ADS Merger Consideration, as the case may be, shall not be sent to holders of Shares or ADSs who are untraceable unless and until, except as provided below, they notify the Paying Agent or the Depositary, as applicable, of their current contact details prior to the Effective Time. A holder of Shares or ADSs will be deemed to be untraceable if (i) such person has no registered address in the register of members (or branch register)

maintained by the Company or the Depositary, as applicable, or (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a cheque payable to such person either (x) has been sent to such person and has been returned undelivered or has not been cashed, or (y) has not been sent to such person because on an earlier occasion a cheque for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the Depositary, as applicable, or (iii) notice of the Shareholders’ Meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Dissenting Shareholders and holders of Shares or ADSs who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods will be advised to contact the Surviving Company.

(e) Adjustments to Merger Consideration.  The Per Share Merger Consideration and the Per ADS Merger Consideration shall be adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares, change or readjustment with the ratio of shares represented by each ADS, or other like change with respect to Shares occurring, or with a record date, on or after the date hereof and prior to the Effective Time.

(f) Investment of Exchange Fund.  The Exchange Fund, pending its disbursement to the holders of Shares and ADSs, shall be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Company in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding US$1 billion, provided that no such investment or losses in respect thereto shall affect the amounts payable to each holder of Shares and ADSs and Parent shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment. Earnings from investments shall be the sole and exclusive property of Parent and the Surviving Company. Except as provided herein or in Section 2.01, Section 2.03(a) or Section 2.04(g), the Exchange Fund shall not be used for any other purposes.

(g) Termination of Exchange Fund.  Any portion of the Exchange Fund that remains unclaimed by the holders of Shares or ADSs for six (6) months after the Effective Time shall be delivered to the Surviving Company, upon demand, and any holders of Shares and ADSs who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company for the cash to which they are entitled pursuant to Section 2.01(a) and Section 2.02. Any portion of the Exchange Fund remaining unclaimed by holders of Shares and ADSs as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Company free and clear of any claims or interest of any person previously entitled thereto.

(h) No Liability.  None of the Paying Agent, Parent or the Surviving Company shall be liable to any former holder of Shares for any such Shares (including Shares represented by ADSs) (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(i) Withholding Rights.  Each of Parent, the Surviving Company, the Paying Agent and the Depositary shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, ADSs, Company Warrants or Company Equity Awards such amounts as it reasonably determines in good faith it is required to deduct and withhold with respect to the making of such payment under any provision of U.S. federal, state, local or foreign Tax Law. In the event that Parent determines that any deduction or withholding is required to be made from any Merger Consideration payable pursuant to this Agreement, it shall promptly inform the Company in writing of such determination and consult with the Company in good faith regarding such determination. To the extent that amounts are so withheld by Parent, the Surviving Company, the Paying Agent or the Depositary, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, ADSs, Company

Warrants or Company Equity Awards in respect of which such deduction and withholding was made by Parent, the Surviving Company, the Paying Agent or the Depositary, as the case may be.

Section 2.05 No Transfers.

From and after the Effective Time, (a) no transfers of Shares shall be effected in the register of members of the Company, and (b) the holders of Shares (including Shares represented by ADSs) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law, provided that nothing herein shall prevent the Surviving Company from maintaining a register of members in respect of its ordinary shares after the Effective Time and from registering transfers of such ordinary shares after the Effective Time. On or after the Effective Time, any Share Certificates presented to the Paying Agent, Parent or Surviving Company for transfer or any other reason shall be canceled (except for the Excluded Shares and the Dissenting Shares) in exchange for the right to receive the cash consideration to which the holders thereof are entitled pursuant to Section 2.01(a).

Section 2.06 Termination of Deposit Agreement.

As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to Citibank, N.A. (the “Depositary”) to terminate the deposit agreement, dated July 14, 2004 between the Company, the Depositary and all holders from time to time of ADSs issued thereunder (the “Deposit Agreement”) in accordance with its terms.

Section 2.07 Agreement of Fair Value.

Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration and the Per ADS Merger Consideration represent the fair value of the Shares and the ADSs respectively for the purposes of Section 238(8) of the CICL.

Section 2.08 Outstanding Company Warrants.

(a) At the Effective Time, the Company shall cancel each Company Warrant that is then outstanding and unexercised, whether or not vested or exercisable.

(b) Each former holder of a Company Warrant that is cancelled at the Effective Time shall, in exchange thereof, be paid by the Surviving Company, as soon as practicable after the Effective Time (without interest), a cash amount equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the Exercise Price of such Company Warrant and (ii) the number of Shares underlying such Company Warrant; provided that if the Exercise Price of any such Company Warrant is equal to or greater than the Per Share Merger Consideration, such Company Warrant shall be cancelled without any payment therefor.

(c) Any payment under this Section 2.08 shall be subject to all applicable Taxes and tax withholding requirements, and each former holder of Company Warrants shall be personally responsible for the proper reporting and payment of all Taxes related to any distribution contemplated by this Section 2.08.

(d) At or prior to the Effective Time, the Company shall pass any resolutions and take any actions which are reasonably necessary, including, if necessary, obtaining the consent of the holders of Company Warrants, to effectuate the provisions of this Section 2.08. The Company shall take all reasonable actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Company will be required to issue Shares or other share capital of the Company to any person pursuant to or in settlement of any Company Warrants. Promptly following the date hereof, the Company shall deliver written notice to each holder of Company Warrants informing such holder of the effect of the Merger on their Company Warrants.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and Merger Sub to enter into this Agreement, except (a) as set forth in (i) the Company Disclosure Schedule delivered to Parent and Merger Sub prior to or contemporaneously with the execution of this Agreement (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and to any other section or subsection of this Agreement the relevance of which is reasonably apparent on its face from the disclosed information), and (ii) the Company SEC Reports filed prior to the date hereof (without giving effect to any amendment to any such Company SEC Report filed on or after the date hereof and excluding disclosures in the Company SEC Reports contained in the “Risk Factors” or “Forward Looking Statements” sections thereof, or any other forward-looking statements or other disclosures to the extent they are general, non-specific, forward-looking or cautionary in nature, in each case, other than specific factual information contained therein prior to the date hereof), or (b) for any matters with respect to which WANG Leilei has actual knowledge without investigation or inquiry, the Company hereby represents and warrants to Parent and Merger Sub that:

Section 3.01 Organization and Qualification.

(a) Each Group Company is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Group Company is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions that recognize the concept of good standing), in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary.

(b) Except for the Group Companies set forth in Section 3.01(b) of the Company Disclosure Schedule, as of the date hereof, there are no other corporations, partnerships, joint ventures, associations, or entities through which any Group Company conducts business, or other entities in which a Group Company controls or owns, of record or beneficially, any direct or indirect equity or other interest or right (contingent or otherwise) to acquire the same, and no Group Company is a participant in (nor is any part of their businesses conducted through) any joint venture, partnership, or similar arrangement.

Section 3.02 Memorandum and Articles of Association.

The Company has heretofore furnished to Parent a complete and correct copy of the memorandum and articles of association or equivalent organizational documents, each as amended to date, of each Group Company. Such memorandum and articles of association or equivalent organizational documents are in full force and effect. No Group Company is in material violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents.

Section 3.03 Capitalization.

(a) The authorized share capital of the Company consists of 1,000,000,000,000 Shares of a par value of US$0.0000005 each. As of the date of this Agreement, (i) 1,884,133,063 Shares are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable, (ii) no Shares are held in the treasury of the Company, and (iii) 4,686,040 Shares issued to the Depositary and represented by ADSs are reserved for issuance and allocation in anticipation of the exercise of the Company Options (and for the avoidance of doubt are not included in the number of issued and outstanding Shares set forth in clause (i)). As of the date of this Agreement, there are outstanding Vested Company Options to purchase 25,462,420 Shares, outstanding Unvested Company Options to purchase 2,835,000 Shares, outstanding Company Warrants to purchase 40,000,000 Shares, and outstanding 4,555,000 Company Restricted Share Awards. Except as set forth in this Section 3.03, there are no options, warrants, preemptive rights, conversion rights, redemption rights, share appreciation rights, repurchase rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of any Group Company or obligating any Group Company to issue or sell any shares or securities of, or other equity interests in, any Group Company. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(b) Section 3.03(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Equity Award outstanding as of the date hereof: (i) the number of Shares subject to such Company Equity Award; and (ii) the exercise or purchase price of such Company Equity Award. The grant of each Company Equity Award was validly made and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and recorded on the financial statements of the Company contained in the Company SEC Reports in accordance with GAAP consistently applied. Except as set forth in Section 3.03(b) of the Company Disclosure Schedule or otherwise provided in this Agreement, there are no commitments or agreements of any character to which any Group Company is bound obligating such Group Company to accelerate or otherwise alter the vesting of any Company Equity Award as a result of the Transactions.

(c) All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. The Company has made available to Parent accurate and complete copies of (x) the Share Incentive Plans pursuant to which the Company has granted the Company Equity Awards that are currently outstanding, and (y) the form of all award agreements evidencing such Company Equity Awards.

(d) There are no outstanding contractual obligations of any Group Company to repurchase, redeem or otherwise acquire any share capital or registered capital, as the case may be, of any Group Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of the Company’s Subsidiaries or any other person.

(e) The outstanding share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries and each other entity in which any Group Company owns any non-controlling equity interest is duly authorized, validly issued, fully paid and non-assessable, and the portion of the outstanding share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries and each such other entity is owned by the relevant Group Company free and clear of all Liens and other encumbrances of any nature whatsoever. Such Group Company has the unrestricted right to vote, and (subject to limitations imposed by applicable Law) to receive dividends and distributions on, all such equity securities.

Section 3.04 Authority Relative to This Agreement; Fairness.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by the Company Board and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the Plan of Merger and the consummation by it of the Transactions, in each case, subject only to the authorization and approval of this Agreement, the Plan of Merger and the Merger by a special resolution (as defined in the CICL) of the shareholders of the Company, which shall require the affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the Shareholders’ Meeting (the “Requisite Company Vote”) in accordance with Section 233(6) of the CICL. The Depositary is obligated pursuant to the Deposit Agreement to vote all Shares represented by ADSs in accordance with the instructions of holders of such corresponding ADSs on the applicable record date for determining the entitlement of holders to give instructions for the exercise of the voting rights pertaining to such Shares. The Company has delivered to Parent a true, correct and complete copy of the resolutions of the Company Board authorizing the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions certified by the Secretary of the Company Board; subject to Section 6.04 hereof, such resolutions are and remain in full force and effect and no action has been taken or proposed to modify, amend or rescind such resolutions in whole or in part in any manner. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (the “Bankruptcy and Equity Exception”).

(b) The Special Committee comprises two (2) members of the Company Board each of whom satisfies the “independence” requirements of the Nasdaq Stock Market Rules. The Company Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that this Agreement and the Transactions, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the Company (having regard to the interests of the shareholders (other than Parent and its Affiliates) as a whole), (ii) approved and declared advisable this Agreement and the Transactions, and (iii) resolved to recommend authorization and approval of this Agreement, the Plan of Merger and the Transactions to the holders of Shares (other than holders of the Rollover Shares) (the “Company Recommendation”). The Company Board, acting upon the unanimous recommendation of the Special Committee, has directed that this Agreement, the Plan of Merger and the Transactions be submitted to holders of Shares for authorization and approval.

(c) The Special Committee has received the written opinion of Duff & Phelps, LLC (the “Financial Advisor”), dated the date of this Agreement, to the effect that, as of the date hereof, the Per Share Merger Consideration to be received by the holders of Shares (other than Excluded Shares and Dissenting Shares) and the Per ADS Merger Consideration to be paid to the holders of ADSs (other than the ADSs representing the Excluded Shares) are fair, from a financial point of view, to such holders (without giving effect to any impact of the Transactions on any particular holder of the Shares or ADSs other than in their capacity as holders of the Shares or ADSs), a copy of which opinion will be delivered to Parent promptly after the date of this Agreement. The Financial Advisor has consented to the inclusion of a copy of such opinion in the Proxy Statement. It is agreed and understood that such opinion may not be relied on by Parent, Merger Sub or any of their respective Affiliates.

Section 3.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, (i) conflict with or violate the memorandum and articles of association of the Company or any equivalent organizational documents of any other Group Company, (ii) assuming (solely with respect to performance of this Agreement and consummation of the Transactions) that the matters referred to in Section 3.05(b) are complied with and the Requisite Company Vote is obtained, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to any Group Company or by which any property or asset of any Group Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance, other than Permitted Encumbrances, on any property or asset of any Group Company pursuant to, any Contract or obligation to which any Group Company is a party or by which any properties or assets of any Group Company are bound, except, with respect to clause (iii), for any such conflict, violation, breach, default, right or other occurrences which would not prevent or materially delay the consummation of the Transactions and would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any nation or government, any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal (each, a “Governmental Authority”), except (i) for compliance with the applicable requirements of the Securities Act (as defined below) and Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of a Schedule 13E-3, the furnishing of a Form 6-K with the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the Securities and Exchange Commission (the “SEC”), if any, on such documents), (ii) for compliance with the rules and regulations of the NASDAQ Global Select Market (“NASDAQ”), and (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and publication of notice of the Merger in the Cayman Islands Government Gazette, in each case pursuant to the CICL.

Section 3.06 Permits; Compliance with Laws.

(a) Each Group Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted, other than those the lack thereof would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (the “Material Company Permits”) and has always maintained the effectiveness of these Material Company Permits. No suspension or cancellation of any of the Material Company Permits is pending or, to the Knowledge of the Company, threatened, except, in each case, where the suspension or cancellation of any Material Company Permit would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All approvals of, and filings and registrations and other requisite formalities with, Governmental Authorities in the People’s Republic of China (“PRC”) required in respect of each Group Company and its capital structure and operations, including, but not limited to, registrations with the State Administration for Industry and Commerce, the State Administration of Foreign Exchange (“SAFE”) and the State Administration of Taxation, and their respective local counterparts, have been duly completed in accordance with applicable PRC Laws.

(b) No Group Company is in material conflict with, or in material default, breach or violation of (i) any Law applicable to it (including without limitation, (1) any Laws applicable to its business (including the promotion of such business), (2) any Tax Laws, and (3) any Laws related to the protection of personal data) or by which any of its share, security, equity interest, property or asset is bound or affected, or (ii) any Contract, Material Company Permit or obligation to which it is a party or by which it or any of its share, security, equity interest, property or asset is bound. No Group Company has received any notice or communication of any material non-compliance with any applicable Laws that has not been cured.

(c) No Group Company or any director, officer, employee, representative, agent or Affiliate of any Group Company, acting on behalf of any Group Company (each a “Company Representative”) has violated any Anticorruption Laws, nor has any Group Company or any Company Representative offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any Government Official or to any person under circumstances where a Group Company or any Company Representative knew or ought reasonably to have known (after due and proper inquiry) that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to a person:

(i) for the purpose of: (1) influencing any act or decision of such Government Official in their official capacity; (2) inducing a Government Official to do or omit to do any act in violation of their lawful duties; (3) securing any improper advantage; (4) inducing a Government Official to influence or affect any act or decision of any Governmental Authority; or (5) assisting a Group Company or any Company Representative in obtaining or retaining business for or with, or directing business to, a Group Company or any Company Representative; or

(ii) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.

(d) No Group Company has conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any Anticorruption Law. No Group Company or any Company Representative has received any notice, request or citation for any actual or potential noncompliance with any of the foregoing in this Section 3.06(d).

(e) No officer, director or employee of any Group Company is a Government Official.

(f) Each Group Company has maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials in accordance with GAAP.

(g) The Company and all holders of Company Shares and Company Equity Awards who are PRC Residents and subject to any of the registration or reporting requirements of SAFE Circular 7, SAFE Circular 37, SAFE Circular 75, SAFE Circular 78 or any other applicable SAFE rules and regulations (collectively, the “SAFE Rules and Regulations”) have complied with such reporting, registration and/or other procedural requirements under the SAFE Rules and Regulations, as applicable.

(h) No Group Company, nor, to the Knowledge of the Company, any Company Representative, (i) is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department; or (ii) has violated, or operated not in compliance with, any applicable expert restrictions, anti-boycott regulations, or embargo regulations of the United States or the PRC.

Section 3.07 SEC Filings; Financial Statements.

(a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2011 (the “Applicable Date”) (the forms, reports and other documents filed since the Applicable Date and those filed subsequent to the date hereof, including any amendments thereto, collectively, the “Company SEC Reports”). The Company SEC Reports (i) at the time they were filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, in all cases, as in effect on the date so filed, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any form, report or other document with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which are not material in the aggregate and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case in accordance with GAAP, Regulation S-X of the SEC and the rules and standards of the Public Company Accounting Oversight Board except as may be noted therein.

(c) Except as and to the extent set forth on the audited annual report of the Group Companies filed with the SEC on April 15, 2016, including the notes thereto (the “2015 Annual Report”), no Group Company has outstanding (i) any Indebtedness or any commitments therefor, or (ii) any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2015.

(d) The Company has made available to Parent all comment letters received by the Company from the SEC or the staff thereof since the Applicable Date and all responses to such comment letters filed by or on behalf of the Company.

(e) The Company has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company is in compliance, in all material respects, with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act reasonably designed to ensure that all material information concerning the Company and its Subsidiaries required to be included in reports filed under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the Company’s most recently filed annual report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed annual report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

(f) The Company maintains a standard system of accounting established and administered in accordance with GAAP. The Group Companies maintain a system of internal accounting controls that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(g) To the Knowledge of the Company, no employee of any Group Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. No Group Company, nor any officer, employee, contractor, subcontractor or agent of any Group Company, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of any Group Company because of any act of such employee described in 18 U.S.C. §1514A(a).

(h) The Company is in compliance, in all material respects, with the applicable listing and corporate governance rules and regulations of the NASDAQ.

Section 3.08 Proxy Statement.

The Proxy Statement to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company shall not, (i) on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders’ Meeting, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders’ Meeting or any subject matter which has become false or misleading, or (ii) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Schedule 13E-3 will comply as to form with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 3.09 Absence of Certain Changes or Events.

Since December 31, 2015, except as set forth in Section 3.09 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, (a) the Group Companies have conducted their businesses in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) no Group Company has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 5.01(a), 5.01(b), 5.01(c), 5.01(d), 5.01(e), 5.01(i) or 5.01(j).

Section 3.10 Absence of Litigation.

As of the date hereof, there is no litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the Knowledge of the Company, threatened against any Group Company, or any share, security, equity interest, property or asset of any Group Company, before any Governmental Authority which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, no Group Company, nor any share, security, equity interest, or material property or asset of any Group Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.11 Labor and Employment Matters.

(a) No Group Company is a party to or bound by any collective bargaining agreement or other labor union contract applicable to persons employed by it, there are no labor unions, works councils or other organizations representing or purporting to represent any of the employees, contractors, subcontractors, agents or other persons engaged by any Group Company in connection with its business (collectively, “Company Personnel”), nor are there any organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect any Group Company. There are no unfair labor practice complaints pending or threatened against any Group Company before any Governmental Authority, except for any such pending or threatened complaints that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no strike, slowdown, work stoppage or lockout, or similar activity or, to the Knowledge of the Company, threat thereof, by or with respect to any Company Personnel nor has there been any such occurrence during the past five years.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Group Company is in compliance with all applicable laws relating to employment and employment practices, including those related to wages, work hours, shifts, overtime, Social Security Benefits, holidays and leave, collective bargaining terms and conditions of employment and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid in full to the appropriate Governmental Authority, or are holding for payment not yet due to such Governmental Authority, all amounts required to be withheld from or paid with respect to Company Personnel (including the withholding and payment of all individual income taxes and contributions to Social Security Benefits payable), and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Group Company has paid in full to all of its Company Personnel or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Company Personnel and there is no claim with respect to payment of wages, salary, Social Security Benefits, commission or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed or engaged by any Group Company. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to any Group Company. There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before any Governmental Authority in any jurisdiction in which any Group Company has employed or employs any person.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Employee Plan and each Company Employee Agreement is and has at all times been operated and administered in compliance with the provisions thereof and all applicable legal requirements, (ii) each contribution or other payment that is required to have been accrued or made under or with respect to any Company Employee Plan has been duly accrued and made on a timely basis, and (iii) there are no claims or legal proceedings pending, or, to the Knowledge of the Company, threatened against any Company Employee Plan or against the assets of any Company Employee Plan.

(d) Except as otherwise specifically provided in this Agreement regarding the Company Equity Awards, no Company Employee Plan or Company Employee Agreement exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the Transactions (whether alone or in connection with any subsequent event(s)), will entitle any Company Personnel to (i) compensation or benefits (including any severance payment or benefit) or any increase in compensation or benefits upon any termination of employment on or after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Employee Plans or Company Employee Agreements, or (iii) cause any Group Company to record additional compensation expense on its income statement with respect to any outstanding share option or other equity based award.

Section 3.12 Real Property; Title to Assets.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth the address and description of each Owned Real Property, including the particulars and the issue date of the State-owned Land Use Certificate and Building Ownership Certificate for each Owned Real Property. Except as set forth in Section 3.12(a) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the relevant Group Company has valid title to each Owned Real Property, free and clear of all Liens and encumbrances, except Permitted Encumbrances, (ii) no Group Company has leased or otherwise granted to any person the right to use or occupy such Owned Real Property or any portion thereof, (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, and (iv) no Group Company is a party to any Contract, agreement or option to purchase any real property or interest therein.

(b) Section 3.12(b) of the Company Disclosure Schedule sets forth the address of each material Leased Real Property, and a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such material Leased Real Property (including the date and name of the parties to such Lease). Except as set forth in Section 3.12(b) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect, (ii) the Group Companies’ possession and quiet enjoyment of the Leased Real Property in the current way under such Lease has not been disturbed and, to the Knowledge of the Company, there are no disputes with respect to such Lease, and (iii) neither any Group Company nor, to the Knowledge of the Company, any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease, (iv) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full, (v) no Group Company owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease, (vi) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, any Group Company, (vii) the Group Companies have not subleased, licensed or otherwise granted any person the right to use or occupy such Leased Real Property or any portion thereof, (viii) no Group Company has collaterally assigned or granted any other security interest in such Lease or any interest therein, and (ix) there are no Liens on the estate or interest created by such Lease other than Permitted Encumbrances.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all other properties and assets (excluding Owned Real Property, Leased Real Property and Intellectual Property) that are material to the business of the Company and its Subsidiaries taken as a whole, in each case free and clear of all Encumbrances, except Permitted Encumbrances.

Section 3.13 Intellectual Property.

To the Company’s Knowledge, the conduct of the business of each Group Company as currently conducted does not infringe upon or misappropriate the Intellectual Property rights or other proprietary rights, including rights of privacy, publicity and endorsement, of any Third Party, and no claim has been asserted to any Group Company that the conduct of the business of any Group Company as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any Third Party. With respect to each item of Intellectual Property owned by any Group Company that is material to the business, financial condition or results of operations of the Group Companies taken as a whole (“Company Owned Intellectual

Property”), such Group Company is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business. To the Company’s Knowledge, no Intellectual Property which is material to the business, financial condition or results of operations of the Group Companies has been revoked, invalidated or otherwise challenged or in disputes. The Company Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part, and to the Knowledge of the Company, no person is engaging in any activity that infringes upon the Company Owned Intellectual Property. With respect to each item of Intellectual Property licensed to any Group Company that is material to the business, financial condition or results of operations of the Group Companies taken as a whole (“Company Licensed Intellectual Property”), such Group Company has the right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property. Each license of the Company Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect, and to the Knowledge of the Company, no party to any license of the Company Licensed Intellectual Property is in breach thereof or default thereunder. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all registrations with and applications to any Governmental Authority in respect of the Company Owned Intellectual Property and the Company Licensed Intellectual Property necessary for the protection of such Intellectual Property rights under applicable Laws have been made, are valid and in full force and effect and are not subject to the payment of any Taxes or maintenance fees or the taking of any other actions by any of the Company or the Subsidiaries to maintain their validity or effectiveness. Neither the execution of this Agreement nor the consummation of any Transaction shall materially adversely affect any Group Company’s rights with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property.

Section 3.14 Taxes.

(a) Each Group Company has timely filed all Tax returns and reports required to be filed by it and has paid and discharged all Taxes required to be paid or discharged, other than such payments as are being contested in good faith by appropriate proceedings. All such Tax returns are true, accurate and complete. No taxing authority or agency is now asserting or, to the Knowledge of the Company, threatening to assert against any Group Company any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. There are no pending or, to the Knowledge of the Company, threatened Actions for the assessment or collection of Taxes against any Group Company. Each Group Company has properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Law. No Group Company has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes reflected in the 2015 Annual Report are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. There are no Tax liens upon any shares, securities, equity interests, property or assets of any Group Company except liens for current Taxes not yet due. No Group Company is doing business in or engaged in a trade or business in any jurisdiction in which it has not filed all required Tax returns, and no notice or inquiry has been received from any jurisdiction in which Tax returns have not been filed by any Group Company to the effect that the filing of Tax returns may be required. No claim has ever been made by a Governmental Authority in a jurisdiction where any Group Company does not file Tax returns that such Group Company is or may be subject to taxation by that jurisdiction. All transactions between Group Companies have been conducted on an arm’s-length basis.

(b) Neither the Company nor any Subsidiary takes the position for tax purposes that it is a “resident enterprise” of the PRC or tax resident in any jurisdiction other than its jurisdiction of formation.

(c) Each Group Company has, in accordance with applicable Law, duly registered with the relevant Governmental Authority, obtained and maintained the validity of all national and local tax registration certificates and complied with all requirements imposed by such Governmental Authorities. No submissions made to any Governmental Authority in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates contained any misstatement or omission that would have affected the granting of such Tax exemptions, preferential treatments or rebates. No suspension, revocation or cancellation of any such Tax exemptions, preferential treatments or rebates is pending or, to the Company’s Knowledge threatened. The consummation of the Transactions shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments.

(d) The prices and terms for the provision of any property or services among the Company and its Subsidiaries are arm’s length for purposes of the relevant transfer pricing Laws and have not been determined with a purpose to obtain any reduction in Taxes or other Tax benefit, and all related material documentation required by such Laws has been timely prepared or obtained and, if necessary, retained.

(e) The Group Companies have complied with all statutory provisions, rules, regulations, orders and directions in respect of any value added or similar Tax on consumption including business Tax and withholding Tax on business Tax, have promptly and timely submitted accurate Tax returns with no intention to delay or defer any such Tax or Tax return, maintain full and accurate records, have never been subject to any interest, forfeiture, surcharge or penalty and are not a member of a group or consolidation with any other person for the purposes of value added taxation.

(f) As of the date hereof, there is no concession, agreements (including agreements for the deferred payment of any Tax liability) or other formal or informal arrangement with any taxation authority relating to the Group Companies.

(g) All Tax credits (including without limitation Tax refunds and rebates) and Tax holidays enjoyed by the Group Companies established under the Laws of the PRC under applicable Laws since its establishment have been in compliance with all applicable Laws and is not subject to reduction, revocation, cancellation or any other changes (including retroactive changes) in the future, except through change in applicable Laws published by relevant Governmental Authority. No Group Company has received any notice in relation to or is aware of any event that may result in repeal, cancellation, revocation, or return of any such Tax credits or Tax holidays.

(h) The Tax rates, preferential Tax treatment and financial subsidies (if any) granted to each of the Group Companies established under the Laws of the PRC since their establishment (including, without limitation, Tax reduction, Tax rebates and Tax holidays) are consistent with PRC Laws and were granted by the applicable Government Authorities in compliance with the applicable PRC Law and procedures upon true and correct information supplied by or on behalf of such Group Companies.

Section 3.15 No Secured Creditors; Solvency.

(a) No Group Company has any secured creditors holding a fixed or floating security interest.

(b) No Group Company has taken any steps to seek protection pursuant to any bankruptcy law, nor does the Company have any Knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any Knowledge of any fact which would reasonably lead a creditor to do so. Each Group Company and the Group Companies on a consolidated basis are not, as of the date hereof, and after giving effect to the Transactions to occur at the Closing will not be, Insolvent.

Section 3.16 Material Contracts.

(a) Except for this Agreement, the Contracts listed in Section 3.16(a) of the Company Disclosure Schedule and the Contracts filed as exhibits to the Company SEC Reports filed with the SEC prior to the date of this Agreement, none of the Company or any of its Subsidiaries is a party to or bound by any Contract (each, a “Material Contract”):

(i) that is required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits to the Company’s most recently filed annual report on Form 20-F;

(ii) relating to any credit, loan or facility arrangement, guarantee or other security arrangement, or Indebtedness (whether or not incurred, assumed, guaranteed or secured by any asset of any Group Company) in excess of US$1,000,000;

(iii) that is a joint venture contract, a strategic cooperation or partnership arrangement (including a cooperation or long-term agency contract entered into at the corporate headquarters level with insurance companies), or other agreement involving a sharing of profits, losses, costs or liabilities by any Group Company, in each case, that is material to the business of the Group Companies taken as a whole;

(iv) relating to the purchase or sale of any shares or securities of, or other equity interests in, any Group Company;

(v) that limits, or purports to limit, the ability of any Group Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

(vi) involving any directors, officers or shareholders of the Company holding more than 5% of the share capital of the Company, or any of their respective Affiliates (other than the Group Companies) or immediate family members; or

(vii) that provides for any change of control or similar payments.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding agreement, and no Group Company is in material breach or violation of, or default under, any Material Contract, subject to the Bankruptcy and Equity Exception; (ii) to the Company’s Knowledge, no Material Contract has been canceled by the other party; (iii) to the Company’s Knowledge, no other party is in material breach or violation of, or default under, any Material Contract; (iv) to the Company’s Knowledge, no Group Company has received any claim of material default under any such Material Contract and no fact or event exists that could give rise to any claim of material default under any Material Contract; and (v) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a material default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of any Group Company under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

Section 3.17 Environmental Matters.

Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Group Company is in compliance with all applicable Environmental Laws and has obtained and possess all material approvals, permits, licenses, filings and other authorizations currently required for their establishment and their operation under any Environmental Law (the “Environmental Permits”), and all such Environmental Permits are in full force and effect. To the Knowledge of the Company, no property currently or formerly owned or operated by any Group Company has been contaminated with or is releasing any Hazardous Substance in a manner that would reasonably be expected to require remediation or other action pursuant to any Environmental Law. As of the date hereof, no Group Company has received any notice, demand, letter, claim or request for information alleging that any Group Company is in violation of or liable under any Environmental Law. No Group Company is subject to any order, decree or injunction with any Governmental Authority or agreement with any Third Party concerning liability under any Environmental Law or relating to Hazardous Substances.

Section 3.18 Insurance.

Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, (i) the Group Companies maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Group Companies (taking into account the cost and availability of such insurance), including, but not limited to, directors and officers insurance, (ii) no Group Company has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost, and (iii) none of the Group Companies has received any written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of its respective insurance policies.

Section 3.19 Interested Party Transactions.

Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, no director, officer or other affiliate of any Group Company, or any individual in such person’s immediate family (i) has or has had, directly or indirectly, an economic interest in any person that (1) has furnished or sold, or furnishes or sells, services or products that any Group Company furnishes or sells, or proposes to furnish or sell, or (2) is otherwise engaged in business as a competitor of any Group Company; (ii) has or has had, directly or indirectly, an economic interest in any person that purchases from or sells or furnishes to any Group Company any goods or services; (iii) has or has had, directly or indirectly, a beneficial interest in any Contract disclosed in Section 3.16(a) of the Company Disclosure Schedule; (iv) has or has had, directly or indirectly, any material contractual or other arrangement with any Group Company; (v) received any payment or other benefit from any Group Company (except for payments and benefits received in connection with such person’s employment in the ordinary course and in a manner consistent with past practice); (vi) filed or intends to file a cause of action or other claim against any Group Company; or (vii) advanced or owed any material amount to any Group Company; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 3.19. No Group Company has extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company.

Section 3.20 Anti-Takeover Provisions.

The Company is not party to a shareholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price,” “control share” or other similar Laws enacted under any Laws applicable to the Company other than the CICL (each, a “Takeover Statute”) does not, and will not, apply to this Agreement or the Transactions.

Section 3.21 Brokers.

Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 3.22 No Other Representations and Warranties.

Except for the representations and warranties contained in this Article III, neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business, operations, condition (financial or otherwise) or any information provided to Parent, Merger Sub or any of their respective affiliates or Representatives, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective affiliates or Representatives of any documentation, forecasts or other information in connection with the Transactions, and each of Parent and Merger Sub acknowledges the foregoing. Neither the Company nor any other person will have or be subject to any liability or indemnity obligations to Parent, Merger Sub or any other person resulting from the distribution or disclosure or failure to distribute or disclose to Parent, Merger Sub or any of their respective affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.01 Corporate Organization.

Each of Parent and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent or Merger Sub to perform their material obligations under this Agreement.

Section 4.02 Memorandum and Articles of Association.

Parent has heretofore furnished to the Company a complete and correct copy of the memorandum and articles of association or equivalent organizational documents, each as amended or modified as of the date hereof, of each of Parent and Merger Sub. Such memorandum and articles of association or equivalent organizational documents are in full force and effect as of the date hereof. Neither Parent nor Merger Sub is in material violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents.

Section 4.03 Authority Relative to This Agreement.

Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub and no vote of Parent’s shareholders are necessary to authorize this Agreement or to consummate the Transactions (other than the filings, notifications and other obligations and actions described in Section 4.04(b)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the memorandum and articles of association of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any Contract or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their material obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the

Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for the filings and/or notices pursuant to Section 13 of the Exchange Act and the rules and regulations thereunder (including the filing of a Schedule 13E-3 and furnishing of the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and Proxy Statement to respond to comments of the SEC, if any, on such documents), (ii) for compliance with the rules and regulations of NASDAQ, (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and publication of notice of the Merger in the Cayman Islands Government Gazette, in each case pursuant to the CICL, (iv) PRC Required Approvals, and (v) where the failure to obtain or make, as applicable, any such consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority would not be expected to, individually or in the aggregate, prevent or materially delay consummation of the Transactions by Parent or Merger Sub.

Section 4.05 Capitalization.

(a) The authorized share capital of Parent consists solely of 100,000,000,000 ordinary shares, par value of US$0.0000005 each. As of the date of this Agreement, one ordinary share of Parent was issued and outstanding, which is duly authorized, validly issued, fully paid and non-assessable. All of the issued and outstanding share capital of Parent will be, directly or indirectly, owned by Holdco immediately prior to the Closing. Parent was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than the Financing Documents and those incident to its formation and capitalization pursuant to this Agreement and the Transactions.

(b) The authorized share capital of Merger Sub consists solely of 100,000,000,000 ordinary shares, par value of US$0.0000005 each. As of the date of this Agreement, 2,000,000,000 ordinary shares of Merger Sub were issued and outstanding, which are duly authorized, validly issued, fully paid and non-assessable. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than the Financing Documents and those incident to its formation and capitalization and pursuant to this Agreement and the Transactions.

Section 4.06 Financing.

(a) Parent has delivered to the Company true and complete copies of (i) an executed commitment letter from the financial institutions named therein (as the same may be amended or modified pursuant to Section 6.07, the “Debt Commitment Letter”), confirming their respective commitments, subject to the terms and conditions therein, to provide or cause to be provided the debt amounts set forth therein in connection with the Transactions (the “Debt Financing”), (ii) executed equity commitment letters from the Sponsors or their respective Affiliates (the “Equity Commitment Letters” and, together with the Debt Commitment Letter, the “Financing Documents”) pursuant to which each Sponsor or its Affiliate has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions therein, equity securities of 北京五星融诚科技有限责任公司 (Beijing Wuxing Rongcheng Technology Ltd.), a limited liability company incorporated under the laws of PRC (“Holdco”), up to the aggregate amount set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”), and (iii) the Contribution Agreement pursuant to which, subject to the terms and conditions therein, the Rollover Shareholders have agreed to contribute certain Shares to Parent in exchange for newly issued shares in Parent immediately prior to the Effective Time. Parent has also delivered to the Company true and complete copies of all executed fee letters in connection with the Debt Financing (it being understood that any such fee letter provided to the Company may be redacted to omit the numerical fee amounts and other commercially sensitive terms provided therein) (such fee letters, the “Fee Letters”). The Equity Commitment Letters provide, and will continue to provide, that the Company is a third party beneficiary with respect to the provisions therein.

(b) As of the date hereof, (i) each of the Financing Documents is in full force and effect and is a legal, valid and binding obligation of Parent or Holdco (as applicable) (subject to the Bankruptcy and Equity

Exception) and, to the Knowledge of Parent, the other parties thereto (subject to the Bankruptcy and Equity Exception), (ii) none of the Financing Documents has been amended or modified (other than as permitted by Section 6.07 or this Section 4.06), (iii) the respective commitments contained in the Financing Documents have not been withdrawn or rescinded in any material respect, and (iv) no event has occurred that (with or without notice, lapse of time, or both) would be reasonably expected to constitute a breach or default under the Financing by Parent or Merger Sub and, to the Knowledge of Parent, by the other parties thereto, that would excuse or permit the financing sources to refuse to fund their respective obligations under the Financing to which each is a party. Assuming (1) the Financing is funded in accordance with the Financing Documents, and (2) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Sections 7.01 and 7.02 or the waiver of such conditions, Parent and Merger Sub will have available to them, as of or immediately after the Effective Time, all funds sufficient for Merger Sub and the Surviving Company to pay (A) the Merger Consideration, and (B) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith. The obligations of the financing sources to fund the commitments under the Financing are not subject to any contractual conditions other than as set forth in the Financing, and the subscription agreements or similar agreement (if any) in connection with the Equity Financing will not contain any additional condition to which any Guarantor’s obligation to fund its Equity Financing under its Equity Financing is subject. The Financing Documents contain all of the conditions precedent (or, where applicable, refers to customary conditions precedent for a transaction of the nature contemplated by the Financing Documents) to the obligations of the parties thereunder to make the Financing available to Parent or Merger Sub on the terms and conditions therein. As of the date hereof, assuming the satisfaction of the conditions precedent set forth in this Article IV, subject to the accuracy of the representations and warranties of the Company set forth in Article III hereof, Parent and Merger Sub do not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent and Merger Sub at the time required to consummate the Transactions. Parent and Merger Sub have fully paid any and all commitment fees or other fees that have been incurred and are due and payable in connection with the Financing prior to the execution of this Agreement and will pay when due all other fees arising under the Financing as and when they become due and payable thereunder. Except as set forth in the Financing Documents and the Fee Letters or any customary engagement letter and nondisclosure agreements that do not impact the conditionality, availability or amount of the Financing, there are no side letters or other oral or written Contracts to which Parent, Merger Sub or any of their respective affiliates is a party that impose conditions to the funding or investing, as applicable, of the full amount of the Financing.

Section 4.07 Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.08 Guaranties.

Concurrently with the execution of this Agreement, Parent has caused each of the Guarantors to deliver to the Company a duly executed Guaranty. Assuming the due authorization, execution and delivery by the Company, each Guaranty is in full force and effect and is a legal, valid and binding obligation of the Guarantor or its Affiliate that executed it, subject to the Bankruptcy and Equity Exception, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of such Guarantor under the Guaranty.

Section 4.09 Proxy Statement.

None of the information provided by Parent or Merger Sub with respect to itself or its Affiliates or Representatives for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement will, in the case of the Schedule 13E-3, as of the date of its filing and the date of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto to the shareholders of the Company and (ii) at the time of the Shareholders’ Meeting, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.10 Absence of Litigation.

There is no Action pending or, to the Knowledge of Parent and Merger Sub, threatened against Parent, Merger Sub or any of their respective Affiliates before any Governmental Authority. Neither Parent nor Merger Sub nor any of their Affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of Parent and Merger Sub, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, except as would not, individually or in the aggregate, prevent or materially delay consummation of the Transaction by Parent or Merger Sub.

Section 4.11 Ownership of Company Shares.

As of the date hereof, other than as a result of this Agreement, the Contribution Agreement and the Voting Agreement, neither Parent nor Merger Sub beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities or any other economic interest (through derivative securities or otherwise) of the Company or any options, warrants or other rights to acquire any Shares or other securities of, or any other economic interest (through derivatives securities or otherwise) in the Company.

Section 4.12 Independent Investigation.

Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and Subsidiaries of the Company, which investigation, review, and analysis were performed by Parent and Merger Sub, their respective affiliates and Representatives. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, the Subsidiaries of the Company or their respective Representatives (except the representations, warranties, covenants and agreements of the Company set forth in this Agreement and in any certificate delivered pursuant to this Agreement).

Section 4.13 Buyer Group Contracts.

Parent has delivered to the Company a true, correct and complete copy of each of the Buyer Group Contracts. As of the date hereof, other than the Buyer Group Contracts and any documents or agreements with respect to the shareholder arrangements of Parent (or any equity holder of Parent), there are (a) no side letters or other contracts (whether oral or written) with respect to the securities of the Company between two or more of the following persons: each of the Rollover Shareholders, Parent, Merger Sub, Guarantor or any of their respective affiliates (excluding any agreements among any one or more of the foregoing solely relating to the Surviving Company following the Effective Time), and (b) no contracts (whether oral or written) between Parent, Merger Sub or any of their affiliates (excluding the Company and its Subsidiaries), on the one hand, and any of the Company’s or its Subsidiaries’ directors, officers, employees or shareholders, in their capacities as such, on the other hand, that relate in any way to the Transactions.

Section 4.14 Non-reliance on Company Estimates.

The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and the Company Subsidiaries and certain plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that each of Parent and Merger Sub are taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither of Parent nor Merger Sub is replying on any estimates, projections, forecasts, plans or budgets furnished by the Company, the Subsidiaries of the Company or their respective affiliates and Representatives, and each of Parent and Merger Sub shall not, and shall cause its affiliates and their respective Representatives not to, hold any such person liable with respect thereto.

Section 4.15 No Other Representations and Warranties.

Except for the representations and warranties made by Parent and Merger Sub contained in this Article IV, neither Parent nor Merger Sub nor any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or their respective business, operations, condition (financial or otherwise) or any information provided to the Company or any of its affiliates or Representatives, notwithstanding the delivery or disclosure to the Company or any of its affiliates or Representatives of any documentation, forecasts or other information in connection with the Transactions, and the Company acknowledges the foregoing.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01 Conduct of Business by the Company Pending the Merger.

The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, except as set forth in Section 5.01 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement or required by applicable Law, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall use its commercially reasonable efforts to (i) conduct the businesses of the Group Companies in a lawfully permitted manner in the ordinary course of business and consistent with past practice in all material respects; and (ii) preserve substantially intact the business organization of the Group Companies, in all material respects, to keep available the services of the current officers and key employees of the Group Companies and maintain the current relationships of the Group Companies with existing customers, suppliers and other persons with which any Group Company has material business relations as of the date hereof.

Without limiting the generality of the foregoing paragraph, except as set forth in Section 5.01 of the Company Disclosure Schedule, no Group Company shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

(b) issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) any shares of any class of shares of any Group Company (other than in connection with the exercise of any Company Equity Awards in accordance with the applicable Share Incentive Plans or Warrant Agreements), or any options, warrants, convertible securities or other rights of any kind to acquire any shares, or any other ownership interest (including, without limitation, any phantom interest), of any Group Company, or (ii) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of any Group Company with a value in excess of US$10,000,000, except in the ordinary course of business and in a manner consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares (other than dividends or other distributions from any Subsidiary of the Company to the Company or any of its other Subsidiaries consistent with past practice);

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares, or any options, warrants, convertible securities or other rights exchangeable into or convertible or exercisable for any of its shares;

(e) effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving any Group Company, or create any new Subsidiaries;

(f) (i) (A) acquire (including, by merger, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or any other business combination) any assets, securities or properties, in aggregate, with a value or purchase price (including the value of assumed liabilities) in excess of US$20,000,000 in any transaction or related series of transactions, or (B) make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof in excess of US$20,000,000 (in each case, other than in the ordinary course of business or pursuant to Contracts in existence on the date hereof and on the terms in effect on the date hereof); (ii) incur, assume, alter, amend or modify any Indebtedness in excess of US$10,000,000 individually or US$20,000,000 in the aggregate, or guarantee such Indebtedness, or issue any debt securities or make any loans or advances in excess of US$10,000,000 individually or US$20,000,000 in the aggregate; (iii) create or grant any Lien on any assets of any Group Company; or (iv) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of US$10,000,000 or capital expenditures which are, in the aggregate, in excess of US$20,000,000 for the Group Companies taken as a whole;

(g) Except (i) to the extent required under any Share Incentive Plan or Material Contract as effective on the date hereof, (ii) in the ordinary course of business and in a manner consistent with past practice, and (iii) as otherwise required by applicable Law, (i) enter into any new employment or compensatory agreements (including the renewal of any such agreements), or terminate any such agreements, with any director or officer of any Group Company (other than the hiring or termination of officers with aggregate annual compensation of less than US$500,000), (ii) grant or provide any severance or termination payment or benefit to any director or officer of any Group Company in an amount exceeding US$500,000, (iii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director or officer of any Group Company other than pursuant to Contracts currently in existence, (iv) establish, adopt, amend or terminate any Company Employee Plan or amend the terms of any outstanding Company Equity Awards, (v) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under the Company Employee Plan, or (vi) forgive any loans to directors or officers of any Group Company;

(h) issue or grant any Company Equity Award to any person under any Share Incentive Plan;

(i) make any changes with respect to any credit practice, method of financial accounting, or financial accounting policies or procedures, including changes affecting the reported consolidated assets, liabilities or results of operations of the Group Companies, except as required by changes in GAAP;

(j) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities or obligations as they become due in the ordinary course of business and consistent with past practice;

(k) except in the ordinary course of business, enter into, amend, modify or consent to the termination of any Material Contract (or any Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof), or amend, waive, modify or consent to the termination of any Group Company’s material rights thereunder;

(l) enter into any Contract between a Group Company, on the one hand, and any of its Affiliates, officers, directors or employees (other than the Group Companies), on the other hand, in each case required to be disclosed pursuant to Item 7B or Item 19 of Form 20-F under the Exchange Act;

(m) terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage;

(n) commence any Action, or settle, release, waive or compromise any pending or threatened Action of or against the Company or any of the Company Subsidiaries, in each case (i) for an amount in excess of US$10,000,000 in the aggregate, or (ii) that is brought by or on behalf of any current, former or purported holder of any share capital or debt securities of the Company or any Subsidiary relating to the Transactions;

(o) permit any item of Company Owned Intellectual Property to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every item of Company Owned Intellectual Property;

(p) fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(q) enter into, or propose to enter into, any transaction involving any earn-out, installment or similar payment payable by any Group Company, to any Third Party, other than payments in connection with purchases of vehicles, plant, equipment, supplies or computers in the ordinary course of business, with a maximum potential earn-out, installment or similar payment that, as reasonably estimated by the Company, individually, could reasonably be expected to result in payments by any Group Company of more than US$10,000,000, to any Third Party;

(r) engage in the conduct of any new line of business material to the Company and its Subsidiaries, taken as a whole;

(s) make or change any material Tax election, materially amend any Tax return (except as required by applicable Law), enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or materially change any method of Tax accounting; or

(t) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Proxy Statement and Schedule 13E-3.

Promptly following the date of this Agreement, the Company, with the assistance of Parent and Merger Sub, shall prepare a proxy statement relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company including a notice convening the Shareholders’ Meeting in accordance with the Company’s memorandum and articles of association (such proxy statement and notice, as amended or supplemented, being referred to herein as the “Proxy Statement”). Concurrently with the preparation of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare and cause to be filed with the SEC a Schedule 13E-3. The Company, Parent and Merger Sub shall use their reasonable efforts to cause the initial Schedule 13E-3 to be filed with the SEC (with the initial Proxy Statement filed as an exhibit) as soon as reasonably practicable after the date of this Agreement. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts so that the Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to Schedule 13E-3. Each of the Company, Parent and Merger Sub shall furnish all information concerning such party to the others as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement and Schedule 13E-3. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to Schedule 13E-3 and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing or mailing the Proxy Statement and Schedule 13E-3 (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent and Merger Sub a reasonable period of time to review and comment on such document or response, and (ii) shall have considered in good faith comments reasonably proposed by Parent and Merger Sub. If at any time prior to the Shareholders’ Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors, is discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement and Schedule 13E-3 so that the Proxy Statement and Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and the Company shall file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by applicable Law, disseminate to the shareholders of the Company. Notwithstanding the foregoing or anything else herein to the contrary, and subject to compliance with the terms of Section 6.04 hereof, in connection with any disclosure regarding a Change in the Company Recommendation, the Company shall not be required to provide Parent the opportunity to review or comment on (or include comments proposed by Parent in) the Schedule 13E-3 or the Proxy Statement, or any amendment or supplement thereto, or any comments thereon or any other filing by the Company with the SEC, with respect to such disclosure. In the event a Change in the Company Recommendation shall have been effected in accordance with Section 6.04 hereof, the Company’s obligations under this Section 6.01 shall cease.

Section 6.02 Company Shareholders’ Meeting.

(a) The Company shall, promptly after the SEC confirms that it has no further comments on the Schedule 13E-3, unless there has been a Change in the Company Recommendation in accordance with this Agreement, (i) establish a record date for determining shareholders of the Company entitled to vote at the shareholders’ meeting, and shall not change such Record Date or establish a different record date for the Shareholders’ Meeting without the prior written consent of Parent, unless required to do so by applicable Laws, (ii) mail or cause to be mailed promptly thereafter the Proxy Statement to the holders of Shares (and concurrently furnish the Proxy Statement under Form 6-K), including Shares represented by ADSs, as of the record date established for the shareholders’ meeting, which meeting the Company shall duly convene and cause to occur within forty (40) days following the mailing of the Proxy Statement (the “Shareholders’ Meeting”), for the purpose of voting upon the authorization and approval of this Agreement, the Plan of Merger and the Transactions, and (iii) instruct the Depositary to (1) fix the record date established by the Company for the Shareholders’ Meeting as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the Shares represented by ADSs (the “Record ADS Holders”), (2) provide all proxy solicitation materials to all Record ADS Holders, and (3) vote all Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders. Subject to the Company’s right under Section 6.04 hereof to effect a Change in the Company Recommendation, without the consent of Parent, approval of this Agreement is the only matter (other than procedural matters) that shall be proposed to be acted upon by the shareholders of the Company at the Shareholders’ Meeting.

(b) Subject to Section 6.04(c), the Company Board shall recommend to holders of the Shares that they authorize and approve this Agreement, the Plan of Merger and the Transactions, and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing sentence, the Company agrees that its obligations pursuant to this Section 6.02 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Competing Transaction. Subject to the Company’s right under Section 6.04 hereof to effect a Change in the Company Recommendation, the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions and shall take all other action necessary or advisable to secure the Requisite Company Vote. Notwithstanding anything to the contrary in this Agreement, in the event that the Company shall have effected a Change in the Company Recommendation in accordance with Section 6.04, the Company shall have the right not to submit this Agreement, the Plan of Merger and the Transactions to the holders of Shares for the approval at, and shall have the right not to hold, the Shareholders’ Meeting. For the avoidance of doubt, unless there has been a Change in the Company Recommendation in accordance with this Agreement, the Company's obligations pursuant to this Section 6.02 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Competing Transaction.

Section 6.03 Access to Information.

(a) From the date hereof until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII and subject to applicable Law and the Confidentiality Agreements, the Company shall (i) provide to Parent (and Parent’s officers, directors, employees, accountants, consultants, financial and legal advisors, agents, financing sources and other representatives, collectively, “Representatives”) reasonable access during normal business hours to the offices, properties, books and records of any Group Company, (ii) furnish to Parent and its Representatives such existing financial and operating data and other existing information as such persons may reasonably request, and (iii) instruct its and its Subsidiaries’ employees, legal counsel, financial advisors, auditors and other Representatives to reasonably cooperate with Parent and its Representatives in their investigation; provided, in each case, that the Company shall not be required to provide access to or furnish any information if doing so would (x) give any Third Party the right to terminate, or accelerate the rights under, any Contract, provided that at the request of Parent, the Company shall use its reasonable best efforts to obtain a waiver from such Third Party, (y) violate any applicable Law, or (z) cause any Group Company, upon advice of outside legal counsel, to waive any privilege with respect to such information; provided that the Company shall take all commercially reasonable steps to permit inspection of or to disclose such information on a basis that does not waive such Group Company’s privilege with respect thereto, including, without limitation, by means of a joint interest or defense agreement.

(b) No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 6.04 No Solicitation of Transactions.

(a) The Company agrees that neither it nor any of its Subsidiaries will, and that it will cause its and its Subsidiaries’ Representatives (including, without limitation, any investment banker, attorney or accountant retained by any Group Company), not to, in each case, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) that constitutes, or could reasonably be expected to lead to, any Competing Transaction, or (ii) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information to, any person (other than Parent, Merger Sub, or any designees thereof) in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction, or (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or Contract or commitment contemplating or otherwise relating to any Competing Transaction (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 6.04(b)) (an “Alternative Acquisition Agreement”), or (iv) authorize or permit any Representative of the Company or any of its Subsidiaries to take any action set forth in clauses (i) – (iii) of this Section 6.04, and the Company shall not release any Third Party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party (in each case, other than to the extent expressly permitted pursuant to Section 6.04(b) - (e)). The Company shall notify Parent as promptly as practicable (and in any event within 24 hours after the Company has Knowledge thereof), orally and in writing, of any proposal or offer, or any inquiry or contact with any person, regarding a Competing Transaction or that would reasonably be expected to lead to a Competing Transaction, specifying (x) the material terms and conditions thereof (including material amendments or proposed material amendments) and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements, (y) the identity of the party making such proposal or offer or inquiry or contact, and (z) whether the Company has any intention to provide confidential information to such person. The Company shall keep Parent informed, on a reasonably current basis (and in any event within twenty-four (24) hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof). Without limiting the foregoing, the Company shall (1) promptly notify Parent orally and in writing if it determines to initiate actions concerning a proposal, offer, inquiry, contact or request, in each case as permitted by this Section 6.04, and (2) provide Parent with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board or members of the Special Committee) of any meeting of the Company Board or Special Committee at which the Company Board or Special Committee, as applicable, is reasonably expected to consider any Competing Transaction. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Third Party which prohibits the Company from providing such information to Parent, or release any Third Party from, or waive any provision of, any confidentiality or standstill agreement in connection with a Competing Transaction, other than as expressed permitted under this Section 6.04.

(b) Notwithstanding anything to the contrary in this Section 6.04, the Company Board may furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction (provided that such bona fide proposal or offer shall not have been obtained in violation of Section 6.04(a) and the Company shall have complied with the requirements of Section 6.04(a) with respect to such proposal or offer), and the Company Board has (i) determined, in its good faith judgment upon the unanimous recommendation of the Special Committee (after consultation with a financial advisor of internationally recognized reputation and independent legal counsel), that such proposal or offer constitutes a Superior Proposal, (ii) determined, in its good faith judgment upon the unanimous recommendation of the Special Committee (upon advice by independent legal counsel), that in light of such Superior Proposal, failure to furnish such information or enter into discussions would reasonably be expected to be inconsistent its fiduciary obligations to the Company and its shareholders under applicable Law, (iii) provided written notice to Parent of its intent to furnish information or enter into discussions with such person within two (2) Business Days prior to taking of any such action, (iv) obtained from such person an Acceptable Confidentiality Agreements (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement); provided that the Company shall concurrently make available to Parent any material information concerning the Company and the Subsidiaries that is provided to any such person and that was not previously made available to Parent or its Representatives, and (v) engage or participate through the Special Committee in any discussions or negotiations with the Person or group of Persons who has made a proposal or offer for such Competing Transaction.

(c) Except as set forth in this Section 6.04(d) and Section 6.04(e), neither the Company Board nor any committee thereof shall (i) change, withhold, withdraw, qualify or modify, or propose to change, withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation, or fail to include in the Proxy Statement such Company Recommendation, (ii) authorize, approve, recommend, declare advisable, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction, (iii) if a tender offer or exchange offer for 20% or more of any class of equity securities of the Company, or a tender offer or exchange offer that would otherwise constitute a Competing Transaction, is commenced, fail to publicly recommend against acceptance of such tender offer or exchange offer by the Company shareholders, or (iv) cause or permit the Company or any of its Subsidiaries to enter any Alternative Acquisition Agreement, or (v) adopt, approve, endorse or recommend, or propose (publicly or otherwise) to adopt, approve, endorse or recommend any Competing Transaction; provided that a “stop, look and listen” communication by the Company Board or the Special Committee pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication with respect to a Competing Transaction, which did not result from any breach of this Section 6.04(c) shall not be deemed to be a Change in the Company Recommendation (any of such actions described in the foregoing clauses (i), (ii), (iii), (iv) or (v), a “ Change in the Company Recommendation”).

(d) Notwithstanding anything to the contrary set forth in this Agreement, from the date of this Agreement and at any time prior to the time of the Shareholders’ Meeting, the Company Board may, upon the unanimous recommendation of the Special Committee, (x) in response to an Intervening Event, effect a Change in the Company Recommendation or, (y) if the Company has received an unsolicited, bona fide written proposal or offer for a Competing Transaction, and the Special Committee determines, in its good faith judgment, based on the information then available and upon advice by a financial advisor who shall be an internationally recognized investment banking firm and outside legal counsel, that such proposal or offer constitutes a Superior Proposal, (i) the Company Board may effect a Change in the Company Recommendation with respect to such Superior Proposal and/or (ii) with respect to a Superior Proposal, authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, if and only if:

(i) the Company shall have complied with the requirements of Sections 6.04(a) and 6.04(b);

(ii) (A) with respect to a Change in the Company Recommendation in response to an Intervening Event, the Company Board (upon unanimous recommendation of the Special Committee) determines in good faith, after consultation with outside legal counsel, that failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Laws, or (B) with respect to a Change in the Company Recommendation or a termination of this Agreement to enter into an Alternative Acquisition Agreement with respect to a bona fide written proposal or offer for such Competing Transaction that did not result from a breach of this Section 6.04, the Company Board (upon unanimous recommendation of the Special Committee) determines in good faith that such Competing Transaction constitutes a Superior Proposal and (after consultation with outside legal counsel) failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Laws;

(iii) prior to effecting a Change in the Company Recommendation in accordance with Section 6.04(d), the Company shall have complied with the requirements of Section 6.04(a) and Section 6.04(b) and shall have provided prior written notice to Parent at least five (5) Business Days in advance (the “Notice Period”) advising Parent in reasonable detail that (A) the material circumstances of such Intervening Event or (B) the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, as the case may be, and indicating that absent modifications or adjustments to this Agreement and the Financing Documents the Company Board intends to effect a Change in the Company Recommendation and the manner in which it intends (or may intend) to do so, it being understood that such notice or any amendment or update thereto or the determination to so deliver such notice shall not constitute a Change in the Company Recommendation, or that an Intervening Event exists;

(iv) prior to effecting a Change in the Company Recommendation in accordance with Section 6.04(d), the Company Board has negotiated with and caused its financial and legal advisors to negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Financing Documents, so that such Third Party proposal or offer would cease to constitute a Superior Proposal or so that a failure to effect a Change in the Company Recommendation would no longer be inconsistent with its fiduciary obligations under applicable Laws, as the case may be, and consider in good faith any modifications or adjustments regarding this Agreement and the Financing Documents proposed by Parent; provided that any material modifications to such Third Party proposal or offer that the Company Board has determined to be a Superior Proposal shall be deemed a new Superior Proposal and the Company shall be required to again comply with the requirements of this Section 6.04; and

(v) following the end of the Notice Period (and any renewed period thereof), the Special Committee shall have unanimously determined in good faith (after consultation with a financial advisor who shall be an internationally recognized investment banking firm and outside legal counsel, as applicable) that (A) with respect to the actions described in Section 6.04(d)(x), after consultation with outside counsel, that it would continue to be inconsistent with the directors’ fiduciary duties under applicable Law not to effect a Change in the Company Recommendation, or (B) with respect to the actions described in Section 6.04(d)(y), after considering the terms of any modifications or adjustments to this Agreement and the Financing Documents proposed by Parent, such Competing Transaction continues to constitute a Superior Proposal and (after consultation with outside counsel) it would continue to be inconsistent with the directors’ fiduciary duties under applicable Law not to effect a Change in the Company Recommendation, in each case, if such changes offered in writing by Parent in a definitive agreement were given effect.

(e) Nothing contained in this Section 6.04 shall be deemed to prohibit the Company or the Company Board (or the Special Committee) from complying with its disclosure obligations under applicable Laws, including U.S. federal Law, with regard to a Competing Transaction, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to shareholders); provided that any such disclosure (other than a statement that the Company Board or the Special Committee has received and is currently evaluating such Competing Transaction and/or describing the operation of this Agreement with respect thereto, or a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change in the Company Recommendation unless the Company Board expressly publicly reaffirms the Company Recommendation substantially concurrently with such disclosure.

(f) A “Competing Transaction” means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue, operating income or EBITDA of the Company are attributable; (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 20% or more of the total revenue, operating income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of the Company; (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company; (v) any solicitation in opposition to authorization and approval of this Agreement, the Plan of Merger and the Transactions by the Company’s shareholders; or (vi) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or delay any of the Transactions.

(g) A “Superior Proposal” means an unsolicited, written, bona fide offer made by a Third Party to consummate any of the following transactions: (i) a merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation or other similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction would hold less than one-third (1/3) of the equity interest in the surviving or resulting entity of such transaction; or (ii) the acquisition by any person or group (including by means of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Company), directly or indirectly, of ownership of 100% of the then outstanding shares of the Company, in each case on terms (including conditions to consummation of the contemplated transaction) that the Company Board determines, in its good faith judgment upon the unanimous recommendation of the Special Committee (after (x) consultation with a financial advisor of internationally recognized reputation and independent legal counsel, and (y) taking into consideration, among other things, all of the terms and conditions, including all legal, financial, regulatory and other aspects, of such offer and this Agreement (in each case taking into account any revisions to this Agreement and the Financing Documents made or proposed in writing by Parent pursuant to Section 6.04(c) or otherwise prior to the time of determination), including financing, regulatory approvals, shareholder litigation, identity of the person or group making the offer, breakup or termination fee and expense reimbursement provisions, expected timing and risk and likelihood of consummation and other relevant events and circumstances), to be more favorable to the Company shareholders (other than Parent and its Affiliates) than the Merger; provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if (1) the offer is conditional upon any due diligence review or investigation of the Company or any of the Subsidiaries by the Third Party, (2) any financing required to consummate the transaction contemplated by such offer is not then fully committed to the Third Party and non-contingent, (3) the consummation of the transaction contemplated by such offer is conditional upon the obtaining and/or funding of such financing, (4) the transaction contemplated by such offer is not reasonably capable of being completed on the terms proposed without unreasonable delay, or (5) the offer includes termination rights of the Third Party on terms less favorable to the Company than the terms set forth in this Agreement.

Section 6.05 Directors’ and Officers’ Indemnification and Insurance.

(a) The memorandum and articles of association of the Surviving Company shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the memorandum and articles of association of the Company as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law.

(b) The Surviving Company shall maintain in effect for six (6) years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time, including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions (the parties covered thereby, the “Indemnified Parties”); provided, however, that the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable, and provided, further, that in no event shall the Surviving Company be required to expend pursuant to this Section 6.05(b) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be US$94,591.65 in the aggregate). In addition, the Company may and, at Parent’s request, the Company shall, purchase a six (6)-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or Surviving Company under this Section 6.05(b) shall terminate.

(c) Subject to the terms and conditions of this Section 6.05, from and after the Effective Time, the Surviving Company shall comply with all of the Company’s obligations, and shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time, to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof (true and complete copies of which shall have been delivered to Parent prior to the date hereof) and to the fullest extent permitted by the CICL or any other applicable Law, including the approval of this Agreement, the Transactions or arising out of or pertaining to the Transactions; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; and (ii) such persons against any and all Damages arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any Subsidiary if such service was at the request or for the benefit of the Company or any of its Subsidiaries; provided that, in the case of each of (i) and (ii), such person (x) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company or the relevant Subsidiary, and (y) shall have complied with the provisions of Section 6.05(d).

(d) In the event the Company or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Company, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.05.

(e) The provisions of this Section 6.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 6.05.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to or in substitution for any such claims under any such policies.

Section 6.06 Notification of Certain Matters.

From and after the date hereof until the earlier to occur of the Effective Time or termination of this Agreement in accordance with this Agreement, each of the Company and Parent shall promptly notify the other in writing of:

(a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;

(b) any notice or other communication from any Governmental Authority in connection with the Transactions;

(c) any Actions commenced or, to the Knowledge of the Company or the Knowledge of Parent, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such person pursuant to any of such person’s representations and warranties contained herein, or that relate to such person’s ability to consummate the Transactions; and

(d) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of such person set forth in this Agreement shall have occurred that would cause the conditions set forth in Sections 7.01, 7.02 and 7.03 not to be satisfied;

(e) together, in each case, with a copy of any such notice, communication or Action; provided that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, further, that failure to give prompt notice pursuant to this Section 6.06 shall not constitute a failure of a condition set forth in Article VII except to the extent that the underlying fact or circumstance, the occurrence or non-occurrence of the event, or failure to comply with or satisfy any covenant, condition or agreement not so notified would, standing alone, constitute such a failure.

Section 6.07 Financing.

(a) Subject to the terms and conditions of this Agreement, Parent shall use its commercially reasonable best efforts to arrange the Financing on the terms and conditions described in the Financing Documents; provided that Parent and Merger Sub may amend or modify the Financing Documents, and/or elect to replace all or any portion of the Debt Financing and/or Equity Financing with alternative debt and/or equity financing on terms and conditions not materially less favorable, in the aggregate, from the standpoint of the Company than the terms and conditions as set forth in the Financing Documents as in effect on the date hereof (the “Alternative Financing”), in each case so long as the aggregate proceeds of the Financing (as amended or modified) and/or any Alternative Financing, when added to the Deposited Available Cash, will be sufficient for Merger Sub and the Surviving Company to pay (i) the Merger Consideration, and (ii) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby. The Company acknowledges and agrees that Parent and Merger Sub shall have the right to apply any amount of the Available Cash towards payment of the Exchange Fund and shall cooperate with Parent and Merger Sub to deposit such Available Cash with the Paying Agent in the Exchange Fund immediately prior to the Effective Time; provided that in no event shall such use of the Available Cash render any Group Company or the Group Companies on a consolidated basis to be Insolvent immediately after the Closing.

(b) The Company agrees to provide, and shall cause each of its Subsidiaries and each of their respective Representatives to provide to Parent and Merger Sub, all reasonable cooperation as may be requested by Parent or its Representatives in connection with the Debt Financing and/or Alternative Financing and the Transactions, including, without limitation, (i) participation in meetings, presentations, due diligence sessions, road shows, sessions with rating agencies and other meetings, including arranging for reasonable direct contact between senior management, representatives and advisors of the Company with representatives of Parent and its Debt Financing and/or Alternative Financing sources, (ii) assisting in the preparation of offering memoranda, private placement memoranda, bank information memoranda, prospectuses, rating agency presentations and similar documents reasonably requested by Parent or its representatives in connection with the Debt Financing and/or Alternative Financing (including using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing and/or Alternative Financing and delivery of one or more customary representation letters), (iii) as promptly as practicable, furnishing Parent and its Debt Financing and/or Alternative Financing sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent and its Debt Financing and/or Alternative Financing sources but subject to customary confidentiality undertakings reasonably acceptable to the Company, (iv) cooperating with advisors, consultants and accountants of Parent or its Debt Financing and/or Alternative Financing sources with respect to the conduct of any examination, appraisal or review of the financial condition or any of the assets or liabilities of the Company or any Subsidiary, including for the purpose of establishing collateral eligibility and values, (v) obtaining legal opinions from the Company’s legal counsel and facilitating the securing or pledging of collateral and executing and delivering any pledge and security documents, commitment letters, underwriting or placement agreements or other definitive financing documents, (vi) taking all actions reasonably necessary to (1) permit the prospective lenders involved in the Debt Financing and/or any Alternative Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (2) establishing bank and other accounts, blocked account agreements and lock box arrangements in connection with the foregoing, (vii) entering into one or more credit or other agreements on terms satisfactory to Parent in connection with the Debt Financing and/or any Alternative Financing immediately prior to the Effective Time, (viii) furnishing Parent, Merger Sub and its Representatives promptly with all documentation and other information required with respect to the Debt Financing and/or any Alternative Financing under applicable “know your customer” and anti-money laundering rules and regulations but subject to customary confidentiality undertakings reasonably acceptable to the Company, (ix) using reasonable best efforts to obtain any necessary rating agencies’ confirmation or approval of the Debt Financing and/or Alternative Financing, and (x) taking all corporate actions reasonably necessary to permit the consummation of the Debt Financing and/or Alternative Financing, including without limitations the execution and delivery of any other certificates, instruments or documents, and to permit the proceeds thereof, together with cash at the Group Companies, to be made available to the Company on the Closing Date to consummate the Merger. Nothing in this Section 6.07(b) shall require such cooperation to the extent it would require any Group Company to (i) to pay any commitment or other similar fee prior to the Effective Time, (ii) to incur any expense unless such expense is or will be reimbursed by Parent (it being understood, however, the Company shall bear all costs and expenses of its annual audit), or (iii) to take, or commit to taking, any action that is not contingent upon the Closing or would subject it to actual or potential liability prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse (or cause the applicable borrowers to reimburse) the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.07(b) and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities or losses suffered or incurred by any of them in connection with the arrangement of the Debt Financing or Alternative Financing and any information used in connection therewith (except with respect to any information provided by or on behalf of the Company or any of its Subsidiaries), except in the event such liabilities or losses arose out of or resulted from fraud, gross negligence, recklessness or willful misconduct of the Company, its Subsidiaries or any of their respective Representatives. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not reasonably likely to harm or disparage the Company of any of its Subsidiaries.

Section 6.08 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, with each relevant Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws with respect to the Transactions, and coordinate and cooperate fully with the other parties in exchanging such information and providing such assistance as the other parties may reasonably request in connection therewith (including, without limitation, (1) notifying the other parties promptly of any communication (whether verbal or written) it or any of its affiliates receives from any Governmental Authority in connection with such filings or submissions, (2) permitting the other parties to review in advance, and consulting with the other parties on, any proposed filing, submission or communication (whether verbal or written) by such party to any Governmental Authority, and (3) giving the other parties the opportunity to attend and participate at any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry); and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, taking any and all steps necessary to avoid or eliminate each and every impediment under any antitrust or competition Law that may be asserted by any Governmental Authority so as to enable the parties hereto to expeditiously consummate the Transactions, including, without limitation, committing to and effecting, by consent decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divestiture or disposition of such of its assets, properties or businesses; provided, that the Company shall not agree to take any such steps (including any hold separate, restructuring, reorganization, sale, divestiture or disposition) without the prior written consent of Parent; provided further, that none of Parent, Merger Sub or any of their Affiliates shall be required to hold separate, restructure, reorganize, sell, divest, dispose of, or otherwise take or commit to any action that limits its freedom of action with respect to, or its ability to retain, any of its businesses, services or assets. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

(b) Each party hereto shall, upon request by any other party, furnish such other party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective subsidiaries to any Third Party and/or any Governmental Authority in connection with the Transactions.

Section 6.09 Obligations of Merger Sub.

Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.

Section 6.10 Participation in Litigation.

Prior to the Effective Time, (a) each party shall give prompt notice to the other party of any Actions commenced or, to the Knowledge of such party, threatened, against such party and/or its directors which relate to this Agreement or the Transactions, and (b) the Company shall give Parent a reasonable opportunity to participate in the defense or settlement of any shareholder Action against the Company and/or its directors relating to this Agreement or the Transactions, and no such Action shall be settled or compromised, and the Company shall not take any action to adversely affect or prejudice any such Action, without Parent’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

Section 6.11 Resignations.

To the extent requested by Parent in writing at least three (3) business days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of any Group Company designated by Parent, which shall include a waiver in customary form of any claims against any Group Company.

Section 6.12 Public Announcements.

Except as may be required by applicable Law, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Thereafter, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by applicable Law, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation. Notwithstanding the foregoing, the restrictions set forth in this Section 6.12 shall not apply to any release or announcement made or proposed to be made by the Company with respect to a Change in the Company Recommendation by the Company Board or the Special Committee pursuant to this Agreement.

Section 6.13 Stock Exchange Delisting.

Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Company from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.14 Takeover Statutes.

If any Takeover Statute is or may become applicable to any of the Transactions, the parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to any of the Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to eliminate or lawfully minimize the effects of such statute, regulation or provision in the Company’s memorandum and articles of association on the Transactions.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.01 Conditions to the Obligations of Each Party.

The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) Shareholder Approval.  This Agreement, the Plan of Merger and the Transactions shall have been authorized and approved by holders of Shares constituting the Requisite Company Vote at the Shareholders’ Meeting in accordance with the CICL and the Company’s memorandum and articles of association.

(b) No Injunction.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, award, injunction, decree or executive order (an “Order”) which is then in effect or is pending, proposed or threatened and has or would have the effect of making the Merger illegal or otherwise prohibiting the consummation of the Transactions.

Section 7.02 Conditions to the Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties.  (i) Other than the representations and warranties of the Company contained in Sections 3.03 and 3.04, the representations and warranties of the Company contained in this Agreement (disregarding for this purpose any limitation or qualification by materiality or Company Material Adverse Effect) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; and (ii) the representations and warranties set forth in Sections 3.03 and 3.04 shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made on and as of such date and time, in each case, interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “Company Material Adverse Effect” set forth therein (except, with respect to Section 3.03, for de minimis inaccuracies).

(b) Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate.  The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

(d) Material Adverse Effect.  No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(e) Dissenting Shareholders.  The holders of no more than twenty percent (20%) of the Shares shall have validly served and not withdrawn a written objection under Section 238(2) of the CICL.

(f) Regulatory Approvals.  All PRC Required Approvals shall have been obtained and be in full force and effect.

Section 7.03 Conditions to the Obligations of the Company.

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding for this purpose any limitation or qualification by materiality) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent the consummation of any of the Transactions.

(b) Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer Certificate.  Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

Section 7.04 Frustration of Closing Conditions.

Prior to the Termination Date, none of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement and consummate the Transactions.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination by Mutual Consent.

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by mutual written consent of Parent and the Company with the approval of their respective boards of directors (in the case of the Company, acting upon the unanimous recommendation of the Special Committee).

Section 8.02 Termination by Either the Company or Parent.

This Agreement may be terminated by either the Company (upon the unanimous approval of the Special Committee) or Parent at any time prior to the Effective Time, if:

(a) the Merger shall not have been consummated on or before the date falling nine months from the date of this Agreement (the “Termination Date”); or

(b) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any final and non-appealable Order which has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) the Requisite Company Vote shall not have been obtained at the Shareholders’ Meeting duly convened therefor and concluded or at any adjournment or postponement thereof;

provided that the right to terminate this Agreement pursuant to this Section 8.02 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been a cause of, or resulted in, the failure of applicable condition(s) being satisfied; or

Section 8.03 Termination by the Company.

This Agreement may be terminated by the Company (upon the unanimous approval of the Special Committee), if:

(a) a breach or failure in any material respect of any representation, warranty, agreement or covenant of Parent or Merger Sub set forth in this Agreement, shall have occurred, which breach or failure would give rise to the failure of a condition set forth in Section 7.01 or Section 7.03 and as a result of such breach or failure, such condition would not be capable of being satisfied prior to the Termination Date; provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.03(a) if the Company is then in material breach of any representations, warranties or covenants hereunder;

(b) all the conditions set forth in Section 7.01 and Section 7.02 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) and Parent and Merger Sub have not received the proceeds of the Debt Financing, the Equity Financing or the Alternative Financing, as the case may be (other than as a result of the failure of the Company to timely satisfy its obligations under Section 6.07) on or prior to the date the Closing should have occurred pursuant to Section 1.02; provided that the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the Closing during such period at least three (3) Business Day prior to such termination;

(c) prior to the receipt of the Requisite Company Vote, (i) the Company Board has, upon the unanimous recommendation of the Special Committee, authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and (ii) the Company concurrently with the termination of this Agreement enters into an Alternative Acquisition Agreement with respect to the Superior Proposal referred to in the foregoing clause (i); provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.03(c) unless the Company has complied with the requirements of Section 6.04 and in all respects with the requirements of Section 8.06(a); or

(d) prior to obtaining the Requisite Company Vote, if the Company Board has, acting upon the unanimous recommendation of the Special Committee, effected a Change in the Company Recommendation in accordance with Section 6.04(d); provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.03(d) unless the Company has complied with the requirements of Section 6.04 and in all respects with the requirements of Section 8.06(a).

Section 8.04 Termination by Parent.

This Agreement may be terminated by Parent, if:

(a) a breach or failure in any material respect of any representation, warranty, agreement or covenant of the Company set forth in this Agreement shall have occurred, would give rise to the failure of a condition set forth in Section 7.01 or Section 7.02 and as a result of such breach or failure, such condition would not be capable of being satisfied prior to the Termination Date; provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.04(a) if either Parent or Merger Sub is then in material breach of any representations, warranties or covenants hereunder; or

(b) a Company Triggering Event shall have occurred.

Section 8.05 Effect of Termination.

In the event of the termination of this Agreement pursuant to Article VIII, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto; provided, however, that the terms of Section 6.12, Article VIII and Article IX shall survive any termination of this Agreement.

Section 8.06 Termination Fee.

(a) The Company will pay, or cause to be paid, to one or more designees of Parent (i) an amount equal to US$5,000,000 (the “Tier I Company Termination Fee”) if this Agreement is terminated (1) by Parent pursuant to Section 8.04(a); or (2) by the Company or Parent pursuant to Section 8.02(a) or Section 8.02(c), and within twelve (12) months after such termination the Company or any of its Subsidiaries enters any definitive agreements in connection with any Competing Transaction (provided that for purposes of this Section 8.06(a), all references to “20%” in the definition of “Competing Transaction” shall be deemed to be references to “one-third (1/3)”), and (ii) an amount equal to US$6,666,667 (the “Tier II Company Termination Fee”; collectively with the Tier I Company Termination Fee, the “Company Termination Fee”) if this Agreement is terminated by Parent pursuant to Section 8.04(b), or by the Company pursuant to Section 8.03(c) or Section 8.03(d). The Company Termination Fee shall be paid, in the case of termination pursuant to clauses (i)(1) and (ii) above, at or prior to the time of such termination, and, in the case of termination pursuant to clause (i)(2) above as promptly as possible (but in any event within two (2) Business Days following the entry by the Company or its Subsidiary into the definitive agreements in connection with the Competing Transaction).

(b) Parent will pay, or cause to be paid, to the Company an amount equal to US$10,000,000 (the “Parent Termination Fee”) if this Agreement is terminated by the Company pursuant to Section 8.03(a) or 8.03(b), such payment to be made as promptly as possible (but in any event within five (5) Business Days) following such termination. In addition, in the event that this Agreement is validly terminated in by either the Company or Parent in accordance with Section 8.02(a) and the condition set forth in Section 7.02(e) has not been satisfied by the Termination Date, Parent will pay, or cause to be paid, to the Company an amount equal to US$2,000,000, such payment to be made promptly (but in any event no later than five (5) Business Days) following such termination.

(c) In the event that the Company fails to pay the Company Termination Fee, or Parent fails to pay the Parent Termination Fee, when due and in accordance with the requirements of this Agreement, the Company or Parent, as the case may be, shall reimburse the other party for all costs and expenses actually incurred or accrued by the other party (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.06, together with interest on such unpaid Company Termination Fee or Parent Termination Fee, as the case may be, commencing on the date that the Company Termination Fee or Parent Termination Fee, as the case may be, became due, at the prime rate as published in the Wall Street Journal Table of Money Rates on such date plus 1.00%. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.

(d) Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 8.06 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.06(a) or Section 8.06(b) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 8.06, the parties hereto would not have entered into this Agreement.

(e) Notwithstanding anything to the contrary in this Agreement but subject to Section 9.07, in the event that Parent or Merger Sub fails to effect the Closing for any reason or no reason or they otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or otherwise fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then the Company’s right to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 8.06(b) and the guarantee of such obligations pursuant to the Guaranties (subject to their terms, conditions and limitations), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any Group Company and all members of the Company Group (as defined below) against (i) Parent, Merger Sub, the Guarantors, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of Parent, Merger Sub or any Guarantor, (iii) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent, Merger Sub or any Guarantor or (iv) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing (clauses (i) – (iv), collectively, the “Parent Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger to be consummated (whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, neither Parent nor any member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters, the Guaranties and the Debt Commitment Letter) other than the payment of the Parent Termination Fee pursuant to Section 8.06(b), and in no event shall any Group Company, the direct or indirect shareholders of the Company or any other Group Company, or any of their respective Affiliates, directors, officers, employees, members, managers, partners, representatives, advisors or agents of the foregoing, (collectively, the “Company Group”) seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters, the Guaranties and the Debt Commitment Letter), other than (without duplication) from Parent or Merger Sub to the extent provided in Section 8.06(b), or the Guarantors to the extent provided in the Guaranties.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Non-Survival of Representations, Warranties and Agreements.

The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except that this Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or termination of this Agreement, including, without limitation, the agreements set forth in Articles I and II, Section 6.06 and this Article IX.

Section 9.02 Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Parent or Merger Sub:

35th Floor, Tengda Plaza
No. 168 Xizhimenwai Street
Beijing, 100044, China
Attention: Mr. Leilei Wang

Facsimile: 8610-68109402

with a copy to:

Davis Polk & Wardwell LLP
2201 China World Office 2
1 Jian Guo Men Wai Avenue
Chao Yang District, Beijing 100004, PRC
Attention: Howard Zhang
Facsimile: +86 10 8567 5102
e-mail: howard.zhang@davispolk.com

if to the Company:

35th Floor, Tengda Plaza
No. 168 Xizhimenwai Street
Beijing, 100044, China
Attention: Yang Yang
Facsimile: +86 10 8857 5892
e-mail: yangyang@kongzhong.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, China World Office 2
1 Jianguomenwai Avenue
Beijing 100004, PRC
Attention: Peter X. Huang, Esq.
Facsimile: +86 10 6535 5577
e-mail: peter.huang@skadden.com

and

Sullivan & Cromwell (Hong Kong) LLP
28th Floor, Nine Queen’s Road Central
Hong Kong
Attention: Garth W. Bray, Esq.
e-mail: brayg@sullcrom.com

Section 9.03 Certain Definitions.

(a) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement on terms no less favorable to the Company in the aggregate than those contained in the confidentiality agreements entered into in connection with the transaction contemplated hereby, which does not include any provision calling for any exclusive right to negotiate or having the effect of restricting the Company from satisfying its obligations under this Agreement.

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Anticorruption Laws” means Laws relating to anti-bribery or anticorruption (governmental or commercial), which apply to the business and dealings of any Group Company, including, without limitation, laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee or commercial entity to obtain a business advantage such as, without limitation, the PRC Criminal Law, PRC Law on Anti-Unfair Competition adopted on September 2, 1993, the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time and all applicable Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Available Cash” means cash of the Company and its Subsidiaries on a consolidated basis available immediately prior to the Closing in one or more bank accounts of the Company or its Subsidiaries, net of issued but uncleared checks and drafts, free of any Lien.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, Hong Kong, Beijing and the Cayman Islands.

“Buyer Group Contract” means each of the Consortium Agreement, the Contribution Agreement, the Voting Agreement, the Guaranties, and the Equity Commitment Letters.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to and accepted by Parent and Merger Sub on the date hereof.

“Company Employee Agreement” means any management, employment, severance, change in control, transaction bonus, consulting, repatriation or expatriation agreement or other contract between the Company or an affiliate and any current or former employee, director, officer or independent contractor of the Company or its Subsidiaries.

“Company Employee Plan” means any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, that is or has been maintained, contributed to or required to be contributed to by the Company or any affiliate for the benefit of any current or former employee, director, officer or independent contractor of the Company or its Subsidiaries, or with respect to which the Company or any affiliate has or may have any liability or obligation.

“Company Equity Award” means each Company Option and each Company Restricted Share Award granted under the Share Incentive Plans.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects (including any change in applicable Law or the interpretation or enforcement thereof or other regulatory change that affects the Company or any of its Subsidiaries), is or would reasonably be expected to (a) be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole or (b) prevent or materially delay the consummation of the Transactions or otherwise be materially adverse to the ability of the Company to perform its material obligations under this Agreement; provided, however, that clause (a) shall not include any event, circumstance, change or effect occurring after the date hereof to the extent resulting from (i) changes in general economic conditions or changes in securities markets in general; (ii) changes in GAAP or applicable Laws after the date hereof; (iii) changes after the date hereof generally affecting the market or the industry in which the Company and its Subsidiaries operate; (iv) changes after the date hereof affecting the financial, credit or securities markets in which the Company or any of its Subsidiaries operates, including changes in interest rates or foreign exchange rates; (v) the public announcement of the Transactions (except with respect to Section 3.05); or (vi) changes caused by a material worsening of current conditions caused by acts of natural disasters, terrorism or war (whether or not declared) occurring after the date hereof; provided, further, that facts, events, circumstances, developments, conditions, changes, occurrences or effects set forth in clauses (i) - (iv) above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if and to the extent such facts, events, circumstances, developments, conditions, changes, occurrences or effects specifically relate to the Company or any Company Subsidiary or individually or in the aggregate have a materially disproportionate adverse impact on the Company and the Company Subsidiaries, taken as a whole, relative to the other participants in the principal industries and geographic markets in which the Company and the Company Subsidiaries conduct their business.

“Company Option” means each option to purchase Shares under the Share Incentive Plans.

“Company Restricted Share Award” means each restricted share unit granted under the Stock Incentive Plans.

“Company Triggering Event” shall be deemed to have occurred if (i) there shall have been a Change in the Company Recommendation or the Company Board shall have resolved to make a Change in the Company Recommendation; (ii) the Company Board shall have recommended to the shareholders of the Company a Competing Transaction or shall have resolved to do so or shall have entered into any Alternative Acquisition Agreement; (iii) the Company shall have failed to include in the Proxy Statement the Company Recommendation; or (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of the Company is commenced, and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders).

“Company Warrant” means each outstanding warrant granted to WarGaming.net LLP to purchase Shares.

“Confidentiality Agreements” means, collectively, (i) the confidentiality agreement between the Company and WANG Leilei, dated as of December 8, 2015, and (ii) the confidentiality agreement between the Company and 上海宏流资产管理中心(有限合伙)(Shanghai Trend Asset Management Center (Limited Partnership)), dated January 11, 2016.

“Consortium Agreement” means the consortium agreement, dated as of February 5, 2016, by and among WANG Leilei, Right Advance Management Ltd., Chiming Bells International Limited, IDG-Accel China Growth Fund II L.P., and IDG-Accel China Investors II L.P., as may be amended from time to time.

“Contract” means any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or credit arrangement or otherwise.

“Deposited Available Cash” means the amount of Available Cash deposited in the Exchange Fund immediately prior to the Effective Time.

“Environmental Law” means any applicable PRC local, provincial or national Law relating to (a) the required environmental impact assessment and approval, and completion inspection on environment protection facility in respect of construction project, (b) the protection of health, safety or the environment (including without limitation radioisotope safety, bio safety and fire protection) or (b) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance.

“Excluded Shares” means, collectively, (i) the Rollover Shares; (ii) Shares held (including ADSs corresponding to such Shares) by Parent, the Company or any of their Subsidiaries; and (iii) Shares held by the Depositary (whether or not represented by ADSs) and reserved for issuance and allocation pursuant to the Share Incentive Plans.

“Exercise Price” means, with respect to any Company Option, the applicable exercise price per Share underlying such Company Option or, with respect to any Company Warrant, the applicable exercise price per Share underlying such Company Warrant.

“Government Official” means (i) any official, officer, employee or representative of, or any person acting in an official capacity for or on behalf of, any Governmental Authority, (ii) any political party or party official or candidate for political office or (iii) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any person described in the foregoing clause (i) or (ii) of this definition.

“Group Company” means any of the Company and its Subsidiaries.

“Hazardous Substance” means any chemical, pollutant, waste or substance that is (a) listed, classified or regulated under any Environmental Law as hazardous substance, toxic substance, pollutant, contaminant or oil or (b) any petroleum product or by product, asbestos containing material, polychlorinated biphenyls or radioactive material.

“Indebtedness” means, with respect to any person, (a) all indebtedness of such person, whether or not contingent, for borrowed money, (b) all obligations of such person for the deferred purchase price of property or services, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (g) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, (h) all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any share capital of such person or any warrants, rights or options to acquire such share capital, valued, in the case of redeemable preferred shares, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (i) all Indebtedness of others referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by such person, and (j) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.

“Insolvent” means, with respect to any person (a) the present fair saleable value of such person’s assets is less than the amount required to pay such person’s total Indebtedness, (b) such person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (c) such person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature, or (d) such person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

“Intellectual Property” means (a) United States, non-United States and international patents, patent applications and statutory invention registrations, (b) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (c) copyrightable works, copyrights, and registrations and applications for registration thereof, (d) confidential and proprietary information, including trade secrets and know-how, and (e) rights of privacy, publicity and endorsement.

“Intervening Event” shall mean a material event, occurrence or development with respect to the Company or its Subsidiaries or the business, assets or operations of the Company or its Subsidiaries that was not known to the Company Board and the Special Committee on the date of this Agreement, which event, occurrence or development becomes known to the Company Board or the Special Committee before receipt of the Requisite Company Vote; provided that in no event shall the receipt, existence of or terms of a Competing Transaction or a Superior Proposal in itself constitute an Intervening Event.

“Knowledge” means, with respect to the Company, the actual knowledge, after reasonable inquiry, of Leilei Wang, Jay Chang, Tai Fan and Yang Yang, and with respect to any other party hereto, the actual knowledge of any director of such party, in each case, after due inquiry.

“Leased Real Property” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.

“Leases” shall mean all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guarantees and other agreements with respect thereto, pursuant to which any Group Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any Group Company.

“Liens” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“MOFCOM” means the Ministry of Commerce of the PRC or its competent local counterparts.

“NDRC” means the National Development and Reform Commission of the PRC or its competent local counterparts.

“Owned Real Property” shall mean all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Group Company.

“Permitted Encumbrances” shall mean, (a) Taxes, assessments and other governmental levies, fees or charges imposed with respect to such real property which are not due and payable as of the Closing Date, or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics liens and similar liens for labor, materials or supplies provided with respect to such real property incurred in the ordinary course of business for amounts which are not due and payable and which shall be paid in full and released at Closing; (c) leases, licenses and subleases (other than capital leases and leases underlying sale and leaseback transactions); (d) Liens imposed by applicable Law; (e) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, in each case, in the ordinary course of business; (f) pledges or deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case, in the ordinary course of business; (g) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business thereon; (h) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon; (i) Liens that are disclosed in the Company SEC Reports filed or furnished prior to the date hereof; (j) Liens securing Indebtedness or liabilities that (A) are reflected in the Company SEC Reports filed or furnished prior to the date hereof or (B) have otherwise been disclosed to Parent; (k) matters which would be disclosed by an accurate survey or inspection of the real property which do not, individually or in the aggregate, materially impair the occupancy or current use of such real property which they encumber; (l) outbound license agreements entered into in the ordinary course of business; (m) standard survey and title exceptions and (n) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“PRC Required Approvals” means the filings and/or registrations with MOFCOM, NDRC and/or SAFE or the designated banks, and other procedures required by other competent regulatory authorities (where applicable) to the extent required for the consummation of the transactions contemplated by this Agreement and the other agreements entered into in connection with this Agreement by Holdco.

“PRC Resident” means any “PRC resident legal person” and “PRC resident individual” as defined under relevant SAFE rules and regulations.

“SAFE Circular 7” means Circular 7, issued by SAFE on February 15, 2012, titled “Notice of Issues Related to the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Listed Company,” or any successor rule or regulation under PRC law.

“SAFE Circular 37” means Circular 37 (issued by SAFE on July 4, 2014, titled “Notice of the State Administration of Foreign Exchange on the Administration of Foreign Exchange Involved in Overseas Investment, Financing and Round-Trip Investment Conducted by Domestic Residents through Special Purpose Vehicles” effective as of July 4, 2014), or any successor rule or regulation of the foregoing under PRC law.

“SAFE Circular 75” means Circular 75, issued by SAFE on October 21, 2005, titled “Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles,” effective as of November 1, 2005, and replaced by SAFE Circular 37 on July 4, 2014.

“SAFE Circular 78” Circular 78, issued by SAFE on March 28, 2007, titled “Notice of the SAFE on Foreign Exchange Administration of the Involvement of Domestic Individuals in the Employee Stock Ownership Plans and Share Option Schemes of Overseas Listed Companies,” effective as of March 28, 2007 and replaced by SAFE Circular 7 on February 15, 2012.

“Share Incentive Plans” means, collectively, the Share Incentive Plans adopted by the Company in 2002, 2006 and 2013, respectively, and all amendments and modifications thereto.

“Social Security Benefits” means any social insurance, pension insurance benefits, medical insurance benefits, work-related injury insurance benefits, maternity insurance benefits, unemployment insurance benefits and public housing provident fund benefits or similar benefits, in each case as required by any applicable Law or contractual arrangements.

“Subsidiary” means, with respect to any party, any person of which (x) such party or any other Subsidiary of such party is a general partner or (y) at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, occupation, property, real estate, deed, land use, sales, use, capital stock, payroll, severance, employment (including withholding obligations imposed on employer/payer), social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding (as payor or payee), ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than Parent or any of its Affiliates or Representatives.

“Unvested Company Option” means any Company Option that is not a Vested Company Option.

“Vested Company Option” means any Company Option that shall have become vested on or prior to the Closing Date in accordance with the terms of the Share Incentive Plans pursuant to which such Company Option was granted.

“Warrant Agreement” means agreement in accordance with which any Company Warrant was granted to WarGaming.net LLP.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2015 Annual Report	Section 3.07(c)
Action	Section 3.10
ADS	Section 2.01(b)
ADSs	Section 2.01(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.04(a)
Alternative Financing	Section 6.07(a)
Applicable Date	Section 3.07(a)
Bankruptcy and Equity Exception	Section 3.04(a)
Change in the Company Recommendation	Section 6.04(c)
CICL	Recitals
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company Board	Recitals
Company Group	Section 8.06(e)
Company Licensed Intellectual Property	Section 3.13
Company Owned Intellectual Property	Section 3.13
Company Recommendation	Section 3.04(b)
Company SEC Reports	Section 3.07(a)
Company Termination Fee	Section 8.06(a)(ii)
Competing Transaction	Section 6.04(f)
Contribution Agreement	Recitals
Damages	Section 6.05(c)
Debt Commitment Letter	Section 4.06(a)(i)
Debt Financing	Section 4.06(a)(i)
Deposit Agreement	Section 2.06
Depositary	Section 2.06
Dissenting Shareholders	Section 2.03(a)
Dissenting Shares	Section 2.03(a)
Effective Time	Section 1.03
Environmental Permits	Section 3.17
Equity Commitment Letters	Section 4.06(a)(ii)
Equity Financing	Section 4.06(a)(ii)
Evaluation Date	Section 3.07(e)
Exchange Act	Section 3.05(b)
Exchange Fund	Section 2.04(a)
Excluded Party	Section 6.04(a)

Defined Term	Location of Definition
Fee Letters	Section 4.06(a)(iii)
Financial Advisor	Section 3.04(c)
Financing	Section 4.06(a)(ii)
Financing Documents	Section 4.06(a)(ii)
GAAP	Section 3.07(b)
Governmental Authority	Section 3.05(b)
Guaranties	Recitals
Guarantor	Recitals
Guarantors	Recitals
Guaranty	Recitals
Holdco	Section 4.06(a)(ii)
Indemnified Parties	Section 6.05(b)
Law	Section 3.05(a)
Material Company Permits	Section 3.06(a)
Material Contract	Section 3.16(a)
Merger	Recitals
Merger Consideration	Section 2.04(a)
Merger Sub	Preamble
NASDAQ	Section 3.05(b)
Notice Period	Section 6.04(d)(iii)
Order	Section 7.01(b)
Parent	Preamble
Parent Group	Section 8.06(e)
Parent Termination Fee	Section 8.06(b)
Paying Agent	Section 2.04(a)
Per ADS Merger Consideration	Section 2.01(b)
Per Share Merger Consideration	Section 2.01(a)
Plan of Merger	Section 1.03
PRC	Section 3.06(a)
Proxy Statement	Section 6.01
Record ADS Holders	Section 6.02(a)(iii)
Representatives	Section 6.03(a)
Requisite Company Vote	Section 3.04(a)
Rollover Shareholders	Recitals
Rollover Shares	Recitals
SAFE	Section 3.06(a)
SAFE Rules and Regulations	Section 3.06(g)
SEC	Section 3.05(b)
Securities Act	Section 3.07(a)
Share	Section 2.01(a)
Share Certificates	Section 2.04(b)
Shareholders’ Meeting	Section 6.02(a)(ii)
Shares	Section 2.01(a)
Solicited Person	Section 6.04(a)
Special Committee	Recitals
Sponsors	Recitals
Superior Proposal	Section 6.04(g)
Surviving Company	Section 1.01
Takeover Statute	Section 3.20
Termination Date	Section 8.02(a)

Defined Term	Location of Definition
Tier I Company Termination Fee	Section 8.06(a)(ii)
Tier II Company Termination Fee	Section 8.06(a)(ii)
Transactions	Recitals
Uncertificated Shares	Section 2.04(b)
Voting Agreement	Recitals

Section 9.04 Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.05 Entire Agreement; Assignment.

This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to (i) any Affiliate of Parent or (ii) any persons providing the Financing pursuant to the terms thereof (to the extent necessary for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such Financing), provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

Section 9.06 Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 6.05 and 8.06(e) (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons); provided, however, that in no event shall any holders of Shares (including Shares represented by ADSs) or holders of Company Equity Awards, in each case in their capacity as such, have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.07 Specific Performance.

(a) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed by the Company in accordance with the terms hereof and that, subject to the limitations set forth in Section 9.07(b), each party shall be entitled to specific performance of the terms hereof (including the other party’s obligation to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement, in addition to any other remedy at law or equity. Subject to the limitations set forth in Section 9.07(b), each party hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If any party brings any Action to enforce specifically the performance of the terms and provisions hereof, the Termination Date shall automatically be extended by (x) the amount of time during which such Action is pending, plus twenty (20) Business Days or (y) such other time period established by the court presiding over such Action.

(b) Notwithstanding anything herein to the contrary, the Company, Parent and Merger Sub further acknowledge and agree that the right of any Group Company, to obtain an injunction, specific performance or other equitable relief to cause Parent to cause the Equity Financing to be funded at the Effective Time, shall be subject to the satisfaction of each of the following conditions: (A) Parent is required to consummate the Closing pursuant to Section 1.02, (B) the Debt Financing (and any Alternative Financing, if applicable) has been funded or the lenders party to the Debt Commitment Letter have irrevocably confirmed in writing that all conditions to funding of the Debt Financing have been satisfied (other than funding of the Equity Financing) and the Debt Financing (and any Alternative Financing, if applicable) will be funded in accordance with the terms of the Debt Commitment Letter at the Effective Time if the Equity Financing is funded at the Effective Time, (C) the Company has irrevocably confirmed in writing that if the Financing is funded, then it would take such actions that are within its control to cause the consummation of the transactions contemplated by this Agreement to occur, and (D) the Equity Financing has not been funded and Parent has not consummated the Merger. For the avoidance of doubt, in no circumstance other than as expressly contemplated by this Section 9.07(b) shall the Company be entitled under this Agreement to enforce or seek to enforce specifically Parent’s right to cause the Equity Financing to be funded if the Debt Financing has not been funded (or will not be funded at the Effective Time even if the Equity Financing is funded at the Effective Time).

(c) Notwithstanding anything herein to the contrary, (i) Parent, on the one hand and the Company, on the other hand, further acknowledge and agree that the election to pursue an injunction or other appropriate form of specific performance or equitable relief shall not restrict, impair or otherwise limit Parent or the Company from, in the alternative, seeking to terminate the Agreement and collect the Company Termination Fee pursuant to Section 8.06(a), by Parent on the one hand, or the Parent Termination Fee pursuant to Section 8.06(b), by the Company on the other hand and (ii) upon the payment of such amounts, the remedy of specific performance shall not be available against the party making such payment and, if such party is Parent, the Parent Group or, if such party is the Company, the Company Group.

Section 9.08 Governing Law.

(a) This Agreement shall be interpreted, construed and governed by and in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof. Notwithstanding the foregoing, if any provision of this Agreement with specific reference to the laws of the Cayman Islands shall be subject to the laws of the Cayman Islands, including the duties of the board of directors, internal corporate affairs of Parent, Merger Sub and Surviving Company and the Merger and exercise of any dissenter’s rights with respect to the Merger, the laws of the Cayman Islands shall supersede the laws of the State of New York with respect to such provision.

(b) All Actions arising under the laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 9.02 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising under the laws of the State of New York out of or relating to this Agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 9.08, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Action in such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.09 Amendment.

This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.10 Waiver.

At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.11 Headings.

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.12 Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[The remainder of the page is intentionally left blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Linkedsee Limited
By /s/ WANG Leilei Name: WANG Leilei Title: Director
Wiseman International Limited
By /s/ WANG Leilei Name: WANG Leilei Title: Director

[Signature Page to Merger Agreement]

KONGZHONG CORPORATION
By /s/ FAN Tai Name: FAN Tai Title: Authorized Signatory

[Signature Page to Merger Agreement]

ANNEX B: PLAN OF MERGER

DATED [           ]

(1)
KONGZHONG CORPORATION
(2)
WISEMAN INTERNATIONAL LIMITED

PLAN OF MERGER

B-i

THIS PLAN OF MERGER is made on

BETWEEN

(1)	KongZhong Corporation, an exempted company incorporated under the laws of the Cayman Islands having its registered office at P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (the “Surviving Company”); and
(2)	Wiseman International Limited, an exempted company incorporated under the laws of the Cayman Islands having its registered office at Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands (the “Merging Company” and together with the Surviving Company, the “Companies”).

WHEREAS

(A)	The respective boards of directors of the Surviving Company and the Merging Company have approved the merger of the Companies, with the Surviving Company continuing as the surviving company (the “Merger”), upon the terms and subject to the conditions of the merger agreement dated December 1, 2016 between Linkedsee Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands, the Surviving Company and the Merging Company (the “Merger Agreement”) and this Plan of Merger and pursuant to provisions of Part XVI of the Companies Law (as amended) (the “Companies Law”).
(B)	The shareholders of each of the Surviving Company and the Merging Company have adopted this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Law.
(C)	Each of the Surviving Company and the Merging Company wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Law.

IT IS AGREED

1.	DEFINITIONS AND INTERPRETATION
1.1	Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Merger Agreement, a copy of which is annexed at Annexure 1 hereto.
2.	PLAN OF MERGER
2.1	Company Details:
(a)	The constituent companies (as defined in the Companies Law) to this Plan of Merger are the Surviving Company and the Merging Company.
(b)	The surviving company (as defined in the Companies Law) is the Surviving Company.
(c)	The registered office of the Surviving Company is P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.
(d)	Immediately prior to the Effective Time, the authorised share capital of the Surviving Company is US$500,000 divided into 1,000,000,000,000 ordinary shares each of nominal or par value US$0.0000005 per ordinary share, of which 1,884,133,063 ordinary shares were issued and outstanding.
(e)	Immediately prior to the Effective Time, the authorised share capital of the Merging Company is US$50,000 divided into 100,000,000,000 shares each of nominal or par value US$0.0000005 per share, of which 2,000,000,000 shares were issued and outstanding.
(f)	On the Effective Time, the authorised share capital of the Surviving Company shall be US$500,000 divided into 1,000,000,000,000 ordinary shares each of nominal or par value US$0.0000005 per ordinary share.

(g)	On the Effective Time, and in accordance with the terms and conditions of the Merger Agreement:
(i)	each ordinary share, par value US$0.0000005 per share (the “Shares”), of the Surviving Company issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares (as defined in the Merger Agreement) and the Dissenting Shares (being those Shares that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Section 238 of the Companies Law, holders of Dissenting Shares being referred to as “Dissenting Shareholders”) but including Shares (other than Excluded Shares) represented by American Depositary Shares, each representing 40 Shares (each, an “ADS” or, collectively, the “ADSs”)) shall be cancelled and cease to exist in consideration for the right to receive US$0.18875 in cash per Share without interest (the “Per Share Merger Consideration”). In respect of all Shares (other than Excluded Shares) represented by ADSs, the Per Share Merger Consideration shall be payable to the Depositary (as defined in the Merger Agreement), as the registered holder of such Shares, and each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) shall be cancelled in consideration for the right to receive US$7.55 in cash per ADS without interest (the “Per ADS Merger Consideration”), as the case may be, payable in accordance with the Merger Agreement;
(ii)	each of the Excluded Shares (including Excluded Shares represented by ADSs) issued and outstanding immediately prior to the Effective Time shall be cancelled and shall cease to exist without payment of any consideration or distribution therefor;
(iii)	each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with the Companies Law and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of Section 238 of the Companies Law, except that all Shares held by Dissenting Shareholders who shall have failed to exercise or who effectively shall have withdrawn or lost their rights to dissent from the Merger under Section 238 of the of the Companies Law shall thereupon (i) not be deemed to be Dissenting Shares and (ii) be and be deemed to have been cancelled and cease to exist as of the Effective Time, and to have been converted into, and to have become exchanged for the right of the holder thereof to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in the Merger Agreement; and
(iv)	each ordinary share, par value US$0.0000005 each, of the Merging Company issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable ordinary share, par value US$0.0000005 each, of the Surviving Company. Such conversion shall be effected by means of the cancellation of such ordinary shares of the Merging Company, in exchange for the right to receive one such ordinary share of the Surviving Company. Such shares of the Surviving Company shall be the only issued and outstanding share capital of the Surviving Company, which shall be reflected in the register of members of the Surviving Company.
2.2	Effective Time

In accordance with section 233(13) of the Companies Law, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar (the “Effective Time”).

2.3	Terms and Conditions; Share Rights
(a)	The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company or into other property, are set out in the Merger Agreement.

(b)	The rights and restrictions attaching to the shares in the Surviving Company are set out in the memorandum and articles of association of the Surviving Company.
(c)	From the Effective Time, the memorandum and articles of association of the Surviving Company shall be the memorandum and articles of association annexed at Annexure 2 hereto.
2.4	Director’s Interests in the Merger
(a)	The name and address of the director of the Surviving Company is:

Leilei Wang, 35th Floor, Tengda Plaza, No. 168 Xizhimenwai Street, Beijing, 100044, China.

(b)	No director of either of the Companies will be paid any amounts or receive any benefits consequent upon the Merger.
2.5	Secured Creditors
(a)	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.
(b)	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.
3.	VARIATION
3.1	At any time prior to the Effective Time, this Plan of Merger may be amended by the Boards of Directors of both the Surviving Company and the Merging Company to:
(a)	change the Effective Time provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar; and
(b)	effect any other changes to this Plan of Merger as the Merger Agreement or this Plan of Merger may expressly authorise the Boards of Directors of both the Surviving Company and the Merging Company to effect in their discretion.
4.	TERMINATION
4.1	At any time prior to the Effective Time, this Plan of Merger may be terminated by the Boards of Directors of both the Surviving Company and the Merging Company in accordance with the terms of the Merger Agreement.
5.	COUNTERPARTS
5.1	This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart.
6.	GOVERNING LAW
6.1	This Plan of Merger and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Cayman Islands.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

SIGNED for and on behalf of Wiseman International Limited:	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:

SIGNED for and on behalf of KongZhong Corporation:	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:

ANNEXURE 1

MERGER AGREEMENT

ANNEXURE 2

AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF
ASSOCIATION OF SURVIVING COMPANY

ANNEX C: OPINION OF DUFF & PHELPS, LLC AS FINANCIAL ADVISOR

Confidential	December 1, 2016
KongZhong Corporation 35th Floor, Tengda Plaza No. 168 Xizhimenwai Street Xicheng District, Beijing, China, 100044

Dear Members of the Special Committee:

KongZhong Corporation, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“KongZhong” or the “Company”), has engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the special committee (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to (i) the holders of ordinary shares, par value US$0.0000005 per share, of the Company (each, a “Share” or collectively, the “Shares”), other than the Excluded Shares and the Dissenting Shares (each as defined below), and (ii) the holders of American Depositary Shares of the Company, each representing 40 Shares (each, an “ADS” or collectively, the “ADSs”), other than the ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs).

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that the Company, Linkedsee Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and Wiseman International Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, the latest draft of which is dated November 29, 2016. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company, whereupon the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation, and in connection with such merger, each issued and outstanding Share (other than the Excluded Shares and Dissenting Shares) will be cancelled and cease to exist in consideration for the right to receive US $0.18875 in cash per Share without interest (the “Per Share Merger Consideration”), and each issued and outstanding ADS (other than ADSs representing the Excluded Shares) will be cancelled and cease to exist in consideration for the right to receive US $7.55 in cash per ADS without interest (the “Per ADS Merger Consideration”, and together with the Per Share Merger Consideration, the “Merger Consideration”) (collectively, the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

For purposes of this Opinion, (i) “Excluded Shares” shall mean, collectively, the Rollover Shares (as defined in the Merger Agreement), Shares (including ADSs corresponding to such Shares) held by Parent, the Company or any of their Subsidiaries (as defined in the Merger Agreement), Shares (including ADSs corresponding to such Shares) held by the Depositary and reserved for issuance and allocation pursuant to the Share Incentive Plans (as defined in the Merger Agreement); and (ii) “Dissenting Shares” shall have the meaning set forth in the Merger Agreement.

Duff & Phelps, LLC 311 South Wacker Drive Suite 4200 Chicago, IL 60606	T +1 312 697 4600 F +1 312 697 0112	www.duffandphelps.com

Special Committee of Independent Directors
KongZhong Corporation

December 1, 2016

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of this Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:
a.	The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2013, December 31, 2014 and December 31, 2015; and the Company’s unaudited interim financial statements for the six months ended June 30, 2015 and June 30, 2016 included in the Company’s Form 6-K filed with the SEC;
b.	A detailed financial projection model for the years ending December 31, 2016 through 2020, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied, with your consent, in performing its analysis (the “Management Projections”);
c.	Other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by management of the Company;
d.	A letter dated December 1, 2016 from the management of the Company, which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “Management Representation Letter”); and
e.	Documents related to the Proposed Transaction, including a draft of the Merger Agreement dated November 29, 2016;
2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;
3.	Discussed with Company management its plans and intentions with respect to the management and operation of the business;
4.	Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;
5.	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and a review of premiums paid in selected transactions that Duff & Phelps deemed relevant; and
6.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed necessary or appropriate.

Special Committee of Independent Directors
KongZhong Corporation

December 1, 2016

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s and the Special Committee’s consent:

1.	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information (or assume any responsibility or liability for independently verifying such information);
2.	Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;
3.	Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no view or opinion with respect to such estimates, evaluations, forecasts or projections or their underlying assumptions;
4.	Assumed that the information relating to the Company and the Proposed Transaction supplied by the Company to Duff & Phelps, and the representations made by Company management regarding the Company and the Proposed Transaction in the Management Representation Letter, are complete and accurate in all material respects, did not and does not omit to state a material fact in respect of the Company and the Proposed Transaction necessary to make the information not misleading in light of the circumstances under which the information was provided;
5.	Assumed that the representations and warranties made by all parties in the Merger Agreement and in the Management Representation Letter are true and correct and that each party to the Merger Agreement will fully and timely perform all covenants, undertakings and obligations required to be performed by such party;
6.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the Merger Agreement, conform in all material respects to the drafts reviewed;
7.	Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;
8.	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects with all applicable laws; and
9.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

Special Committee of Independent Directors
KongZhong Corporation

December 1, 2016

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in this Opinion, including as to the reasonableness of such assumptions.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to (i) advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof or (ii) update, revise or reaffirm this Opinion after the date hereof.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of the Company. Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, reasonably be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction.

Duff & Phelps is not expressing any opinion as to the market price or value of the Shares or ADSs (or anything else) after the announcement or the consummation of the Proposed Transaction (or any other time). This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter. Duff & Phelps expressly disclaims any responsibility or liability in this regard.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation payable to or to be received by the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation.

This Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ written consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee or any shareholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Special Committee of Independent Directors
KongZhong Corporation

December 1, 2016

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, Duff & Phelps Securities, LLC (“DPS”), the Company, and the Special Committee dated October 26, 2015 (the “Engagement Letter”). This Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

DPS has acted as a financial advisor to the Special Committee (solely in its capacity as the Special Committee) providing such financial and market related advice and assistance as requested by the Special Committee in connection with the Proposed Transaction, and will receive a fee for such services. In addition, pursuant to the Engagement Letter, the Company has agreed to reimburse certain expenses of Duff & Phelps and DPS (subject to a cap) and to indemnify Duff & Phelps and DPS for certain liabilities. Duff & Phelps has acted as a financial advisor to the Special Committee (solely in its capacity as the Special Committee) and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon execution of the Engagement Letter, and a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ rendering of its Opinion. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof, the Merger Consideration to be received by the holders of the Shares (other than the Excluded Shares and the Dissenting Shares) and the holders of ADSs (other than ADSs representing the Excluded Shares) in the Proposed Transaction is fair from a financial point of view to such holders (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in their capacity as holders of the Shares or ADSs).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

Duff & Phelps, LLC

ANNEX D: CAYMAN COMPANIES LAW CAP. 22
(LAW 3 OF 1961, AS CONSOLIDATED AND REVISED) — SECTION 238

238.	Rights of dissenters
(1)	A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.
(2)	A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.
(3)	An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorized by the vote.
(4)	Within twenty days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorization to each member who made a written objection.
(5)	A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-
(a)	his name and address;
(b)	the number and classes of shares in respect of which he dissents; and
(c)	a demand for payment of the fair value of his shares.
(6)	A member who dissents shall do so in respect of all shares that he holds in the constituent company.
(7)	Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).
(8)	Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.
(9)	If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-
(a)	the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and
(b)	the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.
(10)	A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).
(11)	At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

D-1

(12)	Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.
(13)	The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.
(14)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.
(15)	Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.
(16)	The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

D-2

ANNEX E: DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON

1. Directors and Executive Officers of the Company

The Company is one of the leading providers of digital entertainment services for consumers in the PRC. It operate three main business units, namely Internet games, mobile games and WVAS. The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands with principal executive office located at 35th Floor, Tengda Plaza, No. 168, Xizhimenwai Street, Beijing, 100044, the PRC. The Company’s telephone number is (8610) 8857-6000. Set forth below for the name, telephone number, address, citizenship, respective present principal occupation or employment, the name of the corporation or other organization in which such occupation or employment is conducted, the five-year employment history of each such director and executive officer:

Name	Telephone	Business Address	Present Principal Employment	Citizenship
Leilei Wang	*	**	Chairman of the Board of Directors, Chief Executive Officer	PRC
Jay Chang	*	**	Director and Chief Financial Officer	U.S.
Tai Fan	*	**	Director and Chief Investment officer	PRC
Xiaoxin Chen	*	**	Independent Director	PRC
Hope Ni	*	**	Independent Director	U.S.
Xiaolong Li	*	**	Independent Director	PRC
Zhi Wang	*	**	Independent Director	PRC

*	(8610)8857-6000
**	35th Floor, Tengda Plaza, No. 168, Xizhimenwai Street, Beijing, 100044, the PRC

Mr. Leilei Wang has served as the chairman of the Board of the Company and chief executive officer since October 2008. He was the chief executive officer of Tom Online from September 2003 to September 2008.

Mr. Jay Chang has served as the chief financial officer of the Company since February 2009 and has been a director of the Company since July 2010. He was the president and chief financial officer of 56.com, a leading online video provider in the PRC. Before that, he was the chief financial officer of TOM Online for over two years. Prior to TOM Online, for nearly six years, he was the director of equity research at Credit Suisse, responsible for covering the Internet and telecommunications sectors in the PRC.

Mr. Tai Fan has served as the chief investment officer of the Company since March 2009 and has been a director of the Company since December 2014. Since August 2002, Mr. Fan has served as a vice president of the department of finance at Beijing Super Channel, a subsidiary of TOM Online, and was an executive vice president of TOM Online.

Mr. Xiaoxin Chen has been an independent director of the Company since September 2008. Mr. Chen was the chief financial officer of Oak Pacific Interactive, later renamed Renren Inc., a leading social networking service provider in China. Before joining Renren Inc., he was an investment banker at Citigroup Hong Kong.

Ms. Hope Ni has been an independent director of the Company since January 2007. Ms. Ni is the chairwoman of Inspire Capital and an executive director and the chief investment officer of Cogobuy Group (listed on the Main Board of the Hong Kong Stock Exchange). She is currently serving as an independent director and the chairwoman of the audit committee as well as a member of the compensation and nomination committee at JA Solar Holdings, Co. Ltd., a NASDAQ-listed company, and an independent director, the chairwoman of the audit committee and a member of the compensation committee of ATA Inc., a NASDAQ-listed company. She has also been serving as an independent non-executive director of Digital China Holdings Limited (listed on the Main Board of the Hong Kong Stock Exchange) since September 2010 and as a director of ATA Online (Beijing) Education Technology Co., Ltd. (listed on the National Equities Exchange and Quotations System of China) since July 2015.

Mr. Xiaolong Li has been an independent director of the Company since December 2013. Mr. Li founded 263 Network Communication Company Limited in 1999 and has been its chairman since then.

Mr. Zhi Wang has been an independent director of the Company since December 2014. Mr. Wang has been chairman of the board of directors of Powertech Technology (Suzhou) Co., Ltd. since September 2009. He has also served as chairman of the board of directors of Payton Technology (Shenzhen) Co., Ltd. since July 2004, and chairman of the board of directors of Kingston Technology (Shanghai) Co., Ltd. since August 2004.

2. Directors and Executive Officers of Parent

Parent is a is an exempted company with limited liability incorporated under the laws of the Cayman Islands, with its registered office at Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands. The business telephone number of Parent is (8610) 6551 3505.

The sole director of Parent is Mr. Wang, whose name, telephone, business address, present principal employment, material occupations during the past five years and citizenship are set forth in the table above. As of the date of this proxy statement, Parent does not have any executive officers.

3. Directors and Executive Officers of Merger Sub

Merger Sub is an exempted company with limited liability incorporated under the laws of the Cayman Islands, with its registered office at Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands. The business telephone number of Merger Sub is (8610) 6551 3505.

The sole director of Merger Sub is Mr. Wang, whose name, telephone, business address, present principal employment, material occupation during the past five years and citizenship are set forth in the table above. As of the date of this proxy statement, Merger Sub does not have any executive officers.

4. Directors and Executive Officers of Linkedsee Group

Linkedsee Group is an exempted company with limited liability incorporated under the laws of the Cayman Islands, with its registered office at Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands. The business telephone number of Linkedsee Group is (8610) 6551 3505.

The sole director of Linkedsee Group is Mr. Wang, whose name, telephone, business address, present principal employment, material occupation during the past five years and citizenship are set forth in the table above. As of the date of this proxy statement, Linkedsee Group does not have any executive officers.

5. Directors and Executive Officers of Holdco

Holdco is a limited liability company incorporated under the laws of the PRC, with its registered office at Room 5291, 5/F, Shenchang Plaza, No. 51 Zhichun Avenue, Haidian District, Beijing, the PRC. The business telephone number of Holdco is (8610) 6551 3505.

The sole director of Holdco is Mr. Wang, whose name, telephone, business address, present principal employment, material occupation during the past five years and citizenship are set forth in the table above. As of the date of this proxy statement, Holdco does not have any executive officers.

6. Directors and Executive Officers of Shanghai Changhui

Shanghai Changhui is a limited liability company incorporated under the laws of the PRC, with its registered office at Room 368, Site 302, 211 Futebei Road, China (Shanghai) Pilot Free-Trade Zone. The business telephone number of Shanghai Changhui is (8610) 6551 3505.

The sole director of Shanghai Changhui is Mr. Wang, whose name, telephone, business address, present principal employment, material occupation during the past five years and citizenship are set forth in the table above. As of the date of this proxy statement, Shanghai Changhui does not have any executive officers.

7. Directors and Executive Officers of Right Advance

Right Advance is an exempted company with limited liability incorporated under the laws of the British Virgin Islands, with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. The business telephone number of Right Advance is (8610) 8857-5898.

Ms. Limei Wang has served as the sole director of Right Advance since 2004. Her business address is 35th Floor, Tengda Plaza, No. 168, Xizhimenwai Street, Beijing, 100044, PRC, and contact telephone number is (8610) 8857-5898. Ms. Limei Wang is a citizen of the PRC. As of the date of this proxy statement, Right Advance does not have any executive officers.

8. Directors and Executive Officers of Chiming Bells

Chiming Bells is an exempted company with limited liability incorporated under the laws of the British Virgin Islands, with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. The business telephone number of Chiming Bells is (8610) 8857-5898.

The sole director of Chiming Bells is Mr. Wang, whose name, business address, present principal employment and citizenship are set forth in the table above. As of the date of this proxy statement, Chiming Bells does not have any executive officers.

9. Directors and Executive Officers of IDG Growth II

IDG Growth II is a limited partnership organized under the laws of the Cayman Islands, with its business address at Unit 5505, 55/F., The Center 99, Queen’s Road Central, Hong Kong. The telephone number at this address is (852) 2529 1016. The principal business of IDG Growth II is to make investment in companies based in or having a principal place of business in the PRC.

The general partner of IDG Growth II is IDG-Accel China Growth Fund II Associates L.P., which is an exempted limited partnership formed under the laws of the Cayman Islands The principal business of IDG-Accel China Growth Fund II Associates L.P. is to serve as the general partner of IDG Growth II. The registered office of IDG-Accel China Growth Fund II Associates L.P. is the office of Intertrust Corporate Services Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands and its contact telephone number is (852) 2529 1016.

The general partner of IDG-Accel China Growth Fund II Associates L.P. is IDG-Accel China Growth Fund GP II Associates Ltd., an exempted company with limited liability incorporated under the laws of Cayman Islands The principal business of IDG-Accel China Growth Fund GP II Associates Ltd. is to serve as the general partner of IDG-Accel China Growth Fund II Associates L.P. The registered office of IDG-Accel China Growth Fund GP II Associates Ltd. is the office of Intertrust Corporate Services Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands and its contact telephone number is (852) 2529 1016.

Mr. Quan Zhou and Mr. Chi Sing Ho are the directors and ultimate controlling persons of IDG-Accel China Growth Fund GP II Associates Ltd., whose telephone number, business address, present principal employment and citizenship are set forth in the table below:

Name	Present Principal Employment	Business Address	Citizenship
Quan Zhou	President of IDG VC Management Ltd. from 2012	c/o IDG Capital Investment Consultancy (Beijing) Co., Ltd., 6th F, Tower A, COFCO Plaza, 8 Jianguomennei Avenue, Beijing, 100005, China	United States
Chi Sing Ho	CFO of IDG VC Management Ltd. from 2012	c/o IDG Capital Management (HK) Limited, Unit 5505, 55th F, The Centre, 99 Queen’s Road Central, Hong Kong	Canada

Mr. Quan Zhou was president of IDG Technology Venture Investment, Inc. from 1993 to 2011. He has also been acting as the president of IDG Technology Venture Management, Inc. from 1993.

Mr. Chi Sing Ho has been acting as the CFO of IDG Capital Management (HK) Limited since 2006.

10. Directors and Executive Officers of IDG Investors II

IDG Investors II is a limited partnership organized under the laws of the Cayman Islands, with its business address at Unit 5505, 55/F., The Center 99, Queen’s Road Central, Hong Kong. The telephone number at this address is (852) 2529 1016. The principal business of IDG Investors II is to make investment in companies based in or having a principal place of business in the PRC.

The general partner of IDG Investors II is IDG-Accel China Growth Fund GP II Associates Ltd. the details of which are set forth above.

11. Directors and Executive Officers of Hexie Chengzhang

Hexie Chengzhang is a limited partnership formed under the laws of the PRC, with its registered address at No. 133, Futian Street, Yiwu, Zhejiang Province, PRC. The business telephone number at this address is (8610) 6526-2400.

The general partner of Hexie Chengzhang is Beijing Hexie Xinrong Investment Centre (Limited Partnership), which is a limited partnership formed under the PRC law. The principal business of Beijing Hexie Xinrong Investment Centre (Limited Partnership) is to serve as the general partner in various investment vehicles, including Hexie Chengzhang. The registered office of Beijing Hexie Xinrong Investment Centre (Limited Partnership) is Room 715, Building B No. 8 Jianguomennei Avenue, Dongcheng District, Beijing, PRC and its contact telephone number is (8610) 6526-2400.

The general partner of Beijing Hexie Xinrong Investment Centre (Limited Partnership) is Hexie Tianming Investment Management (Beijing) Co., Ltd., a limited liability company incorporated under the PRC law. The principal business of Hexie Tianming Investment Management (Beijing) Co., Ltd. is to serve as the general partner or advisor for various investment vehicles, including Beijing Hexie Xinrong Investment Centre (Limited Partnership). The registered office of Hexie Tianming Investment Management (Beijing) Co., Ltd. is Room 5500, 5/F Shenchang Plaza, No. 51 Zhichun Avenue, Haidian District Beijing, PRC and its contact telephone number is (8610) 6526-2400.

Hexie Tianming Investment Management (Beijing) Co., Ltd. is jointly controlled by Kuiguang Niu, Fei Yang, Dongliang Lin and Jingbo Wang. The telephone number, business address, present principal employment and citizenship of its directors and executive officers are set forth in the table below:

Name	Present Principal Employment	Business Address	Citizenship
Kuiguang Niu	Partner of IDG Capital Investment Consultancy (Beijing) Co., Ltd. (Since 2008)	6th F, Tower A, COFCO Plaza, 8 Jianguomennei Avenue, Beijing, 100005, China	China
Dongliang Lin	Partner of IDG Capital Investment Consultancy (Beijing) Co., Ltd. (Since 2013)	6th F, Tower A, COFCO Plaza, 8 Jianguomennei Avenue, Beijing, 100005, China	China
Jingbo Wang	Partner of IDG Capital Investment Consultancy (Beijing) Co., Ltd. (since 2011)	6th F, Tower A, COFCO Plaza, 8 Jianguomennei Avenue, Beijing, 100005, China	China
Fei Yang	Partner of IDG Capital Investment Consultancy (Beijing) Co., Ltd. (since 2006)	34 Floor, South Tower, Poly International Plaza, 1 East Pazhoudadao, Guangzhou, 510308, China	China

Mr. Kuiguang Niu has also been acting as a partner of Hexie Aiqi Investment Management (Beijing) Co., Ltd. since April 2016 and a director of Hexie Haoshu Investment Management (Beijing) Co., Ltd. since May 2016.

Mr. Dongliang Lin was a senior vice president of International Data Group China Ltd. from 2009 to 2012. Currently he is also acting as the deputy general manager of Hexie Tianming Investment Management (Beijing) Co., Ltd.

Prior to joining IDG Capital Investment Consultancy (Beijing) Co., Ltd., Mr. Jingbo Wang was a senior investment manager at D.E. Shaw Co., Ltd. from 2008 to 2011.

Mr. Fei Yang currently is also acting as the executive director of Hexie Zhuorui (Zhuhai) Investment Management Co., Ltd. and the manager of Hexie Haoshu Investment Management (Beijing) Co., Ltd.

12. Directors and Executive Officers of Gongqingcheng

Gongqingcheng is a limited partnership incorporated under the laws of the PRC, with its registered address at Private Equity Fund Park 405-286, Gongqingcheng, Jiujiang, Jiangxi Province, PRC. The business telephone number at this address is (8610) 6551 3505.

The general partner of Gongqingcheng is Gongqingcheng Dongneng Leiting Investment Management Partnership (Limited Partnership), which is a limited partnership formed under the PRC law and was formed for the purpose of making investments in companies in China. The principal business of Gongqingcheng Dongneng Leiting Investment Management Partnership (Limited Partnership) is to serve as the general partner of Gongqingcheng. The registered office of Gongqingcheng Dongneng Leiting Investment Management Partnership (Limited Partnership) is Private Equity Fund Park 402-23, Gongqingcheng, Jiujiang, Jiangxi Province, PRC, and its contact telephone number is (8610) 6551 3505.

The general partner of Gongqingcheng Dongneng Leiting Investment Management Partnership (Limited Partnership) is Xizang Wuxing Chengrui Investment Management Co., Ltd., a limited liability company incorporated under the PRC law and was formed for the purpose of making investments in companies in China. The principal business of Xizang Wuxing Chengrui Investment Management Co., Ltd. is to serve as the general partner of Gongqingcheng Dongneng Leiting Investment Management Partnership (Limited Partnership). The registered office of Xizang Wuxing Chengrui Investment Management Co., Ltd. is Room 2, 2/F, Unit 5, Building No. 1 of Shitong Yangguang Xincheng, No. 158 West Jin Zhu Road, Lhasa, Xizang Province, and its contact telephone number is (8610) 6551 3505.

Xizang Wuxing Chengrui Investment Management Co., Ltd. is jointly controlled by Mingjin Zhang and Liang Hong. Mingjin Zhang also serves as its sole director and legal representative. Mingjin Zhang served as the Chief Operating Officer of Beijing Chukong Technology Co., Ltd. from 2013 to 2014 and has been the partner of Gongqingcheng Dongneng Leiting Investment Management Partnership (Limited Partnership) since 2015. Her business address is Private Equity Fund Park 402-23, Gongqingcheng, Jiujiang, Jiangxi Province, PRC and contact telephone number is (8610) 6551 3505.

During the last five years, none of the persons referred to above, or the respective directors or executive officers of the Company, members of the Buyer Group and their affiliates has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

ANNEX F: FORM OF PROXY CARD

KongZhong Corporation
35th Floor, Tengda Plaza
No. 168 Xizhimenwai Street
Beijing, China 100044
(NASDAQ: KZ)

FORM OF PROXY FOR USE AT THE EXTRAORDINARY GENERAL MEETING OF
SHAREHOLDERS TO BE HELD AT THE 35TH FLOOR, TENGDA PLAZA,
NO. 168 XIZHIMENWAI STREET, BEIJING, CHINA ON MARCH 20, 2017 AT 10:00 A.M. (BEIJING TIME).

I/WeNote 1  of  being the registered holder(s) of  shares of par value US$0.0000005 eachNote 2 in the capital of KongZhong Corporation (the “Company”) HEREBY APPOINTS THE CHAIRMAN OF THE MEETING orNote 3  of  or failing him of  to act as my/our proxy to attend, act and vote on my/our behalf at the Extraordinary General Meeting of the Company to be held at the 35th Floor, Tengda Plaza, No. 168 Xizhimenwai Street, Beijing, China on March 20, 2017 at 10:00 a.m. and at any adjournment thereof, as the case may be, for the purpose of considering and, if thought fit, passing the following resolutions set out in the Notice of 2017 Extraordinary General Meeting of Shareholders.

Please indicate with a “|MR” in the spaces provided how you wish your votes to be cast on a poll. If you wish to vote for the below resolutions, check the appropriate boxes marked “For”. If you wish to vote against the below resolutions, check the appropriate boxes marked “Against”. Should this form be returned duly signed but without a specific direction, the proxy will vote or abstain at his or her discretion.

Resolutions	For	Against
Proposal No. 1.

IT IS RESOLVED, as a Special Resolution, THAT:

the Agreement and Plan of Merger, dated as of December 1, 2016 (the “Merger Agreement”), among Linkedsee Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”) and Wiseman International Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”) and the Company (the Merger Agreement being in the form attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (the Plan of Merger being in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”), and any and all transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including (i) the Merger, and (ii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association in the form attached as Annex II to the Plan of Merger (the “Adoption of the Amended M&A”), be authorized and approved;

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Resolutions	For	Against
Proposal No. 2.

IT IS RESOLVED, as a Special Resolution, THAT:

each of Ms. Hope Ni, Mr. Xiaolong Li and Mr. Tai Fan be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including (i) the Merger, and (ii) and the Adoption of the Amended M&A.
Proposal No. 3.

IT IS RESOLVED, as an Ordinary Resolution, THAT:

the Extraordinary General Meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the Extraordinary General Meeting to pass the special resolutions to be proposed at the Extraordinary General Meeting

Dated _______________________  Signature(s) Note 4 ____________________________________________

Note 1	Full name(s) and address(es) to be inserted in BLOCK CAPITALS. In the case of joint holders of a share, any one of such persons may vote at the Annual General Meeting, either personally or by proxy, in respect of such share as if he or she was solely entitled thereto, but if more than one such joint holders is present at the Annual General Meeting, personally or by proxy, that one of the said persons so present whose name stands first on the register of Members of the Company in respect of such shares shall alone be entitled to vote in respect thereof.
Note 2	Please insert the number of share registered in your name(s). If no number is inserted, this form of proxy will be deemed to relate to all the shares in the capital of the Company registered in your name(s).
Note 3	If any proxy other than the Chairman is preferred, strike out THE CHAIRMAN OF THE MEETING and insert the name and address of the proxy desired in the space provided. ANY ALTERATION MADE TO THIS FORM OF PROXY MUST BE INITIALLED BY THE PERSON WHO SIGNS IT. The proxy need not be a Member of the Company but must attend the Annual General Meeting in person to represent you.
Note 4	This form of proxy must be signed by your or your attorney duly authorized in writing or, in the case of a corporation, must be either under its common seal or under the hand of an officer, attorney or other person duly authorized the sign the same.

To be valid, this form of proxy, together with the power of attorney or other authority (if any) under which it is signed or a notarially certified copy thereof, must be deposited at the Company’s offices at the 35th Floor, Tengda Plaza, No. 168 Xizhimenwai Street, Beijing, China 100044 no later than 10:00 a.m. Beijing time on March 17, 2017. Completion and delivery of this form will not preclude you from attending and voting at the Annual General Meeting in person if you so wish, but the authority of your proxy will become invalid forthwith.

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ANNEX G: FORM OF DEPOSITARY’S NOTICE

Depositary’s Notice of Shareholders’ Meeting of KONGZHONG CORPORATION

ADSs:	American Depositary Shares representing Ordinary Shares of the Company.
ADS CUSIP No.:	50047P104 and 50047P997.
ADS Record Date:	February 17, 2017.
Meeting Specifics:	Extraordinary General Meeting of Shareholders to be held on March 20, 2017 at 10:00 A.M. (Beijing time), at 35th Floor, Tengda Plaza, No. 168, Xizhimenwai Street, Beijing, 100044, the People’s Republic of China (the “Meeting”).
Meeting Agenda:	Please refer to the Company’s Notice of Meeting enclosed herewith.
ADS Voting Instructions Deadline:	On or before 5:00 p.m. (New York City time) on March 15, 2017.
Deposited Securities:	Ordinary shares, par value US$0.0000005 per share, of KongZhong Corporation, a company incorporated and existing under the laws of the Cayman Islands (the “Company”).
ADS Ratio:	40 Ordinary Shares to 1 ADS.
Depositary:	Citibank, N.A.
Custodian(s) of Deposited Securities:	Citibank, N.A. — Hong Kong.
Deposit Agreement:	Deposit Agreement, dated as of July 14, 2004, as amended and supplemented from time to time, by and among the Company, the Depositary and all holders and beneficial owners of ADSs issued thereunder.

To be counted, your Voting Instructions need to be received by the Depositary prior to 5:00 p.m. (New York City time) on March 15, 2017.

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2.	The Company has announced that the Meeting will be held at the date, time and location identified above. A copy of the Company’s Notice of Meeting which includes the agenda for such Meeting is enclosed.*
3.	Holders of ADSs wishing to give voting instructions to the Depositary must sign, complete and return the enclosed Voting Instructions prior to the ADS Voting Instructions Deadline in the enclosed pre-addressed envelope.
4.	Upon timely receipt of signed and completed Voting Instructions from a holder of ADSs as of the close of business on the ADS Record Date, the Depositary shall endeavor, insofar as practicable and permitted under applicable law, the provisions of the Deposit Agreement, the Memorandum of Association and Articles of Association of the Company and the provisions of the Deposited Securities to vote, or cause the Custodian to vote (by means of the appointment of a proxy or otherwise), the Deposited Securities in respect of which Voting Instructions have been received in accordance with the instructions contained therein.
5.	The Company has advised the Depositary that voting at the Meeting will be by poll. If the Depositary does not receive voting instructions and voting is by poll, then the Depositary shall deem holders who have not given voting instructions to have instructed the Depositary to give a discretionary proxy to a person designated by the Company unless the Depositary is informed by the Company that (i) the Company does not wish such proxy to be given, (ii) the Company believes that substantial opposition exists or (iii) the Company believes that the rights of holders of Deposited Securities may be materially and adversely affected.
6.	Please also note that, in accordance with and subject to the terms of Section 4.10 of the Deposit Agreement, if the Depositary timely receives voting instructions from a holder which fails to specify the manner in which the Depositary is to vote the Deposited Securities represented by such holder’s ADSs, the Depositary will deem such holder to have instructed the Depositary to vote in favor of the items set forth in such voting instructions.
7.	Please further note that voting instructions may only be given in respect of a number of ADSs representing an integral number of Deposited Securities.
8.	Please also note that pursuant to Section 3.5 of the Deposit Agreement, the Company may restrict transfers of ADSs where such transfer may result in ownership of the total number of Deposited Securities represented by such ADSs owned by a single holder or beneficial owner to exceed limits imposed by applicable law or the memorandum and articles of association of the Company, and may instruct the Depositary to take action including, but not limited to, the removal or limitation of voting rights or mandatory sale or disposition, with respect to any holder or beneficial owner of ADSs representing Deposited Securities in excess of such limits.
9.	The information contained herein with respect to the Meeting has been provided by the Company. Citibank, N.A. is forwarding this information to you solely as Depositary and in accordance with the terms of the Deposit Agreement and disclaims any responsibility with respect to the accuracy of such information. Citibank, N.A. does not, and should not be deemed to, express any opinion with respect to the proposals to be considered at the Meeting. The rights and obligations of holders and beneficial owners of ADSs, the Company and the Depositary are set forth in its entirety in the Deposit Agreement and summarized in the ADRs. If you wish to receive a copy of the Deposit Agreement, please contact the Depositary at the number set forth below.
10.	If you have any questions about the way in which Voting Instructions may be delivered to the Depositary, please contact Citibank, N.A. — ADR Shareholder Services at 1-877-CITI-ADR (1-877-248-4237).

Citibank, N.A., as Depositary

* As set forth in the Deposit Agreement, Holders of record of ADSs as of the close of business in New York City on the ADS Record Date will be entitled, subject to any applicable law, the provisions of the Deposit Agreement, the memorandum and articles of association of the Company, and the provisions of or governing the Deposited Securities, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by such Holders’ ADSs.

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ANNEX H: FORM OF ADS VOTING INSTRUCTION CARD

Extraordinary General Meeting of Shareholders

The Voting Instructions must be signed, completed and received at the indicated address prior to
5:00 p.m. (New York City time) on March 15, 2017 for action to be taken.

2017 VOTING INSTRUCTIONS	AMERICAN DEPOSITARY SHARES

KONGZHONG CORPORATION (the “Company”)
ADS CUSIP No.:	50047P104 and 50047P997.
ADS Record Date:	February 17, 2017.
Meeting Specifics:	Extraordinary General Meeting of Shareholders to be held on March 20, 2017 at 10:00 A.M. (Beijing time) at 35th Floor, Tengda Plaza, No. 168, Xizhimenwai Street, Beijing, 100044, the People’s Republic of China (the “Meeting”).
Depositary:	Citibank, N.A.
Deposit Agreement:	Deposit Agreement, dated as of July 14, 2004, as amended and supplemented from time to time.
Deposited Securities:	Ordinary shares, par value US$0.0000005 per share, of the Company.
Custodian(s):	Citibank, N.A. — Hong Kong.

The undersigned holder, as of the ADS Record Date, of the American Depositary Share(s) issued under the Deposit Agreement (such American Depositary Shares, the “ADSs”), acknowledges receipt of Company’s Notice of Meeting and hereby authorizes and directs the Depositary to cause to be voted at the Meeting (and any adjournment thereof) the Deposited Securities represented by the ADSs in the manner indicated on the reverse side hereof.

The Company has advised the Depositary that voting at the Meeting will be by poll. If the Depositary does not receive voting instructions and voting is by poll, then the Depositary shall deem holders who have not given voting instructions to have instructed the Depositary to give a discretionary proxy to a person designated by the Company unless the Depositary is informed by the Company that (i) the Company does not wish such proxy to be given, (ii) the Company believes that substantial opposition exists or (iii) the Company believes that the rights of holders of Deposited Securities may be materially and adversely affected.

Please also note that, in accordance with and subject to the terms of Section 4.10 of the Deposit Agreement, if the Depositary timely receives voting instructions from a holder which fail to specify the manner in which the Depositary is to vote the Deposited Securities represented by such holder’s ADSs, the Depositary will deem such holder to have instructed the Depositary to vote in favor of the items set forth in such voting instructions.

Please indicate on the reverse side hereof how the Deposited Securities are to be voted.

The Voting Instructions must be marked, signed and returned on time in order to be counted.

By signing on the reverse side hereof, the undersigned represents to the Depositary and the Company that the undersigned is duly authorized to give the Voting Instructions contained herein.

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Agenda:

Special Resolutions:

Proposal 1.  THAT the Agreement and Plan of Merger, dated as of December 1, 2016 (the “Merger Agreement”), among Linkedsee Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”) and Wiseman International Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”) and the Company (the Merger Agreement being in the form attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (the Plan of Merger being in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”), and any and all transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including (i) the Merger, and (ii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association in the form attached as Annex II to the Plan of Merger (the “Adoption of the Amended M&A”), be authorized and approved;

Proposal 2.  THAT each of Ms. Hope Ni, Mr. Xiaolong Li and Mr. Tai Fan be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the (i) Merger, and (ii) and the Adoption of the Amended M&A; and

Ordinary Resolution (if necessary):

Proposal 3.  THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

The Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Adoption of the Amended M&A, FOR the proposal to authorize each of Ms. Hope Ni, Mr. Xiaolong Li and Mr. Tai Fan to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Adoption of the Amended M&A, and FOR the proposal to adjourn the Meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the Meeting to pass the special resolutions to be proposed at the Meeting.

A Issues  KONGZHONG CORPORATION

	For	Against	Abstain
Proposal 1	☐	☐	☐
Proposal 2	☐	☐	☐
Proposal 3	☐	☐	☐

B Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

If these Voting Instructions are signed and timely returned to the Depositary but no specific direction as to voting is marked below as to an issue, the undersigned shall be deemed to have directed the Depositary to give voting instructions “FOR” the unmarked issue.

If these voting instructions are signed and timely returned to the Depositary but multiple specific directions as to voting are marked above as to an issue, the undersigned shall be deemed to have directed the Depositary to give an “ABSTAIN” voting instruction for such issue.

Please be sure to sign and date this Voting Instruction Card.

Please sign your name to the Voting Instructions exactly as printed. When signing in a fiduciary or representative capacity, give full title as such. Where more than one owner, each MUST sign. Voting Instructions executed by a corporation should be signed in full name by a duly authorized officer with full title as such.

Signature 1 — Please keep signature within the line	Signature 2 — Please keep signature within the line	Date (mm/dd/yyyy)
____________________________________________________	________________________________________________	______/______/_______

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